    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 1997
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            UROHEALTH SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                           3841, 3842                          98-1022944
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION NO.)
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                            ------------------------

                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 668-5858
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               CHARLES A. LAVERTY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            UROHEALTH SYSTEMS, INC.
                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 668-5858
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                          ROBERT M. MATTSON, JR. ESQ.
                            MORRISON & FORESTER LLP
                           19900 MACARTHUR BOULEVARD
                            IRVINE, CALIFORNIA 92612
                                 (714) 251-7500
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC.
As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================

                                                                                 PROPOSED MAXIMUM
                                                                PROPOSED MAXIMUM     AGGREGATE        AMOUNT OF
            TITLE OF SECURITIES                 AMOUNT TO BE     OFFERING PRICE      OFFERING        REGISTRATION
              TO BE REGISTERED                 REGISTERED(1)      PER SHARE(2)      PRICE(1)(2)         FEE(3)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value............... 14,105,293 shares       $4.50          $63,473,819        $19,235
Preferred Stock Purchase Rights
  ("Rights")................................        (4)               (4)               (4)              (4)
===================================================================================================================

(1) Represents the maximum number of shares of Common Stock issuable upon the consummation of the merger (the "Merger") of Urohealth Acquisition Corporation, a wholly-owned subsidiary of Urohealth Systems, Inc. ("Urohealth"), into Imagyn Medical, Inc., assuming the exercise prior to the Merger of all presently outstanding stock options and warrants to acquire Imagyn Common Stock and the issuance of shares upon such exercise.

(2) Based on Rule 457(f) and estimated solely for the purpose of calculating the registration fee. This figure is based on the average of the high and low prices of the Common Stock on August 15, 1997, to be exchanged in the Merger.

(3) $16,029 previously paid.

(4) Rights accompanying each share of Common Stock issued. No separate fee payable.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            UROHEALTH SYSTEMS, INC.

                             CROSS REFERENCE SHEET
                     PURSUANT TO ITEM 501 OF REGULATION S-K

                 S-4 ITEM NUMBER AND HEADING                     LOCATION IN PROSPECTUS
      --------------------------------------------------  -------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus............  Outside Front Cover Page of
                                                          Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus........................................  Inside Front Cover Page; Outside Back
                                                          Cover Page
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.....................  Summary; Risk Factors; Business of
                                                          Urohealth; Business of Imagyn
  4.  Terms of the Transaction..........................  Summary; The Merger; Conditions and
                                                          Terms of the Merger Agreement
  5.  Pro Forma Financial Information...................  Summary Pro Forma Selected Financial
                                                          Data; Pro Forma Financial Information
  6.  Material Contacts with the Companies being
      Acquired..........................................  Summary; The Merger; Conditions and
                                                          Terms of the Merger Agreement
  7.  Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters.....  Inapplicable
  8.  Interests of Named Experts and Counsel............  Legal Matters
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities....  Inapplicable
 10.  Information with Respect to S-3 Registrants.......  Urohealth Selected Consolidated
                                                          Financial Data; Urohealth
                                                          Management's Discussion and Analysis
                                                          of Financial Condition and Results of
                                                          Operations; Price Range of Common
                                                          Stock; Business of Urohealth;
                                                          Available Information
 11.  Incorporation of Certain Information by
      Reference.........................................  Inapplicable
 12.  Information with Respect to S-2 or S-3
      Registrants.......................................  Inapplicable
 13.  Incorporation of Certain Information by
      Reference.........................................  Inapplicable
 14.  Information with Respect to Registrants
      Other than S-2 or S-3 Registrants.................  Inapplicable
 15.  Information with Respect to S-3 Companies.........  Imagyn Selected Consolidated
                                                          Financial Data; Imagyn Management's
                                                          Discussion and Analysis of Financial
                                                          Condition and Results of Operations;
                                                          Price Range of Common Stock; Business
                                                          of Imagyn
 16.  Information with Respect to S-2 or S-3
      Companies.........................................  Inapplicable
 17.  Information with Respect to Companies
      Other than S-2 or S-3 Companies...................  Inapplicable
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited................  Conditions and Terms of Merger
                                                          Agreement; Conditions; Management of
                                                          Urohealth; Principal Urohealth
                                                          Stockholders; Description of Capital
                                                          Stock of Urohealth; Management of
                                                          Imagyn; Principal Imagyn
                                                          Stockholders; Description of Capital
                                                          Stock of Imagyn
 19.  Information if Proxies, Consents or Authorizations
      are not to be Solicited in an Exchange Offer......  Inapplicable

                              IMAGYN MEDICAL, INC.
                               27651 LA PAZ ROAD
                        LAGUNA NIGUEL, CALIFORNIA 92677

                                                                          , 1997

Dear Stockholders:

     You are cordially invited to attend a special meeting (the "Imagyn Special Meeting") of stockholders of Imagyn Medical, Inc. ("Imagyn"), to be held on
          , 1997, at [27651 La Paz Road, Laguna Niguel, California 92677], commencing at 9:00 a.m., local time.

     At the Imagyn Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 19, 1997, as amended (the "Merger Agreement"), among Urohealth Systems, Inc., a Delaware corporation ("Urohealth"), Urohealth Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Urohealth ("Urohealth Sub"), and Imagyn, pursuant to which (i) Urohealth Sub will merge with and into Imagyn (the "Merger"), (ii) each outstanding share of Common Stock, $.001 par value, of Imagyn ("Imagyn Common Stock") will be converted into 1.40 shares of Common Stock, $.001 par value, of Urohealth ("Urohealth Common Stock"), and (iii) each outstanding option to purchase Imagyn Common Stock will be deemed to constitute the right to acquire on the same terms and conditions a number of shares of Urohealth Common Stock based on the merger exchange ratio for the underlying Imagyn Common Stock.

     Approval of the Merger Agreement, and thereby the Merger, requires the affirmative vote of the holders of a majority of the voting power of all shares of Imagyn Common Stock entitled to vote. Therefore, stockholders will be asked to vote upon the Merger Agreement at the Imagyn Special Meeting.

     The terms and conditions of the Merger Agreement are described in the accompanying Proxy Statement/Prospectus. The complete text of the Merger Agreement is attached as Appendix A to the Proxy Statement/Prospectus.

     After careful consideration, your Board of Directors believes that the Merger is fair and reasonable to, and in the best interests of, Imagyn and its stockholders. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AT THE IMAGYN SPECIAL MEETING.

     Please plan to attend the Imagyn Special Meeting. Management will comment on the transaction at the Imagyn Special Meeting and will be available to answer your questions.

     We look forward to seeing you on           , 1997.

                                          Sincerely,

                                          Franklin D. Brown
                                          President and Chief Executive Officer

                              IMAGYN MEDICAL, INC.
                               27651 LA PAZ ROAD
                        LAGUNA NIGUEL, CALIFORNIA 92677
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD                , 1997

To the Stockholders of Imagyn:

     NOTICE IS HEREBY GIVEN that a special meeting (the "Imagyn Special Meeting") of the stockholders of Imagyn Medical, Inc., a Delaware corporation
("Imagyn"), will be held on             , 1997, at [27651 La Paz Road, Laguna
Niguel, California 92677] commencing at 9:00 a.m., for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 19, 1997, as amended (the "Merger Agreement"), among Urohealth Systems, Inc., a Delaware corporation ("Urohealth"), Urohealth Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Urohealth ("Urohealth Sub"), and Imagyn, pursuant to which (i) Urohealth Sub will merge with and into Imagyn (the "Merger"), (ii) each outstanding share of Common Stock, $.001 par value, of Imagyn ("Imagyn Common Stock") will be converted into 1.40 shares of Common Stock, $.001 par value, of Urohealth ("Urohealth Common Stock"), and (iii) each outstanding option to purchase Imagyn Common Stock will be deemed to constitute the right to acquire on the same terms and conditions a number of shares of Urohealth Common Stock based on the merger exchange ratio for the underlying Imagyn Common Stock. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 31, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Imagyn Special Meeting or any adjournment thereof. Imagyn's stockholders on the record date are entitled to one vote per share on any matter that may properly come before the Imagyn Special Meeting.

     Approval of the Merger Agreement, and thereby the Merger, requires the affirmative vote of the holders of a majority of the voting power of all shares of Imagyn Common Stock entitled to vote. Certain stockholders of Imagyn, owning more than [31%] of the issued and outstanding Imagyn Common Stock, have agreed to vote their shares in favor of the Merger.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE IMAGYN SPECIAL MEETING. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

Laguna Niguel, California
          , 1997
                                          By Order of the Board of Directors

                                          J. Casey McGlynn
                                          Secretary

                            UROHEALTH SYSTEMS, INC.
                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 668-5858

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders (the "Urohealth Annual Meeting") of Urohealth Systems, Inc. ("Urohealth") to be held
on           , 1997, at [the Four Seasons Hotel, 690 Newport Center Drive,
Newport Beach, California 92660], commencing at 9:00 a.m., local time.

     At the Urohealth Annual Meeting, stockholders will be asked to consider and vote upon seven proposals.

     Proposal No. 1 is to consider and vote upon a proposal to adopt and approve an amendment to Urohealth's Bylaws to provide for the classification of the Urohealth Board of Directors into three classes (the "Board Classification Proposal").

     Proposal No. 2 is the election of a Board of Directors to serve until the next annual meeting of stockholders, or if the Board Classification Proposal is approved until expiration of the term of the class to which each director is elected, or in each case until their successors are duly elected and qualified.

     Proposal No. 3 is to consider and vote upon the approval of the Agreement and Plan of Merger dated as of April 19, 1997, as amended (the "Merger Agreement"), among Urohealth, Urohealth Acquisition Corporation, a Delaware corporation ("Urohealth Sub"), and Imagyn Medical, Inc., a Delaware corporation ("Imagyn"), and the issuance of additional shares of Common Stock, $.001 par value, of Urohealth ("Urohealth Common Stock") pursuant to the terms thereof (the "Merger Proposal"). Pursuant to the Merger Agreement (i) Urohealth Sub, a wholly-owned subsidiary of Urohealth, will merge with and into Imagyn (the "Merger"), (ii) each outstanding share of Common Stock, $.001 par value, of Imagyn ("Imagyn Common Stock") will be converted into 1.40 shares of Urohealth Common Stock, (iii) each outstanding option to purchase Imagyn Common Stock will be deemed to constitute the right to acquire on the same terms and conditions a number of shares of Urohealth Common Stock based on the merger exchange ratio for the underlying Imagyn Common Stock, and (iv) each outstanding share of common stock, $.01 par value, of Urohealth Sub will be converted into one share of Imagyn Common Stock.

     Proposal No. 4 is ratification of the selection of Ernst & Young LLP as the independent auditors of Urohealth for the fiscal year ending March 31, 1998 (the "Accountants Proposal").

     Proposal No. 5 is to consider and vote upon a proposal to amend the Urohealth Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50 million to 100 million shares (the "Authorized Stock Proposal").

     Proposal No. 6 is to consider and vote upon a proposal to adopt and approve an amendment to Urohealth's Certificate of Incorporation that would change the name of Urohealth, subject to approval and consummation of the Merger, to Imagyn Medical Technologies, Inc. (the "Name Change Proposal").

     Proposal No. 7 is to consider and vote upon a proposal to amend Urohealth's Certificate of Incorporation to require that any action of Urohealth stockholders be taken at an annual or special meeting and not by written consent (the "Written Consent Proposal").

     The affirmative vote of the holders of a majority of the outstanding shares of Urohealth Common Stock (and Convertible Debentures which vote on an "as converted" basis) (collectively, "Voting Stock") represented and voted at the Urohealth Annual Meeting is required to approve the Merger Proposal and the Accountants Proposal. The affirmative vote of holders of a majority of the issued and outstanding Voting Stock is required to approve the Board Classification Proposal, the Authorized Stock Proposal, the Name Change Proposal and the Written Consent Proposal. Subject to the rights of the holders of Urohealth's Convertible Debentures, directors are elected by a plurality of the Voting Stock represented and voting at the meeting. Therefore, stockholders will be asked to vote upon each of these proposals.

     The terms and conditions of the Merger Agreement and the other proposals are described in the accompanying Proxy Statement/Prospectus. The complete text of the Merger Agreement is attached as Appendix A to the Proxy
Statement/Prospectus.

     After careful consideration, your Board of Directors believes that the Board Classification Proposal, the Merger Proposal, the Accountant's Proposal, the Authorized Stock Proposal, the Name Change Proposal and the Written Consent Proposal are fair and reasonable to, and in the best interests of, Urohealth and its stockholders. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSALS SET FORTH ABOVE AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE PROPOSALS AT THE UROHEALTH ANNUAL MEETING.

     It is important that your shares be voted at the Urohealth Annual Meeting, regardless of the number of shares you hold. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE UROHEALTH ANNUAL MEETING. This will not prevent you from voting your shares in person if you do attend.

     We look forward to seeing you on           , 1997.

                                          Sincerely,

                                          Charles A. Laverty,
                                          President and Chief Executive Officer

                            UROHEALTH SYSTEMS, INC.
                            5 CIVIC PLAZA, SUITE 100
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 668-5858

To the Stockholders of
  Urohealth Systems, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Urohealth Annual Meeting") of Urohealth Systems, Inc. ("Urohealth") will be
held on             , 1997, at [the Four Seasons Hotel, 690 Newport Center
Drive, Newport Beach, California 92660], commencing at 9:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to adopt and approve an amendment to Urohealth's Bylaws to provide for the classification of the Urohealth Board of Directors into three classes (the "Board Classification Proposal").

     2. To elect a Board of Directors to serve until the next annual meeting of stockholders, or if the Board Classification Proposal is approved until expiration of the term of the class to which each director is elected, or in each case until their successors are duly elected and qualified.

     3. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 19, 1997, as amended (the "Merger Agreement"), among Urohealth, Urohealth Acquisition Corporation, a Delaware corporation ("Urohealth Sub"), and Imagyn Medical, Inc., a Delaware corporation ("Imagyn"), and the issuance of additional shares of Urohealth Common Stock, pursuant to the terms thereof (the "Merger Proposal"). Pursuant to the Merger Agreement (i) Urohealth Sub, a wholly-owned subsidiary of Urohealth, will merge with and into Imagyn (the "Merger"), (ii) each outstanding share of Common Stock, $.001 par value, of Imagyn ("Imagyn Common Stock") will be converted into 1.40 shares of Urohealth Common Stock, (iii) each outstanding option to purchase Imagyn Common Stock will be deemed to constitute the right to acquire on the same terms and conditions a number of shares of Urohealth Common Stock based on the merger exchange ratio for the underlying Imagyn Common Stock, and (iv) each outstanding share of common stock, $.01 par value, of Urohealth Sub will be converted into one share of Imagyn Common Stock. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     4. To ratify the selection of Ernst & Young LLP as the independent auditors of Urohealth for the fiscal year ending March 31, 1998 (the "Accountants Proposal").

     5. To consider and vote upon a proposal to amend the Urohealth Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50 million to 100 million shares (the Authorized Stock Proposal").

     6. To consider and vote upon a proposal to adopt and approve an amendment to Urohealth's Certificate of Incorporation that would change the name of Urohealth, subject to approval of the Merger Proposal and consummation of the Merger, to Imagyn Medical Technologies, Inc. (the "Name Change Proposal").

     7. To consider and vote upon a proposal to amend Urohealth's Certificate of Incorporation to require that any action of Urohealth stockholders be taken at an annual or special meeting and not by written consent (the "Written Consent Proposal").

     8. To transact such other business as may properly come before the Urohealth Annual Meeting or any adjournment thereof.

     Only those stockholders of record at the close of business on July 31, 1997 will be entitled to notice of and to vote at the Urohealth Annual Meeting or any adjournment thereof.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE UROHEALTH ANNUAL MEETING. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

Newport Beach, California
          , 1997
                                          By Order of the Board of Directors

                                          Kevin M. Higgins
                                          Secretary

                            UROHEALTH SYSTEMS, INC.
                           PROXY STATEMENT/PROSPECTUS
                                      AND

                              IMAGYN MEDICAL, INC.
                                PROXY STATEMENT
                                      FOR
                            MEETINGS OF STOCKHOLDERS
                           OF UROHEALTH SYSTEMS, INC.
                         TO BE HELD              , 1997
                                      AND
                            OF IMAGYN MEDICAL, INC.
                         TO BE HELD              , 1997

    This Proxy Statement/Prospectus of Urohealth Systems, Inc. ("Urohealth") and Proxy Statement of Imagyn Medical, Inc. ("Imagyn") is furnished in connection with the solicitation by the Board of Directors of Urohealth of proxies from holders of Common Stock of Urohealth and of Convertible Debentures which vote with the Common Stock on an "as converted" basis (collectively, "Urohealth Voting Stock") for use at the annual meeting of Urohealth stockholders to be
held            , 1997 (the "Urohealth Annual Meeting") and in connection with the solicitation by the Board of Directors of Imagyn of proxies from holders of Common Stock of Imagyn ("Imagyn Common Stock") for use at the special meeting of
Imagyn stockholders to be held          , 1997 (the "Imagyn Special Meeting").
This Proxy Statement/Prospectus relates to the merger of Urohealth Acquisition Corporation, a Delaware corporation ("Urohealth Sub"), with and into Imagyn (the "Merger") pursuant to the Agreement and Plan of Merger dated as of April 19, 1997, as amended (the "Merger Agreement"), among Urohealth, Urohealth Sub, a wholly-owned subsidiary of Urohealth, and Imagyn. In addition, at the Urohealth Annual Meeting the holders of Urohealth Voting Stock will also be asked to vote upon: (i) a proposal to classify the Urohealth Board of Directors into three classes (the "Board Classification Proposal"); (ii) the election of a Board of Directors to serve until the next annual meeting of stockholders, or if the Board Classification Proposal is approved until expiration of the term of each class to which a director is elected; (iii) the ratification of the selection of Ernst & Young LLP as independent auditors of Urohealth for the fiscal year ending March 31, 1998 (the "Accountants Proposal"); (iv) a proposal to amend Urohealth's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50 million to 100 million shares (the "Authorized Stock Proposal"); (v) a proposal to amend Urohealth's Certificate of Incorporation to change the name of Urohealth to Imagyn Medical Technologies, Inc., subject to approval and consummation of the Merger (the "Name Change Proposal"); and (vi) a proposal to amend Urohealth's Certificate of Incorporation to require that any action of Urohealth stockholders be taken at an annual or special meeting and not by written consent (the "Written Consent Proposal").

    This Proxy Statement/Prospectus of Urohealth also serves as a prospectus under the Securities Act of 1933, as amended (the "Securities Act"), for (i) the issuance of the shares and options to purchase shares of Urohealth Common Stock into which shares of Imagyn Common Stock and options to purchase Imagyn Common Stock (the "Imagyn Options") will be converted upon consummation of the Merger, and (ii) the issuance of shares of Urohealth Common Stock upon exercise of outstanding Imagyn Options.

    If the Merger Agreement is approved by the stockholders of Imagyn and Urohealth at their respective meetings, and if the other conditions specified in the Merger Agreement are satisfied or waived, Imagyn will become a wholly-owned subsidiary of Urohealth as a result of the Merger. Each outstanding share of Imagyn Common Stock held by Imagyn stockholders will be converted into 1.40 shares of Urohealth Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. In addition, each outstanding option to purchase Imagyn Common Stock will be deemed to constitute the right to acquire on the same terms and conditions a number of shares of Urohealth Common Stock based on the Exchange Ratio.

    Urohealth Common Stock is traded on The Nasdaq National Market ("Nasdaq"). On April 18, 1997, the last trading day before the public announcement of the proposed Merger, the closing price per share for Urohealth Common Stock was $8.25 and the closing price per share for Imagyn Common Stock was $9.125. Stockholders are encouraged to obtain current quotations for the market price of Urohealth Common Stock and Imagyn Common Stock before voting on the Merger.

    All information in this Proxy Statement/Prospectus concerning Urohealth and its affiliates has been furnished by Urohealth and all information concerning Imagyn and its affiliates has been furnished by Imagyn. The approximate date of mailing of this Proxy Statement/Prospectus of Urohealth and Proxy Statement of
Imagyn is            , 1997.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS            , 1997

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    3
SUMMARY...............................................................................    4
SUMMARY PRO FORMA SELECTED FINANCIAL DATA.............................................    8
SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA..........................................    9
MARKET PRICES.........................................................................   11
COMPARATIVE PER SHARE FINANCIAL INFORMATION...........................................   12
RISK FACTORS..........................................................................   13
THE UROHEALTH ANNUAL MEETING..........................................................   22
THE IMAGYN SPECIAL MEETING............................................................   23
THE MERGER............................................................................   25
CONDITIONS AND TERMS OF THE MERGER AGREEMENT..........................................   42
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............................................   48
UROHEALTH SELECTED CONSOLIDATED FINANCIAL DATA........................................   49
UROHEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   50
IMAGYN SELECTED CONSOLIDATED FINANCIAL DATA...........................................   56
IMAGYN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   57
BUSINESS OF UROHEALTH.................................................................   62
MANAGEMENT OF UROHEALTH...............................................................   76
PRINCIPAL UROHEALTH STOCKHOLDERS......................................................   79
COMPENSATION OF UROHEALTH DIRECTORS AND EXECUTIVE OFFICERS AND OTHER INFORMATION......   81
PROPOSAL NO. 1 -- CLASSIFICATION OF THE BOARD OF DIRECTORS............................   90
PROPOSAL NO. 2 -- ELECTION OF UROHEALTH DIRECTORS.....................................   91
PROPOSAL NO. 3 -- APPROVAL OF THE IMAGYN MERGER.......................................   93
PROPOSAL NO. 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.................   93
PROPOSAL NO. 5 -- APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON
                  STOCK...............................................................   94
PROPOSAL NO. 6 -- NAME CHANGE PROPOSAL................................................   95
PROPOSAL NO. 7 -- WRITTEN CONSENT PROPOSAL............................................   95
DESCRIPTION OF UROHEALTH CAPITAL STOCK................................................   96
BUSINESS OF IMAGYN....................................................................  100
MANAGEMENT OF IMAGYN..................................................................  122
PRINCIPAL IMAGYN STOCKHOLDERS.........................................................  125
DESCRIPTION OF IMAGYN CAPITAL STOCK...................................................  127
EXPERTS...............................................................................  129
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
APPENDIX A -- Agreement and Plan of Merger............................................  A-1
APPENDIX B -- Piper Jaffray Inc. Opinion..............................................  B-1
APPENDIX C -- Dillon, Read & Co. Inc. Opinion.........................................  C-1
APPENDIX D -- Urohealth Bylaw Amendments..............................................  D-1

                             AVAILABLE INFORMATION

     Urohealth and Imagyn are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Urohealth and Imagyn can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: Midwest Regional Office: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of Urohealth is listed on The Nasdaq National Market ("Nasdaq") under the symbol "UROH." The Common Stock of Imagyn is listed on the Nasdaq under the symbol "IGYN." In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Urohealth and Imagyn, that file electronically with the Commission.

     Urohealth has filed a Registration Statement on Form S-4 under the Securities Act with the Commission covering the Urohealth Common Stock to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the Registration Statement, including the exhibits thereto. Statements contained in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     All information in this Proxy Statement/Prospectus concerning Urohealth and its affiliates has been furnished by Urohealth and all information concerning Imagyn and its affiliates has been furnished by Imagyn. No person is authorized to give any information or make any representation not contained in this Proxy Statement/Prospectus and if given or made such information must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of shares of Urohealth Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of Urohealth, Urohealth Sub or Imagyn as of any time subsequent to the date hereof.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Certain capitalized terms are defined elsewhere in this Proxy Statement/Prospectus. This summary is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus and the Appendices hereto.

THE COMPANIES

     Urohealth Systems, Inc. Urohealth is a developer, manufacturer and distributor of products for the urology, minimally invasive and general surgery, and gynecology markets. Urohealth has a broad offering of products used by healthcare professionals for patients suffering from impotence, incontinence and other gynecological and urological disorders, and other conditions requiring minimally invasive and general surgery. The principal executive offices of Urohealth are located at 5 Civic Plaza, Suite 100, Newport Beach, California 92660, and Urohealth's telephone number is (714) 668-5858.

     Urohealth Acquisition Corporation. Urohealth Sub is a wholly-owned subsidiary of Urohealth formed solely for the purpose of merging with and into Imagyn in the Merger.

     Imagyn Medical, Inc. Imagyn designs, develops and markets micro-invasive devices for diagnosis and treatment of gynecological and reproductive disorders. Imagyn's proprietary technology, based on micro-optics and micro-access devices, provides physicians with the ability to access and visualize the abdominal cavity, the uterus and the fallopian tubes. The principal executive offices of Imagyn are located at 27651 La Paz Road, Laguna Niguel, California 92677, and Imagyn's telephone number is (714) 362-2500.

MEETINGS OF THE STOCKHOLDERS OF UROHEALTH AND IMAGYN

     The Urohealth Annual Meeting will be held at 9:00 a.m., local time, on
            , 1997, at [the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660].

     The Imagyn Special Meeting will be held at 9:00 a.m., local time, on , 1997, at [27651 La Paz Road, Laguna Niguel, California 92677].

     At the Urohealth Annual Meeting and Imagyn Special Meeting, stockholders of the respective corporations will be asked to consider and vote upon, among other matters, a proposal to approve the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A including, in the case of Urohealth, the issuance of the shares of Urohealth Common Stock under the Merger Agreement (the "Merger Proposal"). In addition at the Urohealth Annual Meeting, the holders of Urohealth Voting Stock will be asked to vote upon: (i) a proposal to classify the Urohealth Board of Directors into three classes (the "Board Classification Proposal"); (ii) the election of nine nominees to the Urohealth Board of Directors to serve until the next annual meeting of stockholders, or if the Board Classification Proposal is approved until expiration of the term for the class to which each director is elected, or in each case until their successors are duly elected and qualified (the "Directors Proposal"); (iii) a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Urohealth for the fiscal year ending March 31, 1998 (the "Accountants Proposal"); (iv) a proposal to adopt and approve an amendment to Urohealth's Certificate of Incorporation to increase the number of authorized shares of Urohealth Common Stock from 50 million to 100 million shares (the "Authorized Stock Proposal"); (v) a proposal to amend Urohealth's Certificate of Incorporation to change the name of Urohealth to Imagyn Medical Technologies, Inc., subject to approval and consummation of the Merger (the "Name Change Proposal"); and (vi) a proposal to amend Urohealth's Certificate of Incorporation to require that any action of Urohealth stockholders be taken at an annual or special meeting and not by written consent (the "Written Consent Proposal").

     All shares of Urohealth Voting Stock and Imagyn Common Stock represented by properly executed proxies will be voted at the respective Urohealth Annual Meeting and Imagyn Special Meeting in accordance with the directions on the proxies, unless such proxies have been previously revoked. If no direction is indicated, in the case of Urohealth, the shares will be voted FOR the Merger Proposal, the Board Classification Proposal, the Directors Proposal, the Accountants Proposal, the Authorized Stock Proposal, the

Name Change Proposal and the Written Consent Proposal. If no direction is indicated, in the case of Imagyn, the shares will be voted FOR the Merger Proposal. Any Urohealth or Imagyn stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the Urohealth Annual Meeting or the Imagyn Special Meeting, as the case may be, by (1) filing written notice of such revocation with the Secretary of Urohealth or Imagyn, as the case may be, or (2) signing and delivering to such Secretary a proxy bearing a later date. However, the mere presence at the Urohealth Annual Meeting or Imagyn Special Meeting of a Urohealth or Imagyn stockholder who has delivered a valid proxy will not of itself revoke that proxy. See "The Urohealth Annual Meeting -- Proxies: Voting and Revocation" and "The Imagyn Special Meeting -- Proxies: Voting and Revocation."

RECORD DATE AND VOTE REQUIRED

     The record date for stockholders of Urohealth and Imagyn entitled to vote at the meetings is July 31, 1997. Under the rules and regulations of the Nasdaq, approval is required of the issuance of the shares of Urohealth Common Stock under the Merger Agreement by the holders of a majority of the outstanding shares of Urohealth Voting Stock represented at the Urohealth Annual Meeting in person or by proxy. The affirmative vote of the holders of a majority of the issued and outstanding shares of Urohealth Voting Stock is required to approve the Board Classification Proposal, the Authorized Stock Proposal, the Name Change Proposal and the Written Consent Proposal and the affirmative vote of the holders of a majority of the Urohealth Voting Stock represented and voted at the Urohealth Annual Meeting is required to approve the Accountants Proposal and the Merger Proposal. Directors are elected by a plurality of the shares represented and voting at the meeting, subject to the rights of the holders of Convertible Debentures to elect two directors. In addition, the General Corporation Law of the State of Delaware (the "DGCL") requires approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Imagyn Common Stock.

     The DGCL also requires approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Urohealth Sub common stock. Urohealth, as owner of all such stock, has voted such shares for approval of the Merger Agreement.

     As of their respective record dates, the directors and officers of
Urohealth, and their affiliates, beneficially owned [       ] shares of
Urohealth Voting Stock, representing approximately [     ]% of the outstanding
voting power of Urohealth and the directors and officers of Imagyn beneficially
owned [       ] shares of Imagyn Common Stock, representing approximately
[     ]% of the outstanding shares of Imagyn Common Stock. Certain directors and officers of Urohealth, and their affiliates, owning in the aggregate
approximately     % of the outstanding voting power of Urohealth as of July 31,
1997 have agreed to vote in favor of the Merger. Certain directors and officers of Imagyn, and their affiliates, owning in the aggregate approximately [31]% of the outstanding Common Stock of Imagyn as of July 31, 1997 have agreed to vote in favor of the Merger.

TERMS OF THE MERGER

     Under the terms of the Merger Agreement, (i) Urohealth Sub will merge with and into Imagyn, (ii) each outstanding share of Imagyn Common Stock will be converted into 1.40 shares of Urohealth Common Stock, (iii) each outstanding option to purchase Imagyn Common Stock will be deemed to constitute the right to acquire a number of shares of Urohealth Common Stock based on the exchange ratio for the underlying Imagyn Common Stock, and (iv) each outstanding share of common stock, $.01 par value, of Urohealth Sub will be converted into one share of Imagyn Common Stock.

     Based upon the number of outstanding shares of Urohealth Common Stock and Imagyn Common Stock as of the record dates established for the meetings, assuming that no cash is paid in lieu of fractional shares and without regard to options or warrants to purchase, or securities convertible into, Urohealth or
Imagyn Common Stock, approximately           shares of Urohealth Common Stock
will be outstanding upon consummation of the Merger, of which approximately
          % of the total, will be held by former Imagyn stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Urohealth will enter into a non-competition agreement with Franklin D. Brown, President and Chief Executive Officer of Imagyn, and will enter into employment agreements with seven other management employees of Imagyn concurrently with the consummation of the Merger. See "Conditions and Terms of the Merger -- Interests of Certain Persons" and "-- Operation and Management of Imagyn After the Merger" below.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"), which will occur on or after the date of the "closing." It is anticipated that the certificate of merger will be filed promptly after the conditions to the Merger are satisfied or waived, including obtaining the necessary approvals of the Urohealth stockholders and the Imagyn stockholders. For more information, see "Conditions and Terms of the Merger Agreement -- Closing and Effective Time of the Merger" below.

CONDITIONS OF THE MERGER AND TERMINATION

     In addition to approval of the Merger by the stockholders of Urohealth and Imagyn, the consummation of the Merger is subject to a number of other conditions which, if not fulfilled or waived, permit termination of the Merger Agreement. The Merger Agreement may also be terminated at any time prior to consummation of the Merger by mutual consent, and may be terminated by either party if the Merger has not been consummated on or before September 30, 1997. See "Conditions and Terms of the Merger Agreement -- Conditions of the Merger Agreement" and "-- Termination of the Merger Agreement."

RECOMMENDATION OF THE BOARDS OF DIRECTORS OF UROHEALTH AND IMAGYN

     The Boards of Directors of Urohealth and Imagyn have each unanimously approved the Merger Agreement and the transactions contemplated thereby and separately determined that the Merger is fair to and in the best interests of their respective stockholders. ACCORDINGLY, THE BOARDS OF DIRECTORS OF UROHEALTH AND IMAGYN UNANIMOUSLY RECOMMEND APPROVAL OF THE MERGER BY THEIR RESPECTIVE STOCKHOLDERS. For a discussion of the reasons considered by the Boards of Directors of Urohealth and Imagyn in approving the Merger Agreement, see "The Merger -- Urohealth's Reasons for the Merger and Board of Directors' Recommendation" and "-- Imagyn's Reasons for the Merger and Board of Directors' Recommendation."

     In addition, the Urohealth Board of Directors has unanimously approved the Board Classification Proposal, the Accountants Proposal, the Authorized Stock Proposal, the Name Change Proposal, the Written Consent Proposal and the election of those persons nominated to serve on the Urohealth Board of Directors. ACCORDINGLY, THE UROHEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THESE PROPOSALS AND THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES.

OPINION OF FINANCIAL ADVISORS

     Piper Jaffray Inc. ("Piper Jaffray") delivered to the Board of Directors of Urohealth its written opinion, dated July 16, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the aggregate consideration proposed to be paid by Urohealth in the Merger was fair, from a financial point of view, to Urohealth. A copy of Piper Jaffray's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement/Prospectus as Appendix B and should be read by Urohealth stockholders carefully in its entirety. See "The Merger -- Opinion of Urohealth's Financial Advisor."

     Dillon, Read & Co. Inc. ("Dillon Read") has delivered to the Board of Directors of Imagyn its written opinion, dated July 16, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger consideration to be received by the holders of Imagyn Common Stock is fair to such holders from a financial point of view. A copy of Dillon Read's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement/Prospectus as Appendix C and should be read by Imagyn stockholders carefully in its entirety. See "The Merger -- Opinion of Imagyn's Financial Advisor."

EXCHANGE OF STOCK CERTIFICATES

     Promptly after consummation of the Merger, American Stock Transfer and Trust Company, or such other bank or trust company designated by Urohealth and reasonably acceptable to Imagyn (the "Exchange Agent"), will mail written transmittal materials concerning exchange of stock certificates to each record holder of outstanding shares of Imagyn Common Stock. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of Imagyn Common Stock in exchange for certificates representing shares of Urohealth Common Stock. Upon surrender to the Exchange Agent of certificates formerly representing shares of Imagyn Common Stock for cancellation, together with properly completed transmittal materials, an Imagyn stockholder will be entitled to receive a certificate representing the number of whole shares of Urohealth Common Stock into which the stockholder's shares of Imagyn Common Stock have been converted and a check for cash in lieu of the issuance of any fractional share of Urohealth Common Stock. Imagyn stockholders will not be entitled to receive interest on any such cash to be received in the Merger. See "Conditions and Terms of the Merger Agreement -- Exchange of Stock Certificates."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a reorganization for United States federal income tax purposes, and consummation of the Merger is conditioned upon the receipt of opinions of counsel to Urohealth and Imagyn as described in "Conditions and Terms of the Merger Agreement -- United States Federal Income Tax Consequences." Subject to the limitations set forth therein, stockholders of Imagyn are generally expected to recognize no gain or loss for United States federal income tax purposes as a result of their exchange of Imagyn Common Stock for Urohealth Common Stock in the Merger, except to the extent that Imagyn stockholders receive cash in lieu of fractional shares.

ACCOUNTING TREATMENT


     The Merger is intended to be accounted for as a pooling-of-interests.


NO RIGHT TO DISSENT FROM THE MERGER


     Under the General Corporation Law of the State of Delaware, neither holders of Imagyn Common Stock nor holders of Urohealth Common Stock will be entitled to rights of appraisal in connection with the Merger. See "Conditions and Terms of the Merger Agreement -- Stockholders' Right to Dissent."


DELISTING OF IMAGYN STOCK

     If the Merger is consummated, Imagyn Common Stock will cease to be traded on the Nasdaq. In such event, Urohealth intends to apply to the Commission for the deregistration of the Imagyn Common Stock under the Exchange Act.


RISK FACTORS



     In considering whether to approve the Merger, Urohealth and Imagyn stockholders should carefully review and consider the information below under the caption "Risk Factors" beginning on page 13.

                   SUMMARY PRO FORMA SELECTED FINANCIAL DATA


     On April 19, 1997, Urohealth entered into an agreement to acquire Imagyn Medical, Inc. by merger (the "Merger") of a wholly owned subsidiary of Urohealth into Imagyn.



     The following unaudited pro forma condensed consolidated balance sheet data at June 30, 1997 reflects the historical consolidated balance sheets of Urohealth and Imagyn, adjusted to give effect to the acquisition, as if such acquisition had occurred at June 30, 1997.



     The following unaudited pro forma condensed consolidated statement of operations are presented to reflect the acquisition of Imagyn as if such acquisition had occurred on April 1, 1996 for the year ended March 31, 1997 and on April 1, 1997 for the three months ended June 30, 1997. The Imagyn acquisition is probable and will be accounted for as a pooling of interests.



     The following unaudited summary pro forma condensed consolidated financial data are provided for comparative purposes only and should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements beginning on page F-85 and the financial statements and notes thereto of Urohealth and Imagyn included elsewhere herein. The following unaudited summary pro forma condensed consolidated financial data do not purport to be indicative of the results that would have occurred if the transactions described above had been consummated on the dates indicated or that may be obtained in the future.


    UROHEALTH SUMMARY PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                 THREE MONTHS
                                                                  YEAR ENDED        ENDED
                                                                  MARCH 31,        JUNE 30,
                                                                     1997            1997
                                                                  ----------     ------------
    STATEMENT OF OPERATIONS DATA:
      Net sales...............................................     $108,493        $ 26,345
      Loss from operations....................................     $(84,186)       $ (8,965)
      Loss before extraordinary item..........................     $(91,519)       $(12,952)
      Loss before extraordinary item attributable to common
         stockholders.........................................     $(91,917)       $(12,952)
      Loss per share before extraordinary item................     $  (2.92)       $  (0.36)



                                                                                   JUNE 30,
                                                                                     1997
                                                                                 ------------
    BALANCE SHEET DATA:
      Working capital.......................................................       $ 64,844
      Total assets..........................................................       $226,833
      Long-term liabilities, minority interest in subsidiary and redeemable
         convertible preferred stock........................................       $167,109
      Stockholders' equity..................................................       $ 16,478

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

  Urohealth

     The following summary selected consolidated financial data of Urohealth have been derived from the financial statements of Urohealth which have been prepared in accordance with United States generally accepted accounting principles ("GAAP"). The following data should be read in conjunction with "Urohealth Selected Consolidated Financial Data," "Urohealth Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Urohealth included elsewhere herein.


                                                                 NINE MONTHS                                    THREE MONTHS
                                                                    ENDED          12-MONTHS                       ENDED
                                 YEAR ENDED JUNE 30,            MARCH 31,(1)         ENDED      YEAR ENDED        JUNE 30,
                            ------------------------------   -------------------   MARCH 31,    MARCH 31,    ------------------
                              1993       1994       1995       1995       1996        1996         1997       1996       1997
                            --------   --------   --------   --------   --------   ----------   ----------   -------   --------
                                                       (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
  DATA:
  Net sales................ $ 32,666   $ 39,376   $ 49,250   $ 34,467   $ 42,953    $ 56,630     $ 90,695    $17,318   $ 25,237
  Gross profit.............   20,008     24,341     30,721     22,026     27,989      36,793       49,612     11,198     13,535
  Selling, general and
    administrative.........   26,298     36,114     41,057     28,839     37,056      47,977       57,691     10,685     16,863
  Research and
    development............    6,332     11,480      5,406      4,752      2,777       3,881        4,997        800      1,665
  Restructuring, direct
    acquisition and other
    costs(2)...............      563      1,000      7,663      6,812      9,688      10,539       62,832         --         --
                            --------   --------   --------   --------   --------    --------     --------    -------   --------
  Loss from operations.....  (13,185)   (24,253)   (23,405)   (18,377)   (21,532)    (25,604)     (75,908)      (287)    (4,993)
  Interest expense.........      325        406        367        254      1,059       1,165        8,143      1,044      5,433
  Loss before extraordinary
    item...................  (13,441)   (24,804)   (24,837)   (19,299)   (23,024)    (27,527)     (83,510)    (1,290)    (9,591)
  Extraordinary item.......       --         --         --         --         --          --       (2,973)    (2,973)    (1,823)
                            --------   --------   --------   --------   --------    --------     --------    -------   --------
  Net loss................. $(13,441)  $(24,804)  $(24,837)  $ 19,299   $(23,024)   $(27,527)    $(86,483)   $(4,263)  $(11,414)
  Loss per share before
    extraordinary item..... $  (1.04)  $  (1.90)  $  (1.70)  $  (1.39)  $  (1.58)   $  (1.85)    $  (4.31)   $ (0.10)  $  (0.40)



                                                                        JUNE 30,                 MARCH 31,
                                                               ---------------------------   ------------------   JUNE 30,
                                                                1993      1994      1995      1996       1997       1997
                                                               -------   -------   -------   -------   --------   --------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and equivalents.......................................  $10,161   $ 7,065   $ 2,857   $ 3,345   $  2,591   $  5,750
  Working capital (deficit)..................................   17,307    12,784     5,909    (3,330)     1,714     30,508
  Total assets...............................................   32,954    31,473    31,082    33,355    137,159    179,689
  Short-term debt............................................       --        --     1,689     9,549     14,518      5,268
  Current portion of long-term debt..........................    1,568     2,025       822       546      3,328      3,216
  Long-term debt.............................................    1,475     1,529     2,674     8,272     98,292     53,269
  Senior subordinated notes, net of discount.................       --        --        --        --         --    108,340
  Redeemable convertible preferred stock.....................       --        --     1,143     3,554         --         --
  Common stockholders' equity (deficiency)...................   23,825    19,537    12,941    (4,575)   (14,511)   (23,976)


---------------

(1) During 1996, Urohealth changed its fiscal year end from June 30 to March 31.

(2) Includes restructuring charges, write-off of purchased research and development, direct acquisition costs and settlement of litigation.

  Imagyn

     The following summary selected consolidated financial data of Imagyn have been derived from the financial statements of Imagyn which have been prepared in accordance with GAAP. The following data should be read in conjunction with "Imagyn Selected Consolidated Financial Data," Imagyn Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Imagyn included elsewhere herein.


                                                                                                 SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,                ENDED JUNE 30,
                                            -----------------------------------------------   -----------------
                                             1992      1993      1994      1995      1996      1996      1997
                                            -------   -------   -------   -------   -------   -------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Net sales.................................  $ 1,238   $ 1,047   $ 1,005   $ 2,243   $ 9,371   $ 3,972   $ 1,925
Cost of sales.............................      702     1,006     1,268     1,811     6,579     2,811     1,443
                                            -------   -------   -------   -------   -------   -------   -------
Gross profit (loss).......................      536        41      (263)      432     2,792     1,161       482

Costs and expenses:
  Sales and marketing.....................    1,665     2,397     2,317     3,296     4,039     1,375     3,004
  Research and development................    1,917     1,917     1,797     1,811     2,708     1,421     2,119
  General and administrative..............    1,360       904     1,108     1,253     2,277       880     1,737
                                            -------   -------   -------   -------   -------   -------   -------
    Total costs and expenses..............    4,942     5,218     5,222     6,360     9,024     3,676     6,860
                                            -------   -------   -------   -------   -------   -------   -------
Other operating income....................    1,000        --        --     3,500        --        --        --
                                            -------   -------   -------   -------   -------   -------   -------
    Loss from operations..................   (3,406)   (5,177)   (5,485)   (2,428)   (6,232)   (2,515)   (6,377)
                                            -------   -------   -------   -------   -------   -------   -------
Interest income (expense), net............      178       337       175      (217)    1,826       340     1,225
                                            -------   -------   -------   -------   -------   -------   -------
Net loss..................................  $(3,228)  $(4,840)  $(5,311)  $(2,645)  $(4,408)  $(2,179)  $(5,155)
                                            =======   =======   =======   =======   =======   =======   =======
Net loss per share(l).....................  $ (0.76)  $ (1.16)  $ (1.26)  $ (0.59)  $ (0.61)  $ (0.38)  $ (0.59)
                                            =======   =======   =======   =======   =======   =======   =======
Shares used in computing net loss per
  share(1)................................    4,233     4,240     4,263     4,573     7,196     5,804     8,782
                                            =======   =======   =======   =======   =======   =======   =======



                                                           AS OF DECEMBER 31,
                                           ---------------------------------------------------
                                            1992       1993       1994       1995       1996      JUNE 30, 1997
                                           -------   --------   --------   --------   --------   ---------------
                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and cash
  investments............................  $12,859   $  7,269   $  2,021   $  9,340   $ 41,353      $  33,647
Working capital..........................   12,897      7,763      2,672     10,431     44,010         37,836
Total assets.............................   14,287      9,388      4,174     12,024     51,956         47,145
Convertible redeemable preferred stock...   19,950     20,030     20,122      9,936         --             --
Accumulated deficit......................   (7,527)   (12,447)   (17,838)   (20,543)   (24,951)       (30,106)
Stockholders' equity (deficit)...........   (7,524)   (12,525)   (17,912)       (97)    48,889         43,954


---------------

(1) See Note 17 of Notes to Consolidated Financial Statements of Imagyn for information concerning the computation of net loss per share and pro forma net loss per share.

                                 MARKET PRICES

Urohealth Common Stock

     Urohealth's Common Stock is traded on the Nasdaq under the symbol "UROH." Prior to November 26, 1996, Urohealth's Common Stock was traded on the American Stock Exchange. The following table sets forth the high and low sales prices per share for the periods indicated. The information in the table has been adjusted to give effect to the one-for-three reverse stock split that was effective December 29, 1995. For current price information, stockholders are encouraged to consult publicly available sources. See "Price Range of Common Stock and Dividends."


                                                                     HIGH     LOW
                                                                     ----     ---
            FISCAL 1996:
              First quarter........................................  $13  7/8 $ 9
              Second quarter.......................................  $ 9  3/8 $ 6 /16
              Third quarter........................................  $13  1/8 $ 8 1/8
            FISCAL 1997:
              First quarter........................................  $16      $11 3/4
              Second quarter.......................................  $15  1/4 $ 9 1/2
              Third quarter........................................  $13  1/4 $ 7 1/4
              Fourth quarter.......................................  $11  7/8 $ 7 1/4
            FISCAL 1998:
              First quarter........................................  $10  1/4 $ 4 3/4
              Second quarter (through August  , 1997)..............


Imagyn Common Stock

     Imagyn Common Stock is traded on the Nasdaq National Market under the symbol "IGYN." Prior to May 30, 1996, Imagyn's Common Stock was not publicly traded. The following table sets forth the high and low sales prices per share for the periods indicated. See "Price Range of Common Stock and Dividends."


                                                                     HIGH     LOW
                                                                     ----     ---
            1996:
              Second quarter (from May 30, 1996)...................  $17      $10 3/4
              Third quarter........................................  $11  1/8 $ 7
              Fourth quarter.......................................  $10  7/8 $ 6 7/8
            1997:
              First quarter........................................  $10  1/8 $ 6 1/8
              Second quarter.......................................  $ 9  7/8 $ 6 7/8
              Third quarter (through August  , 1997)...............

                  COMPARATIVE PER SHARE FINANCIAL INFORMATION


     The following tables present selected historical per common share data for Urohealth and Imagyn, pro forma data per share of Urohealth Common Stock and equivalent pro forma data per share of Imagyn Common Stock. The Urohealth and Imagyn data are derived from the respective consolidated financial statements of Urohealth and Imagyn. The pro forma consolidated per share data and the Imagyn pro forma equivalent per share data are derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements, included elsewhere herein, which reflect the Merger accounted for as a pooling of interests. Additionally, the unaudited pro forma condensed consolidated statements of operations for the three months ended June 30, 1997, the year ended March 31, 1997, the nine month period ended March 31, 1996 and for the year ended June 30, 1995 reflect the results of operations of Urohealth combined with the results of operations of Imagyn as if such merger had occurred at the beginning of each period. The Imagyn Pro Forma Equivalent data are based on the respective pro forma amounts per share of Urohealth Common Stock multiplied by 1.40, the number of shares of Urohealth Common Stock issuable in exchange for one share of Imagyn Common Stock in the Merger. All common share data have been restated to reflect stock splits and stock dividends during the periods presented. This data should be read in conjunction with the consolidated financial statements of Urohealth and Imagyn and the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere herein.



                                                              NINE MONTHS                      THREE MONTHS
                                              YEAR ENDED         ENDED          YEAR ENDED         ENDED
                                             JUNE 30, 1995   MARCH 31, 1996   MARCH 31, 1997   JUNE 30, 1997
                                             -------------   --------------   --------------   -------------
UROHEALTH
Net loss per share attributable to common
  stockholders.............................     $ (1.70)         $(1.58)          $(4.47)         $ (0.48)
Book value of common stock.................     $  0.89          $(0.30)          $(0.61)         $ (1.01)



                                                         YEAR ENDED DECEMBER 31,               THREE MONTHS
                                             -----------------------------------------------       ENDED
                                                 1994             1995             1996        JUNE 30, 1997
                                             -------------   --------------   --------------   -------------
IMAGYN
Net income (loss) per common share.........     $ (1.26)         $(0.59)          $(0.61)         $ (0.38)
Book value of common stock.................     $(50.70)         $(0.05)          $ 6.16          $  5.45



                                                              NINE MONTHS                      THREE MONTHS
                                              YEAR ENDED         ENDED          YEAR ENDED         ENDED
                                             JUNE 30, 1995   MARCH 31, 1996   MARCH 31, 1997   JUNE 30, 1997
                                             -------------   --------------   --------------   -------------
PRO FORMA CONSOLIDATED(1):
  Net loss attributable to common
     stockholders..........................     $ (1.31)         $(1.12)          $(2.92)         $ (0.36)
  Book value of common stock...............                                       $ 0.88          $  0.47

IMAGYN PRO FORMA EQUIVALENT(2):
  Net loss attributable to common
     stockholders..........................     $ (1.83)         $(1.57)          $(4.09)         $ (0.50)
  Book value of common stock...............                                       $ 1.23          $  0.66


---------------

(1) Based on combined data for Urohealth and Imagyn after giving effect at the beginning of each of the respective periods to the conversion of each share of each such company's Common Stock into Urohealth Common Stock, at the exchange rate.

(2) Represents the pro forma equivalent of one share of Imagyn Common Stock calculated by multiplying pro forma combined data by the exchange ratio of 1.40.

                                  RISK FACTORS

     The following factors, in addition to those discussed elsewhere herein, should be carefully considered in evaluating the Merger and the receipt by Imagyn stockholders of Urohealth Common Stock thereunder.


     Significant Leverage. Urohealth has substantial indebtedness and significant debt service obligations. At June 30, 1997, Urohealth had approximately $170.1 million of indebtedness outstanding, approximately $179.7 million of total assets, approximately $121.0 million of total tangible assets and approximately $(24.0) million of stockholders' equity. Urohealth's annual debt service obligations are approximately $19 million per year.



     Urohealth's ability to pay interest on its 12 1/2% Senior Subordinated Notes (the "Notes") and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowings under its existing credit facility (the "Credit Facility") or successor credit facilities. Urohealth will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. Urohealth historically has had negative cash flow from operations. In order to have positive cash flow from operations and meet its various financial requirements, including debt service, Urohealth must experience substantial growth and improvements in its results of operations. There can be no assurance that Urohealth will have positive cash flow from operations in the future. If Urohealth is unable to meet its cash requirements out of cash flow from operations or from available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Credit Facility, the indenture relating to the Notes (the "Note Indenture"), or other debt instruments. The Company was not in compliance with certain financial covenants under its Credit Facility for the quarter ended June 30, 1997, and has been granted a waiver through September 15, 1997 by its senior lender that permits borrowings equal to the lesser of $15 million and 80% of eligible accounts receivable under the facility. After giving effect to the waiver, Urohealth's borrowing eligibility under the Credit Facility was approximately $13.4 million. Subsequent to June 30, 1997, Urohealth borrowed $5 million under the Credit Facility. Remaining amounts up to $13.4 million will be available to Urohealth upon establishment by Urohealth of certain security arrangements. In the absence of such financing, including financing under the Credit Facility, Urohealth's ability to absorb adverse operating results or to fund capital expenditures or research and development, to respond to changing business and economic conditions and to make future acquisitions may be adversely affected. Finally, it is anticipated that in order to pay the principal balance of the Notes due at maturity, Urohealth will have to obtain alternative financing.


     Urohealth's high degree of leverage could have important consequences including, without limitation, the following: (i) a substantial portion of Urohealth's net cash provided by operations will be committed to the payment of Urohealth's interest expense and principal repayment obligations and will not be available to Urohealth for its operations, capital expenditures, acquisitions or other purposes; (ii) Urohealth's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;
(iii) Urohealth will be more highly leveraged than certain of its competitors, which may place it at a disadvantage and limit Urohealth's flexibility in reacting to changes in its business; and (iv) Urohealth's borrowings under the Credit Facility bear interest at variable rates, which could result in higher interest expense if interest rates rise.


     Operating Losses; No Assurance of Profitability; Liquidity. Urohealth reported net losses for its fiscal year ended June 30, 1995, for the nine months ended March 31, 1996 and the year ended March 31, 1997 of $24.8 million, $23.0 million and $86.5 million, respectively, and a net loss of $11.4 million for the three months ended June 30, 1997. Imagyn reported net losses for its fiscal years ended December 31, 1994, 1995 and 1996 of $5.3 million, $2.6 million and $4.4 million, respectively, and a net loss of $5.2 million for the six months ended June 30, 1997. There can be no assurance that Urohealth or, after the Merger, Urohealth and Imagyn (the "combined companies") will be profitable in any future period. Urohealth has historically experienced negative cash flow from operations. The net cash used in operating activities by Urohealth for its fiscal year ended June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March 31, 1997 was $12.9 million, $16.9 million and $55.0 million, respectively, and $22.9 million for the three months ended June 30, 1997. There can be no assurance that the operating activities of the combined companies will generate sufficient cash flow to meet their liquidity needs in any future period. The future capital requirements of the combined companies will depend upon many factors, including the success of its sales and marketing efforts, new product development, and future acquisitions of companies and products. Urohealth believes that the net proceeds from the sale of the Notes (the "Note Offering"), together with borrowings under the Credit Facility (see "Significant Leverage"), cash and cash equivalents of Imagyn and funds expected to be generated from operations will be adequate to fund operations of the combined companies for the next 12 months. There can be no assurance, however, that Urohealth or the combined companies will not require additional financing during such time. Further, there can be no assurance that any additional financing will be available to Urohealth on acceptable terms, if at all. In addition, other than certain permitted indebtedness (under the Note Indenture), including indebtedness under the Credit Facility, Urohealth will need improvement in results of operations in order to incur additional indebtedness under the terms of the Note Indenture. If adequate funds are not available, Urohealth may be required to delay, scale back or eliminate its acquisition and product development efforts, which could have a material adverse effect on Urohealth's business, results of operations or financial condition.


     Limitations Imposed by Certain Indebtedness. The documents governing the indebtedness of Urohealth (including the Note Indenture and the Credit Facility) contain significant covenants that limit Urohealth's and its subsidiaries' ability to engage in various transactions and, in the case of the Credit Facility, require satisfaction of specified financial performance criteria. In addition, under each of the foregoing documents, the occurrence of certain events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute an event of default permitting acceleration of the indebtedness covered by such documents. The limitations imposed by the documents governing the outstanding indebtedness of Urohealth and its subsidiaries are substantial, and failure to comply with them could have a material adverse effect on Urohealth and its subsidiaries.

     Future Operating Results Dependent on Products. The future operating results of the combined companies will be dependent upon their ability to increase sales of existing medical products and the continued acceptance of such products by the medical community and third-party payors as useful and cost-effective. Historically, Urohealth has been highly dependent on the sale of vacuum erection devices for the treatment of male impotence. The market for medical products is characterized by rapid technological change and product obsolescence. In particular, competition in the market for treatment of male impotence is especially intense and has increased substantially in recent years. Competitors and others may develop and introduce new products, devices or approaches for treatment of the conditions targeted by Urohealth that could render one or more of Urohealth's products obsolete or noncompetitive. The future operating results of the combined companies will also be dependent, therefore, upon their ability to develop or acquire new products that are competitive in the markets they serve. Product acceptance will depend upon many factors, including the continued demonstration of the utility and cost-effectiveness of products of the combined companies, the maintenance of regulatory clearance in the United States and elsewhere and the continued availability of third-party reimbursement. Failure of one or more of Urohealth's or Imagyn's products to continue to be accepted by the medical community or the inability to develop new products could have a material adverse effect on the combined companies. Substantially all of Urohealth's medical product sales are derived from medical products of companies that Urohealth has acquired. As Urohealth has acquired businesses and technologies, it has acquired a number of related products under development which will require additional research and development efforts by Urohealth in an attempt to bring such products to market. While members of management of Urohealth have experience in developing products internally, Urohealth has not historically developed a significant number of medical products internally. There can be no assurance that Urohealth's medical products will be successfully developed and marketed, that required regulatory approvals from the Food and Drug Administration ("FDA") or equivalent foreign authorities for any indication will be obtained or that any products, if produced, will be capable of being produced in commercial quantities at reasonable costs, that such future products will be brought to market in a timely manner or that existing products will generate significant sales, the failure of any of which could have a material adverse effect on Urohealth's business, operating results or financial condition.


     Concentration of Credit Risk; Extended Payment Terms. Urohealth sells several product lines that are considered "capital equipment" by hospitals and other purchasers. From time to time, Urohealth offers certain customers extended payment terms to facilitate sales of these products. Urohealth may in the future grant similar extended payment terms. For the year ended March 31, 1997, sales that Urohealth made pursuant to extended payment terms were approximately 7% of total sales. Urohealth's typical payment terms require payment from 30 to 90 days. As of June 30, 1997, Urohealth had a total of $4.1 million of accounts receivable on extended payment terms with Integrated Medical Resources, Inc. ("IMR") for sales of Urohealth's Rigiscan product pursuant to terms under which the payments are due over 15-36 months. During the year ended March 31, 1997, Urohealth sold approximately $5.8 million of products to IMR on extended payment terms. IMR is a public company traded on the Nasdaq under the symbol "IMRI." For its most recent fiscal year ended December 31, 1996, IMR reported a loss of $6.5 million. Bruce Hazuka, Chief Operating Officer of Urohealth, is a member of the board of directors of IMR.


     Uncertainty Relating to Third-Party Reimbursement. In the United States, health care providers, such as hospitals and physicians, that purchase Urohealth's or Imagyn's products and other medical devices, generally rely on third-party payors, including private health insurance plans and federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure in which the medical device is being used. Reimbursement has traditionally been available in the United States for vacuum erection devices manufactured by Urohealth and sold by prescription to patients under a specific reimbursement code. The majority of the remaining Urohealth products are used in procedures for which reimbursement is generally available; however, there are no specific reimbursement codes for Urohealth's products. Reimbursement for traditional laparoscopy and hysteroscopy procedures performed using devices that have received FDA approval has generally been available in the United States. Nevertheless, there are no specific reimbursement codes for microlaparoscopy or microhysteroscopy procedures. There can be no assurance that reimbursement will be available for procedures performed using Urohealth's or Imagyn's existing products or future products. In the event that reimbursement is not available for procedures using such products, the market acceptance for such products in the United States could be materially and adversely affected. Because infertility procedures have not historically been reimbursed by health care payors, Imagyn believes that it will be very difficult, if not impossible, to obtain reimbursement for procedures performed using its Ovation systems in the United States. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per covered individual. Urohealth and Imagyn are unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors, and Urohealth and Imagyn could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which their respective products are used. Failure by physicians, hospitals and other users of Imagyn's and Urohealth's products to obtain sufficient reimbursement from health care payors for procedures in which their products are used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on Urohealth's and Imagyn's business, financial condition and results of operations.

     Market acceptance of Urohealth's and Imagyn's products in international markets may be dependent in part upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored and private health insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, or at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of Urohealth's and Imagyn's products in international markets and therefore could have a material adverse effect on Urohealth's and Imagyn's business, financial condition and results of operations. See "Business of Imagyn -- Third-Party Reimbursement."

     Management of Growth. Urohealth's growth has placed, and is expected to continue to place, significant demands on its financial, operational and management resources. In addition, in order to meet expected growth, Urohealth expects to add administrative and other personnel and manufacturing capacity, and make additional investments in operations and systems. There can be no assurance that Urohealth will be able to find and train such personnel, or to do so on a timely basis, or to expand its operations and manufacturing capacity to the extent and in the time required. Continued growth in sales, including sales under new group purchasing organization and distributor agreements, would require Urohealth carefully to manage production capacity and inventory levels, as well as quality controls, to meet increasing product demand and new product introductions. Urohealth has already experienced rapid growth in its inventory levels in anticipation of increased sales. Inaccuracies in demand forecasts could result in insufficient or excessive capacity or inventories and disproportionate overhead expenses. Failure to adequately manage growth, including any unexpected costs, delays, quality control issues or inefficiencies incurred or encountered in connection with such management of growth could have a material adverse effect on Urohealth's business, operating results or financial condition.


     Integration of Acquired Operations. Urohealth recently acquired X-Cardia Corporation and Microsurge, Inc. Urohealth has integrated the operations of those acquired entities with its own operations. In addition, Urohealth will be required to integrate the operation of Imagyn with Urohealth's operations upon consummation of the Merger. No assurance can be given that the benefits expected from such integration will be realized. In particular, there can be no assurance that the strategic benefits derived from any particular acquisition will equal or exceed the consideration paid. Furthermore, future acquisitions may involve large one-time write-offs or ongoing charges for amortization of goodwill. Such write-offs or charges could have a material adverse effect on Urohealth's results of operations for the periods in which such charges are recorded. In addition, Urohealth will be subject to the risks that such recently acquired operations and future acquisitions will not perform as expected and that the earnings from such operations will not be sufficient to support the capital expenditures needed to develop such operations in conformity with Urohealth's strategy. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on Urohealth's business, operating results or financial condition.


     Future Acquisitions. An important element of Urohealth's strategy is to identify and acquire businesses and product lines. Urohealth actively seeks acquisition opportunities in the regular course of its business and is engaged in ongoing evaluations of and discussions with third parties regarding potential acquisitions certain of which, if consummated, could be material. Since July 1995, Urohealth has acquired a number of medical product companies and product lines and has acquired or licensed additional technology. As a result of those acquisitions, Urohealth has experienced rapid growth. Urohealth expects to continue to acquire additional products and companies in the future. There can be no assurance that Urohealth will be able to implement or sustain its acquisition strategy or that its strategy will ultimately prove profitable to Urohealth. Urohealth will likely be required to issue additional shares of Common Stock, incur additional debt or to use a portion of its cash balances to make such future acquisitions. In addition, the terms of the Note Indenture and the terms of other indebtedness may restrict Urohealth's ability to pursue and consummate future acquisitions.


     Reliance on Patents and Proprietary Rights. The commercial success and future revenue growth of Urohealth and Imagyn will depend, in part, on their ability to operate without infringing on the rights of others both in the United States and abroad and not breaching technology licenses that cover technology used in their respective products. Urohealth and Imagyn own or have authority to use United States and foreign patent rights with respect to some of their respective medical products and have filed, and expect in the future to file, additional patent applications. It is uncertain whether any third party patents will require Urohealth or Imagyn to develop alternative technology or to alter their products or processes, obtain licenses or cease certain activities. If such licenses are required, there can be no assurance that Urohealth or Imagyn will be able to obtain such licenses on commercially favorable terms, if at all. Failure by Urohealth or Imagyn to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the combined companies. Urohealth acquired X-Cardia and its cardiac output monitoring technology and recently received approval of its patents filed with respect to the technology. In addition, Imagyn is licensed under certain United States and international patents and patent applications, holds certain United States and international patents and has filed certain United States and international patent applications. There can be no assurance as to the breadth or degree of the protection that may be afforded by any such patents, or whether any such applications ultimately may be approved resulting in the issuance of patents. Urohealth believes that some measure of patent protection with respect to its products will be required to allow it to compete with large medical products companies. There can be no assurance that Urohealth or Imagyn will continue to develop or acquire products or processes that are patentable or that patents applied for will be issued or that any patents issued to or licensed by Urohealth or Imagyn will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide it with competitive advantages. In addition, Urohealth and Imagyn could incur substantial costs in defending their proprietary rights and there can be no assurance that a competitor's technology or product would be found to infringe such rights. Although Urohealth believes that its patents are valid, there can be no assurance that the validity of any patent will be upheld if asserted by Urohealth against any party. Further, there can be no assurances as to the breadth and degree of protection that will be afforded by Urohealth's patent rights or that other companies will not independently develop similar but non-infringing competitive products. Moreover, the laws of some foreign countries may not protect Urohealth's and Imagyn's proprietary rights to the same extent as the laws of the United States. In addition, there is currently pending before Congress legislation providing for changes to the patent law which may adversely affect the patent and proprietary rights of pharmaceutical, biopharmaceutical and biomedical firms. If such pending legislation is adopted, the extent to which such changes would affect the operations of the combined companies cannot be ascertained.

     The patents or proprietary rights of others may have an adverse effect on the ability of Urohealth to do business in the future. Urohealth may be required to obtain licenses to patents or proprietary rights of other parties in order to produce and sell certain of its products. No assurance can be given that Urohealth's technology can be developed and commercialized without a license to such patents or proprietary rights or that any licenses required under any such patent or proprietary rights would be made available on terms acceptable to Urohealth, if at all. If Urohealth does not obtain or maintain such licenses, it could encounter delays in product introductions while it attempts to design around or contest the validity of such patents, or Urohealth could find that the development, manufacture or sale of products requiring such licenses could be foreclosed, any of which could have a material adverse effect on Urohealth. Furthermore, there can be no assurance that competitors or potential competitors will not independently develop similar or alternative products to those of Urohealth, duplicate any of Urohealth's products or technologies, or design around the patented technologies developed by Urohealth or its licensors, any of which could have a material adverse effect on Urohealth's business, results of operations or financial condition.

     Urohealth also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently create substantially equivalent proprietary information or otherwise gain access to or disclose such information of Urohealth. It is Urohealth's policy to require certain of its employees, contractors and consultants to execute confidentiality agreements to protect its unpatented proprietary technology and know-how. There can be no assurance that such confidentiality agreements will not be breached, that Urohealth would have adequate remedy for such breach, or that Urohealth's trade secrets will not otherwise become known through independent discovery by competitors. Moreover, in the absence of patent protection, Urohealth's business may be adversely affected by competitors who independently develop substantially equivalent technology.

     Regulatory Matters. Most of Urohealth's and Imagyn's medical products are subject to regulation for safety and efficacy by, among other governmental entities, the United States Food and Drug Administration ("FDA") and corresponding agencies of state and foreign countries in which Urohealth or Imagyn sell their respective products. The process of receiving governmental approval may take a number of years and the expenditure of substantial resources. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any of the products developed by Urohealth or Imagyn. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, discovery of previously unknown problems with a product, manufacturer or its manufacturing facilities may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. The Federal Food, Drug and Cosmetic Act, the Public Health Services Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising and promotion of such products. Product development and approvals within this regulatory framework take a number of years and involve the expenditure of substantial resources. Noncompliance with applicable requirements may have a material adverse effect on Urohealth and Imagyn and can result in fines, warning letters, recall or seizure of products, total or partial suspension of production, refusal by the government to approve product license applications or allow Urohealth or Imagyn to enter into supply contracts, and criminal prosecution. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. Failure to comply with present or future regulatory requirements, or respond to the new information reflecting on the safety or effectiveness of an approved product, can lead the FDA to withdraw its approval to market a product. Urohealth and Imagyn incur substantial costs in complying with regulatory requirements.

     The FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a 510(k) premarket notification clearance or a premarket approval ("PMA") prior to being introduced into the market. The 510(k) premarket notification clearance process is significantly quicker and less costly than the PMA process. Substantially all of Urohealth's and Imagyn's FDA marketing clearances have been obtained through the FDA's 510(k) process; however, certain other products will require PMAs. The PMA process is significantly more complex and time consuming than the 510(k) notification process. The PMA process may take several years or longer and requires the submission of extensive supporting data and clinical information. Urohealth believes that it is in material compliance with the FDA's 510(k) requirements for new and modified devices. The FDA has announced a program to review approvals (510(k)s and PMAs) for certain devices. There can be no assurance that upon any such review the FDA will agree with Urohealth's or Imagyn's determination regarding its 510(k)s. If the FDA were to disallow a 510(k) marketing clearance for any device, Urohealth or Imagyn could be required to file appropriate applications, either 510(k) or PMA, with the FDA or to take the products in question off the market. If the FDA were to require suspension of the sale of one or more of the products pending receipt of 510(k) clearance or if the FDA were to refuse to grant 510(k) clearance, Urohealth's business, results of operations and financial condition could be materially and adversely affected. There can be no assurance that Urohealth or Imagyn will obtain timely regulatory approval for its future products, or that existing approvals will not be withdrawn. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed.

     Competition and Technological Change. The markets in which Urohealth and Imagyn operate are very competitive and are characterized by rapidly evolving technology and product obsolescence. Urohealth believes that its ability to develop and commercialize new products and product enhancements is and will be critical to its continued growth. There are a substantial number of medical products companies and such companies could develop or offer products which would compete with products which Urohealth currently markets or intends to market. Some of these companies have marketing and distribution capabilities, and many of them have capital resources and research and development staffs, substantially greater than those of Urohealth. Moreover, it is reasonable to expect additional entrants into the field. Any of these companies could introduce competing products, which could cause a decline in sales or loss of market acceptance of existing or future products of Urohealth or the combined companies. In addition, biotechnology or pharmaceutical companies could introduce drug-based solutions for medical conditions addressed by Urohealth's products, which could have a material adverse effect on the competitive position of certain of Urohealth's products. There can be no assurances that technological change will not place one or more of Urohealth's existing or future products at a competitive disadvantage. In addition, increased competitive pressure could lead to intensified price-based competition that could materially adversely affect Urohealth's business, results of operations or financial condition. There can be no assurance that Urohealth will be able to compete successfully in the future.


     Dependence on Management. The success of Urohealth and Imagyn will depend on their ability to attract and retain highly qualified personnel. In particular, the loss of Charles A. Laverty, Urohealth's Chief Executive Officer, could have a material adverse effect on Urohealth's business if a suitable replacement could not be found. Urohealth has an employment agreement with Mr. Laverty that provides for a three-year term expiring on April 1, 1999. The agreement automatically renews for additional three-year terms if not terminated by either party by prior notice. Urohealth has "key person" insurance (solely payable to Urohealth) on the life of Mr. Laverty in the amount of $5.0 million; however, there can be no assurance that such insurance would be sufficient to compensate Urohealth for his absence. There can be no assurance that Urohealth will be successful in attracting or retaining key personnel.

     Products Liability Exposure. The medical products manufactured by Urohealth have from time to time become the subject of products liability litigation initiated by the patients using the products. In addition, as additional products of Urohealth or Imagyn enter the market, the combined companies will be subject to an increased risk of products liability claims. While Urohealth believes that its products have been manufactured in accordance with industry standards, and believes it has maintained adequate products liability insurance coverage, any adverse claim or series of claims or adverse publicity resulting from a claim, regardless of whether such claims are covered by insurance, could have a material adverse effect on Urohealth's business, results of operations or financial condition.

     Potential Tax Liability. In connection with the redomestication of Urohealth from Canada to the State of Delaware in July 1995, Urohealth has filed a final Canadian tax return reporting the "deemed sale" of assets of Davstar Industries Ltd. (the Canadian parent company). Urohealth anticipates that the Canadian tax authorities will review the tax status of the former entity, Davstar Industries Ltd., as a result of its redomestication from Canada to the United States and believes that all or at least a significant amount of any potential Canadian tax liability arising from the redomestication would be offset against Urohealth's Canadian loss carryforwards. However, the Canadian tax authorities could attempt to assign a greater value to Urohealth than used in Urohealth's estimates, which could result in some amount of Canadian tax that cannot be presently determined being assessed in a future period. No provision for any liability that may result from the ultimate resolution of this tax matter has been included in the accompanying consolidated financial statements of Urohealth.

     Potential Impact of Pending Legal Proceedings. In July 1997, several complaints were filed against Urohealth, certain its officers and directors and, in certain complaints, the lead underwriters of Urohealth's November 1996 public offering, requesting certification of a class action, alleging various violations of Federal securities laws and seeking unspecified compensatory damages. The suits were filed in the United States District Court for the Central District of California. All of the suits are based on substantially the same facts and have been brought on behalf of purchasers of Common Stock of Urohealth during various periods between July 18, 1996 and July 1, 1997. No proceedings have taken place in any of the suits. There can be no assurance that any of these suits will not result in an outcome unfavorable to Urohealth or that the outcome of any of these suits will not have material adverse effect on Urohealth's business, results of operations or financial condition.

     Limitation on Use of Tax Net Operating Loss Carryovers. As of March 31, 1997, Urohealth had accumulated net operating loss carryovers for U.S. federal and state income tax purposes of approximately $92 million and $68 million, respectively. These loss carryovers would expire, if not previously utilized against income of Urohealth, in various years through 2012. The future income tax benefit of these losses has not been given recognition in the Urohealth Consolidated Financial Statements. Under Section 382 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and corresponding provisions of state tax law, certain "ownership changes" with respect to the stock of a corporation having unused net operating loss carryovers (a "loss corporation"), or with respect to the stock of its parent corporation, may result in annual limitations on utilizations of such loss carryovers against future income of the loss corporation. In connection with the acquisition of Osbon Medical Systems Ltd. in December 1995, an ownership change occurred for purposes of Section 382 of the Code, thereby subjecting Urohealth to annual limitations on its ability to offset its existing loss carryovers against its future income. In connection with the acquisition of Microsurge on March 31, 1997, an additional ownership change may have occurred. Urohealth believes this additional ownership change will not reduce the December 29, 1995 Section 382 limitation. In addition, the consummation of the Merger will likely result in an additional ownership change.

     Shares Eligible for Future Sale. As of result of the Merger, it is anticipated that Urohealth will issue approximately 11.2 million shares of Urohealth Common Stock (and approximately 280,000 shares of Urohealth Common Stock will be issuable upon the exercise of the assumed Imagyn stock options). In general, these shares will be freely tradeable following the Merger, subject to certain resale restrictions for affiliates of Urohealth or Imagyn pursuant to Rules 144 and/or 145 under the Securities Act. An aggregate of approximately 3,500,000 of the shares issued in the Merger will be beneficially owned by affiliates of Imagyn and, therefore, subject to the resale restrictions.

     Warrants and Options; Potential Dilution and Adverse Impact on Additional Financing. Urohealth has a significant number of outstanding options and warrants. In addition, in May and July 1996, Urohealth issued $50.0 million of Urohealth's 8.75% Convertible Subordinated Debentures due 2006 (the "Debentures") which are convertible into Urohealth Common Stock at a conversion price, subject to adjustment, of $10.90 per share. The holders of the Debentures would be entitled to receive 4,587,156 shares of Common Stock if such holders elected to convert all of the Debentures into Common Stock. To the extent that the outstanding options and warrants are exercised, or convertible securities are converted, dilution of the interests of Urohealth's stockholders may occur. The existence of such warrants, options and convertible securities may adversely affect the terms on which Urohealth can obtain additional financing, and the holders of such warrants, options and convertible securities can be expected to exercise them at a time when Urohealth would, in all likelihood, be able to obtain additional capital by an offering of its unissued capital stock on terms more favorable to Urohealth than those provided by such warrants, options and convertible securities.

     Rights Agreements; Anti-takeover Effects. Urohealth has adopted a Preferred Share Purchase Rights Plan, pursuant to a Rights Agreement dated as of May 20, 1993 (the "Rights Agreement"). The Rights Agreement provides for the type of plan commonly called a "poison pill." The Rights Agreement is intended to prevent abusive hostile takeover attempts. However, the Rights Agreement could have the effect of deterring or preventing an acquisition of Urohealth even if a majority of Urohealth's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of Urohealth or to change existing management.

     Volatility of Stock Price. The market price of Urohealth's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, general trends in the market for healthcare products, and other factors. In addition, broad market fluctuations as well as general economic or political conditions such as healthcare reform may adversely affect the market price of the Urohealth Common Stock, regardless of Urohealth's actual operating performance. The market price of Urohealth's Common Stock has historically been very volatile. See "Price Range of Common Stock and Dividends."


     In addition, the market price of Imagyn's Common Stock has experienced significant volatility and may experience such volatility in the future. Factors such as fluctuations in Imagyn's results of operations, failure of such results of operations to meet the expectations of public market analysts and investors, announcements of technological innovations or new products by Imagyn or its competitors, FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by Imagyn or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding Imagyn, other medical device companies or the medical device industry generally, and general market conditions can, individually or in the aggregate, have a significant adverse effect on the market price of Imagyn's Common Stock.



     Risks Associated with Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Imagyn Common Stock will be converted into the right to receive 1.40 shares of Urohealth Common Stock. The Merger Agreement does not provide for adjustment of the Exchange Ratio based on fluctuations in the price of Urohealth Common Stock. Because the Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of either Urohealth Common Stock or Imagyn Common Stock, Imagyn stockholders will not be compensated for decreases in the market price of Urohealth Common Stock which could occur before the Effective Time. In the event that the market price of Urohealth Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Urohealth Common Stock to be received by Imagyn stockholders in the Merger would correspondingly decrease or increase. The market prices of Urohealth Common Stock and Imagyn Common Stock as of a recent date are set forth herein under 'Summary -- Market Prices," and Imagyn Stockholders are advised to obtain recent market quotations for Urohealth Common Stock and Imagyn Common Stock. The Urohealth Common Stock and the Imagyn Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of Urohealth Common Stock or Imagyn Common Stock at any time before the Effective Time or as to the market price of Urohealth Common Stock at any time thereafter.


     Absence of Dividends. Urohealth has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. In addition, Urohealth is restricted in its ability to pay dividends under outstanding credit facilities and preferred stock of a subsidiary of Urohealth. See "Price Range of Common Stock and Dividends."


     Dilution. Holders of Imagyn Common Stock, who will receive Urohealth Common Stock in the Merger, will incur immediate and substantial book value dilution. See "Summary -- Comparative Per Share Financial Information."


     Forward-Looking Statements. Certain statements contained, or incorporated by reference, herein, including without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Urohealth, Imagyn or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; industry capacity; management of growth; development of products; proprietary rights; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals for healthcare reform; liability and other claims asserted against Urohealth; competition; the loss of any significant customers; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of Urohealth; the availability and terms of capital to fund the expansion of Urohealth's business; and other factors referenced herein. Given these uncertainties, prospective Urohealth and Imagyn stockholders are cautioned not to place undue reliance on such forward-looking statements.

                          THE UROHEALTH ANNUAL MEETING

TIME, DATE AND PLACE OF UROHEALTH ANNUAL MEETING

     The Urohealth Annual Meeting will be held at 9:00 a.m., local time, on
            , 1997, at [the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660].

BUSINESS TO BE CONDUCTED AT UROHEALTH ANNUAL MEETING

     Each copy of this Proxy Statement/Prospectus mailed to Urohealth stockholders is accompanied by a form of proxy solicited by the Board of Directors of Urohealth for use at the Urohealth Annual Meeting and at any adjournment thereof. At the Urohealth Annual Meeting, the Urohealth stockholders will vote upon a proposal to approve the Merger Agreement and the issuance of shares of Urohealth Common Stock thereunder (the "Merger Proposal"). See "The Merger." In addition at the Urohealth Annual Meeting, the holders of the Urohealth Voting Stock will be asked to vote upon: (i) a proposal to classify the Urohealth Board of Directors into three classes (the "Board Classification Proposal"); (ii) the election of nine nominees to the Urohealth Board of Directors to serve until the next annual meeting of stockholders, or if the Board Classification Proposal is approved until expiration of the term for the class to which each director is elected, or in each case until their successors are duly elected and qualified (the "Directors Proposal"); (iii) a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Urohealth for the fiscal year ending March 31, 1998 (the "Accountants Proposal"); (iv) a proposal to adopt and approve an amendment to Urohealth's Certificate of Incorporation to increase the number of authorized shares of Urohealth Common Stock from 50 million to 100 million shares (the "Authorized Stock Proposal");
(v) a proposal to amend Urohealth's Certificate of Incorporation to change the name of Urohealth to Imagyn Medical Technologies, Inc., subject to approval and consummation of the Merger (the "Name Change Proposal"); and (vi) a proposal to amend Urohealth's Certificate of Incorporation to require that any action of Urohealth stockholders be taken at an annual or special meeting and not by written consent (the "Written Consent Proposal"). See "The Merger," Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4, Proposal No. 5, Proposal No. 6 and Proposal No. 7.

PROXIES: VOTING AND REVOCATION

     When a Urohealth proxy is properly executed and returned, the shares of Urohealth Voting Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated, the shares will be voted FOR the Merger Proposal, the Classified Board Proposal, the Directors Proposal, the Accountants Proposal, the Authorized Stock Proposal, the Name Change Proposal and the Written Consent Proposal. Any Urohealth stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the Urohealth Annual Meeting by (1) giving written notice of such revocation to Kevin M. Higgins, Secretary, Urohealth Systems, Inc., 5 Civic Plaza, Suite 100, Newport Beach, California 92660, or (2) signing and delivering to Mr. Higgins a proxy bearing a later date. However, the mere presence at the Urohealth Annual Meeting of a Urohealth stockholder who has delivered a valid proxy will not of itself revoke that proxy.

     UROHEALTH STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO UROHEALTH IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE UROHEALTH ANNUAL MEETING.

PROXY SOLICITATION


     Urohealth will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by personnel of Urohealth in person, by telephone or through other forms of communication without payment of additional compensation to such personnel. Additionally, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Urohealth Common Stock held of record by such custodians, nominees and fiduciaries, and for payment of reasonable expenses incurred in connection therewith. Urohealth may retain a proxy solicitation firm to aid in soliciting proxies from its stockholders. The fees of such firm are estimated not to exceed $5,000, plus reimbursement of out of pocket expenses.


VOTE REQUIRED

     The rules and regulations of the Nasdaq require approval of the issuance of the shares of Urohealth Common Stock under the Merger Agreement by holders of a majority of the shares of Urohealth Voting Stock represented at the Urohealth Annual Meeting in person or by proxy. The affirmative vote of the holders of a majority of the outstanding Voting Stock represented and voted at the Urohealth Annual Meeting is required to approve the Accountants Proposal. The affirmative vote of holders of a majority of the issued and outstanding Voting Stock is required to approve the Board Classification Proposal, the Authorized Stock Proposal, the Name Change Proposal and the Written Consent Proposal. Subject to the rights of the holders of the Convertible Debentures, directors are elected by a plurality of the Voting Stock represented and voting at the meeting and cumulative voting in the election of directors is not permitted.

     Only holders of record of Urohealth Voting Stock at the close of business on July 31, 1997, are entitled to receive notice of, and to vote at, the
Urohealth Annual Meeting. At that date, there were [       ] shares of Urohealth
Voting Stock outstanding and entitled to vote and        holders of record
thereof. As of that date, the directors and executive officers of Urohealth, together with their affiliates, beneficially held an aggregate of shares (and voting equivalents) of Urohealth Voting Stock
(representing approximately   % of the outstanding voting power of Urohealth).
The holders of Urohealth Common Stock are entitled to one vote per share on each matter submitted to a vote of the stockholders.

     The holders of a majority of the voting power of Urohealth present in person or by proxy, will constitute a quorum for the transaction of business at the Urohealth Annual Meeting or any adjournment thereof. Abstentions are included in the determination of the number of shares present and voting, are counted in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a no vote on such proposals, whereas broker non-votes are not counted. Directors are elected by a plurality of the votes of the shares of Voting Stock represented and voted at the meeting and abstentions and broker non-voters will have no effect on the outcome of the election of directors.

OTHER MATTERS

     Urohealth is not presently aware of any other business to be brought before the Urohealth Annual Meeting. If any matters come before the Urohealth Annual Meeting which are not directly referred to in this Proxy Statement/Prospectus or the enclosed proxy, including matters incident to the conduct of the Urohealth Annual Meeting, the proxy holders will vote the shares represented by the proxies in accordance with the recommendations of Urohealth management.


     Representatives of Ernst & Young LLP, Urohealth's independent auditors, are expected to be present at the Urohealth Annual Meeting and available to respond to appropriate questions and to make a statement should they desire to do so.


                           THE IMAGYN SPECIAL MEETING

TIME, DATE AND PLACE OF IMAGYN SPECIAL MEETING

     The Imagyn Special Meeting will be held at 9:00 a.m., local time, on , 1997, at [27651 La Paz Road, Laguna Niguel, California 92677].

     In the event that the Merger is not consummated, Imagyn will cause a 1997 annual meeting of stockholders to be held prior to December 31, 1997.

BUSINESS TO BE CONDUCTED AT IMAGYN SPECIAL MEETING

     At the Imagyn Special Meeting, the Imagyn stockholders will vote upon a proposal to approve the Merger Agreement. See "The Merger."

PROXIES: VOTING AND REVOCATION

     When an Imagyn proxy is properly executed and returned, the shares of Imagyn Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated, the shares will be voted FOR the Merger Proposal. Any Imagyn stockholder giving a proxy may revoke his or her proxy at any time before its exercise at the Imagyn Special Meeting by (1) giving written notice of such revocation to J.C. MacRae, Imagyn Medical, Inc., 27651 La Paz Road, Laguna Niguel, California 92677; (2) or signing and delivering to Mr. MacRae a proxy bearing a later date. However, the mere presence at the Imagyn Special Meeting of an Imagyn stockholder who has delivered a valid proxy will not of itself revoke that proxy.

     IMAGYN STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO IMAGYN IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF YOU ARE PLANNING TO ATTEND THE IMAGYN SPECIAL MEETING.

PROXY SOLICITATION

     Imagyn will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by personnel of Imagyn in person, by telephone or through other forms of communication without payment of additional compensation to such personnel. Additionally, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Imagyn Common Stock held of record by such custodians, nominees and fiduciaries, and for payment of reasonable expenses incurred in connection therewith. Imagyn may retain a proxy solicitation firm to aid in soliciting proxies from its stockholders. The fees of such firm are estimated not to exceed $5,000, plus reimbursement of out of pocket expenses.

VOTE REQUIRED

     Under the Delaware General Corporation Law, the holders of a majority of the outstanding shares of Imagyn Common Stock must approve of the Merger Agreement.

     Only holders of record of Imagyn Common Stock at the close of business on July 31, 1997, are entitled to receive notice of, and to vote at, the Imagyn
Special Meeting. As of the record date, there were [       ] shares of Imagyn
Common Stock outstanding and entitled to vote, with each such share entitled to
one vote, and [     ] holders of record thereof. As of the record date for the
Imagyn Special Meeting, the directors and executive officers of Imagyn, together
with their affiliates, beneficially held an aggregate of [       ] shares of
Imagyn Common Stock (representing approximately   % of the outstanding shares of
Imagyn Common Stock).

     The holders of a majority of the outstanding Common Stock of Imagyn present in person or by proxy, will constitute a quorum for the transaction of business at the Imagyn Special Meeting or any adjournment thereof. Abstentions are included in the determination of the number of shares present and voting, are counted in determining the number of shares voted on the proposals submitted to stockholders and will have the same effect as a no vote on such proposals, whereas broker non-votes are not counted.

     Certain stockholders of Imagyn owning in the aggregate [       ] shares of
Imagyn Common Stock (31% of the outstanding shares of Imagyn Common Stock) have agreed to vote in favor of the Merger.

OTHER MATTERS

     Imagyn is not presently aware of any other business to be brought before the Imagyn Special Meeting.

     The firm of Coopers & Lybrand L.L.P., independent accountants, audited the books, records and accounts of Imagyn for each of the years in the three year period ended December 31, 1996. A representative of Coopers & Lybrand L.L.P. will be present at the Imagyn Special Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

                                   THE MERGER
GENERAL

     The descriptions in this Proxy Statement/Prospectus of the terms and conditions of the Merger and the Merger Agreement are qualified in their entirety by reference to the copy of the Merger Agreement attached as Appendix A hereto, and to each of the other Appendices hereto. Stockholders are encouraged to read the Merger Agreement in its entirety.


     The Merger Agreement provides for the acquisition of Imagyn by Urohealth through the merger of Urohealth Sub with and into Imagyn, provided that all conditions to consummation of the Merger are satisfied or waived. Imagyn will be the surviving corporation in the Merger and, as a consequence thereof, will become a wholly-owned subsidiary of Urohealth. It is contemplated that the Effective Time for the Merger will occur as soon as practicable after the Urohealth Annual Meeting and the Imagyn Special Meeting, and upon satisfaction or waiver of all of the other conditions set forth in the Merger Agreement. The Effective Time is presently anticipated to occur on or before September 30, 1997. See "Conditions and Terms of the Merger Agreement."


     While Urohealth is continually in the process of exploring opportunities for strategic alliances or acquisitions, because of the strategic nature of the proposed Imagyn acquisition, Urohealth did not solicit any specific alternative acquisition proposals to the transaction with Imagyn.

BACKGROUND OF THE MERGER

     Commencing in late summer 1996, Imagyn's Board of Directors and senior management commenced an evaluation of the strategies underlying Imagyn's business plan with a principal focus on competitive trends in the women's health care products market and the overall impact of trends in the healthcare industry on Imagyn. The Board considered various strategies for addressing business and competitive factors being faced by Imagyn, including seeking additional distribution arrangements for Imagyn's products with other potential commercial partners as well broadening Imagyn's product line through acquisitions of other medical device companies, product lines or technologies.

     Beginning in late September and early October 1996, Imagyn was engaged in discussions with Genzyme Corporation concerning a possible distribution arrangement under which Genzyme would distribute certain of Imagyn's products that are not covered by Imagyn's existing distribution relationship with United States Surgical Corporation ("USSC"). During the fall of 1996, the discussions with Genzyme concerning a potential distribution arrangement progressed to include discussions relating to the potential acquisition of Imagyn. After an extensive review of Imagyn's business, Genzyme advised Imagyn in December 1996 that it had decided not to pursue such discussions further.

     On October 2, 1996, Imagyn retained Fletcher Spaght, Inc. ("Fletcher") as an advisor to assist Imagyn in identifying potential acquisition candidates that could enhance Imagyn's position in the obstetrics and gynecology markets as well as in the urology and urogynecology markets. In December 1996, Fletcher reported to Imagyn's Board of Directors on the status of its search. In this report, Fletcher reviewed its search methodologies and the number of candidates screened. Representatives of Fletcher noted that although several hundred candidates had been screened, it was likely that only a small number would fit Imagyn's acquisition criteria. On February 12, 1997, Fletcher presented the results of its search to Imagyn. Although several potential candidates were identified, Imagyn determined that only a few of these candidates should be approached for further consideration. After contact, none of these candidates indicated a willingness to enter into discussions or negotiations regarding a possible acquisition by Imagyn.

     During October 1996, Imagyn was approached by the Chief Executive Officer of Urohealth concerning the possibility of a business combination transaction. On October 4, 1996, Imagyn retained Dillon Read to advise it with respect to a possible acquisition of Imagyn. Imagyn's Board of Directors was consulted with respect to the identities of potential acquirors of Imagyn. A list of potential acquirors was developed, and several of the directors initiated contact with such potential acquirors, including Boston Scientific Corporation, Johnson & Johnson and Pfizer, Inc. The Board discussed potential acquisition candidates at its October 30,

1996, meeting. In addition, during this meeting, Urohealth's Chief Executive Officer, Charles Laverty, provided a report on the business of Urohealth to the Imagyn Board of Directors. In late November, Urohealth proposed a price which was considered too low at the time, and that proposal was rejected. However, discussions with Urohealth's Chief Executive Officer continued over the following months.

     During the fall of 1996 and ensuing winter, discussions with potential acquirors other than Urohealth continued. Imagyn representatives made a presentation to Pfizer before the end of the year, and discussions with Pfizer, as well as due diligence activities by Pfizer in the field, continued into January and early February. In February 1997, Pfizer notified Imagyn that it had elected not to continue possible acquisition discussions. After several conversations between representatives of Imagyn and Boston Scientific, it became apparent that timely discussions would not take place and the decision was made to terminate such discussions. Johnson & Johnson elected not to engage in discussions with Imagyn, primarily due to an existing strategic relationship with one of Imagyn's competitors.

     In mid-January, Urohealth again approached Imagyn with a proposal, but because Imagyn had not yet informed Urohealth regarding certain factors that could potentially cause Imagyn's results of operations for the first quarter of fiscal 1997 to fall below market expectations, Imagyn determined that Urohealth's proposal was not made with complete information regarding Imagyn. However, the Imagyn Board discussed a potential transaction with Urohealth at its January 21, 1997 meeting, as well as discussing various issues relating to the potential acquisition of Imagyn, including a presentation made by Dillon Read concerning the potential transaction. Following the meeting, representatives of Imagyn informed Urohealth's Chief Executive Officer of the changes in Imagyn's anticipated results of operations for the first quarter of 1997. On January 31, 1997, Urohealth responded with a proposal under which Urohealth would acquire Imagyn subject to satisfactory completion of due diligence and other conditions. At Imagyn's February 19, 1997 Board meeting, the terms of Urohealth's proposal and various other aspects of the acquisition transaction were reviewed by Imagyn's Board. At that meeting, representatives of Dillon Read again met with the Board to discuss the financial aspects of the transaction, and the Board was advised by representatives of Wilson Sonsini Goodrich & Rosati, Imagyn's legal counsel ("Wilson Sonsini"), concerning the legal aspects of the transaction, including a review of a draft definitive Merger Agreement ("the Original Merger Agreement") that had been provided by Urohealth.

     Pursuant to its obligations under its agreements with United States Surgical Corporation ("USSC"), Imagyn notified USSC that it had received the offer and was prepared to fulfill its obligations to USSC with respect to USSC's 60-day right of first negotiation. During January and February of 1997, members of Imagyn's Board met twice with Urohealth's Chief Executive Officer and other Urohealth representatives to discuss various aspects of a combination transaction between the companies, and to discuss the potential synergies that could be achieved by a combined company. During this period, Imagyn and its representatives conducted a due diligence review of Urohealth and its business, including a review of several significant transactions recently consummated by Urohealth.

     On March 3, 1997, USSC informed Imagyn that it had elected not to conduct due diligence investigations of Imagyn's business or pursue further negotiations with Imagyn regarding a possible acquisition of Imagyn.

     In early March 1997, Urohealth advised Imagyn that because of a recently initiated financing transaction, Urohealth was not in a position to continue its due diligence of Imagyn or to continue discussions regarding a potential transaction. After completion of Urohealth's financing transaction in April 1997, Urohealth advised Imagyn that Urohealth was once again in a position to continue discussions regarding a possible business combination. Urohealth requested additional due diligence information from Imagyn, and the respective financial advisors to Urohealth and Imagyn continued discussions regarding the financial terms of a business combination. A revised draft of the Original Merger Agreement was circulated, and the parties began negotiation of a definitive agreement.

     At its meeting on April 14, 1997, the Imagyn Board again discussed the transaction, and received further analysis and advice concerning financial and legal aspects of the transaction from representatives of Dillon

Read and Wilson Sonsini. The results of the due diligence review of Urohealth were also discussed at this meeting.

     On April 18, 1997, the Board of Directors of Imagyn met to discuss and review the terms of the Original Merger Agreement, which provided for an exchange ratio of 1.0358 shares of Urohealth Common Stock per share of Imagyn Common Stock. Imagyn's management and advisors made presentations concerning the terms of the Original Merger Agreement and Dillon Read delivered its oral opinion to the effect that, as of such date and based upon and subject to various qualifications and assumptions described in its subsequent written opinion, the consideration proposed to be received by holders of Imagyn Common Stock was fair to such holders from a financial point of view. See "Opinion of Imagyn's Financial Advisor." At such meeting, the Imagyn Board approved the Original Merger Agreement, including the Exchange Ratio, by a unanimous vote and recommended that the holders of Imagyn Common Stock vote in favor of the approval and adoption of the Original Merger Agreement.

     On April 19, 1997, Urohealth held a meeting of its Board of Directors. After discussions among the Board of Directors, Urohealth management and its advisors, and a review of the terms of the Original Merger Agreement, the Board of Directors unanimously approved the Original Merger Agreement, including the exchange ratio, and authorized the senior executive officers of Urohealth to finalize and execute the Original Merger Agreement.

     The Original Merger Agreement was executed by Urohealth and Imagyn on Saturday, April 19, 1997, and the terms of the Original Merger Agreement were publicly announced prior to the beginning of trading on Monday, April 21, 1997.

     In late June 1997, Urohealth made Imagyn aware of certain accounting issues raised by Urohealth's independent auditors in the course of their audit of Urohealth's financial statements for the fiscal year ended March 31, 1997, and of the fact that Urohealth would restate its results of operations for the first three fiscal quarters of fiscal 1997. See Note 14 of Notes to Consolidated Financial Statements of Urohealth. Between June 30 and July 7, 1997, Imagyn and its financial and legal advisors conducted a due diligence investigation of these issues, and the Imagyn Board held two specially scheduled meetings to discuss these issues and their potential effect on Urohealth and on the Merger.

     On July 9, 1997, Imagyn received correspondence from USSC containing an unsolicited offer from USSC to purchase all of the outstanding stock of Imagyn for an aggregate of $52.5 million in cash or USSC common stock or some combination of cash and USSC common stock, and certain other provisions. The USSC offer stated that it was subject to completion of due diligence by USSC and included a provision for a break-up fee payable by Imagyn. On July 9, 1997, the Imagyn Board again met to discuss the terms of the Merger in light of the accounting issues and the unsolicited offer from USSC. At the meeting, Urohealth's Chief Executive Officer made a presentation to the Imagyn Board explaining the restatement and the financial position of Urohealth. Imagyn's management and its financial and legal advisors also made presentations concerning the terms of the Original Merger Agreement.

     On July 10, 1997, representatives of Imagyn and Urohealth met to consider potential changes in the terms of the Original Merger Agreement. Imagyn's representatives advised Urohealth's representatives of Imagyn's belief that the original exchange ratio of 1.0358 should be increased to reflect the current trading value of the Urohealth Common Stock and in light of the unsolicited offer received from USSC. Urohealth's representatives advised Imagyn that Urohealth would consider a modification to the original exchange ratio, provided the Original Merger Agreement also was amended to make it more likely that the Merger would be consummated. Between July 10 and July 16, 1997, Imagyn and its financial and legal advisors and independent auditors continued conducting due diligence activities concerning the accounting issues and Urohealth's restatement of its results of operations.

     On July 11, 1997, Urohealth and Imagyn and its advisors held a series of discussions regarding a modification to the original exchange ratio and the terms of Amendment No. 1 to the Original Merger Agreement ("Amendment No. 1"). Later on July 11, the Urohealth Board approved Amendment No. 1 (including the increase in the exchange ratio from 1.0358 to 1.40 shares of Urohealth Common Stock per share of Imagyn Common Stock, the increase in the amount of the cancellation fee payable by Imagyn to Urohealth under certain circumstances from $3,500,000 to $5,000,000 and the increase in the amount of the expense reimbursement fee payable by either party to the other under certain other circumstances from $1,000,000 to $2,000,000).

     Also on July 11, Imagyn responded to USSC that it would review USSC's proposal of July 9 at the Imagyn Board meeting scheduled for Monday, July 14.

     On Monday, July 14, 1997, the Imagyn Board met to consider the proposed Amendment No. 1 and the July 9 unsolicited offer from USSC. In evaluating the proposed Amendment No. 1 and the USSC offer, the Board discussed the relative values of the common stock of USSC and Urohealth and the definitive Original Merger Agreement in place between Imagyn and Urohealth. The Imagyn Board also discussed the need for an updated fairness opinion from Dillon Read before reaching a conclusion with respect to entering into Amendment No. 1.

     On July 15, 1997, Imagyn received additional correspondence in which USSC increased its offer from $52.5 million to $57.5 million in cash or USSC Common Stock or any combination of cash and USSC common stock, and certain other provisions. The USSC offer stated that it was subject to completion of due diligence by USSC and included a provision for a break-up fee payable by Imagyn. USSC publicly announced the terms of its July 15 offer on the morning of July 16, 1997.

     On July 16, 1997, the Imagyn Board met to consider the proposed Amendment No. 1, the July 15 unsolicited offer from USSC and the results of the due diligence conducted to date by Imagyn's management and financial and legal advisors. In evaluating the proposed Amendment No. 1 and the USSC offer, the Board discussed the relative values of the common stock of USSC and Urohealth, the synergies that could potentially be achieved by combining Imagyn's and Urohealth's business operations and the greater likelihood that the Merger would be completed since Urohealth had completed its due diligence review of Imagyn and since Imagyn and Urohealth had negotiated a definitive agreement. Imagyn's management and legal and financial advisors made presentations concerning the amendments to the Original Merger Agreement that would be effected by Amendment No. 1, as well as outstanding due diligence items. Dillon Read delivered its oral opinion to the effect that, as of such date and based upon and subject to various qualifications and assumptions described in its subsequent written opinion, the consideration proposed to be received by the holders of Imagyn Common Stock pursuant to Amendment No. 1 was fair to such holders from a financial point of view. See "Opinion of Imagyn's Financial Advisor." The Imagyn Board directed Imagyn's management and its independent auditors to continue their due diligence activities in anticipation of another Imagyn Board meeting on July 17.

     On July 17, 1997, Imagyn received additional correspondence from USSC in which USSC enhanced its July 15 offer by increasing the purchase price to $61 million, to be reduced by the amount of any cancellation fee that would have to be paid to Urohealth in the event the Merger Agreement were terminated in order for Imagyn to accept the USSC offer, and certain other provisions. The offer provided that it was not negotiable.

     On July 17, 1997, the Imagyn Board met to consider the proposed modification to the original exchange ratio that had been discussed by the parties and their financial and legal advisors and the other amendments to the Original Merger Agreement proposed to be effected by Amendment No. 1 thereto, and to consider the enhanced July 15 unsolicited offer from USSC and the results of the due diligence conducted by Imagyn's management. Imagyn's management and legal advisors made presentations concerning the amendments to the Original Merger Agreement that would be effected by Amendment No. 1, including the following provisions: (i) the increase in the exchange ratio from 1.0358 to 1.40 shares of Urohealth Common Stock per share of Imagyn Common Stock; (ii) the increase in the amount of the cancellation fee payable by Imagyn to Urohealth under certain circumstances from $3,500,000 to $5,000,000; and (iii) the increase in the amount of the expense reimbursement fee payable by either party to the other under certain other circumstances from $1,000,000 to $2,000,000. In evaluating the proposed Amendment No. 1 and the enhanced USSC offer, the Board discussed the relative values of the common stock of USSC and Urohealth, the synergies that could potentially be achieved by combining Imagyn's and Urohealth's business operations and the greater likelihood that the Merger would be completed since Urohealth had completed its due diligence review of Imagyn and since Imagyn and Urohealth had negotiated a definitive agreement. At such meeting the Imagyn Board approved Amendment No. 1 (including the increase of the original exchange ratio from 1.0358 to 1.40 shares of Urohealth Common Stock per share of Imagyn Common Stock) by a unanimous vote of those directors present and recommended that the holders of Imagyn Common Stock vote in favor of the approval and adoption of the Merger Agreement, as amended. The parties executed and delivered Amendment No. 1 as of July 17, 1997, and Urohealth and Imagyn publicly announced the Exchange Ratio and the execution of Amendment No. 1 prior to the beginning of trading on July 18, 1997.


CERTAIN INFORMATION CONCERNING UROHEALTH



     As a matter of course, Urohealth does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review of Urohealth's business, Dillon Read and the management and Board of Directors of Imagyn, as well as Piper Jaffray and the Board of Directors of Urohealth, were furnished preliminary financial targets prepared by management of Urohealth. Revenue growth for Urohealth on a stand-alone basis was projected to increase by approximately 82.1% in fiscal 1998 and 36.2% in fiscal 1999 due to continued expansion of direct sales representatives, sales to group purchasing organizations, implementation of a distributor sales strategy with respect to Urohealth's surgical project line and acquisitions closed in 1997 which will operate with Urohealth for the entire 1998 and 1999 fiscal years. The statement regarding Urohealth's preliminary financial targets constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and is subject to the safe harbors created thereby. These preliminary financial targets were based on the assumptions that Urohealth would continue to develop and introduce new products on a timely basis, that competitive conditions within the medical device industry would not change materially or adversely, that the market for Urohealth's products would remain strong, and that there would be no material adverse change in Urohealth's operations or business. Such assumptions involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Urohealth. While Urohealth believes that the assumptions underlying the preliminary financial targets are reasonable, any of the assumptions could prove inaccurate and therefore, there can be no assurance that the forward-looking financial information will prove to be accurate. In addition, as disclosed elsewhere in this Proxy Statement/Prospectus under "Risk Factors," the business and operations of Urohealth are subject to substantial risks which increase the uncertainty inherent in such preliminary financial targets. Any of the factors disclosed under "Risk Factors" could cause the actual earnings of Urohealth to differ materially from the preliminary financial targets described above. In addition, the preliminary financial targets do not contemplate the combination of the operations of Urohealth and Imagyn. Accordingly, for these reasons it is expected that there will be differences between the actual and targeted results, and actual results may be materially higher or lower than those indicated above.



     In light of the significant uncertainties inherent in forward-looking financial information of any kind, the inclusion of such information herein should not be regarded as a representation by Urohealth or any other person that the preliminary financial targets will be achieved. Investors are cautioned that these preliminary financial targets should not be regarded as fact and should not be relied upon as an accurate representation of future results. Further, the preliminary financial targets furnished by Urohealth were not prepared with a view to public disclosure or in compliance with the established guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants. In addition, such preliminary financial targets do not purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise examined by Ernst & Young LLP, Urohealth's independent auditors, or by any other independent auditor or financial advisor. Accordingly, neither Ernst & Young LLP nor any other independent auditor or financial advisor assumes any responsibility for the preliminary financial targets disclosed herein. The preliminary financial targets are being presented solely because they were furnished to Imagyn, Dillon Read and Piper Jaffray, and they should not be interpreted as suggesting that Imagyn, Dillon Read or Piper Jaffray relied solely upon such targets in evaluating any proposed transaction. Urohealth has advised Imagyn, Dillon Read and Piper Jaffray that its preliminary financial targets are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. None of Imagyn, Urohealth or any of their financial advisors or any of their respective directors or officers assumes any responsibility as a result of the inclusion of such preliminary financial targets in this Proxy Statement/Prospectus for the accuracy of such information. Urohealth does not intend publicly to update or otherwise publicly to revise the preliminary financial targets disclosed above to reflect circumstances existing after the date hereof.



CERTAIN INFORMATION CONCERNING THE MERGER



     In connection with consideration of the Merger, the management of Urohealth prepared and the Board of Directors of Urohealth and Piper Jaffray were furnished preliminary estimates of certain cost savings and other synergies that could result from the Merger. Such estimates indicated approximately $10.9 million and $16.1 million of incremental operating income from cost savings and other synergies that might be realized from the Merger in fiscal 1998 and 1999, respectively. The statement regarding estimates of certain cost savings and other synergies that could result from the Merger constitutes a "forward-looking statement" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and is subject to the safe harbors created thereby. These estimates were based on the assumptions that Urohealth would be able to combine successfully the operations, product offerings and research and development and sales and marketing efforts of Urohealth and Imagyn after the Merger in order to realize the potential benefits of the Merger, that Urohealth would continue to develop and introduce new products on a timely basis, that competitive conditions within the medical device industry would not change materially or adversely, that the market for Urohealth's products would remain strong, and that there would be no material adverse change in Urohealth's operations or business. Such assumptions involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Urohealth. While Urohealth believes that the assumptions underlying the preliminary estimates of cost savings and other synergies that could result from the Merger are reasonable, any of the assumptions could prove inaccurate and therefore, there can be no assurance that the forward-looking financial information will prove to be accurate. In addition, as disclosed elsewhere in this Proxy Statement/Prospectus under "Risk Factors," the anticipated benefits of the Merger will not be achieved unless the operations of Imagyn are successfully combined with those of Urohealth in a timely manner. As further disclosed under "Risk Factors," the business and operations of Urohealth are subject to substantial risks. These risks increase the uncertainty inherent in such preliminary estimates. Any of the factors disclosed under "Risk Factors" could cause the actual cost savings and other synergies that could result from the Merger to differ materially from the preliminary estimates described above. Accordingly, for these reasons it is expected that there will be differences between the actual and estimated results, and actual results may be materially higher or lower than those indicated above.



     In light of the significant uncertainties inherent in forward-looking financial information of any kind, the inclusion of such information herein should not be regarded as a representation by Urohealth or any other person that the preliminary estimates of cost savings and other synergies that could result from the Merger will be achieved. Investors are cautioned that these preliminary estimates should not be regarded as fact and should not be relied upon as an accurate representation of future results. Further, the preliminary estimates furnished by Urohealth were not prepared with a view to public disclosure or in compliance with the established guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants. In addition, such preliminary estimates of cost savings and other synergies do not purport to present information prepared in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise examined by Ernst & Young LLP, Urohealth's independent auditors, or by any other independent auditor or financial advisor. Accordingly, neither Ernst & Young LLP nor any other independent auditor or financial advisor assumes any responsibility for the preliminary estimates of cost savings and other synergies disclosed herein. Such preliminary estimates are being presented solely because they were furnished to Piper Jaffray, and they should not be interpreted as suggesting that Piper Jaffray relied solely upon such estimates in evaluating any proposed transaction. Urohealth has advised Piper Jaffray that its preliminary estimates of cost savings and other synergies that could result from the Merger were, in general, prepared solely for internal use and budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. None of Imagyn, Urohealth or any of their financial advisors or any of their respective directors or officers assumes any responsibility as a result of the inclusion of such preliminary estimates of cost savings and other synergies that could result from the Merger in this Proxy Statement/Prospectus for the accuracy of such information. Urohealth does not intend publicly to update or otherwise publicly to revise the preliminary estimates of cost savings and other synergies that could result from the Merger disclosed above to reflect circumstances existing after the date hereof.


UROHEALTH'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors of Urohealth believes that the Merger is fair to and in the best interests of Urohealth and its stockholders and unanimously recommends that the Urohealth stockholders vote for the approval of the Merger Agreement and the transactions contemplated thereby.

     In evaluating the proposed Merger as originally presented and as amended, the Board of Directors of Urohealth considered a variety of factors, including financial and operating information relating to Urohealth and Imagyn, reports from, and presentations by, its officers, Piper Jaffray and legal counsel. The factors considered by the Urohealth Board of Directors, all of which were deemed material but were given varying priorities by individual directors, included the following: (i) the operational efficiencies and synergies presented by the compatibility of the core business of Urohealth and Imagyn in the gynecology market, (ii) the opportunities for Urohealth to substantially enhance its gynecological product offerings, (iii) the technical expertise, technology and research and development capabilities of the Imagyn organization, (v) the state of Urohealth's industry, including current and future competition, and consolidations within the industry, (vi) the financial condition, results of operations and prospects of Urohealth and Imagyn, along with the value of the consideration to be paid in the Merger and (vii) the advice given to the Board by Piper Jaffray, Urohealth's financial advisor, regarding the Merger transaction.

     The Urohealth Board concluded, in light of these factors, that the Merger is in the best interests of Urohealth and its stockholders. The Board of Directors of Urohealth did not attempt to weigh the factors considered and no poll of the directors was taken to determine which of the factors considered they deemed most important in arriving at their ultimate conclusion. THE BOARD OF DIRECTORS OF UROHEALTH UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF UROHEALTH APPROVE THE MERGER PROPOSAL.

OPINION OF UROHEALTH'S FINANCIAL ADVISOR


     Certain statements contained under this section "Opinion of Urohealth's Financial Advisor," such as statements concerning the estimates of future revenues, earnings and cash flows and other statements contained in this section regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act")). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed elsewhere herein under "Risk Factors," "Certain Information Concerning Urohealth" and "Certain Information Concerning the Merger." None of Urohealth, Imagyn or Piper Jaffray undertakes any obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


     Piper Jaffray was engaged by Urohealth pursuant to an engagement letter dated as of December 9, 1996 to act as exclusive financial advisor to Urohealth in connection with a possible business combination involving Urohealth and Imagyn. If requested, Piper Jaffray also agreed to render an opinion to the Board of Directors of Urohealth concerning the fairness, from a financial point of view, to Urohealth of the aggregate consideration to be paid by Urohealth to the stockholders of Imagyn in the Merger.

     Piper Jaffray delivered to the Urohealth Board of Directors on April 19, 1997, its written opinion to the effect that, as of the date thereof and based on and subject to the assumptions, factors and limitations set forth therein, the aggregate consideration proposed to be paid by Urohealth pursuant to the Original Merger Agreement in the Merger to the stockholders of Imagyn was fair, from a financial point of view, to Urohealth. Piper Jaffray delivered to the Urohealth Board of Directors on July 16, 1997, its written opinion (the "Piper Opinion"), which reaffirmed as of such date, its earlier opinion with respect to the Merger pursuant to the Original Merger Agreement, as proposed to be amended by Amendment No. 1. A copy of the Piper Opinion which sets forth the assumptions made, factors considered and limits of its review, is attached to this Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the full text of the Piper Opinion. Urohealth stockholders are urged to read such opinion carefully and in its entirety.


     Piper Jaffray provided financial advice to the management of Urohealth in connection with the structuring and negotiation of the Merger, but made no recommendation to the Board of Directors of Urohealth as to the form or amount of the consideration to be paid by Urohealth in the Merger, which was determined through negotiations between Urohealth and Imagyn. The Piper Opinion is directed to the Board of Directors of Urohealth and does not constitute a recommendation to any Urohealth stockholder as to how such stockholder should vote at the Urohealth Annual Meeting. The Piper Opinion does not address Urohealth's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Piper Jaffray reviewed, among other things, (i) the Original Merger Agreement dated April 19, 1997 and a draft dated as of July 16, 1997 of Amendment No. 1, (ii) certain proprietary information relative to Imagyn, (iii) certain publicly available financial and other information relative to Imagyn, (iv) internal financial planning information of Imagyn furnished by the management of Imagyn, (v) to the extent publicly available, the stock price premiums paid and financial terms of certain acquisition transactions involving companies operating in industries deemed relevant to those in which Imagyn operates and selected public companies deemed comparable to Imagyn, (vi) certain publicly available information relative to Urohealth,
(vii) certain internal financial planning information of Urohealth, Imagyn and the combined company after the Merger furnished by management of Urohealth, and
(viii) certain financial and securities data of Urohealth. In addition, Piper Jaffray visited the headquarters of Urohealth, and engaged in discussions with members of management, accountants and counsel of Urohealth and Imagyn concerning the respective financial condition, current operating results and business outlook of Urohealth, Imagyn and the combined company after the Merger. Piper Jaffray also engaged in discussions with practicing physicians that use Imagyn's products and competing products.

     In delivering its opinion to the Urohealth Board of Directors on July 16, 1997, Piper Jaffray prepared and delivered to the Urohealth Board of Directors certain written materials containing a summary of various analyses and other information material to the Piper Opinion. The following is a summary of these materials:

     Overview of the Merger. Piper Jaffray reviewed the principal terms of the Merger. Piper Jaffray noted that the Merger, if consummated, would benefit Urohealth by providing (i) an established product platform for Urohealth's gynecology division, (ii) proprietary products to enhance Urohealth's current product offerings and maximize the value of Urohealth's contracts with group purchasing organizations, (iii) an opportunity to generate significant synergies and expense reductions, and (iv) increased financial flexibility through the acquisition of the cash and marketable securities of Imagyn (approximately $39.3 million as of June 30, 1997).

     Estimated Purchase Price. Piper Jaffray calculated an estimate of the aggregate purchase price based on the exchange ratio set forth in the Merger Agreement and the ten day average (as of July 15, 1997) of the closing price of Urohealth Common Stock on The Nasdaq National Market. Giving effect to such exchange ratio, which results in an aggregate of 12.1 million shares of Urohealth Common Stock to be issued to holders of Imagyn Common Stock and Common Stock Equivalents and a ten day average closing price of $5.46 per share of Urohealth Common Stock, Piper Jaffray computed an estimated aggregate purchase price of $65.8 million.

     Stock Price Analysis. Piper Jaffray reviewed selected market information and the trading activity of Urohealth and Imagyn, including share price and trading volume of Urohealth Common Stock for the period May 31, 1996 to July 15, 1997 and Imagyn Common Stock for the period from May 31, 1996 to July 15, 1997.

In addition, Piper Jaffray compared the indexed performance of Imagyn Common Stock for the period May 30, 1996 to July 15, 1997 to both a composite index made up of the Medical Technology Companies and the Women's Health Group Companies (each as defined below), and the NASDAQ Composite Index. For purposes of its analysis, Piper Jaffray separated publicly traded companies engaged in businesses considered by Piper Jaffray to be relevant to that of Imagyn into two groups: medical technology companies with operating and financial profiles comparable to Imagyn (the "Medical Technology Companies") and companies focused on providing new medical technology to address women's health care issues (the "Women's Health Group Companies"). The Medical Technology Companies were:
Cardiovascular Dynamics, Inc.; General Surgical Innovations; Rochester Medical Corp.; Innovasive Devices, Inc.; and Eclipse Surgical Technologies, Inc. The Women's Health Group Companies were: Biofield Corp.; Conceptus Inc.; Cytyc Corp.; Gynecare, Inc.; FemRx, Inc.; Neopath Inc.; and Neuromedical Systems Inc. Piper Jaffray noted that the price of Imagyn Common Stock had underperformed the indexed performance of the Medical Technology Companies, the Women's Health Group Companies and the NASDAQ Composite for the period.

     Piper Jaffray also computed the historical relationship of the closing price of Urohealth Common Stock and Imagyn Common Stock for the period from October 1, 1996 through April 18, 1997 and compared it to the exchange ratio set forth in the Merger Agreement.


     Discounted Cash Flow Analysis. Piper Jaffray estimated the present value of the projected future cash flows of Imagyn using internal financial planning data prepared by the management of Imagyn on a stand-alone basis and the management of Urohealth as combined with Urohealth and giving effect to expected synergies for the years ending March 31, 1998 through 2001. Using internal financial planning data for Imagyn on a stand-alone basis as prepared by the management of Imagyn, Piper Jaffray applied a range of terminal multiples to projected fiscal year 2001 operating income of 10x to 12x and a range of discount rates of 25.0% to 35.0%. This analysis yielded a range of estimated present values of Imagyn equity of approximately $50.3 million to $59.9 million. Using internal financial planning data provided by the management of Urohealth for Imagyn on an "as combined" basis with Urohealth and giving effect to expected synergies, Piper Jaffray applied a range of terminal multiples to projected fiscal year 2001 operating income of 10x to 14x and a range of discount rates of 30.0% to 40.0%. This analysis yielded a range of estimated present values of Imagyn equity of approximately $136.1 million to $212.9 million. These equity value ranges compared to an estimated aggregate purchase price for Imagyn of $65.8 million calculated by Piper Jaffray as discussed under "Estimated Purchase Price" above.


     Pro Forma Analysis. Piper Jaffray analyzed the potential effect on projected annual earnings per share of Urohealth Common Stock for the two year period ending March 31, 1999 resulting from the Merger, based on the pro forma combined projected results of Urohealth and Imagyn for such periods included in internal financial planning data provided by management of Urohealth and Imagyn. This combined company data reflects Urohealth management's estimates of revenue and operating synergies in a combined company, including operating expense savings. Piper Jaffray observed that the Merger would be expected to be slightly dilutive on an earnings per share basis in the years ending March 31, 1998 and 1999.

     Contribution Analysis. Piper Jaffray compared the contribution of Urohealth and Imagyn to projected pro forma combined total revenue, gross profit, and operating income for the years ending March 31, 1998 and 1999 using internal financial planning data prepared by management of Urohealth, including the effect of certain synergies Urohealth might expect to achieve following the Merger. For such periods, Piper Jaffray noted that Imagyn would contribute 8.3% and 13.8%, respectively of pro forma combined total revenues, 7.9% and 13.0%, respectively of pro forma combined gross profit, and 6.2% and 19.2%, respectively of pro forma combined operating income. Piper Jaffray compared these projected contribution percentages to 33.6%, the aggregate pro forma ownership (on a fully diluted basis without giving effect to the conversion of the Debentures) of the combined company by holders of Imagyn Common Stock resulting from the Merger, and 13.5%, the aggregate pro forma ownership (on a fully diluted basis without giving effect to the conversion of the Debentures) of the combined company by holders of Imagyn Common Stock resulting from the Merger (excluding for purposes of this analysis, the value of shares of Urohealth Common Stock equal to the value of the cash and marketable securities of Imagyn). Piper Jaffray also noted that as a result of the Merger, Imagyn would contribute 51.1% of the combined current tangible assets (adjusted for cash investments and credit lines) based upon financial statements as of March 31, 1997.

     Comparable Public Company Analysis. Piper Jaffray compared certain financial information and valuation ratios relating to Imagyn to corresponding data and ratios from the Medical Technology Companies and the Women's Health Care Companies in order to analyze Imagyn's operating performance and market valuation relative to such companies. This analysis produced multiples of selected valuation data as follows: (i) company value (market capitalization less net cash) to latest twelve months ("LTM") revenues for the Medical Technology Companies ranging from 2.2x to 10.7x, with a mean and median of 6.6x, and for Imagyn of 2.5x for LTM actual financial statements for and as of March 31, 1997 and 3.6x for LTM estimated financial statements for and as of June 30, 1997; and (ii) equity value to book value for the Medical Technology Companies ranging from 1.3x to 3.4x, with a mean and median of 2.4x and 2.8x, respectively, and for Imagyn of 1.3x for LTM actual financial statements as of March 31, 1997 and 1.5x for LTM estimated financial statements as of June 30, 1997. Given the early stage of development for many of the Women's Health Care Companies, this analysis did not produce any meaningful data for comparison to Imagyn.

     Comparable Acquisition Analysis. Piper Jaffray reviewed transactions announced between January 1, 1995 and July 15, 1997, for which information was publicly available, involving target companies in the medical technology industry. In addition, these transactions involved a change-in-control and had transaction values greater than $25 million. This review produced 32 transactions (the "Comparable Transactions"). Piper Jaffray calculated company value to LTM sales and to LTM operating income and equity value to LTM net income for each of the Comparable Transactions. Piper Jaffray calculated company value to net sales for the Comparable Transactions with this multiple ranging from 0.5x to 24.6x, with a mean and median of 4.4x and 3.0x, respectively, and for the Merger of 2.5x (based on Imagyn LTM actual financial statements for and as of March 31, 1997) and 3.6x (based on Imagyn LTM estimated financial statements for and as of June 30, 1997). No other valuation multiple produced meaningful data for comparison.

     Premiums Paid Analysis. Piper Jaffray analyzed the premium to the closing price per share of Imagyn Common Stock of the estimated purchase price per share of Urohealth Common Stock under the Merger Agreement as of one week and four weeks prior to April 18, 1997 and compared such premiums to the premium (discount) paid as of one week and four weeks prior to announcement for (i) 27 selected transactions involving medical technology companies, and (ii) 23 selected transactions involving pooling-of-interests treatment for generally accepted accounting principles. The selected medical technology transactions included transactions announced between January 1, 1995 and July 15, 1997. The selected pooling-of-interests transactions involved transactions announced between January 1, 1996 through July 15, 1997, with an aggregate value between $50.0 million and $150.0 million, but excluding transactions involving banks and other financial institutions. For the selected medical technology transactions, the premiums (discounts) as of one week prior to announcement ranged from (11.8%) to 60.9%, with a mean of 28.0%. As of four weeks prior to announcement the premiums ranged from 2.0% to 76.2%, with a mean of 35.5%. For the selected pooling-of-interests transactions, the premiums (discounts) as of one week prior to announcement ranged from (4.5%) to 70.6%, with a mean of 29.4%. As of four weeks prior to announcement the premiums ranged from 0.8% to 146.7%, with a mean of 35.9%. Piper Jaffray noted that the estimated purchase price per share of Imagyn Common Stock under the Merger Agreement represented a discount of (8.7%) and (13.9%) to the market price per share of Imagyn Common Stock as of one week and four weeks, respectively, prior to April 18, 1997.

     In reaching its conclusion as to fairness of the aggregate consideration to be paid in the Merger pursuant to the Merger Agreement and in its presentation to the Urohealth Board of Directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying its opinions. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison was identical to Urohealth, Imagyn or the Merger contemplated by the Merger Agreement. Accordingly, an analysis of the results is not mathematical, rather it involves complex considerations and judgments concerning differences in the various characteristics considered.


     For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not assume responsibility for the independent verification of such information. Piper Jaffray relied upon the assurances of the management of Urohealth and Imagyn that the information provided by Urohealth and Imagyn had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. In arriving at its opinion, Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of Urohealth and Imagyn and expressed no opinion regarding the liquidation value of any entity. Piper Jaffray assumed, with the consent of Urohealth, that (i) neither Urohealth nor Imagyn is a party to any pending transaction, including external financial, recapitalizations, acquisitions or merger discussions other than the Merger or in the ordinary course of business, (ii) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and as a pooling-of-interests transaction under generally accepted accounting principles, (iii) the final form of Amendment No. 1 was substantially similar to the drafts reviewed by Piper Jaffray, and (iv) that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the Merger. No limitations were imposed by Urohealth on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion as to the price at which shares of Urohealth Common Stock have traded or may trade at any future time. The opinion was based upon information available to Piper Jaffray and the facts and circumstances as they existed were subject to evaluation on the date of the Piper Opinion. Events occurring after such date could materially affect the facts and assumptions used in preparing the Piper Opinion.


     Piper Jaffray, as a customary part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, underwritings and other distributions of securities, private placements and evaluations for estate, corporate and other purposes. The Urohealth Board of Directors selected Piper Jaffray because of its experience with medical device companies generally and familiarity with Urohealth in particular. Piper Jaffray has provided investment banking services to Urohealth in the past for which it received customary fees. Piper Jaffray acted as co-manager of the public offering of Urohealth Common Stock in November 1996. Piper Jaffray makes a market in the Common Stock of Urohealth and also provides research coverage of Urohealth. In the ordinary course of its securities business, Piper Jaffray actively trades Urohealth Common Stock for its own account or the account of its customers, and accordingly may from time to time hold a long or short position in such security.

     Urohealth agreed to pay Piper Jaffray a fee of $125,000, in cash, upon rendering the Piper Opinion. This opinion fee is not contingent upon the consummation of the Merger. For its services to Urohealth in connection with the Merger, Urohealth also agreed to pay Piper Jaffray a fee of $25,000 on March 31, 1997, and a fee of 1.5% of the total purchase price involved in the Merger (with the Opinion fee to be credited against such fee) upon consummation of the Merger. The contingent nature of this fee may have created a potential conflict of interest in that Urohealth would be unlikely to consummate the Merger unless it had received the Piper Opinion. Whether or not the Merger is consummated, Urohealth has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by Urohealth.

IMAGYN'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION.

     The Imagyn Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Imagyn's stockholders. Accordingly, the Imagyn

Board has approved the Merger Agreement (by the unanimous vote of all directors present) and recommends that the stockholders of Imagyn vote for approval and adoption of the Merger Agreement. In reaching its determination, the Imagyn Board consulted with Imagyn's management, as well as its legal counsel and financial advisor, and gave significant consideration to a number of factors, including, without limitation, the factors referred to below. In view of the wide variety of factors bearing on its decision, the Imagyn Board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weight to the factors it considered in reaching its decision.

     The factors considered by the Imagyn Board included:

        - The effect on Imagyn stockholders of Imagyn continuing as a stand-alone entity compared to the effect of combining with Urohealth, in light of the factors summarized below with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined company. In particular, the Imagyn Board considered that Imagyn competes in a segment of the medical device market (women's health products) and has a relatively small, as compared to Urohealth, direct sales force, and has not consummated, and does not anticipate consummating, group purchasing organization agreements, which collectively have resulted in historical volatility in Imagyn's sales and has increased sales cycles associated with new product introductions, which factors in turn have contributed to volatility in the market price of Imagyn Common Stock.

        - The view of Imagyn's management that the medical device industry has recently experienced increased consolidation as participants have sought to broaden product lines, gain market share, increase international market penetration and enable bundling and capitation arrangements with hospitals and managed care organizations (which are increasingly entering into purchasing arrangements with, and taking other actions that favor medical device companies offering large and cost-effective product portfolios).

        - The relatively greater manufacturing, personnel and sales and distribution resources of Urohealth and the likelihood that such resources would enable Imagyn to accelerate its long-term growth strategy, to facilitate the introduction of new products with a larger sales force, and to compete more effectively in its targeted markets.

        - The fact that the Merger should result in a number of important synergies, including (i) potential revenue synergies, including the ability to market Imagyn's products through Urohealth's existing distribution channels and to sell Imagyn's products together with Urohealth's products, and (ii) potential cost synergies to be realized, through consolidation and integration of certain administrative, manufacturing, sales and research and development operations and functions.

        - Analyses of the financial performance and condition, businesses and prospects of Urohealth and Imagyn, including, but not limited to, information with respect to their respective recent and historic stock prices and earnings performance. The Imagyn Board also considered the detailed financial analyses with respect to Urohealth and Imagyn presented by Dillon Read and Imagyn's management, as well as the Imagyn Board's own knowledge of Urohealth, Imagyn and their respective businesses, and the current economic financial and business climate.

        - The written opinion of Dillon Read to the effect that, as of July 16, 1997, and based upon and subject to the various qualifications and assumptions described therein, the consideration to be received by the holders of Imagyn Common Stock was fair to such holders from a financial point of view. See "-- Opinion of Imagyn's Financial Advisor."

        - The Exchange Ratio and the other terms of the Merger Agreement. See "The Merger -- Background of the Merger."


        - The expectation that the Merger will be a tax-free transaction to Imagyn and its stockholders and will be accounted for as a pooling of interests transaction. See "-- United States Federal Income Tax Consequences" and "-- Accounting Treatment."

        - The effect of the Merger on Imagyn's other constituencies, including its senior management and other employees and customers.

        - A number of potential risks relating to the Merger, including (i) the risk that the synergies and other benefits expected from the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated due to the failure of the parties to satisfy conditions to the Merger, (iii) the risk that the market price of Urohealth Common Stock might decline between execution of the Merger Agreement and consummation of the Merger, (iv) the risk that Imagyn's existing management would no longer manage operations of Imagyn following the Merger, (v) the risk that certain competitors of Imagyn or Urohealth may attempt to hinder consummation of the Merger through the initiation of litigation or by other means, and (vi) the other risks described above under "Risk Factors."

OPINION OF IMAGYN'S FINANCIAL ADVISOR

     On July 16, 1997, the Board of Directors of Imagyn received Dillon Read's opinion dated July 16, 1997 which provided that, as of such date, the consideration to be received pursuant to the Merger Agreement was fair to Imagyn's common stockholders from a financial point of view. A copy of Dillon Read's written opinion is attached as Appendix C hereto and should be read in its entirety for a description of the procedures followed, matters considered, assumptions made and methods employed by Dillon Read.

     In arriving at its opinion, Dillon Read, among other things: (i) reviewed certain publicly available business and historical financial information relating to Imagyn and Urohealth, (ii) reviewed certain management estimates and company financial forecasts prepared by the managements of Imagyn and Urohealth,
(iii) reviewed certain financial information and other data provided to Dillon Read by Imagyn that was not publicly available relating to the business and prospects of Imagyn, (iv) reviewed certain financial information and other data provided to Dillon Read by Urohealth that was not publicly available relating to the business and prospects of Urohealth, (v) conducted discussions with members of the senior managements of Imagyn and Urohealth with respect to the operations, financial condition, history and prospects of each company, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to those of Imagyn and Urohealth, (vii) considered the pro forma effects of the Merger on Urohealth's financial statements and reviewed certain estimates of synergies prepared by the management of Imagyn, (viii) reviewed the historical market prices and trading volumes of the Imagyn Common Stock and the Urohealth Common Stock, (ix) compared the financial terms of the Merger with the financial terms of certain other transactions which Dillon Read believed to be generally comparable to the Merger, (x) reviewed the Merger Agreement, and (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as Dillon Read deemed necessary or appropriate.

     In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and, with Imagyn's consent, relied on such information as being complete and accurate in all material respects. In addition, Dillon Read did not make any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Imagyn and Urohealth. With respect to the financial forecasts, pro forma effects and estimates of synergies referred to above, Dillon Read assumed, with Imagyn's consent, that the Imagyn and Urohealth company financial forecasts, pro forma information and estimates of synergies were prepared reasonably on a basis reflecting the best currently available estimates and judgments of the respective managements as to the future financial performance of their respective companies. Dillon Read's opinion was based on economic, monetary, and market conditions existing on July 16, 1997. Dillon Read was authorized to contact only one alternative potential merger partner. Dillon Read understood that Imagyn contacted several other companies in an effort to solicit additional third party offers. In rendering its opinion, Dillon Read assumed, with Imagyn's consent, that the Merger will receive pooling-of-interests accounting treatment and will qualify as a tax-free reorganization. No other limits were placed on Dillon Read with respect to the investigations made or procedures followed by Dillon Read in rendering its opinion.

     In arriving at its opinion, Dillon Read did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in rendering such opinions and on then existing economic, monetary and market conditions as to the significance and relevance of each analysis and factor. Accordingly, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Imagyn's or Urohealth's control. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business or securities do not purport to be appraisals or to reflect the actual prices at which businesses or securities might be sold.

     In rendering its opinion, Dillon Read expressed no view as to the range of values at which the Urohealth Common Stock may trade following the consummation of the Merger, nor did Dillon Read make any recommendations to the Imagyn stockholders with respect to how such holders should vote on the Merger, or on the advisability of disposing of or retaining such Urohealth Common Stock following the Merger.

     The following summarizes the material quantitative analyses relating to Imagyn and Urohealth performed by Dillon Read in arriving at the opinion dated July 16, 1997 presented to the Imagyn Board of Directors.

IMAGYN VALUATION REVIEW

     Summary of Company Financial Forecast. Dillon Read noted that there had been a significant change in the company financial forecasts for Imagyn from April 18, 1997 to July 7, 1997, as projected sales and operating income for each of fiscal 1997, 1998, 1999, and 2000 declined significantly.

     Summary of Comparable Companies Analysis. Using publicly available information, Dillon Read reviewed the stock prices and market multiples of common stocks of the following companies in the urology and gynecology businesses: C.R. Bard, Inc., Collagen Corporation, Conceptus, Inc., The Cooper Companies, Inc., FemRx, Inc., Gynecare, Inc., Mentor Corporation, Rochester Medical Corporation, UroMed Corporation, UroQuest Medical Corporation, United States Surgical Corporation, and Vivus, Inc. Dillon Read believed these companies are engaged in lines of business that are generally comparable to those of Imagyn.

     Dillon Read determined the equity market value and derived an "enterprise value" (defined as equity market value adjusted by adding total debt and subtracting cash and cash equivalents) for each of these comparable companies, and calculated a range of such enterprise values as a multiple of the latest 12 months net sales and as a multiple of calendar year 1997 and 1998 expected net sales using publicly available analyst financial forecasts. Enterprise value as a multiple of the latest 12 months net sales at the median was 5.4x and ranged from 1.6x to 126.9x for these comparable companies. Enterprise value as a multiple of calendar year 1997 expected net sales at the median was 5.3x and ranged from 2.0x to 69.9x. Enterprise value as a multiple of calendar year 1998 expected net sales at the median was 2.8x and ranged from 1.1x to 7.3x.

     Based on (i) the average closing price of Urohealth Common Stock for the ten trading days ended July 15, 1997 of $5.46 and (ii) an exchange ratio of 1.4, the per share merger consideration (the "Merger Consideration") of $7.65 per share of Imagyn Common Stock, Dillon Read noted that the Merger Consideration was 2.9x latest 12 months net sales, 4.7x calendar year 1997 forecasted net sales, and 2.3x calendar year 1998 forecasted net sales. Dillon Read believes that the calculated multiples supported Dillon Read's view that the Merger Consideration to be received by Imagyn stockholders is fair, from a financial point of view, to such stockholders, because the ratios described above were within the range of selected public comparable multiples.

     Summary of Comparable Mergers and Acquisitions Analysis. Using publicly available information, Dillon Read reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving selected medical device companies which Dillon Read deemed relevant in evaluating the Merger. Dillon Read reviewed the proposed acquisition of Circon Corporation by United States Surgical Corporation; the acquisition of Research Medical Inc. by Baxter International Inc.; the acquisition of Medex, Inc. by Furon Company; the acquisition of Vesta Medical Inc. by Pfizer, Inc.; the acquisition of EP Technologies, Inc. by Boston Scientific Corporation; and the acquisition of Cabot Medical Corporation by Circon Corporation.

     Dillon Read considered multiples of the enterprise value of the transactions (consideration offered for the equity plus the debt assumed less the cash and equivalents of the acquired company) to the net sales for the historic 12 months and to the projected net sales for each of the next two fiscal years of the businesses to be acquired in such transactions. The multiples of net sales for the historic 12 months preceding the acquisition announcement at the median were 2.6x and ranged from 1.5x to 8.3x. The multiples of expected net sales for the first fiscal year thereafter at the median were 4.0x and ranged from 1.4x to 6.2x. The multiples of expected net sales for the second fiscal year thereafter at the median were 2.3x and ranged from 1.2x to 3.8x.

     The Merger Consideration represented 2.9x Imagyn's net sales for the 12 months preceding the acquisition announcement, 4.7x fiscal year 1997 forecasted net sales, and 2.3x fiscal year 1998 forecasted net sales. Dillon Read believes that the calculated multiples supported Dillon Read's view that the Merger Consideration to be received by Imagyn stockholders is fair, from a financial point of view, to such stockholders, because the ratios described above were within the range of selected comparable transaction multiples.

     Dillon Read also considered the premiums paid for the acquired businesses to their respective market closing prices per share one day prior to acquisition announcement relative to the premium of the Merger consideration of $7.65 per share of Imagyn Common Stock to the market closing prices per share of Imagyn Common Stock prior to the announcement of the transaction. The premium paid for the acquired businesses compared to the market closing price one day prior to announcement at the median was 28.1%, and ranged from 2.0% to 54.1%. The premium offered in the Merger Consideration for Imagyn Common Stock compared to the market closing price one day prior to the announcement of the transaction was 28.8%.

     Discounted Cash Flow Analysis for Imagyn. Dillon Read performed a discounted cash flow analysis of Imagyn using a set of underlying operating assumptions which were based upon the company financial forecast provided by Imagyn management. Utilizing the Imagyn financial forecast, Dillon Read calculated the theoretical discounted present value of equity for Imagyn by adding together the present value of (i) the future stream of unlevered free cash flow through the year 2000, (ii) the future value of Imagyn at the end of the year 2000 (the "Terminal Value"), and (iii) the cash at June 30, 1997. The Terminal Value was calculated based on multiples of earnings before interest, taxes, depreciation, and amortization for 2000 ranging from 8.0x to 12.0x. The cash flow streams and terminal values were then discounted to present values using a range of discount rates from 30.0% to 40.0%. The terminal multiples and discount rates were chosen based on several assumptions regarding factors such as inflation rates, interest rates, the inherent risk in Imagyn's business, products and technology as well as the medical technology industry as a whole, and the cost of capital of Imagyn.

     The theoretical equity value of Imagyn based on the set of projections produced a range of value per share of Imagyn Common Stock of $4.77 to $5.95, with a midpoint value of $5.29. Dillon Read believes that the discounted cash flow analysis supported Dillon Read's view that the Merger consideration to be received by Imagyn stockholders is fair, from a financial point of view, to such stockholders, because the consideration valued at the time of Dillon Read's opinion was above the range of present values of Imagyn's future cash flows.

UROHEALTH VALUATION REVIEW

     Dillon Read noted that there were differences between company financial forecasts prepared by the management of Urohealth and prevailing publicly available analyst financial forecasts relating to Urohealth, with management's forecast for sales, operating income, and net income higher than analyst forecasts. As a result, Dillon Read performed its analyses using both forecasts.

     Summary of Market Expectations. Dillon Read noted that there had been a significant change in the prevailing publicly available analyst financial forecasts for Urohealth from March 18, 1997 to July 3, 1997, as projected sales, operating income, and net income for the quarter ending June 30, 1997 and for each of fiscal 1998 and 1999 declined significantly.

     Summary of Comparable Companies Analysis. Using publicly available information, Dillon Read reviewed the stock prices and market multiples of common stocks of the following companies in the urology and gynecology businesses: C.R. Bard, Inc., Collagen Corporation, Conceptus, Inc., The Cooper Companies, Inc., FemRx, Inc., Gynecare, Inc., Mentor Corporation, Rochester Medical Corporation, UroMed Corporation, UroQuest Medical Corporation, United States Surgical Corporation, and Vivus, Inc. Dillon Read believes these companies are engaged in lines of business that are generally comparable to those of Urohealth.

     Dillon Read determined the equity market value and derived an "enterprise value" (defined as equity market value adjusted by adding total debt and subtracting cash and cash equivalents) for each of these comparable companies, and calculated a range of such enterprise values as a multiple of the latest 12 months net sales and as a multiple of calendar year 1997 and 1998 expected net sales using publicly available analyst financial forecasts. Enterprise value as a multiple of the latest 12 months net sales at the median was 5.4x and ranged from 1.6x to 126.9x for these comparable companies. Enterprise value as a multiple of calendar year 1997 expected net sales at the median was 5.3x and ranged from 2.0x to 69.9x. Enterprise value as a multiple of calendar year 1998 expected net sales at the median was 2.8x and ranged from 1.1x to 7.3x.

     Dillon Read also considered the equity value for each of these comparable companies, and calculated a range of equity values as a multiple of calendar year 1997, calendar year 1998, and calendar year 1999 expected earnings per share estimates based on publicly available analyst financial forecasts. Equity value to 1997 expected earnings per share estimates for these comparable companies at the median was 27.3x, and ranged from 19.3x to 51.7x. Equity value to 1998 expected earnings per share estimates for these comparable companies at the median was 20.5x, and ranged from 17.5x to 30.0x. Equity value to 1999 expected earnings per share estimates at the median was 17.0x, and ranged from 4.3x to 26.7x.

     Dillon Read noted based on management forecasts that the closing price of Urohealth Common Stock on July 15, 1997 of $5.25 was 3.0x latest 12 months net sales, 1.9x calendar year 1997 forecasted net sales, and 1.3x calendar year 1998 forecasted net sales. Urohealth's equity value was 6.4x calendar year 1998 forecasted earnings per share, and 3.7x calendar year 1999 forecasted earnings per share.

     Dillon Read noted based on prevailing analyst forecasts that the closing price of Urohealth Common Stock was 2.0x calendar year 1997 expected net sales and 1.3x calendar year 1998 expected net sales. Urohealth's equity value was 8.2x calendar year 1998 expected earnings per share, and 5.7x calendar year 1999 expected earnings per share.

     Dillon Read believes that the calculated multiples supported Dillon Read's view that the Merger Consideration to be received by Imagyn stockholders is fair, from a financial point of view, to such stockholders, because the Urohealth ratios described above were within or below the range of selected public comparable multiples, using both the company financial forecasts prepared by the management of Urohealth and prevailing publicly available analyst financial forecasts.

     Discounted Cash Flow Analysis for Urohealth. Dillon Read performed a discounted cash flow analysis of Urohealth using both the company financial forecast provided by Urohealth management as well as prevailing publicly available analyst financial forecasts. Utilizing each of these forecasts, Dillon Read calculated the theoretical discounted present value of equity for Urohealth by adding together the present value of (i) the future stream of unlevered free cash flow through the fiscal year 2001, and (ii) the future value of Urohealth at the end of the fiscal year 2001 (the "Terminal Value"), and subtracting the net debt at June 30, 1997. The Terminal Value was calculated based on multiples of earnings before interest, taxes, depreciation, and amortization for 2001 ranging from 8.0x to 12.0x. The cash flow streams and terminal values were then discounted to present values using a range of discount rates from 25.0% to 35.0%. The terminal multiples and discount rates were chosen based on several assumptions regarding factors such as inflation rates, interest rates, the inherent risk in Urohealth's business, products and technology as well as the medical technology industry as a whole, and the cost of capital of Urohealth.

     The theoretical equity value of Urohealth based on management financial forecasts produced a range of value per share of Urohealth Common Stock of $11.12 to $27.14, with a midpoint value of $18.17. Based on prevailing publicly available analyst financial forecasts, the theoretical equity value of Urohealth produced a range of value per share of Urohealth Common Stock of $3.49 to $12.48, with a midpoint value of $7.45. Dillon Read believes that the discounted cash flow analysis supported Dillon Read's view that the Merger Consideration to be received by Imagyn stockholders is fair, from a financial point of view, to such stockholders, because the Urohealth Common Stock value at the time of Dillon Read's opinion was below the range of present values of Urohealth's future cash flows based on the company financial forecasts and within the range of present values of Urohealth's future cash flows based on prevailing publicly available analyst financial forecasts.

     Pro Forma Merger Analysis. Dillon Read considered the pro forma financial impact of the Merger on Urohealth's fiscal 1998, 1999 and 2000 forecasted earnings per share estimates utilizing management financial forecast for Imagyn and both prevailing publicly available analyst forecasts and management financial forecasts for Urohealth. Dillon Read calculated a range of values, expressed as the percentage accretion or dilution in Urohealth's earnings per share, that incorporated Imagyn's management estimates of the potential synergies in the combination of Urohealth and Imagyn. The calculated range of values assumed realization of potential synergies from 0.0% to 100.0%. Given this range of factors and using prevailing publicly available analyst forecasts for Urohealth, the impact on Urohealth's pro forma earnings per share was dilutive in 1998, accretive in 1999, and accretive in 2000. Using the management financial forecast for Urohealth, the impact on Urohealth's pro forma earnings per share was dilutive in 1998, accretive in 1999 and dilutive in 2000.

     Contribution Analysis. Dillon Read considered the relative contribution of Urohealth and Imagyn to the combined company sales and operating income, in the context of the Imagyn stockholders' pro forma fully diluted ownership of 29.4% (after giving effect to the conversion of the Debentures).

     Using the financial forecasts prepared by the managements of Urohealth and Imagyn, Imagyn's contribution to combined company sales was 4%, 6%, 7%, and 8% in fiscal 1998, 1999, 2000, and 2001, respectively. Imagyn's contribution to combined company operating income was (44%), (8%), 0%, and 4% in fiscal 1998, 1999, 2000, and 2001, respectively. Using prevailing publicly available analyst financial forecasts for Urohealth, Imagyn's contribution to combined company sales was 5%, 5%, 8%, and 9% in fiscal 1998, 1999, 2000, and 2001, respectively. Imagyn's contribution to combined company operating income was (47%), (9%), 0%, and 7% in fiscal 1998, 1999, 2000, and 2001, respectively.

     Dillon Read believes that the contribution analysis supported Dillon Read's view that the Merger Consideration to be received by Imagyn stockholders is fair, from a financial point of view, to such stockholders, because the Imagyn stockholders' pro forma fully diluted ownership of 29.4% exceeded Imagyn's relative contribution to the combined company's sales and operating income in each of fiscal 1998, 1999, 2000, and 2001, using both the company financial forecasts prepared by the management of Urohealth and prevailing publicly available analyst financial forecasts.

     Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. Dillon Read did not quantify the effect of each factor upon its opinion. Dillon Read made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Imagyn's and Dillon Read's control. Any estimates contained in Dillon Read's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. Because such estimates inherently are subject to uncertainty, Dillon Read assumes no responsibility for their accuracy.

     Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dillon Read was the lead manager in Imagyn's initial public offering. In the ordinary course of its business, Dillon Read has traded Imagyn Common Stock for its own account and for the accounts of customers and has traded Urohealth Common Stock for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter, dated October 4, 1996, as amended, between Imagyn and Dillon Read, Imagyn agreed to pay Dillon Read a fee of $50,000 in connection with Dillon Read's retention, a fee of $250,000 for services rendered in connection with the preparation of its fairness opinion dated April 18, 1997, and $250,000 for an additional fairness opinion dated July 16, 1997, and 1.25% of the Merger Consideration pursuant to the consummation of the Merger, net of the retainer fee already received by Dillon Read pursuant to its engagement. Imagyn has also agreed to reimburse Dillon Read for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees) and to indemnify Dillon Read and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under the federal securities laws.

                  CONDITIONS AND TERMS OF THE MERGER AGREEMENT

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Such filing will occur on or after the date of the "Closing," which will occur on the first business day after satisfaction or waiver of certain conditions set forth in the Merger Agreement, unless the parties agree to another date for the Closing (see "Conditions of the Merger Agreement" below).

EFFECTS OF THE MERGER

     As of the Effective Time, the following will occur:

          1. The separate existence of Urohealth Sub will cease, and Urohealth Sub will be merged with and into Imagyn.

          2. Each issued and outstanding share of Imagyn Common Stock will be converted into 1.40 fully paid and nonassessable shares of Urohealth Common Stock.

          3. Each share of common stock, $.01 par value, of Urohealth Sub (all of which are held by Urohealth) outstanding immediately prior to the Effective Time will be converted into one share of common stock of Imagyn, the surviving corporation after Urohealth Sub merges with and into Imagyn.

          4. All shares of Imagyn Common Stock owned by Imagyn as treasury stock, and all shares of Imagyn Common Stock owned by Urohealth or any wholly-owned subsidiary of Urohealth, will be cancelled and retired and will cease to exist.

          5. All shares of Urohealth Common Stock owned by Imagyn or any subsidiary will become treasury stock.

          6. Each outstanding option to purchase shares of Imagyn Common Stock ("Imagyn Option"), whether vested or unvested, will be assumed by Urohealth, and deemed to constitute the right to acquire, on the same terms and conditions as were applicable under the Imagyn Option, shares of Urohealth Common Stock based on the Exchange Ratio.

CONDITIONS OF THE MERGER

     Conditions to the Closing of the Merger include, but are not limited to, the following:

          1. Stockholder Approval: The Merger Agreement shall have been approved and adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of Imagyn Common Stock and (ii) the affirmative vote of holders of a majority of the outstanding shares of Urohealth Common Stock who attend or are represented at the Urohealth Special Meeting in person or by proxy.

          2. Urohealth's Counsel Tax Opinion: Urohealth shall have received the opinion of its tax counsel addressed to Urohealth to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "United States Federal Income Tax Consequences" below.

          3. Imagyn's Counsel Tax Opinion: Imagyn shall have received the opinion of its tax counsel addressed to Imagyn to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "United States Federal Income Tax Consequences" below.

          4. Limit on Cash Payments: The aggregate amount of cash required to be paid on account of all cash payments for fractional shares shall not exceed ten percent (10%) of the value of the Urohealth Common Stock issuable in exchange for Imagyn Common Stock.

          5. Pooling Letters. Each of Urohealth and Imagyn shall have received from their independent public accountants letters indicating that the Merger qualifies as a pooling of interests under generally accepted accounting principles.


     Each of the Boards of Directors of Urohealth and Imagyn has the authority to waive certain conditions to the Closing of the Merger, including the condition that it receive the opinion of its tax counsel. Certain other conditions, including the condition that each of the Boards of Directors receive a pooling letter from its independent auditors and the limit on cash payments, may be waived only with the consent of the Boards of Directors of Urohealth, Urohealth Sub and Imagyn. The condition that the Merger be approved by the stockholders of each of Urohealth, Urohealth Sub and Imagyn may not be waived.



     In order for the condition that both parties to the Merger receive letters relating to pooling of interests accounting treatment from their respective independent auditors to be waived, both the Boards of Directors of Urohealth and Imagyn must approve such waiver. If such condition were to be waived, Imagyn and Urohealth would resolicit stockholder approval of the Merger through a new Joint Proxy Statement/Prospectus which would contain, among other things, pro forma financial information prepared with the assumption that the Merger would be accounted for as a purchase. In addition, as the opinions of the parties' respective financial advisors assume that the Merger will be accounted for as a pooling of interests, such opinions would not be applicable to a transaction that would be accounted for as a purchase.



     Currently, neither Urohealth nor Imagyn anticipates that the closing condition relating to pooling of interests accounting treatment will be waived.


TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated prior to the Effective Time upon certain occurrences, including but not limited to the following:

          1.  By mutual written consent of Urohealth and Imagyn.

          2. By either Urohealth or Imagyn if the Merger has not been consummated on or before September 30, 1997.

          3. By written notice from either Urohealth or Imagyn to the other party indicating that there has been a material breach of a material obligation of the other party under the Merger Agreement, subject to a cure period.

          4. By written notice from either Urohealth or Imagyn to the other party if any court or governmental entity of competent jurisdiction prohibits the consummation of the transactions contemplated by the Merger Agreement, and any appeal or reconsideration has been rejected or is unavailable.

          5. By written notice from either Urohealth or Imagyn to the other party if approval of the stockholders of Urohealth or of Imagyn required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

          6. By Imagyn, if it shall have received an acquisition proposal from a third party regarding the acquisition of Imagyn and the Board of Directors of Imagyn shall have determined that in the exercise of its fiduciary duties to Imagyn stockholders that Imagyn must pursue the alternative acquisition proposal.

CANCELLATION FEE

     In the event that Imagyn enters into an acquisition transaction with a party other than Urohealth, or the Merger is not approved following an acquisition proposal from a party other than Urohealth, and under certain other related circumstances, Imagyn is obligated to pay to Urohealth a cancellation fee of $5,000,000. In the event that the stockholders of Urohealth or Imagyn fail to approve the Merger in a circumstance not involving an offer by a third party with respect to an acquisition proposal, the party electing to terminate the Merger Agreement is required to pay the non-terminating party an expense reimbursement fee of $2,000,000.

PAYMENT IN LIEU OF FRACTIONAL SHARES

     No fractional shares of Urohealth will be issued as a result of the Merger. In lieu of the issuance of fractional shares, each Imagyn stockholder who otherwise would be entitled to a fractional share of Urohealth Common Stock will receive a cash payment equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing price for a share of Urohealth Common Stock on the Nasdaq for the five trading days immediately following the Effective Time.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     At the Effective Time, Franklin D. Brown, President and Chief Executive Officer of Imagyn will be entitled to receive a severance payment equal to $240,000, in full satisfaction of Imagyn's obligations to him under his employment agreement and the termination thereof. In addition, Mr. Brown will enter into a one-year non-compete agreement, under which he will agree not to compete with the business of Imagyn as conducted by Urohealth after the Merger, in consideration of payments of $120,000 on January 2, 1998 and $120,000 on June 30, 1998.

     Urohealth will also enter into employment agreements at the Effective Time with seven officers of Imagyn providing for a one-year terms at their current salary levels. In the event that any of such Imagyn officers are not offered, or do not accept employment with Urohealth, such officers will receive at the closing of the Merger a severance payment equal to one year's salary.

     On June 3, and June 5, 1997, Urohealth and Imagyn entered into Manufacturer's Representative Agreements pursuant to which Imagyn and Urohealth appointed each other as sales representatives to market and sell certain of each other's products on a commission basis. Each Manufacturer's Representative Agreement will terminate by its terms at the Effective Time.

OPERATION AND MANAGEMENT OF IMAGYN AFTER THE MERGER

     After the Merger, the business and operations of Imagyn will be managed and operated as a wholly-owned subsidiary of Urohealth. Certain current Urohealth officers may become officers of Imagyn shortly following consummation of the Merger. Urohealth expects that the operations of Urohealth and Imagyn will be consolidated after the Merger and that decisions as to the continuing employment of Imagyn officers and employees will be made on a case-by-case basis after the consummation of the Merger based upon Urohealth's evaluation of the combined operations of the two companies.

STOCKHOLDER APPROVALS

     Urohealth Stockholder Approval. The rules and regulations of the Nasdaq require approval of the issuance of the shares of Urohealth Common Stock under the Merger Agreement by holders of a majority of the outstanding shares of Urohealth Common Stock voting at the Urohealth Annual Meeting in person or by proxy.

     Urohealth Sub Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of common stock of Urohealth Sub for approval of the Merger Agreement.

Urohealth owns all the issued and outstanding shares of common stock of Urohealth Sub and has voted such shares to approve the Merger Agreement.

     Imagyn Stockholder Approval. The DGCL requires the affirmative vote of a majority of the issued and outstanding shares of Imagyn Common Stock for approval of the Merger Agreement.

COMPARISON OF RIGHTS OF HOLDERS OF IMAGYN COMMON STOCK AND UROHEALTH COMMON
STOCK

     If the Merger is consummated, holders of Imagyn Common Stock will become holders of Urohealth Common Stock, and the rights of such former Imagyn stockholders will be governed by the laws of the State of Delaware and by the Urohealth Certificate of Incorporation and Urohealth Bylaws. Urohealth and Imagyn are both incorporated under the laws of the State of Delaware. Consequently, the Merger will affect the rights of Imagyn stockholders only to the extent that there are differences in the Certificates of Incorporation and Bylaws of Urohealth and Imagyn. Certain of those differences are summarized below. This summary is qualified in its entirety by reference to the full text of such documents.

     Special Meeting of Stockholders. The Imagyn Bylaws and the Urohealth Bylaws have essentially identical provisions regarding special meeting of stockholders.

     Number and Election of Directors. The Urohealth Bylaws set the number of directors at a number established from time to time by Urohealth's Board of Directors. Urohealth does not currently have a classified or staggered board; however, a proposal will be voted upon at the Urohealth Annual Meeting to create a classified board. The Imagyn Bylaws set the number of directors as six, until amended by the Imagyn Board of Directors. The directors of Imagyn are divided into three classes, with two directors in each class. Each director, after an initial term, serves a three-year term with the terms of one class of directors expiring each year.

     Removal of Directors. Neither the Imagyn Certificate of Incorporation and Bylaws nor the Urohealth Certificate of Incorporation and Bylaws contains provisions altering the requirements of the DGCL with respect to removal of directors.

     Vacancies. The Imagyn Bylaws and the Urohealth Bylaws each provide that vacancies on their respective Boards of Directors are to be filled by the vote of a majority of directors then in office.

     Indemnification of Directors. Both the Imagyn Bylaws and the Urohealth Bylaws provide that the officers and directors of Imagyn and Urohealth will be indemnified to the fullest extent permitted and in the manner required by the DGCL. The Urohealth Bylaws provide that a director seeking to enforce his or her indemnification rights may bring suit to recover a claim for indemnification if that claim has not been paid by Urohealth within 30 days of its submission.

     Limitation of Personal Liability of Directors. The Imagyn Certificate of Incorporation and the Urohealth Certificate of Incorporation both limit a director's personal liability to Imagyn or its stockholders, and Urohealth or its stockholders, respectively, for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

GOVERNMENTAL AND REGULATORY APPROVALS

     Urohealth and Imagyn are aware of no governmental or regulatory approvals required for consummation of the Merger, other than compliance with federal and applicable state securities laws, compliance with the HSR Act and corporate laws and the rules of the Nasdaq, and the required transfer of or amendment to certain of Imagyn's licenses and permits.

RESALES OF UROHEALTH COMMON STOCK

     The shares of Urohealth Common Stock received by Imagyn stockholders in the Merger will be freely transferable, except that the shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Imagyn prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Urohealth or as otherwise permitted under the Securities Act). Persons who may be deemed to be affiliates of Imagyn or Urohealth generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Time, American Stock Transfer and Trust Company, or such other bank or trust company designated by Urohealth and reasonably acceptable to Imagyn (the "Exchange Agent"), will mail written transmittal materials concerning exchange of stock certificates to each record holder of shares of Imagyn Common Stock outstanding at the Effective Time. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of Imagyn Common Stock in exchange for certificates representing shares of Urohealth Common Stock.

     Upon surrender to the Exchange Agent of certificates formerly representing shares of Imagyn Common Stock for cancellation, together with properly completed transmittal materials, each Imagyn stockholder will be entitled to receive a certificate representing the number of whole shares of Urohealth Common Stock into which the stockholder's shares of Imagyn Common Stock have been converted and a check for cash in lieu of the issuance of any fractional share of Urohealth Common Stock. Imagyn stockholders shall not be entitled to receive interest on any such cash to be received in the Merger.

     Until they have surrendered their Imagyn Common Stock certificates for exchange, Imagyn stockholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of Urohealth Common Stock. Upon the surrender of Imagyn Common Stock certificates, Urohealth Common Stock certificates (together with any such withheld dividends or other distributions without interest) will be delivered. At the same time or as soon as possible thereafter, any cash payment for a fractional share will be paid (without interest). See "Conditions and Terms of the Merger -- Payment in Lieu of Fractional Shares."

     After the Effective Time, certificates representing shares of Imagyn Common Stock converted into Urohealth Common Stock in the Merger will be deemed for all other corporate purposes to evidence ownership of the shares of Urohealth Common Stock into which they were converted. Any Imagyn stockholder whose certificate for Imagyn Common Stock has been lost, destroyed, or stolen will be entitled to issuance of a certificate representing the shares of Urohealth Common Stock into which such Imagyn Common Stock will have been converted upon compliance with such requirements as Urohealth and the Exchange Agent customarily apply in connection with lost, stolen, or destroyed certificates representing shares of Urohealth Common Stock.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following summary is a general discussion of certain material United States federal income tax consequences of the Merger. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change which change may be retroactive. Any such change could alter the tax consequences to Urohealth or Imagyn stockholders set forth herein. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign investors, dealers in securities and taxpayers subject to the alternative minimum tax) and does not discuss any aspect of state, local or foreign tax laws.


     Consummation of the Merger is subject to the receipt by Imagyn of an opinion, dated the Effective Time, of counsel to Imagyn, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Urohealth and Imagyn will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion of counsel may be subject to conditions stated therein and will also rely upon the facts set forth or referred to therein, including facts stated by a responsible officer or officers of either or both of Urohealth and Imagyn. Further, such an opinion is not binding upon the United States Internal Revenue Service ("IRS") or the courts. Imagyn does not intend to apply for a ruling from the IRS with respect to the United States federal income tax consequences of the Merger.

     In addition to the foregoing, consummation of the Merger is subject to the receipt by Urohealth of an opinion, dated as of the Effective Time, of counsel to Urohealth, to the effect that, for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that Urohealth and Imagyn will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion of counsel may be subject to conditions stated therein and will also rely upon the facts set forth or referred to therein, including facts stated by a responsible officer or officers of either or both of Urohealth and Imagyn. Such opinion is not binding upon the IRS or the courts. Urohealth does not intend to apply for a ruling from the IRS with respect to the United States federal income tax consequences of the Merger.

     If the Merger constitutes such a reorganization, the following would be the material United States federal income tax consequences of the Merger to the stockholders of Imagyn: (i) no gain or loss will be recognized by stockholders of Imagyn upon their receipt of Urohealth Common Stock in exchange for their Imagyn Common Stock, except stockholders who receive cash proceeds for fractional share interests in Urohealth Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Imagyn Common Stock is held as a capital asset at the Effective Time; (ii) the tax basis of the shares of Urohealth Common Stock received by the stockholders of Imagyn will be the same as the tax basis of their Imagyn Common Stock, less the tax basis attributable to fractional share interest in Urohealth Common Stock for which cash is received in lieu thereof; and (iii) the holding period of the Urohealth Common Stock in the hands of the Imagyn stockholders will include the holding period of their Imagyn Common Stock, provided such Imagyn stock is held as a capital asset at the Effective Time.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. SUCH DISCUSSION MAY NOT BE APPLICABLE TO A STOCKHOLDER WHO ACQUIRED SHARES OF IMAGYN STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. IMAGYN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITE ADVICE AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM ON THE EXCHANGE OF THEIR IMAGYN STOCK PURSUANT TO THE MERGER, AS WELL AS ADVICE TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


     The foregoing discussion of the expected tax consequences of the Merger was based on opinions of Urohealth's tax counsel, Morrison & Foerster LLP, and Imagyn's tax counsel, Wilson Sonsini Goodrich & Rosati.


ACCOUNTING TREATMENT


     The Merger is intended to be accounted for as a pooling-of-interests.



STOCKHOLDERS' RIGHT TO DISSENT



     Under the General Corporation Law of the State of Delaware, neither holders of Imagyn Common Stock nor Urohealth Common Stock will not be entitled to rights of appraisal in connection with the Merger.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Urohealth

     Urohealth's Common Stock is traded on the Nasdaq National Market under the symbol "UROH." Prior to November 26, 1996, the Company's Common Stock was traded on the American Stock Exchange. The following table sets forth the high and low sales prices per share for the periods indicated. The information in the table has been adjusted to give effect to the one-for-three reverse stock split that was effective December 29, 1995. For current price information, stockholders are encouraged to consult publicly available sources.


                                                                       HIGH       LOW
                                                                       ----       ---
        FISCAL 1996:
          First quarter..............................................  $13  7/8   $ 9
          Second quarter.............................................  $ 9  3/8   $ 6 /16
          Third quarter..............................................  $13  1/8   $ 8 1/8

        FISCAL 1997:
          First quarter..............................................  $16        $11 3/4
          Second quarter.............................................  $15  1/4   $ 9 1/2
          Third quarter..............................................  $13  1/4   $ 7 1/4
          Fourth quarter.............................................  $11  7/8   $ 7 1/4

        FISCAL 1998:
          First quarter..............................................  $10  1/4   $ 4 3/4
          Second quarter (through August  , 1997)....................


     Urohealth has never paid cash dividends on its Common Stock and does not anticipate that it will do so in the foreseeable future. The present policy of Urohealth is to retain earnings, if any, to finance the anticipated growth of its business. In addition, Urohealth is restricted from paying cash dividends under the terms of the outstanding indebtedness and preferred stock of a subsidiary.

Imagyn

     Imagyn Common Stock is traded on the Nasdaq National Market under the symbol "IGYN." Prior to May 30, 1996, Imagyn's Common Stock was not publicly traded.

     The following table sets forth the high and low sales prices per share for the periods indicated.


        1996                                                           HIGH       LOW
        ----                                                           ----       ---
        Second Quarter (from May 30, 1996)...........................  $17        $10 3/4
        Third Quarter................................................   11  1/8     7
        Fourth Quarter...............................................   10  7/8     6 7/8

        1997
        ----
        First Quarter................................................   10  1/8     6 1/8
        Second Quarter...............................................    9  7/8     6 7/8
        Third quarter (through August  , 1997).......................


     Imagyn has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.

                 UROHEALTH SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data of Urohealth have been derived from the consolidated financial statements of Urohealth which have been prepared in accordance with United States generally accepted accounting principles and include the statements of operations and balance sheet data for Osbon Medical Systems, Ltd. ("Osbon"), Advanced Surgical, Inc. ("Advanced"), Dacomed Corporation ("Dacomed"), Allstate Medical Products, Inc. ("Allstate") and Microsurge, Inc. ("Microsurge") which acquisitions were accounted for as pooling-of-interests transactions. The selected consolidated financial data presented below have also been derived from statement of operations and balance sheet data for Richard-Allan, which has been accounted for as a purchase, from August 14, 1996, and X-Cardia, which has been accounted for as a purchase, from February 28, 1997. For further information on these and other business combinations, see "Urohealth Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements of Urohealth contained elsewhere herein. Financial data as of March 31, 1996 and 1997 and for the year ended June 30, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997 are derived from the consolidated financial statements of Urohealth included elsewhere herein that have been audited by Ernst & Young LLP, independent auditors, except for the financial statements of Microsurge for all periods presented and the financial statements of Dacomed for the fiscal year ended June 24, 1995, consolidated subsidiaries which were audited by other independent auditors. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or referred to herein. The selected consolidated financial data set forth below for the years ended June 30, 1993 and 1994 and as of June 30, 1993, 1994 and 1995 are derived from financial statements not included herein. The financial data for the nine months ended March 31, 1995, for the 12-months ended March 31, 1996 and for the three months ended June 30, 1996 and 1997 are derived from the unaudited financial statements of Urohealth, which contain all adjustments, consisting of normal recurring accruals (except for the restructuring, direct acquisition and other costs and extraordinary items identified in the statement of operations data below) which Urohealth considers necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the three months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year. The following data should be read in conjunction with "Urohealth Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Urohealth Consolidated Financial Statements included elsewhere herein.



                                                                                                                 THREE MONTHS
                                                                  NINE MONTHS ENDED   12-MONTHS                      ENDED
                                     YEAR ENDED JUNE 30,            MARCH 31,(1)        ENDED     YEAR ENDED       JUNE 30,
                                ------------------------------   -------------------  MARCH 31,   MARCH 31,   -------------------
                                  1993       1994       1995       1995       1996       1996        1997       1996       1997
                                --------   --------   --------   --------   --------  ----------  ----------  --------   --------
                                                          (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
  Net sales.................... $ 32,666   $ 39,376   $ 49,250   $ 34,467   $ 42,953   $ 56,630    $ 90,695   $ 17,318   $ 25,237
  Gross profit.................   20,008     24,341     30,721     22,026     27,989     36,793      49,612     11,198     13,535
  Selling, general and
    administrative.............   26,298     36,114     41,057     28,839     37,056     47,977      57,691     10,685     16,863
  Research and development.....    6,332     11,480      5,406      4,752      2,777      3,881       4,997        800      1,665
  Restructuring, direct
    acquisition and other
    costs(2)...................      563      1,000      7,663      6,812      9,688     10,539      62,832         --         --
                                --------   --------   --------   --------   --------   --------    --------   --------   --------
  Loss from operations.........  (13,185)   (24,253)   (23,405)   (18,377)   (21,532)   (25,604)    (75,908)      (287)    (4,993)
  Interest expense.............      325        406        367        254      1,059      1,165       8,143      1,044      5,433
  Loss before extraordinary
    item.......................  (13,441)   (24,804)   (24,837)   (19,299)   (23,024)   (27,527)    (83,510)    (1,290)    (9,591)
  Extraordinary item...........       --         --         --         --         --         --      (2,973)    (2,973)    (1,823)
                                --------   --------   --------   --------   --------   --------    --------   --------   --------
  Net loss..................... $(13,441)  $(24,804)  $(24,837)  $ 19,299   $(23,024)  $(27,527)   $(86,483)  $ (4,263)  $(11,414)
  Loss per share before
    extraordinary item......... $  (1.04)  $  (1.90)  $  (1.70)  $  (1.39)  $  (1.58)  $  (1.85)   $  (4.31)  $  (0.10)  $  (0.40)



                                                                    JUNE 30,                        MARCH 31,
                                                         -------------------------------     -----------------------     JUNE 30,
                                                          1993        1994        1995         1996          1997          1997
                                                         -------     -------     -------     ---------     ---------     --------
                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:

  Cash and equivalents.............................      $10,161     $ 7,065     $ 2,857      $ 3,345      $  2,591      $  5,750
  Working capital (deficit)........................       17,307      12,784       5,909       (3,330)        1,714        30,508
  Total assets.....................................       32,954      31,473      31,082       33,355       137,159       179,689
  Short-term debt..................................           --          --       1,689        9,549        14,518         5,268
  Current portion of long-term debt................        1,568       2,025         822          546         3,328         3,216
  Long-term debt...................................        1,475       1,529       2,674        8,272        98,292        53,269
  Senior subordinated notes, net of discount.......           --          --          --           --            --       108,340
  Redeemable convertible preferred stock...........           --          --       1,143        3,554            --            --
  Common stockholders' equity (deficiency).........       23,825      19,537      12,941       (4,575)      (14,511)      (23,976)


---------------
(1) During 1996, the Company changed its fiscal year end from June 30 to March
    31.

(2) Includes restructuring charges, write-off of purchased research and development, direct acquisition costs and settlement of litigation.

               UROHEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Background. Since October 1994, Urohealth through new management has been transformed from a research and development company into a fully-integrated medical products company.

     Historical Growth through Acquisitions; Pooling and Purchase
Accounting. The mergers of Dacomed and Allstate were completed on July 28, 1995, the acquisitions of Osbon and Advanced closed on December 29, 1995 and the acquisition of Microsurge was completed on March 31, 1997. The operations of Urohealth are presented on a combined basis historically, as these transactions were all accounted for as poolings of interests. On May 22, 1996, Urohealth acquired Endoscopic Imaging Systems, Inc. and on June 1, 1996 and June 5, 1996 Urohealth acquired Intermed and the minimally invasive surgery product lines of O.R. Concepts, respectively. All three of these transactions were accounted for as purchases and are included in Urohealth's financials as of the date of the acquisitions. On August 14, 1996, Urohealth acquired Richard-Allan and on February 28, 1997, Urohealth acquired X-Cardia. These acquisitions were also accounted for as purchases, therefore, the results from Richard-Allan have been included commencing August 14, 1996 and the results of X-Cardia have been included from February 28, 1997, the date each acquisition closed, respectively.

     Integration of Acquisitions; Restructuring Charges. Urohealth has recorded significant direct acquisition costs, write-off of purchased research and development and other charges related primarily to acquisitions which have adversely impacted operating results during the periods discussed below. The restructuring charges related primarily to personnel reduction costs and facility reduction costs, as well as write-downs of acquired assets to their estimated net realizable value. For the year ended March 31, 1997, these charges totaled $65.7 million, consisting of $47.2 million related to the write-down of purchased incomplete research and development costs, $12 million of restructuring charges, $3.6 million of merger and acquisition costs, and $2.9 million of extraordinary items. Urohealth anticipates cost savings in future periods relating to restructuring plans implemented during the fourth quarter of fiscal 1997, primarily relating to the elimination of certain administrative finance and assembly functions in Augusta, Georgia at its Urology Division and in connection with cost savings relating to utilizing in-house molding capabilities for recently acquired products.

As a result of the foregoing, Urohealth's fiscal 1997 results are not necessarily comparable to prior periods. The fiscal 1997 results also may not be comparable due to, among other reasons, the pooling of results of operations of merged entities for periods during which such entities were operated under a different management team and the acquisitions completed in fiscal 1997 and accounted for as purchase transactions. In addition, historical results are not necessarily indicative of, nor will they be comparable to, the financial results Urohealth will realize in future periods.

     Change in Fiscal Year End. In 1996, Urohealth changed its fiscal year end from June 30 to March 31, therefore, the following discussion for fiscal 1997 compares the year ended March 31, 1997 with the 12-months ended March 31, 1996 and fiscal 1996 compares the nine month transition period ending March 31, 1996 to the corresponding period of the prior year.


THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THREE MONTHS ENDED JUNE 30, 1996.



     Net sales. For the three months ended June 30, 1997, net sales of $25.2 million were $7.9 million or 46% higher than sales of $17.3 million for the corresponding period in 1996. This increase was largely due to the acquisition of Richard Allan, recorded as a purchase, on August 19, 1996 which increased revenues by approximately $9.6 million for the three months ended June 30, 1997 compared to the corresponding period in 1996. Sales for the three months ended June 30, 1997 include approximately $7.6 million of reorders received from Urohealth's new surgical products distributors. The increase in surgical products sales was offset by a decrease of $3.7 million in sales of urology products for the three months ended June 30, 1997 compared to the corresponding period of the prior year. Urohealth believes that the introduction of a new drug-based treatment for impotence adversely affected the sale of vacuum erection devices during the quarter as patients opted to try the new treatment modality. While it is impracticable for Urohealth to predict the long-term effect of the new treatment modality, Urohealth had an increase in vacuum erection device sales after quarter end. Urohealth's shipments of approximately $15.1 million of surgical products to certain new surgical product distributors during fiscal 1997 as part of initial stocking orders are expected to be recognized as revenue later this fiscal year.



     Gross profit. For the three months ended June 30, 1997, gross profit increased $2.3 million or 21% over the corresponding period in 1996. The gross profit percentage decreased from 65% for the three months ended June 30, 1996 to 54% for the three months ended June 30, 1997. The decrease in gross profit percentage was primarily due to the large increase in lower margin surgical product sales. For the three months ended June 30, 1996, higher margin urology products accounted for 78% of sales, decreasing to approximately 39% of sales during the three months ended June 30, 1997.



     Selling, general and administrative. Selling, general and administrative expenses of $16.9 million for the three months ended June 30, 1997 were $6.2 million or 58% higher than selling, general and administrative expenses of $10.7 million for the corresponding period in 1996. The increase was due to the increased sales levels and selling, general and administrative expenses included in the quarter ended June 30, 1997 relating to Richard-Allan operations and the infrastructure for Urohealth's visualization and gynecology divisions which were not included in the corresponding quarter of the prior year.



     Research and development. Research and development costs for the three months ended June 30, 1997 increased $865,000 over the corresponding period in 1996. During fiscal 1997, Urohealth made significant investments in, and acquisitions of, technology. The increase in research and development expenditures is related to the development of new products using the acquired technologies.



     Interest expense. Interest expense for the three months ended June 30, 1997 increased $4.4 million over the corresponding period in 1996. The increase was primarily due to interest expense associated with Urohealth's sale of $110 million of 12.5% Senior Subordinated Notes in April 1997 as well as a full three months of interest on the convertible subordinated debentures issued in May 1996.



     Extraordinary item. Urohealth used approximately $54 million of the net proceeds from the offering of the Notes to repay amounts outstanding under its term and revolving credit facility and recorded an extraordinary loss of $1.8 million, consisting of the write-off of deferred financing costs, related to the early retirement of this credit facility.


YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

     Net Sales. Net sales during the 12-months ended March 31, 1997 ("fiscal 1997" or "1997") increased $34 million, or 60%, over the twelve months ended March 31, 1996. This increase was primarily due to higher sales of Urohealth's urology products which increased $11.8 million, or 28%, to $53.7 million, the purchase of Richard-Allan on August 14, 1996 which increased revenues by approximately $16.3 million and the acquisition of Microsurge in March 1997 which increased revenues by $3.1 million. In addition, Urohealth shipped approximately $15.1 million of surgical products to distributors during fiscal 1997 as part of initial stocking orders. Revenues from these initial stocking orders are expected to be recognized in fiscal 1998. Net sales of Urohealth's urology products, minimally invasive and general surgery products, and medical/surgical products represented 59.3%, 30.3% and 10.4%, respectively, of net sales for the year ended March 31, 1997.

     Gross Profit. Gross profit during 1997 increased $12.8 million, or 35%, over the 12-months ended March 31, 1996. The gross profit percentage was 55% in 1997 and 65% for the 12-months ended March 31, 1996. The decrease in gross profit percentage was primarily due to a change in the mix of products sold and the write off of discontinued product inventory of approximately $1.7 million. During the 12-months ended March 31, 1996, Urohealth's higher margin urology products accounted for 74% of sales, decreasing to 59% of sales in fiscal 1997.

     Selling, General and Administrative. Selling, general and administrative expenses during 1997 increased by $9.7 million, or 20%, compared to the 12-months ended March 31, 1996. The increase in selling, general and administrative expenses was related to increased sales levels and the selling, general and administrative expenses of Richard-Allan and Microsurge which were acquired during fiscal 1997. As a percentage of sales, selling, general and administrative expenses decreased to 63% for the twelve months ended March 31, 1997 from 85% for the corresponding period in 1996. Urohealth implemented a restructuring plan during the fourth quarter of fiscal 1997 at its Augusta, Georgia urology division to eliminate administrative functions, finance functions and assembly operations, which should result in a reduction of selling, general and administration expenses relating to those operations.

     Research and Development. Research and development expenses during 1997 increased $1.1 million, or 29%, over the 12-months ended March 31, 1996. The increase was largely due to Urohealth devoting additional resources to accelerate the development of new products for its gynecology and visualization product lines.


     Write-off of Purchased Research and Development. Subsequent to the acquisition of Richard-Allan and X-Cardia, a study was conducted to determine the proper allocation of the purchase price for each of these acquisitions. An independent valuation of assets acquired was performed and used as an aid in determining the fair market value of each identifiable tangible and intangible asset and in allocating the purchase price among the acquired assets, including the portion of the purchase price properly attributed to incomplete research and development projects that should be expensed. Additionally, during the fourth quarter of fiscal 1997 Urohealth made acquisitions of technologies under development that were also accounted for as purchased research and development and written-off. Accordingly, $25.5 million, $11.5 million and $10.2 million have been expensed in connection with the acquisitions of Richard-Allan, X-Cardia and other technology purchases, respectively. The acquired in-process research and development projects to which the write-offs relate include: the articulating endoscopic cutter and stapler (Richard-Allan) (the "AEC Project"), the cardiac output endotracheal tube (X-Cardia) (the "ECOM Project"), the reflexive oximetry sensor (X-Cardia) (the "ROS Project"), the percutaneous excisional breast biopsy system (PEBB) (the "PEBB Project"), the pivotal endoscopic technology (Pivotal) (the "Pivotal Project"), the optical aspirating currette (the "OAC Project") and pHEM alert (the "pHEM Project"). Urohealth determined on a project by project basis the uncertainties associated with successfully completing each project, and estimated the amount necessary to complete each project, which at the time of valuations were as follows: the AEC
Project: $200,000; the ECOM Project: $2.1 million; the ROS Project: $2.7 million; the PEBB Project: $2.8 million; the Pivotal Project: $1.6 million; the OAC Project: $1.4 million; and the pHEM Project: $700,000. Urohealth then valued the purchased research and development primarily using the income approach, which included an analysis of markets, cash flows, and risks associated with achieving such cash flows for each project. Based on the foregoing analysis a portion of the purchase price was allocated to each project based on the appraised fair market value of the project. Due to uncertainties that are an inherent part of the research and development process, there can be no assurance that such acquired research and development projects will be successfully completed, or if successfully completed, the products will find market acceptance or generate sufficient net cash flows to recover invested funds.


     Restructuring Charges. In September 1996, Urohealth established a restructuring plan to eliminate redundant manufacturing facilities resulting from the Richard-Allan, Intermed and O.R. Concepts acquisitions and their consolidation with some of Urohealth's existing manufacturing locations. This restructuring is expected to be completed within one year except for redundant facilities, lease costs and payments under certain severance agreements that may continue over their terms. Urohealth has provided a restructuring charge of $4.0 million, of which all are cash expenditures. This restructuring includes severance costs for approximately 18 employees, certain facility closures and elimination of other redundant selling and administrative costs. Although subject to future adjustment, management of Urohealth believes that restructuring reserves as of March 31, 1997 are adequate to complete the restructuring.

                                       BEGINNING                                               BALANCE AT
                                     RESTRUCTURING   NON-CASH    CASH                          MARCH 31,
                                        ACCRUAL      CHARGES    CHARGES   RECLASSIFICATIONS       1997
                                     -------------   --------   -------   -----------------   ------------
                                                                (IN THOUSANDS)
    Personnel reduction costs......     $ 2,412       $   --    $  990         $    --           $1,422
    Facility reduction costs.......       1,588           --       263              --            1,325
                                         ------       ------    ------          ------           ------
                                        $ 4,000       $   --    $1,253         $    --           $2,747
                                         ======       ======    ======          ======           ======

     In March 1997, Urohealth implemented a restructuring plan to consolidate redundant facilities and reduce personnel resulting from the mergers with Osbon and Microsurge. The plan provides for the elimination of approximately 90 personnel and the closure of all significant operations at Osbon (except for customer service, sales and a limited accounting support staff) and the closure of all Microsurge facilities. The estimated cost associated with each component of this restructuring plan and the cash and non-cash charges incurred during fiscal 1997 are summarized in the table below. Non-cash charges consist of the write-down of existing assets to their estimated net realizable value. Although subject to future adjustment, management of Urohealth believes that restructuring reserves as of March 31, 1997 are adequate to complete the restructuring.


                                                   BEGINNING                             BALANCE AT
                                                 RESTRUCTURING    NON-CASH     CASH       MARCH 31,
                                                    ACCRUAL       CHARGES     CHARGES       1997
                                                 -------------    --------    -------    -----------
                                                                   (IN THOUSANDS)
    Personnel reduction costs..................     $ 7,067         $ --      $3,879       $ 3,188
    Facility reduction costs...................         933          473          43           417
                                                    -------         ----      ------       -------
                                                    $ 8,000         $473      $3,922       $ 3,605
                                                    =======         ====      ======       =======


     It is possible that Urohealth will undertake additional restructuring in fiscal 1998 or thereafter as it continues to execute its business plan or as a result of additional acquisitions.

     Direct Acquisition Costs. Merger and acquisition costs during 1997 decreased $1.5 million, or 29%, over the 12-months ended March, 31, 1996. The decrease was primarily due to acquisitions completed in fiscal 1997 being recorded as purchase transactions which provides for the capitalization of acquisition costs as opposed to expensing these costs incurred in transactions accounted for as pooling of interests. These transaction costs include expenses related to broker and other professional fees.

     Interest Expense. Interest expense during 1997 increased by approximately $7.0 million, or 599%, over the 12-months ended March, 31, 1996. This increase was primarily due to increased borrowings under term loans and lines of credit and the issuance of $50 million of convertible subordinated debentures during the second and third quarters of fiscal 1997.

NINE MONTHS ENDED MARCH 31, 1996 COMPARED TO NINE MONTHS ENDED MARCH 31, 1995

     Net Sales. Net sales during the nine months ended March 31, 1996 ("fiscal 1996" or "1996") increased $8.5 million or 25% over the nine months ended March 31, 1995 ("1995") primarily due to an increase in sales of Urohealth's urological products. Urohealth's vacuum erection devices accounted for 52% and 55% of sales for 1996 and 1995, respectively. Urohealth continued to increase its sales force and maintained an aggressive advertising campaign, contributing to the sales growth.

     Gross Profit. Gross profit during 1996 increased $6.0 million or 27% over the same period in 1995. The gross margin was 65% in 1996 and 66% in 1995. There were no significant changes in Urohealth's product mix or product pricing between periods. Urohealth closed two facilities in 1996 and improved operating efficiencies, the effect of which was primarily realized in the last quarter of fiscal 1996.

     Selling, General and Administrative. Selling, general and administrative expenses during 1996 increased $8.2 million or 28% over the same period in 1995. This increase was primarily due to increases in sales and marketing expenses as Urohealth continued to build a sales organization. Also, general and administrative costs increased due to the addition of key management personnel and expenses associated with the integration of its four operating locations.

     Research and Development. Research and development expenses during 1996 decreased $2.0 million or 42% in 1996 over the same period in 1995. Overall, the decline in research and development costs was a result of Urohealth's decision to narrow the focus of such efforts, and to adopt a program of actively acquiring or licensing developed technology. In connection with the acquisition of Laparomed Corporation on July 27, 1994, Urohealth expensed $5.3 million of purchased research and development. The Laparomed Corporation acquisition has been accounted for as purchase with a purchase price of approximately $7 million.

     Restructuring Charges. In December 1995, Urohealth implemented a restructuring plan to consolidate redundant facilities and reduce personnel resulting from the mergers with Dacomed, Osbon and Advanced. Under the plan, Urohealth eliminated approximately 70 manufacturing, engineering and administrative personnel and closed all operations at two acquired facilities. The estimated cost associated with each component of this restructuring plan and the cash and non-cash charges incurred during fiscal 1996 are summarized in the table below. Non-cash charges consist of the write-down of existing assets to their estimated net realizable value. Reclassifications during the period relate to decreases in severance amounts payable to officers of acquired companies, offset by increases in estimates for facility closure costs including loss on sale of discontinued product lines and closure costs related to international operations of acquired companies. The remaining restructuring accrual at March 31, 1996 relates primarily to terminated employee severance and facility lease obligations, which are expected to be paid in cash. Although subject to future adjustment, management of Urohealth believes that restructuring reserves as of March 31, 1996 are adequate to complete the restructuring.

                                         BEGINNING                                            BALANCE AT
                                       RESTRUCTURING     NON-CASH      CASH      RECLASSI-     MARCH 31,
                                          ACCRUAL        CHARGES     CHARGES     FICATIONS       1996
                                       --------------    --------    --------    ---------    -----------
                                                                 (IN THOUSANDS)
    Personnel reduction costs........      $2,620         $   --      $1,171       $(730)       $   719
    Facility reduction costs.........       2,836          1,187       1,258         730          1,121
                                           ------         ------      ------       -----         ------
                                           $5,456         $1,187      $2,429       $  --        $ 1,840
                                           ======         ======      ======       =====         ======

     Direct Acquisition Costs. Merger and acquisition costs during 1996 increased $3.4 million over the same period in 1995. The results of operations in 1996 reflect additional transaction costs of $4.2 million related to Urohealth's mergers with Osbon, Advanced and Dacomed. These transaction costs include expenses related to broker and other professional fees.

     Interest Expense. Interest expense during 1996 increased by approximately $805,000 or 317% over the same period in 1995, primarily due to the issuance of the Debentures as well as increased borrowings under term loans and lines of credit.

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

     Expenses related to minority interest were $78,000, $55,000 and $25,000 during fiscal 1995, 1996 and 1997, respectively. Such expenses consist of 7% dividends payable to stockholders of preferred stock of a Urohealth subsidiary.

LIQUIDITY AND CAPITAL RESOURCES


     In April 1997, Urohealth completed the sale of $110 million of its 12 1/2% Senior Subordinated Notes due 2004 (the "Notes") raising net proceeds of approximately $105 million. Urohealth used approximately $54 million of the net proceeds from the offering to repay amount outstanding under Urohealth's term and revolving credit facility. Concurrently with the consummation of the sale of the Notes, Urohealth entered into a new $50 million revolving credit facility with Urohealth's senior lender (the "Credit Facility"). The Credit Facility is secured by substantially all of Urohealth's assets and matures in March 2002. Urohealth is required to meet certain financial covenants under the Credit Facility and available amounts under the revolving credit facility are based on eligible inventory and accounts receivable. As of June 30, 1997, Urohealth had no amounts outstanding under the Credit Facility. Urohealth was not in compliance with certain financial covenants under its Credit Facility for the quarter ended June 30, 1997, and has been granted a waiver through September 15, 1997 by its senior lender that permits borrowings equal to the lesser of $15 million and 80% of eligible accounts receivable under the facility. As of June 30, 1997, after giving effect to the waiver, Urohealth's borrowing eligibility under the Credit Facility was approximately $13.4 million. Subsequent to June 30, 1997, Urohealth drew down $5.0 million under the Credit Facility. Remaining amounts up to $13.4 million will be available to Urohealth upon establishment by Urohealth of certain security arrangements. As of June 30, 1997, Urohealth had working capital of approximately $30.5 million.

     Urohealth used $19.2 million of the proceeds from the sale of the Notes to purchase government securities (the "Pledged Securities") which have been pledged for the benefit of the holders of the Notes. The scheduled principal and interest payments on the Pledged Securities is in an amount sufficient to pay when due the first three semi-annual scheduled interest payments on the Notes. During fiscal 1998, Urohealth is obligated to repay at maturity approximately $5.8 million of notes and accrued interest assumed in the acquisition of Microsurge. In addition, Urohealth is obligated to pay $16.5 million to the former X-Cardia shareholders on or prior to October 3, 1997 relating to the achievement of the patent approval milestone.



     Approximately $5.5 million of Urohealth's restructuring charges are projected to be paid over the next 12 months. The long-term portion consists of redundant facility lease costs to be paid out through 2003 and severance costs to be paid out over the next two years. Urohealth currently expects to pay these restructuring charges from cash flow from operations or from financing activities.



     Urohealth had capital expenditures for the nine months ended March 31, 1996, the year ended March 31, 1997 and the three months ended June 30, 1997 of $3.0 million, $12.3 million and $3.1 million, respectively, primarily due to the consolidation and expansion of manufacturing and upgrade of management information systems. Urohealth currently has a $2.7 million commitment for a corporate aircraft and anticipates capital expenditures, primarily for increased manufacturing capacity and information systems, for the next 12 months will exceed $10.0 million.



     Urohealth is a holding company whose material assets consist primarily of the capital stock of its subsidiaries. Consequently, Urohealth is dependent upon dividends paid by its subsidiaries to pay Urohealth's operating expenses and to service Urohealth's debt obligations, including its obligations under the Notes and the Credit Facility. Except for applicable restrictions under state corporate laws, there are currently no restrictions on any of the subsidiaries ability to pay dividends to Urohealth.



     Through June 30, 1997 Urohealth has continued to have negative cash flow from operations, primarily due to increases in operating losses, accounts receivable and inventories. Operating losses increased for the reasons discussed previously in this Management's Discussion and Analysis of Financial Condition and Results of Operations. Urohealth's accounts receivable balances were approximately $4.8 million higher at June 30, 1997 than at March 31, 1997 primarily due to increased sales during the quarter ended June 30, 1997. Management anticipates further increases in accounts receivable in 1997, possibly also on extended payment terms, as sales volume under a number of distribution agreements increases. Urohealth's inventory balances were approximately $8.1 million higher at June 30, 1997 than at March 31, 1997 due to an increase in inventories to support increased sales volume. Urohealth expects further increases in inventories to support anticipated sales under group purchasing organization and distribution agreements. Cash used in operations totaled approximately $55 million for the year ended March 31, 1997 and approximately $22.9 million for the three months ended June 30, 1997. Urohealth's operations have been funded primarily from the proceeds of debt and equity offerings.



     Urohealth believes currently available cash balances, amounts available under the Credit Facility, and funds generated from operations will provide adequate liquidity to finance its operations for the next 12 months. Urohealth's business strategy includes efforts to expand business operations through the acquisition of new products, product lines and businesses. Business acquisitions may continue to be financed through the issuance of shares of Urohealth's Common Stock and other financing activities. However, there can be no assurance that any such transactions will be consummated. Should Urohealth not be able to obtain such financing, Urohealth will be required to proceed with its planned expansion at a slower rate. Urohealth may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity and/or debt financings or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to Urohealth.

                  IMAGYN SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data set forth below of Imagyn for the years ended December 31, 1994, 1995 and 1996 and as of December 31, 1995 and 1996 are derived from the consolidated financial statements of Imagyn which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected consolidated financial data of Imagyn set forth below for the years ended December 31, 1992 and 1993 and as of December 31, 1992, 1993 and 1994 are also derived from the consolidated financial statements audited by Coopers & Lybrand L.L.P. which are not included herein. The selected consolidated financial data at June 30, 1997 and for the six month periods ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements included elsewhere herein and include in the opinion of Imagyn, all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of Imagyn's results of operations for those periods and financial position at that date. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of operating results for any subsequent period. The following data should be read in conjunction with "Imagyn Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Imagyn included elsewhere herein.



                                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       JUNE 30,
                                      ---------------------------------------------------    ------------------
                                       1992       1993       1994       1995       1996       1996       1997
                                      -------    -------    -------    -------    -------    -------    -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales...........................  $ 1,238    $ 1,047    $ 1,005    $ 2,243    $ 9,371    $ 3,972    $ 1,925
Cost of sales.......................      702      1,006      1,268      1,811      6,579      2,811      1,443
                                      -------    -------    -------    -------    -------    -------    -------
Gross profit (loss).................      536         41       (263)       432      2,792      1,161        482

Cost and expenses:
  Sales and marketing...............    1,665      2,397      2,317      3,296      4,039      1,375      3,004
  Research and development..........    1,917      1,917      1,797      1,811      2,708      1,421      2,119
  General and administrative........    1,360        904      1,108      1,253      2,277        880      1,737
                                      -------    -------    -------    -------    -------    -------    -------
    Total costs and expenses........    4,942      5,218      5,222      6,360      9,024      3,676      6,860
                                      -------    -------    -------    -------    -------    -------    -------
Other operating income..............    1,000         --         --      3,500         --         --         --
                                      -------    -------    -------    -------    -------    -------    -------
    Loss from operations............   (3,406)    (5,177)    (5,485)    (2,428)    (6,232)    (2,515)    (6,377)
                                      -------    -------    -------    -------    -------    -------    -------
Interest income (expense), net......      178        337        175       (217)     1,826        340      1,225
                                      -------    -------    -------    -------    -------    -------    -------
Net loss............................  $(3,228)   $(4,840)   $(5,311)   $(2,645)   $(4,408)   $(2,179)   $(5,155)
                                      =======    =======    =======    =======    =======    =======    =======
Net loss per share(l)...............  $ (0.76)   $ (1.16)   $ (1.26)   $ (0.59)   $ (0.61)   $ (0.38)   $ (0.59)
                                      =======    =======    =======    =======    =======    =======    =======
Shares used in computing net loss
  per share(1)......................    4,233      4,240      4,263      4,573      7,196      5,804      8,782
                                      =======    =======    =======    =======    =======    =======    =======



                                                            AS OF DECEMBER 31,
                                            ---------------------------------------------------
                                             1992       1993       1994       1995       1996     JUNE 30, 1997
                                            -------   --------   --------   --------   --------   --------------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and cash
  investments.............................  $12,859   $  7,269   $  2,021   $  9,340   $ 41,353      $ 33,647
Working capital...........................   12,897      7,763      2,672     10,431     44,010        37,836
Total assets..............................   14,287      9,388      4,174     12,024     51,956        47,145
Convertible redeemable preferred stock....   19,950     20,030     20,122      9,936         --            --
Accumulated deficit.......................   (7,527)   (12,447)   (17,838)   (20,543)   (24,951)      (30,106)
Stockholders' equity (deficit)............   (7,524)   (12,525)   (17,912)       (97)    48,889        43,954


---------------

(1) See Note 17 of Notes to Consolidated Financial Statements of Imagyn for information concerning the computation of net loss per share and pro forma net loss per share.

                 IMAGYN MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

     Imagyn was formed in 1989 to advance the development of gynecological applications of novel catheter technology licensed by Imagyn Baxter Healthcare Corporation ("Baxter") and Thomas J. Fogarty, M.D. ("Fogarty"). In 1992, Imagyn commenced commercial shipments of its Ovation systems, based on this technology, to international distributors for resale to physicians and hospitals.

     In November 1992, Imagyn entered into an agreement with Terumo Corporation ("Terumo") for the sale and licensed manufacture of the Ovation systems in Japan. In connection with the granting of the distribution and license rights under this agreement, Terumo paid Imagyn distribution and license fees aggregating $2.1 million. Based on Imagyn's continuing obligations under the agreement to transfer manufacturing know-how for the Ovation systems to Terumo, the license fees of $1.0 million have been treated as deferred income until such time as Imagyn completes the transfer of the manufacturing know-how pursuant to the agreement. Upon completion of such transfer, Imagyn will receive royalties on product sales by Terumo. During 1993 and 1994, Terumo conducted clinical trials in Japan for the purpose of supporting regulatory and reimbursement approvals for the Ovation system. In August 1996, Imagyn's agreement with Terumo was amended to grant Terumo additional distribution rights for the Ovation system in certain Asian markets.

     In January 1994, Imagyn was notified by the FDA that its PMA application for the Ovation falloposcopy system submitted to the FDA in May 1992 was deficient in certain respects, particularly with respect to the design of the clinical study. Imagyn attempted to address the FDA's concerns by providing a reevaluation of its clinical data; however, the FDA did not find this analysis acceptable and, in September 1995, Imagyn withdrew this PMA application. In September 1996, the FDA advised Imagyn that its Ovation falloposcopy system could be eligible for 510(k) clearance review. In September 1996, Imagyn submitted a 510(k) clearance application to the FDA for its Ovation falloposcopy system. On January 31, 1997, Imagyn received 510(k) marketing clearance for its Ovation falloposcopy system.

     In August 1994, Imagyn commenced international commercial shipments of its MicroLap microlaparoscopy system. By February 1995, Imagyn had received three FDA 510(k) clearances for the MicroLap system, after which Imagyn commenced marketing the system in the United States. Imagyn engaged the services of non-stocking sales representative organizations to promote sales of the MicroLap system.

     In August 1995, Terumo received Japanese regulatory approval for marketing of the Ovation tubal recanalization system. Following this approval, Terumo commenced planning for the 1996 commercial introduction of the Ovation tubal recanalization system in Japan. Terumo has applied for, but has not yet obtained, full Japanese reimbursement approval.

     In September 1995, Imagyn completed an equity recapitalization which included a reverse 1-for-5 stock split of all outstanding stock, the conversion of all Preferred Stock into Common Stock, and the sale of $9.9 million of new Preferred Stock.

     In October 1995, Imagyn entered into a distribution agreement with United States Surgical Corporation ("USSC") pursuant to which USSC was granted exclusive international marketing rights for the MicroLap system in all international markets (excluding China and India). USSC was also granted, on a co-exclusive basis with Imagyn, marketing rights to the MicroLap system in the United States. As a result of the agreement with USSC, Imagyn terminated all of its domestic sales representative organizations and international distributors for the MicroLap system and, in connection with these terminations, Imagyn made certain payments to these distributors. Following execution of the agreement with USSC, Imagyn increased its manufacturing capacity to support USSC's introduction of the MicroLap system and, in January 1996, Imagyn completed training of certain USSC sales personnel and commenced commercial shipments of the MicroLap system to USSC.

     In September 1996, Imagyn received 510(k) clearance from the FDA to market its single use MicroSpan hysteroscope sheath in the United States. Following receipt of the 510(k) clearance, Imagyn commenced the recruitment of direct sales representatives and launched the MicroSpan microhysteroscopy system in the United States on a limited basis in the fourth quarter of 1996.

     Imagyn manufactures the Ovation systems and certain of its MicroLap and MicroSpan system products, including its proprietary microlaparoscope, microhysteroscope and micro-access devices, at its manufacturing facilities. Imagyn has limited manufacturing capacity and may be required to increase both its in-house manufacturing capability and the size of its manufacturing facilities. Although Imagyn expanded its manufacturing facilities in 1996, there can be no assurance that such facilities will be adequate or that Imagyn will be able to attract, train and retain the required personnel, including personnel skilled in micro-optics assembly processes. Imagyn may need to obtain alternative manufacturing facilities or to establish contract manufacturing for its products. Delays associated with, or inability to establish, such capacity could have a material adverse affect on Imagyn's business, financial condition and results of operations. Imagyn currently obtains certain components of its product systems from single source suppliers. These components include the optic image fiber used in the MicroLap, a similar version of which is also being used in the MicroSpan, and the medical video camera and light source used in connection with the Ovation tubal recanalization system. There can be no assurance that Imagyn will not encounter future component shortages or other disruptions in supply of materials. Delays associated with any future raw materials or component shortages could have a material adverse effect on Imagyn's business, financial condition and results of operations, particularly as Imagyn scales up its manufacturing activities.


     Future revenues and results of operations may fluctuate significantly from quarter to quarter and will depend upon, among other factors, the extent to which Imagyn's products gain market acceptance, the timing and volume of orders from USSC, Terumo, other international distributors and Imagyn's other customers, actions relating to regulatory and reimbursement matters, progress of clinical trials, introduction of alternative means for microlaparoscopy, microhysteroscopy and fallopian tube visualization by competitors of Imagyn, pricing of competitive products, the cost and effect of promotional discounts and marketing programs in which Imagyn may be required to engage and the absence of a backlog of orders. In addition, sales to USSC for the first six months were, and for the remainder of 1997, are expected to be below those for comparable periods of 1996 due primarily to Imagyn's introduction of its new model microlaparoscope in the second quarter of 1997 and USSC's decision not to purchase non-proprietary MicroLap instrumentation and disposable products from Imagyn in 1997. Results of operations will also depend upon the amount of royalties payable under the license from Baxter and Fogarty relating to the linear everting catheter technology used in the Ovation systems. Imagyn has a limited history of operations and has experienced significant operating losses since inception. Operating losses are expected to continue for at least the next twelve months as Imagyn continues to expend substantial resources to expand its marketing and sales activities in the United States and fund research and development and the introduction of new products.


RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Net sales. Net sales for the year ended December 31, 1996 increased to $9.4 million from $2.2 million for the year ended December 31, 1995. The increase was primarily the result of the first full year of sales to USSC of Imagyn's MicroLap system, which resulted in a substantial increase in the volume of MicroLap sales. In 1996, sales to USSC were approximately 90% of Imagyn's total sales. In 1996, 6% of Imagyn's sales were to international customers; in 1995, 72% of Imagyn's sales were to international customers. The decrease in the percentage of Imagyn's sales to international customers is primarily the result of the increase in United States sales and the termination of Imagyn's international distributors for the MicroLap system. Imagyn records all sales to USSC as domestic sales; however, sales of Imagyn's products by USSC are expected to include sales to international customers made through Autosuture, Inc., a subsidiary of USSC. Net sales for the year ended December 31, 1995, increased to $2.2 million from $1.0 million for the year ended December 31, 1994. The increase was primarily the result of the commencement of sales in the United States in 1995 of the MicroLap system. Also contributing to the increase, but to a lesser extent, were an increase in sales of the MicroLap system in international markets and initial sales of Imagyn's Ovation system to Terumo.

     Cost of sales. Cost of sales increased to $6.6 million for the year ended December 31, 1996 from $1.8 million for the year ended December 31, 1995. The increase was attributable to the increase in the volume of sales of Imagyn's products. Also contributing to the increase in cost of sales in 1996 were non-recurring production costs and inefficiencies associated with the rapid increase and expansion of production operations at Imagyn's current manufacturing facilities. Cost of sales for the year ended December 31, 1995 increased to $1.8 million from $1.3 million for the year ended December 31, 1994, primarily due to the increase in the volume of sales of Imagyn's products.

     Sales and marketing. Sales and marketing expenses increased to $4.0 million for the year ended December 31, 1996 from $3.3 million for the year ended December 31, 1995. The increase was primarily due to sales and marketing expenses associated with the introduction of Imagyn's MicroSpan products in the United States, including expenses in connection with the recruitment of direct sales personnel. Sales and marketing expenses increased to $3.3 million for the year ended December 31, 1995 from $2.3 million for the year ended December 31, 1994. The increase was primarily due to sales and marketing expenses associated with the introduction of Imagyn's MicroLap products in the United States, including expenses of $400,000 associated with the termination of international distributors and United States sales representatives for the MicroLap system in connection with the USSC agreement.

     Research and development. Research and development ("R & D") expenses, which include clinical and regulatory expenses, increased to $2.7 million for the year ended December 31, 1996 from $1.8 million for the year ended December 31, 1995. This increase was attributable to increased expenditures for product development and enhancements and costs associated with clinical trials of the Ovation falloposcopy system in the United States. R & D expenses of $1.8 million for the year ended December 31, 1995 were approximately equal to the $1.8 million for the year ended December 31, 1994.

     General and administrative. General and administrative expenses increased to $2.3 million for the year ended December 31, 1996 from $1.3 million for the year ended December 31, 1995. The increase was primarily the result of the amortization of non-cash deferred compensation charges associated with grants of stock options to employees. Also contributing to the increase, but to a lesser extent, were the hiring of additional personnel and other ongoing expenses associated with Imagyn's public reporting requirements. General and administrative expenses increased to $1.3 million for the year ended December 31, 1995 from $1.1 million for the year ended December 31, 1994. This increase primarily resulted from expenses associated with an increase in the level of Imagyn's operations.

     Other operating income. Other operating income of $3.5 million for the year ended December 31, 1995 resulted from nonrecurring payments in connection with various marketing rights for certain products. There was no such income for the years ended December 31, 1996 and 1994.

     Interest income (expense), net. Net interest income for the year ended December 31, 1996 was $1.8 million, as compared to interest expense of $217,000 for the year ended December 31, 1995. This increase was attributable primarily to interest earned on higher cash balances held by Imagyn during the year ended December 31, 1996 and to a lesser extent to the retirement of bridge financing notes in September 1995. Interest income was $175,000 for the year ended December 31, 1994. There were no short term notes outstanding during the year ended December 31, 1994.


SIX MONTHS ENDED JUNE 30, 1997 AND 1996



     Net Sales. Net sales for the six months ended June 30, 1997 decreased to $1.9 million from $4.0 million for the six months ended June 30, 1996. The decrease was primarily attributable to Imagyn's introduction and commencement of shipments of its new model microlaparoscope during the second quarter of 1997 and USSC's decision not to purchase non-proprietary MicroLap instrumentation and disposable products from Imagyn in 1997. As a result, sales of MicroLap products to USSC during the six months ended June 30, 1997 were $3.0 million less than sales of these products to USSC during the six months ended June 30, 1996. For the six months ended June 30, 1997, 45% of Imagyn's sales were to international customers; for the six months ended June 30, 1996, 8% of Imagyn's sales were to international customers. The increase in the percentage of Imagyn's sales to international customers is primarily the result of the decrease in sales to USSC, the increase in sales to Terumo and the introduction of Imagyn's MicroSpan products in Europe. Imagyn records all sales to USSC as domestic sales; however, sales of Imagyn's products by USSC are expected to include sales to international customers made through Autosuture, Inc., a subsidiary of USSC.



     Cost of sales. Cost of sales for the six months ended June 30, 1997 decreased to $1.4 million from $2.8 million for the six months ended June 30, 1996. The decrease in cost of sales was attributable to the decrease in the level of sales for the period. Cost of sales for the six months ended June 30, 1997 also included non-recurring production costs associated with Imagyn's start-up manufacture of its new model microlaparoscope.



     Sales and marketing. Sales and marketing expenses for the six months ended June 30, 1997 increased to $3.0 million from $1.4 million for the six months ended June 30, 1996. The increase was primarily associated with a increase in promotional expenditures and the expenses associated with direct sales personnel.



     Research and development. Research and development expenses for the six months ended June 30, 1997 increased to $2.1 million from $1.4 million for the six months ended June 30, 1996. This increase was attributable to increased expenditures for product development and enhancements, including costs and expenses associated with initial production of Imagyn's new model microlaparoscope.



     General and administrative. General and administrative expenses for the six months ended June 30, 1997 increased to $1.7 million from $880,000 for the six months ended June 30, 1996. The increase was primarily the result of non-recurring expenses associated with the pending merger with Urohealth, the amortization of non-cash deferred compensation charges associated with grants of stock options to employees, the hiring of additional personnel and other ongoing expenses associated with Imagyn's public reporting requirements.



     Other income (expense), net. Net other income for the six months ended June 30, 1997 increased to $1.2 million from $340,000 for the six months ended June 30, 1996. This increase was attributable to interest income earned on higher cash balances held by Imagyn during the six months ended June 30, 1997.



INCOME TAXES


     Imagyn has not generated any taxable income to date and therefore has not paid any federal income taxes since its inception. Imagyn accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("FAS 109"). Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances, in amounts equal to the net deferred tax assets as of December 31, 1996 and 1995, have been established in each period to reflect these uncertainties.

     At December 31, 1996, Imagyn had federal and state net operating loss carryforwards of $16.5 million and $8.0 million, respectively, and federal and state research and experimentation credit carryforwards of $387,000 and $276,000, respectively, that will expire at various dates beginning in 1997 through 2010, if not utilized. Utilization of net operating loss and tax credit carryforwards will be subject to a substantial annual limitation due to the ownership change limitations of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation is likely to result in the expiration of most of Imagyn's net operating loss and tax credit carryforwards before full utilization as a result of the September 1995 recapitalization.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, Imagyn's expenses have significantly exceeded its net sales, resulting in an accumulated deficit of $30.1 million as of June 30, 1997. Imagyn has funded its operations since inception primarily through the private placement of equity securities, the net proceeds of the June 1996 initial public offering and other operating income. Through June 30, 1997, Imagyn had raised $30.3 million from the private placement of equity securities. Through June 30, 1997, Imagyn had received $5.6 million in fees relating to two distribution


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

agreements. In June 1996, Imagyn completed an initial public offering of 3,162,500 shares of Common Stock raising net proceeds of approximately $43 million.


     At June 30, 1997, Imagyn's principal source of liquidity consisted of cash, cash equivalents and short-term investments of $33.6 million. Cash used in Imagyn's operations was $5.6 million for the year ended December 31, 1996 and $3.2 million and $6.2 million for the six month periods ended June 30, 1996 and 1997, respectively. Imagyn's capital expenditures during the year ended December 31, 1996 were $1.3 million and $330,000 and $256,000 for the six month periods ended June 30, 1996 and 1997, respectively. Imagyn anticipates that capital expenditures will increase in future periods due to expansion of manufacturing operations and facilities. Imagyn intends to finance its capital needs principally its existing capital resources. Imagyn has not sought to obtain any credit facilities to provide additional working capital.


     Imagyn believes that existing capital resources will be sufficient to fund its operations through 1998. However, Imagyn's future liquidity and capital requirements will depend on numerous factors, including the extent to which Imagyn's products gain market acceptance, actions relating to regulatory and reimbursement matters, progress of clinical trials, introduction of alternative means for microlaparoscopy, microhysteroscopy and fallopian tube visualization by competitors of Imagyn, pricing of competitive products, the cost and effect of promotional discounts and marketing programs in which Imagyn may be required to engage and the resources that Imagyn devotes to marketing, manufacturing and developing its products. Imagyn's capital requirements will also depend on, among other things, the resources required to hire and develop a direct sales force in the United States and the resources required to expand manufacturing capacity and facilities requirements. Accordingly, there can be no assurance that Imagyn will not require additional financing within this time frame. There can be no assurance that additional funding, if needed, will be available on terms satisfactory to Imagyn, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Failure to raise capital when needed could have a material adverse effect on the business, financial condition and results of operations of Imagyn.

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                             BUSINESS OF UROHEALTH

OVERVIEW

     Urohealth is a developer, manufacturer and distributor of products for the urology, minimally invasive and general surgery, and gynecology markets (the "Target Markets"). Urohealth has a broad offering of products used by health care professionals for their patients suffering from impotence, incontinence and other gynecological and urological disorders, and other conditions requiring minimally invasive and general surgery. Urohealth was incorporated in August 1985. In October 1994, under the leadership of new management, Urohealth adopted and began to implement a strategic plan which took advantage of consolidation opportunities in the highly fragmented medical products industry. Management's strategy was to position Urohealth to benefit from the competitive advantages and operating efficiencies inherent in an infrastructure which combines an experienced management team, sophisticated and efficient manufacturing facilities and a large sales force.

     Urohealth believes that it has developed well-established and integrated minimally invasive and general surgery and urology platforms and that it is well-positioned further to acquire and develop new product lines, including gynecology product lines, to enable it to become a leader in each of its Target Markets. Urohealth has increased sales from $4.3 million for the year ended June 30, 1994 (prior to giving effect to its acquisitions) to $90.7 million for the year ended March 31, 1997.

GROWTH STRATEGY

     Urohealth's strategy is to: (i) expand the range of products to its growing Target Markets; (ii) leverage its sales force to increase sales of its existing, newly acquired and recently developed products, including sales through distributors and group purchasing organizations; (iii) further capitalize on efficiencies and synergies available by continuing to consolidate manufacturing of existing and acquired products into Urohealth's existing manufacturing operations; (iv) continue to acquire and develop additional innovative products and product lines, including products to serve the gynecology market; and (v) develop and expand an international sales and marketing presence to capitalize on opportunities it identifies in selected developed countries.

     Urohealth believes that its acquisition and product development strategy has been successful in building a broad selection of medical products and combining companies and product lines that can capitalize on the manufacturing and distribution capabilities of Urohealth. In the urology market, Urohealth acquired Dacomed which offered a line of high-quality products designed to diagnose and treat male impotence, but which lacked manufacturing and marketing expertise and an effective distribution channel. Urohealth then acquired Osbon which was the market leader in vacuum erection devices for the treatment of male impotence primarily on the strength of Osbon's sales force. Urohealth relocated Dacomed manufacturing operations to its Costa Mesa, California manufacturing facility and began to market and sell the Dacomed products through the Osbon distribution channel. As a result of the combination, the Dacomed products were marketed through an established distribution channel and the Osbon sales force had a broader product line to offer their customers.

     To expand its presence in the market for minimally invasive and general surgery products, Urohealth acquired Advanced which had a pipeline of potential products but had limited manufacturing and distribution capabilities and was experiencing significant liquidity and capital constraints as the result of its substantial research and development program. Advanced's commercially viable products were integrated into Urohealth's manufacturing and distribution infrastructure. In June 1996, Urohealth acquired product lines of O.R. Concepts. In August 1996, Urohealth acquired Richard-Allan, an established company with a broad array of minimally invasive products including the recently introduced Reflex(R) AEC35(TM) articulating cutter and stapler. In August 1996, Urohealth also acquired a line of minimally invasive surgery products from X-Med. Management believes that operating efficiencies and synergies similar to those created by combining the acquired urology products and companies will result from the combination of Advanced, Richard-Allan and the product lines acquired from O.R. Concepts and X-Med.

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

     In June 1996, Urohealth introduced its EndoView(TM) video endoscopy system. The EndoView(TM) system is designed for use in the hospital and physician's office setting and is priced to make it affordable for widespread use in the offices of physician's performing endoscopic procedures. Urohealth recently released its new Reflex(R) AEC35(TM) articulating cutter and stapler, which greatly increases the types and number of procedures that can be performed using minimally invasive surgical techniques. The AEC35's articulating head gives the surgeon greater range and flexibility in performing minimally invasive surgical procedures. Products such as the EndoView(TM) and the Reflex(R)AEC35(TM) provide Urohealth's sales force with increased access to physicians and surgeons, and, therefore, increased selling opportunities as physicians and surgeons are anxious to learn about innovations which could have a material effect on their practices.

     Urohealth now has in place a sales force of approximately 160 persons. Urohealth plans to expand further its product offerings for its Target Markets with products currently under development and through the acquisition of complementary products and product lines. Urohealth targets urologists, gynecologists and general surgeons using its sales force, of which 70 sales representatives call primarily on urologists and 90 sales representatives focus their selling efforts on gynecologists and general surgeons.

     Urohealth believes that the medical products industry is highly fragmented and that there are a significant number of opportunities to acquire additional product lines or companies in complementary lines of business. Urohealth is continuously exploring these opportunities and management believes that future growth, will, in significant part, be through acquisitions.

MARKETS

     Urohealth develops, manufactures and markets products designed for the diagnosis and treatment of urological and gynecological disorders, including products designed to treat erectile dysfunction and incontinence. Urohealth also offers a comprehensive line of products designed to serve the minimally invasive and general surgery market and has recently introduced visualization products which can be used in a number of medical applications.

Erectile Dysfunction

     Erectile dysfunction is estimated to affect between 10 and 20 million men in the United States, with the vast majority of cases remaining untreated. Only recently have physicians become more knowledgeable regarding treatment alternatives and most patients suffering from erectile dysfunction fail to seek medical treatment for their problem. Erectile dysfunction can have either a psychological or physiological cause. Approximately 85% of erectile dysfunction cases are attributable to physiological causes, the most common of which are related to vascular disease.

     There are three basic treatments for physiological erectile dysfunction:
(i) drug therapy; (ii) mechanical therapy, involving the use of vacuum erection devices; and (iii) surgery, involving the implantation of a penile prothesis. Currently available drug therapies include oral drugs, which have limited effectiveness, an injectable, prostaglandin and urethral suppositories. Mechanical therapy involves the use of non-invasive vacuum erection devices which create a vacuum in a plastic cylinder that increases blood flow to the penis thereby achieving an erection. Once an erection is achieved a tension band is placed at the base of the penis to sustain the erection during sexual activity. Vacuum erection devices are low cost compared with other treatment options. Surgical treatment for erectile dysfunction involves the implantation of a prosthesis in the corporal body of the penis which provides rigidity adequate for sexual activity. Penile protheses can be either manually or hydraulically operated to achieve an erection.

     Urohealth believes that the market for erectile dysfunction products will increase as patients and others become more knowledgeable regarding the treatment alternatives available to deal with the problem. In addition, the market for erectile dysfunction products could grow as the average age of men in the United States continues to increase.

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

Incontinence

     Urinary incontinence is estimated to affect between 15 and 25 million adults in the United States of which approximately 85% are female. A recent survey revealed that one out of every six adult women in the United States suffers from some form of urinary incontinence. Women typically experience a higher incidence of incontinence than men primarily as a result of childbearing and its impact on the urinary system. There are three basic types of urinary incontinence: (i) stress incontinence, which involves leakage related to rapid movement, a sneeze or exercise; (ii) urge incontinence, which involves a sudden need to empty the bladder; and (iii) overflow incontinence, which results from an overly distended bladder, typically caused by an obstruction or a weakened bladder.

     The vast majority of patients who suffer from some form of incontinence do not seek treatment for their problem, with most of the patients utilizing some form of home treatment to deal with their medical problem. There are a number of treatments for incontinence, including adult diapers and pads, catheterization and clamping of the urethra, pelvic muscle repositioning and training, electrical stimulation therapy, surgery, collagen injections and drug therapy.

     Urohealth believes that the market for incontinence products could also increase as patients become more knowledgeable about treatment options. In addition, the number of patients suffering from incontinence problems could increase as the average age in the United States continues to increase. With new, less invasive technologies in development, such as urethral inserts for women, the general interest of both physicians and consumers in treatments for incontinence should increase.

Minimally Invasive and General Surgery

     Minimally invasive surgery, or endoscopy, relies on viewing tubes (endoscopes) that allow surgeons to look into the body. Such surgeries are carried out using special instruments that are inserted into one to six small "keyhole" incision sites. Laparoscopy is the term for minimally invasive surgery within the abdominal cavity. Laparoscopy was primarily developed by gynecologists who use minimally invasive surgical techniques to perform hysterectomies, tubal ligations, infertility procedures and to remove fibroid tumors and ovarian cysts, as well as for other exploratory and diagnostic procedures. General surgeons use laparoscopy for such common procedures as gall bladder removal, hernia repair and appendectomies. Gastroenterologists remove intestinal tissue laparoscopically, including operations for Crohn's disease, diverticulitis, non-cancerous polyps and colon tumors. Urologists can perform nephrectomies (removal of a kidney) and bladder neck suspensions laparoscopically, as well as remove kidney stones and treat bladder cancer.

     Because minimally invasive surgery is far less traumatic than conventional open surgery techniques, patient recovery time is much faster and the period of hospitalization is greatly reduced. Typically, patients are back to normal activity levels within one week of surgery performed using minimally invasive surgery techniques. While minimally invasive surgery requires surgeons to learn a new set of skills, it is estimated that 80% of all general surgery will be done endoscopically by the year 2000. The transition from open surgery to minimally invasive surgery has gained significant momentum in the past few years as studies have shown minimally invasive surgery to be more economical and beneficial to the patient, including shortening the hospital stay and reducing post-operative complications, resulting in faster recovery.

     Urohealth believes that successful companies in this marketplace will develop and market products that make these procedures more cost and time effective.

Visualization

     Endoscopy, meaning "to look within the body," is enabled through the use of telescopes, light sources, cameras and video viewing, recording and printing systems. Telescopes (referred to as "endoscopes") differ in size and functionality relative to specific anatomies, including those to look within the abdomen (laparoscopes), the uterus (hysteroscopes), the bladder (cystoscopes), the joints (arthroscopes), the colon (sigmoidoscopes), and other organs and physiological structures. Physicians can monocularly view the desired anatomy through an eyepiece on the end of the scope. Generally, bright light must be introduced to the organ

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

or anatomy, through the scope, to enhance visualization. Cameras can be coupled to scopes to convert an image to a video monitor for real time viewing in the operative environment and to a recorder for procedure documentation purposes. Technological advances in endoscopy include the use of fiber optics for miniaturization and flexibility, and the development of camera chips that can be built into the proximal end of the scope. These advances, combined with product durability and affordability have spurred growth in the visualization marketplace.

     Urohealth believes that this market is complementary to those for the treatment of urological and gynecological disorders and to the minimally invasive surgical instrument market. New and innovative endoscopic visualization products should fuel the movement of surgical and diagnostic procedures out of the hospital and into the physician office setting.

MEDICAL PRODUCTS

     Urohealth offers a broad range of products to urologists, general surgeons and gynecologists. Historically, Urohealth has been highly dependent on the sale of vacuum erection devices for the treatment of male impotence. However, Urohealth believes that with the acquisition of Richard-Allan and other businesses and the introduction of its EndoView(TM) product, Urohealth's reliance on vacuum erection devices has and should continue to decrease.

     Urohealth offers a broad line of minimally invasive and general surgery instruments, which are sold primarily to general surgeons, gynecologists and urologists. Urohealth's comprehensive product line includes an antifogger, pneumo needles, trocars, graspers, scissors, retractors, a kittner, specimen retrieval bags, wound access and closure devices and electrosurgical and suction and irrigation probes. The recent acquisition of Richard-Allan expanded Urohealth's product offerings of access products, wound closure products and hand held instruments for both open and minimally invasive surgeries. Urohealth recently introduced its Reflex(R) AEC35(TM) articulating cutter and stapler, which is the only endoscopic surgical product on the market to have articulation capabilities. Urohealth also recently introduced its EndoView(TM) product, which is an inexpensive, portable video viewing system that urologists, general surgeons, and gynecologists can attach to an endoscope. Urohealth believes that there are additional product opportunities in the "visualization" area and is exploring those opportunities.

     Urohealth offers a number of products designed for the treatment of urological disorders, including the leading vacuum erection system, a penile prosthesis and diagnostic equipment. Urohealth's vacuum erection systems, which are available by prescription, include Esteem(TM), ErecAid(R), Catalyst(TM) and Impower(TM). Urohealth's vacuum erection devices are not subject to patent protection that would prohibit others from offering competing products. Urohealth is a leader in the vacuum erection system market primarily as a result of its high level of customer service and physician assistance in training patients on the use of the products. Urohealth also offers the RigiScan(R) System, a microprocessor-controlled impotence diagnostic monitor, and its Inform(TM), a disposable impotence screening device. Many of the minimally invasive surgery products and medical/surgical products offered by Urohealth are used in the treatment of urological disorders.

     Urohealth offers a number of products designed for the treatment of incontinence, including a line of catheters and urinary drainage systems, and other products such as washable pads, briefs and diapers. Urohealth is actively seeking additional products to serve this market. These products are marketed to both gynecologists and urologists, as are Urohealth's AccuBar(TM) and AccuLoop(TM) vaporizing electrodes. Urologists use vaporizing electrodes to ablate prostate tissue, and gynecologists use them to ablate endometrial tissue.

     Urohealth is developing a number of additional products for its Target Markets including additional articulating minimally invasive surgical instruments and a breast biopsy system. Urohealth's future success will depend in part on its ability to commercialize products under development and to develop new medical products both for its existing markets and for new markets. The extent and pace at which market acceptance of such products is achieved is a function of many variables, including price, product performance and attributes, product reliability, the effectiveness of marketing and sales efforts, the ability to meet delivery schedules, as well as general economic conditions affecting customers' purchasing patterns. New product development and introduction in the medical product market requires considerable time and capital and is

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

subject to the risks of market acceptance. There can be no assurance as to the continued market acceptance of Urohealth's existing products or Urohealth's ability to develop or acquire additional products in the future.


     On February 28, 1997, Urohealth acquired X-Cardia and its cardiac output monitoring technology. Urohealth has prototype products developed and anticipates beginning clinical trials on a product using the technology during 1997.


Reposable Products

     On March 31, 1997, Urohealth acquired Microsurge. Microsurge designs, develops, manufactures and markets surgical instrumentation for use in minimally invasive surgery. Microsurge is currently developing families of surgical instrumentation for use in minimally invasive abdominal procedures, referred to as laparoscopy, and minimally invasive thoracic procedures, referred to as thoracoscopy. Microsurge's laparoscopic instrumentation is based on a "multi-use" design concept which seeks to address the shortcomings of, and provide an alternative to, currently available single-use disposable and traditional reusable laparoscopic instrumentation. Microsurge is also exploring the applicability of its product designs and technologies to other areas of minimally invasive surgery, such as cardiac and colorectal surgery.

     Laparoscopy was initially performed using traditional stainless steel instrumentation designed to be sterilized and reused many times. The principal benefit of traditional reusable instrumentation is that its reusable nature reduces the instrumentation cost per procedure. However, this instrumentation is often difficult to clean and needs to be repaired periodically in order to continue to be used effectively. In addition, after a number of repairs, the precision of traditional reusable instrumentation permanently degrades. In response to these shortcomings, surgical instrumentation manufacturers introduced single-use disposable laparoscopic instrumentation in 1989. These manufacturers facilitated the market acceptance of single-use disposable products by offering surgeons training programs focusing on the use of this new instrumentation. Although disposable laparoscopic instrumentation has less precision than traditional reusable instrumentation it was widely accepted because it did not need to be cleaned or repaired. However the managed care cost containment pressures of the 1990s have caused healthcare providers to reevaluate the use of single-use disposable laparoscopic instrumentation because of its high cost per surgical procedure.

     To address the shortcomings of single-use disposable and traditional reusable laparoscopic instrumentation, Microsurge is developing a family of "multi-use" laparoscopic surgical instrumentation. Multi-use laparoscopic instrumentation is designed to provide a lower instrumentation cost per procedure than single-use disposable instrumentation and greater convenience and more consistent performance than traditional reusable instrumentation. Microsurge's multi-use laparoscopic instrumentation is designed to be easily cleaned and used multiple times. Most of this instrumentation is comprised of two components. One component, generally a handle, is designed to be used many, often hundreds of, times. The other component, generally a tip configuration, is designed to be used one or more times. When the performance of any component deteriorates, it is discarded and replaced by a new component, eliminating the need for repairs.

     Microsurge's principal laparoscopic products include its line of DetachaTip multi-use hand-held scissors, graspers and dissectors and DetachaPort multi-use trocars. Microsurge is also developing a DetachaClip multi-use laparoscopic clip applier for use in ligating vessels and ducts. Microsurge began marketing its laparoscopic products in July 1993 and has since introduced over 52 products to the laparoscopic instrumentation market.

     The manufacturing, product development, and sales and marketing for the Microsurge reposable product line has been integrated with the Company's existing operations.

SALES AND MARKETING

     Urohealth believes that its strategy of focusing on products for the minimally invasive and general surgery, urology and gynecology markets by utilizing a large sales force has and will continue to afford it competitive advantages. This distribution channel, in combination with a telemarketing staff, a national

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accounts department and a network of international distributors gives Urohealth widespread access to the markets it serves.

     Approximately 90 domestic sales representatives call on general surgeons and gynecologists, primarily in the operating room setting in hospitals and surgery centers. This sales force offers a full line of minimally invasive and general surgical instruments, including pneumo needles, trocars, retractors, scissors, staplers and access and wound closure devices for a wide range of diagnostic and operative procedures. With proprietary technology, such as that demonstrated by the new Reflex(R) AEC35(TM) articulating cutter and stapler, an endoscopic surgical device that simultaneously cuts and staples tissues in difficult to reach anatomy, this sales force has been welcome in the operating room. In addition, these sales representatives work with distributor sales representatives providing training and technical support for the sales efforts of Urohealth distributors for these products.

     Another 70 domestic sales representatives call on urologists with Urohealth's urology products, including the ErecAid(R) and Esteem(TM) vacuum erection systems, the RigiScan(R), a microprocessor-controlled impotence diagnostic monitor, the Dura-II(TM) penile prosthesis and the AccuBar(TM) and AccuLoop(TM) vaporizing electrodes. The urology sales representative becomes an extension of the urologist's practice through patient education and in service training relating to Urohealth's products. As a value added service to patients and physicians, Urohealth staffs a 24 hour, 365 days per year urology "hot line" to answer questions about erectile dysfunction and product use. Urohealth believes that its high level of customer and physician service is important to its market leadership in vacuum erection systems.

     Both the urology and general surgery/gynecology sales forces sell EndoView(TM), a self-contained video endoscopy system that can be used by all medical specialties practicing visualization. This product, which creates a new segment in the visualization market, was successfully launched in June, 1996. Urohealth expects to protect its market position with this new product and to develop follow-on products for distribution through its 160 sales representatives. Urohealth believes that the availability of innovative products, such as EndoView(TM) and the Reflex(R) AEC35(TM) articulating cutter and stapler, provides Urohealth's sales force with additional access to physicians and surgeons, and therefore, increases selling opportunities as physicians are anxious to learn about innovations which could have a material effect on their practices.

     Telemarketers solicit leads and reorders in support of both the urology and general surgery/gynecology sales forces. Telemarketing is an important source of sales for Urohealth's medical/surgical products as well, including reusable underpads, briefs and diapers, catheters and urinary drainage systems. These products are typically sold to stocking distributors, hospitals and nursing home chains and commercial laundries.

     A national accounts staff seeks national and regional contracting opportunities for Urohealth's products, prepares competitive proposals, makes presentations and enters into long term sales relationships with hospital chains, managed care organizations and medical/surgical distributors. Urohealth has recently focused its sales and marketing efforts on establishing relationships with large healthcare group purchasing organizations, and recently entered into an agreement with one of the largest group purchasing organizations in the United States to supply designated products to the organization's outpatient, physician group and other alternate site members.


     While Urohealth is not required to maintain significant amounts of inventory to address customer's demands or to maintain favorable supply arrangements for raw materials, particularly since implementation of Urohealth's decision to sell its surgical products through distributors, Urohealth's current inventory levels are significant. Those inventory levels reflect inventory held by distributors for which revenue has not been recognized and inventory built in anticipation of a significant group purchasing organization order. See "Urohealth Management's Discussion and Analysis of Financial Condition and Results of Operations." Urohealth generally permits distributors to balance inventory periodically by returning inventory purchased by the distributor for other medical products of Urohealth. In addition, the ultimate customers for Urohealth's products generally have a right to return products that they find unsatisfactory within 30 days after the date of purchase. Urohealth sells several product lines that are considered "capital equipment" by hospitals and other purchasers. From time to time, Urohealth offers certain customers extended payment terms to facilitate sales of these products. See "Risk
Factors -- Concentration of Credit Risk; Extended Payment Terms."


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INTERNATIONAL SALES


     International sales (sales outside of North America) were $3.3 million, $1.7 million, $11.8 million and $3.6 million for the year ended June 30, 1995, for the nine months ended March 31, 1996, for the year ended March 31, 1997 and for the three months ended June 30, 1997, respectively. Urohealth distributes its products through a network of distributors covering a number of countries outside of North America.


MANUFACTURING

     Urohealth's manufacturing operations are conducted primarily at its facilities in Costa Mesa, California and Richland, Michigan. At its Costa Mesa facility, Urohealth conducts injection molding operations, assembles products and conducts quality assurance procedures. Urohealth has a Class 100 clean room at its Costa Mesa facility. Because of Urohealth's injection molding capabilities, Urohealth has been able to manufacture a number of its acquired products in-house, thereby realizing significant cost savings. Urohealth has significant capacity to take on additional medical products molding work related to its own existing and new products, as well as medical products of third parties, without additional capital expenditures. Urohealth's manufacturing facility in Richland, Michigan is a sophisticated manufacturing facility that employs many manufacturing techniques designed to lower costs and insure quality.

     Urohealth manufactures and distributes Class I, II and III medical devices following "good manufacturing practice" ("GMP") guidelines at its manufacturing facilities in Costa Mesa, California and Richland, Michigan. Urohealth's manufacturing operations consist of the fabrication of certain specialized components and assembly, inspection, testing and packaging of these components into a final product. Final assembly and packaging operations for some of the products are conducted in environmentally controlled rooms. Various components, subassemblies and certain finished products are manufactured by suppliers to Urohealth's specifications. In addition, Urohealth manufactures its line of reusable underpads and briefs at its manufacturing facility in Watertown, South Dakota, and conducts certain assembly operations at its facilities in Augusta, Georgia.

     Urohealth has not experienced in the past material difficulty in obtaining equipment, supplies and materials which it may require in connection with manufacturing its products. Although Urohealth presently believes that there are a number of possible vendors for most of the raw materials, components and subassemblies required for Urohealth's products, certain components currently are obtained from a single source. Moreover, substitute raw materials and components may not be immediately available in quantities needed by Urohealth. The disruption or termination of any single source vendor could have a material adverse effect on Urohealth's operations. Urohealth's manufacturing facilities are subject to periodic inspection by regulatory authorities, including GMP compliance inspections conducted by the FDA and by state regulatory authorities.

     The Company's Costa Mesa manufacturing facility has recently received ISO9001 certification.

COMPETITION

     While Urohealth competes with a number of multi-product companies, there are a number of "single product" companies serving, or developing products for, some of Urohealth's Target Markets. Urohealth believes that it has a competitive advantage over many "single product" companies. Competition in the field of medical products is intense and rapidly changing, and Urohealth expects that competitive pressures will intensify. Urohealth competes on the basis of a number of factors, including product features and price. Some of the companies producing competing products have greater marketing and distribution capabilities than Urohealth, and many of them have substantially greater financial and other resources with which to pursue development, manufacturing, marketing and distribution of their products. Urohealth expects its competitors to continue to improve the performance of their current products and to introduce new products with improved features and lower prices. New product introductions by Urohealth's competitors could cause a decline in sales

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

or loss of market acceptance of Urohealth's existing or future products. Increased competitive pressure also could lead to intensified price-based competition that could materially adversely affect Urohealth's business, results of operations and financial condition. There can be no assurance that Urohealth will be able to compete successfully in the future.

     Urohealth believes that the primary competitive factors affecting its business are the safety and effectiveness of the products offered, ease of product use, product reliability, price, physician familiarity with the manufacturer and its products, distribution channels and third party reimbursement policies. For certain of Urohealth's potential products, an important factor in competition may be the timing of market introduction of its or its competitors' products. Accordingly, Urohealth believes that its ability to compete successfully will depend on its capability to create and maintain technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other proprietary protection for its products and technologies, obtain required regulatory approvals and manufacture, assemble and successfully market products either alone or through other parties. Rapid technological development by others may result in Urohealth's products becoming obsolete before Urohealth recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Some of Urohealth's competitors have long-term or preferential supply arrangements with hospitals. Such arrangements may act as a barrier to market entry by Urohealth. There can be no assurance that Urohealth will be able to compete successfully with existing or future competitors.


     In the minimally invasive surgery market, Urohealth competes with medical products companies, including United States Surgical Corporation and Ethicon, Inc., a division of Johnson & Johnson. In the erectile dysfunction market, Urohealth competes with companies such as Mission Pharmacal and Mentor, which together with Urohealth control a significant portion of the market for vacuum erection devices. Urohealth's products also compete with those of others designed for alternative methods of treatment, such as drugs sold by pharmaceutical companies as a treatment for erectile dysfunction. Because many of the competing drug-based treatments for impotence have only recently been introduced, or are still being developed, it is impracticable for Urohealth to assess the competitive impact of those treatments on Urohealth's vacuum erection business. In the incontinence market, Urohealth competes with disposable paper adult diapers and briefs manufactured by large paper companies, such as Kimberly Clark, and with competing products similar to those offered by Urohealth.


RESEARCH AND DEVELOPMENT; PRODUCT DEVELOPMENT

     Urohealth recognizes that the sale of medical products requires continuous development of new products and refinements of established products. A major component of Urohealth's research and development strategy, involves identifying products and companies that have developed products that may be potential acquisition candidates. Urohealth believes that there are a number of opportunities to acquire products and technologies that have already been developed or partially developed.

     Urohealth had $5.4 million, $2.8 million and $5.0 million in research and development expenditures in the year ended June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March 31, 1997, respectively. The research and development expenditures of Urohealth as a percentage of sales have decreased significantly as Urohealth has decided to narrow the focus of its research and development efforts, and to adopt a program of actively acquiring or licensing developed technology. As a result Urohealth's research and development expenditures have decreased as Urohealth has consolidated the research and development groups of certain acquired companies into a single group and as a result of the write-down of significant research and development of acquired entities in 1995 and 1996.

     Urohealth's current research and development efforts include completion of clinical trials and regulatory approval of the cardiac output monitoring device acquired from X-Cardia. In addition, Urohealth has several product development projects underway which involve enhancements of, or improvements to, existing products. As Urohealth has acquired businesses and technologies, it has acquired a number of products under development which will require additional research and development efforts by Urohealth in an attempt to bring products to market. As a result, Urohealth anticipates that research and development expenditures will increase in the future over historical levels.

     Urohealth employs a product development staff with product design capabilities and also employs a product quality department to ensure that its products are acceptable for patient use.

PATENTS, LICENSES AND TRADEMARKS

     Urohealth believes that patents and other proprietary rights are important to its business. Urohealth's commercial success and future revenue growth will depend, in part, on its ability to operate without infringing on the rights of others both in the United States and abroad and not breaching technology licenses that cover technology used in Urohealth's products. Urohealth owns or has authority to use United States and foreign patent rights with respect to some of its medical products and has filed, and expects in the future to file, additional patent applications. It is uncertain whether any third party patents will require Urohealth to develop alternative technology or to alter its products and processes, obtain licenses or cease certain activities. If such licenses are required, there can be no assurance that Urohealth will be able to obtain such licenses on commercially favorable terms, if at all. Failure by Urohealth to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on Urohealth. Urohealth recently acquired X-Cardia which has filed patent applications with respect to its cardiac output monitoring technology, although no assurance can be given that patent approval will be received. There can be no assurance as to the breadth or degree of the protection that may be afforded by such patent, or whether such applications ultimately may be approved. Urohealth believes that some measure of patent protection with respect to its products will be required to allow it to compete with large medical products companies. There can be no assurance that Urohealth will continue to develop or acquire products or processes that are patentable or that the patents applied for will be issued or that any patents issued to or licensed by Urohealth will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide Urohealth with competitive advantages. In addition, Urohealth could incur substantial costs in defending its proprietary rights and there can be no assurance that a competitor's technology or product would be found to infringe such rights. Although Urohealth believes that its patents are valid, there can be no assurance that the validity of any patent will be upheld if asserted by Urohealth against any party. Further, there can be no assurance as to the breadth and degree of protection of these rights or that other companies will not independently develop products similar to Urohealth's products that will not infringe on Urohealth's rights but will compete directly with Urohealth's products. In addition, the laws of some foreign countries may not protect Urohealth's proprietary rights to the same extent as the laws of the United States.

     The patents or proprietary rights of others may have an adverse effect on the ability of Urohealth to do business in the future. Urohealth may be required to obtain licenses to patents or proprietary rights of other parties in order to produce and sell certain of its products. No assurance can be given that Urohealth's technology can be developed and commercialized without a license to such patents or proprietary rights or that any licenses required under any such patent or proprietary rights would be made available on terms acceptable to Urohealth, if at all. If Urohealth does not obtain or maintain such licenses, it could encounter delays in product introductions while it attempts to design around or contest the validity of such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed, any one of which could have a material adverse effect on Urohealth. Furthermore there can be no assurance that competitors or potential competitors will not independently develop similar or alternative technologies to those of Urohealth, duplicate any of Urohealth's products or technologies, or design around the patented technologies developed by Urohealth or its licensors, any of which could have a material adverse effect on Urohealth's business, results of operations or financial condition.

     Urohealth also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently create substantially equivalent proprietary information or otherwise gain access to or disclose such information of Urohealth. It is Urohealth's policy to require certain of its employees, contractors and consultants to execute confidentiality agreements to protect its unpatented proprietary technology and know-how. There can be no assurance that such confidentiality agreements will not be breached, that Urohealth would have adequate remedy for such breach, or that Urohealth's trade secrets will not otherwise become known through independent discovery by competitors. Moreover, in the absence of patent protection, Urohealth's business may be adversely affected by competitors who independently develop substantially equivalent technology.

GOVERNMENT REGULATION

     Most of Urohealth's medical products are subject to regulation for safety and efficacy by, among other governmental entities, the FDA and corresponding agencies of states and foreign countries in which Urohealth sells its products. The process of receiving governmental approval may take a number of years and the expenditure of substantial resources. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any of the products developed by Urohealth. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, discovery of previously unknown problems with a product, manufacturer or its manufacturing facilities may result in restrictions on such product or manufacturer, including withdrawal from the market. The Federal Food, Drug and Cosmetic Act (the "FDC Act"), the Public Health Services Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, recordkeeping, approval, advertising and promotion of such products. Noncompliance with applicable requirements may have a material adverse effect on Urohealth and can result in fines, warning letters, recall or seizure of products, total or partial suspension of production, refusal by the government to approve product license applications or allow Urohealth to enter into supply contracts, and criminal prosecution. The FDA also has the authority to revoke product licenses and establishment licenses previously granted. Failure to comply with present or future regulatory requirements, or respond to new information reflecting on the safety or effectiveness of an approved product, can lead the FDA to withdraw its approval to market the product. Urohealth incurs substantial costs in complying with regulatory requirements.

     With the enactment of the Medical Device Amendments in May 1976 to the FDC Act, the FDA classified medical devices in commercial distribution into three classes, Class I, II or III. This classification is based on the controls necessary reasonably to ensure the safety and effectiveness of the medical device. Class I devices are those devices whose safety and effectiveness can reasonably be ensured through general controls, such as adequate labeling, premarket notification, and adherence to GMP regulations. Some Class I devices are further exempted from some of the general controls. Class II devices are those devices whose safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance, patient registries, and FDA guidelines. Class III devices are devices which must receive premarket approval by the FDA pursuant to a premarket approval ("PMA") application to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life-supporting or implantable devices.

     The FDA requires that a manufacturer introducing a new medical device or a new indication for use of an existing medical device obtain either a premarket notification clearance pursuant to Section 510(k) of the FDC Act ("510(k) Notification") or a PMA prior to being introduced into the market. In general, clearance of a 510(k) Notification may be obtained if a manufacturer or distributor of a medical product can establish that a new device is "substantially equivalent" in terms of safety, effectiveness and intended use to another legally marketed and approved medical device. The FDA may also require review by an advisory panel as a condition for 510(k) Notification, which can further lengthen the process. In addition to requiring clearance for new products, FDA rules typically require a filing and a waiting period prior to marketing modified versions of existing products. Urohealth anticipates that most of its products will be eligible for the 510(k) Notification procedure. The process of obtaining a 510(k) Notification typically takes at least three months from the date of filing of the application and generally requires the submission of supporting data, which in some cases can be extensive and, as a result, may extend the process for a considerable length of time. At this time, the FDA typically responds to a submission of a 510(k) Notification within 180 to 360 days. Market clearance may take three to twelve months or longer. If the FDA were to require suspension of the sale of one or more of Urohealth's products pending receipt of a newly required 510(k) Notification or if the FDA were to refuse to grant 510(k) Notification, Urohealth's revenues and operating income could be materially and adversely affected. Under the Safe Medical Devices Act of 1990 ("SMDA"), the FDA is directed to adopt new 510(k) notice regulations which could potentially make the approval process for Urohealth's products more time-consuming, difficult and expensive. The SMDA includes new provisions relating to post-market surveillance requirements for certain types of devices and authorizes the FDA to adopt new controls to be applied to certain devices such as some being developed by Urohealth, including the promulgation of a performance standard, requirements for patient registries and imposition of guidelines.

     In the event that the shorter 510(k) Notification procedure is not available, or if Urohealth cannot obtain 510(k) Notification for a product subject to FDA marketing approval, Urohealth will be required to seek approval to market the device through the PMA process. The preparation and processing of a PMA is significantly more complex and time consuming than the 510(k) Notification process. The PMA process may take several years or longer and requires the submission of extensive supporting data and clinical information. An approved PMA application for a new instrument indicates that the FDA has determined that a device has been proven, through the submission of preclinical and clinical data and manufacturing information, to be safe and effective for its intended uses. Upon receipt, the FDA will conduct a preliminary review of the PMA to determine whether the submission is sufficiently complete to permit a substantive review. If sufficiently complete, the submission is declared fileable by the FDA. By regulation, the FDA has 180 days to review a PMA once it is determined to be fileable. While the FDA generally has responded to PMAs within the allotted time period, complete PMA reviews more often occur over a significantly protracted time period, and generally take approximately two years or more from the date of filing to approval.

     Substantially all of Urohealth's FDA marketing clearances have been obtained through the 510(k) process. Certain future applications, however, may require PMA clearance. Urohealth believes that it is in material compliance with the FDA's 510(k) requirements for new and modified devices. The FDA has announced a program to review approvals (510(k)s and PMAs) for certain devices. There can be no assurance that upon any such review the FDA will agree with Urohealth's determination regarding its 510(k)s. If the FDA were to disallow a 510(k) marketing clearance for any device, Urohealth could be required to file appropriate applications, either 510(k) or PMA, with the FDA or be required to take the products in question off the market. Also, the FDA could bring regulatory or enforcement actions against Urohealth. Urohealth has met and continues to meet the requirements for FDA compliance through their good manufacturing practice guidelines and semi-annual FDA inspections. In addition, changes in regulations could have a material adverse effect on Urohealth.

     International sales of medical devices are subject to regulatory requirements that vary widely from country to country. The time required to obtain approvals by foreign countries may be longer or shorter than that required for FDA approval, and regulatory requirements in foreign countries may differ significantly from those of the FDA. The receipt or denial of FDA approval for a particular product may result in the receipt or denial of regulatory approval for that product in certain other countries. In addition, international sales of medical devices not cleared by the FDA for distribution in the United States may be subject to FDA export requirements, which require Urohealth to document that the sale of the device is not in violation of that country's medical device laws. This documentation is then submitted to the FDA with a request for a permit for export to that country.

     There can be no assurance that Urohealth will obtain timely regulatory approval for their future products, or that existing approvals will not be withdrawn. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, civil penalties, injunctions, suspensions or losses of regulatory approvals, product recalls, seizure of products, operating restrictions, refusal of the government to allow each company to enter into supply contracts, and criminal prosecution. In addition, governmental regulations may be established that could prevent or delay regulatory approval of any of Urohealth's products. Delays in receipt of, or failure to receive, approvals, or the loss of previously received approvals, could have a material adverse affect on Urohealth's business, financial condition and results of operations.

     FDA and state regulations also govern the manufacturing of Urohealth's medical products. Urohealth is registered as a medical device manufacturer with the FDA and state health service agencies. The FDA and state health service agencies inspect Urohealth from time to time to determine whether it is in compliance with various regulations relating to medical device manufacturing, including the Good Manufacturing Practice ("GMP") regulations governing manufacturing, testing and quality control, and product liability of medical devices. Although Urohealth believes that it currently is in material compliance with these regulations, a determination that Urohealth is in material violation of such regulations could lead to the imposition of injunctions, suspension or loss of regulatory approvals, refusal to approve future marketing clearances, recalls, cessation of distribution, or product seizures, and, in the most egregious cases, criminal sanctions or closure of Urohealth's manufacturing facilities.

     Healthcare is an area of extensive and dynamic regulatory change. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. Key elements in many of the healthcare reform proposals were various insurance market reforms, the requirement that businesses provide health insurance coverage for their employees, reductions or smaller increases in future Medicare and Medicaid reimbursement to providers and more stringent governmental cost controls. None of these proposals have been adopted. There continue to be efforts at the federal level to introduce various insurance market reforms, expanded fraud and abuse and anti-referral legislation and further reduction in Medicare and Medicaid reimbursement. A broad range of both similar and more comprehensive healthcare reform initiatives is likely to be considered at the state level. The costs of certain proposals would be funded in part by reductions in payments by governmental programs, including Medicare and Medicaid to healthcare providers. In addition, both public and private payors are increasing pressures to limit increases in healthcare costs. These changes could have a material adverse effect on Urohealth's business, results of operations and financial condition.

     There have been a number of proposals over the last several years that, if implemented, could have the effect of eliminating or reducing, or curtailing increases in, Medicare and Medicaid reimbursement for certain medical products, and there has been increasing pressure from private payors to limit increases in healthcare costs. Any of these proposals (including without limitation any such proposal relating to Urohealth's Rigiscan product), if adopted could have a material adverse effect on Urohealth's business, results of operations, future sales or its ability to collect accounts receivable related to such sales and historical sales. In addition, increased pricing pressure from private payors could have a material adverse effect on Urohealth's business, results of operations or financial condition.

     Healthcare is subject to laws and regulations of federal, state and local governments and is an area of extensive and dynamic regulatory change. The process of obtaining required regulatory clearances can be lengthy and expensive, and compliance with the FDA's GMP regulations and regulatory requirements can be burdensome. Laws and regulations often are adopted to regulate new and existing products, services and industries. Changes in the law or regulations or in the interpretation of existing laws can have a dramatic effect on permissible activities and the relative costs of doing business. There can be no assurance that federal, state or local governments will not impose additional restrictions upon all or a portion of Urohealth's activities which could have a material adverse effect on Urohealth's business, results of operations and financial condition. Moreover, there can be no assurance that the required regulatory clearances will be obtained, or that those obtained may not include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by Urohealth more difficult in the future. Urohealth believes that the FDA has increased its scrutiny of the medical device market, thus slowing the regulatory review process for medical devices. This may affect Urohealth's proposed sale of certain products. The failure to obtain the required regulatory clearances or to comply with applicable regulations would result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions and could have a material adverse effect on Urohealth.

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

ENVIRONMENTAL MATTERS

     Urohealth also is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects (such as emissions to air, discharges to water, and the generation, handling, storage and disposal of solid and hazardous wastes) or
(ii) impose liability for the costs of clean up or other remediation of contaminated property, including damages from spills, disposals or other releases of hazardous substances or wastes, in certain circumstances without regard to fault. Certain of Urohealth's operations routinely involve the handling of chemicals and wastes, some of which are or may become regulated as hazardous substances. Urohealth has not incurred any significant expenditures or liabilities for environmental matters to date. However, no assurance can be given that Urohealth will not incur significant expenditures in future periods with respect to complying with environmental laws.

LITIGATION


     In July 1997, several complaints were filed against the Company, certain of its officers and directors and, in certain complaints, the lead underwriters of the Company's November 1996 public offering requesting certification of a class action, alleging various violations of Federal securities laws and seeking unspecified compensatory damages. The suits were filed in the United States District Court for the Central District of California. All of the suits are based on substantially the same facts and have been brought on behalf of purchasers of Common Stock of the Company during various periods between July 18, 1996 and July 1, 1997. No proceedings have taken place in any of the suits.


     In addition, Urohealth is involved in litigation in the normal course of business. Urohealth does not anticipate that the outcome of such proceedings would likely have a material adverse effect on its business, results of operations or financial condition.

PRODUCT LIABILITY AND INSURANCE

     The nature of Urohealth's present and planned medical products, particularly surgically implanted products, exposes Urohealth to product liability risks. Urohealth maintains product liability insurance, which it believes is adequate. There can be no assurance, however, that the amount of such insurance will be adequate to satisfy claims made against Urohealth in the future or that Urohealth will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls could have a material adverse effect on the business, results of operations and financial condition of Urohealth. In addition, Urohealth is required under certain of its licensing agreements to indemnify its licensors against certain product liability claims by third parties.

EMPLOYEES


     As of July 31, 1997, Urohealth employed approximately 936 persons. Urohealth has experienced no work stoppages and is not a party to any collective bargaining agreement. Urohealth believes that its relations with employees are good.



FACILITIES


     The following table summarizes the leased and owned facilities of
Urohealth:


     FACILITY LOCATION                 PRIMARY USES              SQUARE FEET        LEASED/OWNED
---------------------------   ------------------------------   ----------------   ----------------
Newport Beach, CA                   Corporate Offices               16,500             leased
Costa Mesa, CA                      Manufacturing; R&D              52,600             leased
Irvine, CA                              Warehouse                   42,000             leased
Richland, MI                      Manufacturing; Sales;             43,500             owned
                                      Administration
Augusta, GA                    Sale Offices; Administration         31,656             leased
Augusta, GA                       Warehouse and assembly            57,500             owned
Watertown, SD                         Manufacturing                 15,700             leased
Sparta, NJ                         Office and warehouse             7,000              leased

     Urohealth has entered into a five-year lease expiring in April 2001 with respect to approximately 16,500 square feet of office space which is used for Urohealth's corporate executive offices. The lease provides for monthly rental payments of approximately $24,000 per month.

     Urohealth leases approximately 42,400 square feet of space in Costa Mesa, California for its research and development personnel and manufacturing and assembly of its medical products. The lease expires on March 31, 1999 and provides for monthly rental of $19,080 during 1996, $20,352 during 1997 and $22,048 during 1998. Urohealth leased an additional 10,200 square feet at the same location on August 1, 1996. The lease expires on July 31, 1997 and provides for monthly payments of $4,080. The Company leased an additional 10,212 square feet of space at another location in Costa Mesa on June 1, 1996. The lease expired May 31, 1997, and is continuing on a month to month basis thereafter at a monthly rate of $4,800.

     The Company leases approximately 42,000 square feet of warehouse space in Irvine, California which is used as a warehouse facility. The lease expires in June 1998 and provides for monthly rental payments of $24,700 per month.

     Urohealth owns approximately 30 acres in Richland, Michigan and approximately 43,500 square feet of office and manufacturing facilities located on that property related to surgical product operations.

     Urohealth leases approximately 31,656 square feet of office and warehouse space in Augusta, Georgia. The lease runs from February 1, 1995 through December 31, 2003, and provides for rental payments of $17,500 per month. The lease also requires Urohealth to pay insurance, utility, maintenance and other costs. Urohealth owns 57,500 square feet of office, warehouse and assembly space in three other buildings in Augusta, Georgia. These facilities relate to urology operations.

     Urohealth leases 15,700 square feet of space at a plant location in Watertown, South Dakota. The lease runs from August 1, 1995 through July 31, 2000 and provides for rental payments of $2,171 per month. The lease requires Urohealth to pay for utilities and other costs not specifically borne by the landlord. Urohealth also leases 1,115 square feet of office space in Minnetonka, Minnesota. The lease runs from April 1, 1993 through March 31, 1998 and provides for rental payments of $1,218 per month. These leases relate to Allstate operations.

     Urohealth leases approximately 7,000 square feet of office and warehouse space in Sparta, New Jersey. The lease runs from August 1996 through March 2000, and provides for rental payments of $8,500 per month.

                            MANAGEMENT OF UROHEALTH


     The following table sets forth the names and ages of all executive officers, certain key employees and directors of Urohealth as of July 31, 1997. A summary of the background and experience of each of these individuals is set forth below.



                NAME                    AGE                         POSITION HELD
------------------------------------    ---     -----------------------------------------------------
Charles A. Laverty(1)...............    51      Chairman of the Board and Chief Executive Officer
Bruce A. Hazuka.....................    50      Chief Operating Officer
Kevin M. Higgins....................    55      Senior Vice President and General Counsel
Joseph T. Artino....................    47      Vice President -- Finance

Paul Petersen.......................    38      President -- Urology Products
Richard Kindberg....................    40      President -- Surgical Products
M. Cassandra Hoag...................    42      President -- Gynecology Products
Randall L. Condie...................    42      President -- Medical/Surgical Products
Michael Schuler.....................    47      President -- Visualization Products

Abbey J. Butler(2)..................    57      Director
John S. Chamberlin..................    68      Director
Robert N. Elkins, M.D.(3)...........    51      Director
Melvyn J. Estrin(3).................    52      Director
C. Sage Givens......................    40      Director
Lawrence Goelman(1)(2)(3)...........    56      Director
Michael S. Gross....................    35      Director
Richard Newhauser...................    50      Director
Francis J. Tedesco, M.D.(2).........    52      Director


---------------
(1) Member of Executive Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

     Directors of Urohealth are elected at annual meetings of stockholders to serve one-year terms or until their successors are elected and officers of Urohealth serve at the discretion of the Board of Directors. See "Proposal No. 1 -- Classification of the Board of Directors."

     CHARLES A. LAVERTY became Chief Executive Officer in September 1994, and Chairman of the Board of Directors in December 1994. Mr. Laverty has spent the last 15 years of his 20 years of management and marketing experience in the healthcare field and currently serves as a director of Integrated Living Communities, an operator of retirement communities. Prior to joining Urohealth, Mr. Laverty was employed as Senior Executive Vice President and was a director of Coram Healthcare Corporation, the second largest home infusion therapy company in the U.S., which was formed by the merger of Curaflex Health Services, Inc., HealthInfusion, Inc., Medisys, Inc., and T2 Medical, Inc. Mr. Laverty served as the Chairman of the Board, President and Chief Executive Officer of Curaflex Health Services from February 1989 to July 1994. Prior to his association with Curaflex, Mr. Laverty served as President and Chief Executive Officer of InfusionCare, Inc., a home infusion services company, from October 1988 to February 1989. In addition, he has held several positions, including Chief Operating Officer, with Foster Medical Corporation, a durable medical equipment supply company, and worked in both sales and management for C.R. Bard, a medical device company.

     BRUCE A. HAZUKA served as Executive Vice President -- Operations from September 1995 until March 1997 when he became Chief Operating Officer. Mr. Hazuka has spent his entire 27 years of general management, marketing and operations experience in the healthcare field, and was founder, President and Chief Executive Officer of Healthcare Associates, Inc. which was founded in January 1990. Prior to joining Urohealth, Mr. Hazuka served as Chairman of the Board, President and Chief Executive Officer of Allscrips Pharmaceuticals, Inc., a pharmaceutical benefits management company, from September 1990 to June 1994.

Mr. Hazuka is a director of Integrated Medical Resources, Inc., a provider of disease management services for men suffering from erectile dysfunction.

     KEVIN M. HIGGINS became Senior Vice President and General Counsel of Urohealth in November 1995. From 1989 to 1995 Mr. Higgins was Vice President and General Counsel of Curaflex Health Services, Inc. From 1987 to 1989 he was Vice President and General Counsel of Foster Medical Corporation. Prior to that, Mr. Higgins was with Avon Products, Inc.


     JOSEPH T. ARTINO became Vice President -- Finance of Urohealth in September 1996. From July 1995 to September 1996, Mr. Artino was Chief Financial Officer of Children's Homecare, Inc. From April 1992 to July 1995, Mr. Artino was Corporate Controller of Curaflex Health Services, Inc. Mr. Artino was appointed Assistant Treasurer and Acting Chief Financial Officer of Urohealth in July 1997.


     PAUL PETERSEN became President -- Urology Products in January 1997. From December 1995 until January 1997, Mr. Petersen served as Senior Vice President -- Sales and Marketing. Mr. Petersen served in various management positions at Osbon Medical Systems from October 1988 until December 1995 when Osbon Medical Systems became a subsidiary of Urohealth.

     RICHARD KINDBERG has served as President -- Surgical Products since August 1996. He joined Richard-Allan as Director of Marketing, Sales Development and International Sales in January 1995 and served in these capacities until August 1996 when Urohealth acquired Richard-Allan. He was Director of New Product Development at Focal Interventional during 1994. Prior to that time, he served as Director of Professional Marketing & Education at the Ethicon Endosurgery Division of Johnson & Johnson.

     M. CASSANDRA HOAG served as Senior Vice President -- Sales and Marketing from October 1994 through August 1996 at which time she became
President -- Gynecological Products. Prior to joining Urohealth, Ms. Hoag served as a Division Vice President of Curaflex Health Services, Inc. From April 1989 to December 1992, Ms. Hoag served as Curaflex's Vice President, Central Operations. Prior to joining Curaflex, Ms. Hoag held several positions, including Vice President of Central Operations, with Foster Medical Corporation and Abbey Healthcare Group from February 1985 to April 1989.

     RANDALL CONDIE has served as President -- Medical Surgical Products since February 1997. Prior to that Mr. Condie was Vice President, National Accounts for Urohealth, serving in that capacity since August 1995. Prior to that he held several executive sales management positions with Urohealth since October 1994.

     MICHAEL SCHULER joined Urohealth in January 1996 as Senior Vice President, New Business Development. He became President -- Visualization Products in August 1996. Prior to joining Urohealth, Mr. Schuler was with Advanced Surgical, Inc. from 1992 until 1995. He was appointed Chief Executive Officer in 1994. Prior to Advanced, Mr. Schuler was with Johnson and Johnson Interventional Systems as Vice President of Product Management.

     ABBEY J. BUTLER has served as a director of Urohealth since March 1995. He is Co-Chairman and Co-Chief Executive Officer of Avatex Corporation, formerly FoxMeyer Health Corporation, a holding company that is primarily engaged in owning and operating a medical claims processing company, owning and operating hotels and office buildings, and investing in other corporations and businesses. Avatex Corporation was formerly the owner of one of the largest distributors of pharmaceuticals and health care products in the United States. Mr. Butler became a director of Avatex in 1990. Mr. Butler also serves as managing partner of Centaur Partners, L.P., an investment partnership with ownership interests in Avatex, as well as the President and a director of C.B. Equities Corp., a private investment company. Mr. Butler presently serves as a director and a member of the Executive Committee of FWB Bancorporation, the holding company of Grand Bank, Phar-Mor, Inc., a discount drug store chain, Carson, Inc., a health and beauty products manufacturer, and Cyclone, Incorporated, a distributor and installer of chain link fence systems, highway guard rails and industrial gates and posts. Certain affiliates and subsidiaries of Avatex Corporation of which Mr. Butler was Co-Chairman, including FoxMeyer Drug Company, are currently involved in proceedings under the Bankruptcy Code.

     JOHN S. CHAMBERLIN has served as a director of Urohealth since June 1996. Mr. Chamberlin worked for 22 years in various assignments for General Electric Company, including sales, product planning, marketing, General Manager of Radio Receiver Department and Vice President and General Manager of the Housewares and Audio Business Division. From 1976 to 1985 he was the President and Chief Executive Officer of Lenox, Inc. and in 1985 joined Avon Products, Inc. as President and Chief Operating Officer, leaving Avon in 1988. Mr. Chamberlin is presently Chairman of the Board of Life Fitness Company and WNS, Inc., and he serves on the Boards of Directors of The Scotts Co., Seasons, Inc., the Robbins Company, Healthsouth Corporation and the Sports Holding Company. Mr. Chamberlin is a Trustee of the Medical Center of Princeton and the Woodrow Wilson National Fellowship Foundation.

     ROBERT N. ELKINS, M.D. has served as a director of Urohealth since March 1995. Dr. Elkins is the founder of Integrated Health Services, Inc., a provider of post acute and subacute care through more than 25,000 beds in 192 facilities located in 30 states. Dr. Elkins has served as the Chairman and Chief Executive Officer of Integrated Health Services since 1986. Dr. Elkins, a graduate of the University of Pennsylvania, received his M.D. degree from the Upstate Medical Center at the State University of New York and completed his residency at Harvard University.

     MELVYN J. ESTRIN has served as a director of Urohealth since March 1995. He is Co-Chairman and Co-Chief Executive Officer of Avatex Corporation, formerly FoxMeyer Health Corporation, a holding company that is primarily engaged in owning and operating a medical claims processing company, owning and operating hotels and office buildings, and investing in other corporations and businesses. Avatex Corporation was formerly the owner of one of the largest distributors of pharmaceuticals and health care products in the United States. Mr. Estrin became a director of Avatex in 1990. Mr. Estrin also serves as managing partner of Centaur Partners, L.P., an investment partnership with ownership interests in Avatex, as well as Chairman of Human Service Group, Inc., a privately held company that provides training, development and technical assistance to governmental and educational institutions. Mr. Estrin presently serves as a member of the board of directors of Grand Bank, Phar-Mor, Inc., a discount drug store chain, Carson, Inc., a health and beauty products manufacturer, and Washington Gas Light Company. Certain affiliates and subsidiaries of Avatex Corporation of which Mr. Estrin was Co-Chairman, including FoxMeyer Drug Company, are currently involved in proceedings under the Bankruptcy Code.

     C. SAGE GIVENS has served as a director of Urohealth since June 1996. Ms. Givens is the founding Managing Partner of Acacia Venture Partners, located in San Francisco. Acacia Venture Partners was formed to invest exclusively in all stages of healthcare service companies. Prior to forming Acacia Venture Partners, Ms. Givens was a General Partner of First Century Partners, a private, diversified venture capital and buyout fund, where she launched and managed the partnership's diversification into healthcare. Ms. Givens was also formerly a Managing Director at Smith Barney and presently serves as a director of Healthsouth Corporation and Phycor, and serves on the Boards of Directors of several other private portfolio companies.

     LAWRENCE GOELMAN has served as a director of Urohealth since March 1995. From 1981 until 1995, Mr. Goelman served as the Chairman and Chief Executive Officer of CostCare, a national healthcare cost management firm. Since 1995, Mr. Goelman has acted as a consultant, and is currently the Chairman and Acting Chief Executive Officer of Diedrich's Coffee, Inc. and is Managing Director of Archway Capital L.L.P.

     MICHAEL S. GROSS has served as a director of Urohealth since June 1996. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Gross is a director of Allied Waste Industries, Inc., Converse, Inc., The Florsheim Group, Inc., Furniture Brands International, Inc. and Proffitts, Inc.

     RICHARD NEWHAUSER became a director of Urohealth in August 1996. Prior to that he served as Chairman and Chief Executive Officer of Richard-Allan from 1974 until the acquisition of Richard-Allan by the Company in August 1996.

     FRANCIS J. TEDESCO, M.D. has served as a director of Urohealth since December 1995. Dr. Tedesco has served as President of the Medical College of Georgia since 1988, and prior to that time he held several different positions at the college, including Professor of Medicine and Chief, Section of Gastroenterology and Vice President for Clinical Affairs.

                        PRINCIPAL UROHEALTH STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of Urohealth Common Stock as of July 31, 1997 of (i) each person known by Urohealth to own beneficially 5% or more of the Common Stock, (ii) each current director of Urohealth and each person nominated to be a director of Urohealth, (iii) each named executive officer, and (iv) all current directors and executive officers as a group.



                                                                                SHARES BENEFICIALLY
                                                                                       OWNED
                                                                              ------------------------
                           NAME AND ADDRESS(1)                                 NUMBER          PERCENT
--------------------------------------------------------------------------    ---------        -------
Appaloosa Management L.P.(2)..............................................    2,836,500          10.0%
Avatex Corporation(3).....................................................    2,464,827           8.4
Apollo Investors Fund III, L.P.
Apollo Overseas Partners III, L.P.
Apollo (U/K) Partners, L.P. (4)...........................................    2,200,906           7.7
Chase Venture Capital Associates, L.P.(5).................................    2,196,069           7.7
Charles A. Laverty(6).....................................................    1,322,816           3.8
Robert N. Elkins, M.D.(7).................................................      153,889          *
Lawrence Goelman(8).......................................................      128,295          *
Melvyn J. Estrin(9).......................................................    2,479,827           8.4
Abbey J. Butler(9)........................................................    2,479,827           8.4
Francis J. Tedesco(10)....................................................       15,000          *
Michael S. Gross(11)......................................................    2,208,406           7.7
John Chamberlin(12).......................................................       28,333          *
C. Sage Givens(13)........................................................       28,333          *
Richard Newhauser.........................................................    2,081,916           7.3
Bruce A. Hazuka(14).......................................................      138,889          *
Paul Petersen(15).........................................................      122,809
Michael Schuler(16).......................................................       77,890
All current directors and executive officers as a group (16
  persons)(17)............................................................    9,180,445          31.4


---------------
  *  Less than 1%.

 (1) Unless otherwise indicated in the following footnotes, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned, subject to applicable community property law. Unless otherwise noted in the following notes the address of each person listed is c/o Urohealth Systems, Inc., 5 Civic Plaza, Suite 100, Newport Beach, California 92660. The foregoing table presents voting securities which include Common Stock and the Debentures which vote with the Common Stock on an "as converted" basis.


 (2) Information obtained from filings made with the Securities and Exchange Commission. The address for Appaloosa Management L.P. is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. David A. Tepper is deemed to beneficially own the shares beneficially owned by Appaloosa Management L.P. Mr. Tepper is the President and sole stockholder of Appaloosa Partners, Inc., the general partner of Appaloosa Management L.P.


 (3) Includes 1,414,827 shares of Common Stock and warrants to purchase 1,050,000 shares of Common Stock which are currently exercisable. The address of Avatex Corporation is 5910 North Central Expressway, Dallas, Texas 75206.


 (4) Represents Debentures which vote on an "as converted" basis representing 2,087,156 shares of Voting Stock and warrants to purchase 113,750 shares of Common Stock which are currently exercisable. The general partner of each of the Apollo entities listed is Apollo Advisors II, L.P. ("Advisors") whose general partner is Apollo Capital Management II, Inc. ("ACMI"). Messrs. Leon Black and John Hannan, directors of ACMI and founding principals of Advisors, disclaim beneficial ownership of the shares shown above. The address for Apollo Advisors II, L.P. is 1301 Sixth Avenue, New York, New York 10019.


 (5) Represents Debentures which vote on an "as converted" basis representing 2,082,569 shares of Voting Stock and warrants to purchase 113,500 shares of Common Stock which are currently exercisable. The address for Chase Venture Capital Associates, L.P. is 380 Madison Avenue, New York, New York 10017. Chase Venture Capital Associates is an affiliate of Chase Manhattan Corporation.


 (6) Includes 1,322,816 shares subject to options exercisable on or before September 30, 1997.



 (7) Includes 153,889 shares subject to options exercisable on or before September 30, 1997.

 (8) Includes 128,295 shares subject to options exercisable on or before September 30, 1997.



 (9) Includes the 2,464,827 shares of Common Stock and Warrants beneficially owned by Avatex Corporation as shown above and 15,000 shares subject to options exercisable on or before September 30, 1997. Messrs. Estrin and Butler are Co-Chairmen of the Board of Directors of Avatex Corporation.



(10) Includes 15,000 shares subject to options exercisable on or before September 30, 1997.



(11) Includes securities held by Apollo Advisors II, L.P., of which Mr. Gross is a principal. Mr. Gross disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 7,500 shares subject to options exercisable on or before September 30, 1997.



(12) Includes 28,333 shares subject to options exercisable on or before September 30, 1997.



(13) Includes 28,333 shares subject to options exercisable on or before September 30, 1997.



(14) Includes 138,889 shares subject to options exercisable on or before September 30, 1997.



(15) Includes 55,556 shares subject to options exercisable on or before September 30, 1997.



(16) Includes 63,784 shares subject to options exercisable on or before September 30, 1997.



(17) Includes 2,236,794 shares subject to options exercisable on or before September 30, 1997, warrants to purchase 1,163,750 shares of Common Stock and Debentures which vote on an "as converted" basis with respect to 2,087,156 Common Stock equivalents.

           COMPENSATION OF UROHEALTH DIRECTORS AND EXECUTIVE OFFICERS
                             AND OTHER INFORMATION

  Summary of Executive Compensation

     The following table sets forth for each of Urohealth's last three completed fiscal years the compensation of the named executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                           ------------
                                                                                              AWARDS
                                                                                           ------------
                                                                                            SECURITIES
                                                  ANNUAL COMPENSATION      OTHER ANNUAL     UNDERLYING
                                                -----------------------    COMPENSATION    OPTIONS/SARS
   NAME AND PRINCIPAL POSITION      YEAR(1)     SALARY($)      BONUS($)        ($)             (#)
----------------------------------  -------     ---------      --------    ------------    ------------
Charles A. Laverty................    1997      $ 450,000      $     --           *                 --(2)
  President and                       1996      $ 250,100      $375,900                      1,138,833
  Chief Executive Officer             1995      $ 159,400      $ 50,000                        500,000
Julian W. Osbon...................    1997      $ 327,799(3)   $     --           *                 --
  (former executive officer)          1996      $ 101,900      $ 40,000                             --
                                      1995      $      --      $     --                             --
James L. Johnson..................    1997      $ 294,733      $     --           *
  Executive Vice President            1996      $ 152,000      $ 51,100                        336,517
  and Chief Financial Officer(4)      1995      $      --      $     --                             --
Bruce A. Hazuka...................    1997      $ 220,833      $     --           *                 --(2)
  Executive Vice President            1996      $ 104,700      $ 52,000                        200,000
  and Chief Operating Officer         1995      $      --      $     --                             --
Paul Petersen.....................    1997      $ 259,000(5)   $     --           *
  President -- Urology Products       1996      $ 191,222(5)   $
                                      1995      $      --      $
Michael Schuler...................    1997      $ 225,000      $                  *
  President -- Visualization          1996      $ 142,879      $
Products
                                      1995      $      --      $     --


---------------
 * Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus.

(1) The information for fiscal 1996 covers a nine month transition period ending March 31, 1996.

(2) In April 1997, Mr. Laverty was granted an option to purchase 1,500,000 shares and Mr. Hazuka was granted an option to purchase 50,000 shares.

(3) Excludes severance payment of $800,000 made during fiscal 1997.

(4) Mr. Johnson resigned in July 1997.

(5) Includes commissions provided for in Mr. Petersen's employment agreement.

  Summary of Option Grants

     The following table sets forth the individual grants of stock options made by Urohealth during the year ended March 31, 1997 to each of the named executive officers of Urohealth.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                                                              REALIZABLE
                                           INDIVIDUAL GRANTS                                   VALUE AT
                              -------------------------------------------                    ASSUMED RATE
                               NUMBER OF       % OF TOTAL                                   OF STOCK PRICE
                               SECURITIES     OPTIONS/SARS                                 APPRECIATION FOR
                               UNDERLYING      GRANTED TO     EXERCISE OR                    OPTION TERM
                              OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION    ----------------
            NAME               GRANTED(#)     FISCAL YEAR       ($/SH)          DATE       5%($)     10%($)
----------------------------  ------------    ------------    -----------    ----------    ------    ------
Charles A. Laverty..........     --              --              --              --          --       --
Julian W. Osbon.............     --              --              --              --          --       --
James L. Johnson............     --              --              --              --          --       --
Bruce A. Hazuka.............     --              --              --              --          --       --
Paul Petersen...............     --              --              --              --          --       --
Michael Schuler.............     --              --              --              --          --       --

  Summary of Options Exercised

     The following table sets forth information concerning exercise of stock options during the year ended March 31, 1997 by each of the named executive officers of Urohealth and the value of unexercised options at March 31, 1997.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTIONS/SAR VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING              VALUE OF UNEXERCISED
                                                                   UNEXERCISED                 IN-THE-MONEY
                                 SHARES                          OPTIONS/SARS AT              OPTIONS/SARS AT
                               ACQUIRED ON      VALUE              FY-END (#)                   FY-END ($)
            NAME               EXERCISE(#)   REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-----------------------------  -----------   -----------    -------------------------    -------------------------
Charles A. Laverty...........       --          --              1,110,100/528,728           $1,241,607/$350,061
Julian Osbon.................       --          --                   0/0                          0/0
James L. Johnson.............       --          --             217,073/119,444             $125,348/$112,152
Bruce A. Hazuka..............       --          --             127,778/72,222               $55,903/$31,597
Paul Petersen................       --          --              52,778/47,222              $125,348/$112,152
Michael Schuler..............    3,104         $20,739          61,006/47,222              $142,482/$112,152

  1996 Directors' Stock Incentive Plan

     In July 1996, Urohealth approved the 1996 Directors' Stock Incentive Plan (the "Directors' Plan") which authorizes the issuance of up to 300,000 shares of Common Stock in the form of stock options to non-employee directors of Urohealth. The Directors' Plan was approved by Urohealth stockholders in August 1996. Under the Directors' Plan, each non-employee director of Urohealth automatically receives an option to purchase 7,500 shares of Urohealth Common Stock upon joining the Urohealth Board of Directors and an additional 7,500 share option immediately following each annual meeting of stockholders. Options are granted at fair market value on the date of grant and have a ten-year term. Options vest on the first anniversary of the date of grant; provided, that the options become immediately exercisable upon a "change of control."

  Retirement Savings Plan

     In January 1995, Urohealth adopted the Urohealth Retirement Savings Plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code. The 401(k) Plan generally covers all full-time employees of Urohealth who are over age 21 and have completed one year of service with at least 1,000 hours of service. Employees may elect to defer, in the form of contributions to the 401(k) Plan, from 1% up to 12% of their annual compensation, subject to the federal maximum limit. No matching contributions are expected to be made by Urohealth relating to fiscal 1997. Employees are fully vested in contributions made by them to the 401(k) Plan. Employees become vested in contributions made by Urohealth after completion of two years of service.

  Certain Relationships and Related Transactions

     In May 1996, Urohealth sold $50 million of its 8.75% Convertible Subordinated Debentures due May 30, 2006 (the "Convertible Debentures") to a group of investors in a private placement transaction. The Convertible Debentures are convertible into Urohealth Common Stock at a conversion price, subject to adjustment, of $10.90 per share, and the holders of the Convertible Debentures vote with the holders of the Urohealth Common Stock on an "as converted" basis. In connection with the placement of the Convertible Debentures, Urohealth also issued warrants to purchase a total of 250,000 shares of Urohealth Common Stock at an exercise price, subject to adjustment, of $10.90. An entity affiliated with Dr. Blutt, a director of the Urohealth, purchased $22.7 million of the Convertible Debentures and the warrants, and entities affiliated with Mr. Gross, a director of Urohealth, purchased $22.7 million of Convertible Debentures and warrants.

     In connection with the acquisition of Richard-Allan by Urohealth, Urohealth entered into a three-year employment agreement with Richard R. Newhauser for an annual salary of $350,000, and into a consulting agreement pursuant to which Mr. Newhauser will provide consulting services to Urohealth for a five-year period after expiration of the employment agreement for $200,000 per year. In addition, Urohealth has agreed to provide Mr. Newhauser health insurance benefits during the terms of the employment and consulting agreements and during his retirement thereafter.

     In connection with the acquisition of Richard-Allan, Urohealth purchased from a partnership of which Mr. Newhauser was a general partner, the real property on which the Richard-Allan operations were conducted for a purchase price of $4.5 million, of which $1.5 million was paid in cash at the closing and the balance of which is represented by a $3.0 million promissory note which bears interest at 8 1/4% per annum. The interest on the note paid periodically throughout the term of the note and the principal is due and payable on the tenth anniversary of the closing.

     During fiscal 1997, Urohealth loaned $550,000 on an unsecured basis to Charles A. Laverty, Urohealth's Chairman and Chief Executive Officer. The loan bears interest at a rate of 6.02% per annum and all principal and interest under the note is due and payable on the earlier of (a) November 25, 1999 and (b) 30 days after termination of Mr. Laverty's employment agreement. Subsequent to March 31, 1997, Urohealth loaned $1,500,000 to Mr. Laverty on the same terms and conditions as the earlier loan.

     During fiscal 1997, Urohealth made payments of $81,667 to HCA, Inc. in payment for consulting services provided to Urohealth in prior fiscal years. Bruce A. Hazuka, Executive Vice President and Chief Operating Officer of Urohealth, is an executive officer and controlling stockholder of HCA, Inc..

  Employment Agreements

     CHARLES A. LAVERTY. Urohealth and Mr. Laverty are parties to an Amended and Restated Employment Agreement, dated April 1, 1996, pursuant to which Mr. Laverty serves as Urohealth's Chief Executive Officer. The initial term of the agreement is through April 1, 1999, after which date the agreement automatically renews for successive three-year terms unless either party exercises their option to terminate the agreement. Mr. Laverty's salary under the agreement was $450,000 for fiscal 1997, adjusted annually, plus bonuses. Mr. Laverty's base salary under the agreement was increased to $500,000 beginning in fiscal 1998.

     Urohealth may terminate the agreement for "cause" which is defined as (a) Mr. Laverty's final conviction of a felony related to his duties under the agreement or (b) Mr. Laverty's willful failure to perform his reasonable responsibilities and duties under the agreement after 30 days notice from the Board. In the event that Mr. Laverty terminates the agreement without cause at any time during the last two quarters of any fiscal year any options scheduled to vest during such fiscal year shall automatically vest as of the date of termination. If Urohealth terminates the agreement for any reason other than for cause, or if Mr. Laverty terminates the agreement due a material breach by Urohealth of its obligations under the agreement, then Urohealth will be obligated to (A) pay to Mr. Laverty severance pay equal to three years of his salary and earned bonus as of the date of such termination and (B) provide and pay for all benefits to which Mr. Laverty is entitled under the agreement for a period of three years after termination. In addition, if Urohealth terminates the agreement for any reason other than for cause, or if Mr. Laverty terminates the agreement due to a material breach by Urohealth, all options then granted to Mr. Laverty will become immediately vested and exercisable.

     Mr. Laverty may terminate the agreement upon 30 days notice upon or within one year after a "Change of Control" as such term is defined in the agreement. If Mr. Laverty terminates the agreement for any reason (including with or without cause) upon or within one year after a Change of Control, Urohealth is obligated to (A) pay to Mr. Laverty severance equal to $2,500,000 and (B) provide and pay for all benefits to which he is entitled under the agreement for a period of three years after termination. In addition, all options then held by Mr. Laverty will become immediately vested and exercisable. If, however, an event giving rise to a Change of Control is initiated by Urohealth, then prior to the Urohealth Board approving the Change of Control, Mr. Laverty must inform the Board whether he intends to terminate the agreement. If Mr. Laverty informs the Board that he does not intend to terminate the agreement as a result of the Change of Control, he will forfeit all termination and payment rights in the agreement based on that particular Change of Control.

     Mr. Laverty agreed that during his employment and for a period of 18 months after he ceases to be employed by Urohealth, regardless of the manner of termination and except as limited by the agreement, he will not compete with Urohealth.

     BRUCE A. HAZUKA. Urohealth and Mr. Hazuka are parties to an employment agreement dated November 30, 1995 pursuant to which Mr. Hazuka serves as a member of senior management of Urohealth. The agreement provides for an initial one-year term with two automatic one-year renewals thereafter. Mr. Hazuka's annual salary under the agreement is $200,000, adjusted annually (currently at $300,000), plus bonuses. Urohealth can terminate Mr. Hazuka's employment for cause (as defined in the agreement). Urohealth can terminate Mr. Hazuka's employment without cause upon at least 90 days' prior notice, in which case all of the options then held by Mr. Hazuka shall become immediately vested and exercisable, and Mr. Hazuka shall be entitled to severance equal to the amount of his salary for the remaining term of the agreement (including extensions thereof).

     Following a "change of control" (as defined in the agreement), Mr. Hazuka may terminate the agreement with or without "good reason" (as defined in the agreement), upon 30 days' notice given at any time during the one-year period after the change of control. If Mr. Hazuka terminates his employment during the one-year period after the change of control for good reason, or if his employment is terminated without cause during such period, then he shall be entitled to receive a lump sum severance payment equal to the greater of (i) one times his salary and bonus for the 12 months preceding the change of control and
(ii) the remaining amount of salary payable for the term of the agreement.

     PAUL PETERSEN. Urohealth and Mr. Petersen are parties to an employment agreement dated December 29, 1995 pursuant to which Mr. Petersen serves as a member of senior management of Urohealth. The agreement provides for an initial one-year term, with two automatic one-year renewals thereafter. Mr. Petersen's annual salary under the agreement is $125,000, adjusted annually (currently $214,000, with minimum guaranteed bonuses), plus bonuses. Urohealth can terminate Mr. Petersen's employment for cause (as defined in the agreement). Urohealth can terminate Mr. Petersen's employment without cause upon at least 90 days' prior notice, in which case Mr. Petersen shall be entitled to severance equal to the amount of his salary and bonus for the remaining term of the agreement (including extensions thereof).

     Following a "change of control" (as defined in the agreement), Mr. Petersen may terminate the agreement with or without "good reason" (as defined in the agreement), upon 30 days' notice given at any time during the one-year period after the change of control. If Mr. Petersen terminates his employment during the one-year period after the change of control for good reason then he shall be entitled to receive a lump sum severance payment equal to one times his salary and bonus for the 12 months preceding the change of control.

     MICHAEL SCHULER. Urohealth and Mr. Schuler are parties to an employment agreement dated January 2, 1996 pursuant to which Mr. Schuler serves as a member of senior management of Urohealth. The agreement provides for an initial one-year term, with two automatic one-year renewals thereafter. Mr. Schuler's annual salary under the agreement is $225,000 plus bonuses. Urohealth can terminate Mr. Schuler's employment for cause (as defined in the agreement). Urohealth can terminate Mr. Schuler's employment without cause upon at least 90 days' prior notice, in which case Mr. Schuler is entitled to severance equal to the amount of his salary for the remaining term of the agreement (including extensions thereof).

     Following a "change of control" (as defined in the agreement), Mr. Schuler may terminate the agreement with or without "good reason" (as defined in the agreement), upon 30 days' notice given at any time during the one-year period after the change of control. If Mr. Schuler terminates his employment during the one-year period after the change of control for good reason, or if his employment is terminated by Urohealth without cause, then he shall be entitled to receive a severance payment equal to the greater of (i) one times his salary and bonus for the 12 months preceding the change of control and (ii) the remaining amount of salary payable for the term of the agreement.

     Notwithstanding anything to the contrary set forth in Urohealth's previous public filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement/prospectus, in whole or in part, the following report and Stock Performance Graph which follows shall not be deemed to be incorporated in any such filings.

  Report of the Compensation Committee on Executive Compensation

     GENERAL

     The Urohealth Board of Directors has a Compensation Committee (the "Committee"), consisting of Dr. Elkins, Mr. Estrin, and Mr. Goelman. The Committee is charged by the Board of Directors with establishing a compensation plan which will enable Urohealth to compete effectively for the services of qualified officers and key employees, to give such employees appropriate incentive to pursue the maximization of long-term stockholder value and to recognize such employees' success in achieving both qualitative and quantitative goals for the benefit of Urohealth. The Committee establishes appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for Urohealth as a whole. See "Proposal No. 2 Election of Directors -- Compensation Committee Interlocks and Insider Participation."

     COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

     As its first principle, the Committee believes that executives of Urohealth should be rewarded based upon their success in meeting Urohealth's operational goals, improving its earnings, maintaining its leadership role in the urological, gynecological and minimally invasive surgical instrument business, and generating consistent and superior returns for its stockholders. The Committee strives to establish levels of compensation that take such factors into account and provide appropriate recognition for past achievement and incentives for future success. The Committee recognizes that the demand for executives with expertise and experience in the areas of medical devices and services within the healthcare services fields is intense. In order to attract and retain qualified persons, the Committee believes that Urohealth must offer current compensation at levels consistent with those of other publicly-traded healthcare companies. In addition, the Committee believes that it is in the best interests of Urohealth's stockholders to offer its executives meaningful equity participation in Urohealth, in order that those executives' interests will be aligned with those of Urohealth's stockholders. The Committee feels that the historic mix of cash compensation and equity participation has proven to be effective in stimulating Urohealth's executives to meet both long-term and short-term goals and has been a major factor in limiting turnover among senior executives.

     Urohealth's compensation program has three distinct elements: base salary; incentive compensation, including both cash incentive compensation and equity-based compensation; and retirement compensation. These elements are discussed below:

     Base Salary: While the demand for experienced managers in the healthcare industry continues to grow, Urohealth has been very successful in attracting and retaining key executives. Urohealth believes that its compensation package is instrumental in such success. The Committee endeavors to establish base salary levels for those key executives which are consistent with those provided for similarly situated executives of other publicly-traded healthcare companies, taking into account each executive's areas and level of responsibility, historical performance and tenure with Urohealth. In establishing such levels, Urohealth considers compensation for executives of other publicly-traded providers of healthcare services, as well as other publicly-traded companies of similar size and with a similar growth rate. Compensation decisions are not targeted to specific levels in the range of compensation paid by such companies, nor does Urohealth maintain a record of where its compensation stands with respect to such other companies. However, the Committee takes such levels of compensation into account in determining appropriate levels of compensation for Urohealth's executives.

     Incentive Compensation: In addition to base salary, the Committee establishes cash incentive compensation for executives of Urohealth, based upon each such executive's success in meeting qualitative and quantitative performance goals on an annual basis. Individual incentive bonuses are determined on a basis that takes into account each executive's success in achieving standards of performance, which may or may not be quantitative, established by the Committee and such executive's superiors. Bonus determinations are made on a case-by-case basis, taking into account appropriate quantitative and qualitative factors, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus. Incentive compensation can be a major component of Urohealth's executive compensation, and the Committee believes that placing executives at risk for such a component is effective in motivating such executives to achieve such goals.

     In addition to cash incentive compensation, as a growth company, Urohealth utilizes equity-based compensation, in the form of stock options, as a tool to encourage its executives to work to meet its operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to Urohealth's success in enhancing its market value over time, the Committee feels that its stock option program is a very effective tool in aligning the interests of management and stockholders.

     The Committee determines stock option grants under Urohealth's stock option plans. Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to Urohealth's results of operations. Options are also used to give incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities, and, in some cases, to executives who have joined Urohealth through acquisitions and have assumed significant leadership roles within Urohealth. In evaluating option grants, the Committee considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Committee believes that the opportunity to acquire a significant equity interest in Urohealth has been a strong motivation for Urohealth's executives to pursue the long-term interests of Urohealth and its stockholders, and has promoted longevity and retention of key executives. Information relating to stock options granted to the five most highly-compensated executive officers of Urohealth is set forth elsewhere in this Proxy Statement/Prospectus.

     Retirement Compensation: As described elsewhere herein, in 1991 the Company adopted a 401(k) retirement plan in order to give all full-time employees an opportunity to provide for their retirement on a tax-advantaged basis.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     Urohealth is a party to an Employment Agreement with Charles Laverty, pursuant to which Mr. Laverty is employed as Chairman of the Board, Chief Executive Officer and President of Urohealth for a three-year term which ends March 31, 1999. In addition, the Company has agreed to use its best efforts to cause Mr. Laverty to be elected as a Director of Urohealth during the term of the Agreement. Under the Agreement, Mr. Laverty received a base salary of $450,000 in fiscal 1997 (increased to $500,000 for fiscal 1998 and each year thereafter), with incentive compensation of up to $2,000,000, subject to annual review by the Board of Directors, and is entitled to participate in any bonus plan approved by the Board of Directors for Urohealth's management. Mr. Laverty was granted an additional 1,500,000 stock options vesting over 36 months at the closing price of a share of Urohealth Common Stock on May 21, 1997. Such additional option grant was based on the Committee's assessment of Mr. Laverty's contribution to Urohealth as the builder of the urological, gynecological and minimally invasive surgical platforms for Urohealth, including his role in the consummation of eight acquisitions during 1996 and 1997, as well as Urohealth's success in achieving annual budgeted net income targets and other factors described below. Mr. Laverty is also provided with a car allowance and with life and disability insurance. Under the Agreement, Mr. Laverty's employment may be terminated for cause or if he should become disabled. Termination of Mr. Laverty's employment under the Agreement will result in certain severance pay arrangements. In the event that Urohealth were to be acquired, merged or reorganized in such a manner as to result in a change of control of the Company, Mr. Laverty has the right to terminate his employment under the Agreement, in which case he will receive a lump sum payment equal to five years' annual base salary (including the gross incentive portion thereof) under the Agreement. Mr. Laverty has agreed not to compete with Urohealth for an eighteen month period after any such termination. The Committee approved an amendment to the Agreement that provides for Mr. Laverty to receive certain payments in the event that Urohealth is merged or combined with another corporation in a transaction in which Urohealth is not the surviving or continuing entity. The amount of the fee would be equal to the greater of: (i) 1% of value of such transaction in excess of $20 per share; and (ii) 1% of the capitalization of Urohealth in excess of $640 million.

     The Committee reports to the Board of Directors on compensation arrangements with Mr. Laverty and recommends to the Board of Directors the level of incentive compensation, both cash and equity-based, which is appropriate for Mr. Laverty with respect to each fiscal year of Urohealth. In making such recommendation, the Committee takes into account Urohealth's performance in the marketplace, its success in meeting strategic goals and its success in meeting budgets. Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account Urohealth's competitive position, its position in the financial markets, and the significant contributions made by Mr. Laverty to the success of Urohealth. In making its decisions with respect to Mr. Laverty's compensation, the Committee believes that it is appropriate to recognize the significant role Mr. Laverty has played in building Urohealth to its current position and that under his leadership Urohealth has significantly enhanced stockholder value over a period of years and continues to grow in assets, net revenues, net income and market value.

     SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The Omnibus Budget Reconciliation Act of 1993 contained a provision under which a publicly-traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of the corporation during a corporation's tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based" within the meaning of that term under Section 162(m) of the Internal Revenue Code. Certain transition rules apply with respect to stock option plans which were approved prior to December 20, 1993, pursuant to Rule 16b-3(b) under the Exchange Act.

     Urohealth believes that its employee stock option plans meet the requirements of Section 162(m) as performance-based plans; however, the Committee does from time to time grant options outside the employee stock option plans. The Committee and the Board of Directors have currently made a decision not to amend Urohealth's cash compensation programs to meet all requirements of
Section 162(m) because such a decision would not be in the best interests of Urohealth's stockholders. The Committee believes that, in establishing bonus and incentive awards, certain subjective factors must be taken into account in particular cases, based upon the experienced judgment of the Committee members as well as on factors which may be objectively quantified. The preservation of tax deductibility of all compensation is an important consideration. However, the Committee believes that it is important that Urohealth retain the flexibility to reward superior effort and accomplishment even where all cash compensation may not be fully deductible. The Committee will continue to review the requirements for deductibility under Section 162(m) and will take such requirements into account in the future as it deems appropriate and in the best interests of Urohealth's stockholders.

     CONCLUSIONS

     The Committee believes that the levels and mix of compensation provided to Urohealth's executives during fiscal 1997 were appropriate and were instrumental in the achievement of Urohealth's goals for fiscal 1997. It is the intent of the Committee to ensure that Urohealth's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of Urohealth and its stockholders.

     The foregoing report is submitted by the following Directors of Urohealth, constituting all of the members of the Compensation Committee of the Board of
Directors:

               Robert Elkins, M.D.
               Melvyn Estrin
               Lawrence Goelman, Chairman

  Urohealth Stock Price Performance

     The following performance graph assumes an investment of $100 on August 30, 1991 (the date that Urohealth became subject to Section 12 of the Exchange Act) and compares the change to March 31, 1997 in the market price of the Urohealth Common Stock with a broad market index (Dow Jones Equity Market Index) and industry index (S&P Healthcare (Medical Products and Supplies)). Urohealth paid no dividends during the periods shown; the performance of the indices is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

                                                               Cumulative Total Return
                                         -------------------------------------------------------------------
                                         8/30/91   6/30/92   6/30/93   6/30/94   6/30/95   3/31/96   3/31/97
Urohealth Systems, Inc.            UROH    100       243       222       109       113       152       112
DOW JONES EQUITY MARKET            IDOW    100       106       122       123       155       188       225
S&P HEALTHCARE*                    IMDP    100       103        84        81       125       166       182
 (Medical Products and Supplies)

---------------

* During 1997, Urohealth changed the industry index used in the above comparison from the Dow Jones Medical Supplies Index to the S&P Healthcare (Medical Products and Supplies) Index because Urohealth believes that the S&P Healthcare (Medical Products and Supplies) Index contains companies whose operations more closely parallel the operations of Urohealth. The Dow Jones Medical Supplies Index would have had a cumulative total return of 222 for the period ended March 31, 1997.

                                  PROPOSAL NO. 1

                     CLASSIFICATION OF THE BOARD OF DIRECTORS

   Classification Proposal

     The Urohealth stockholders are being asked to approve at the Urohealth Annual Meeting an amendment to Urohealth's Bylaws providing for the classification of the Board of Directors into three classes, each consisting of a number of directors equal as nearly as practicable to one-third of the total number of directors. After initial implementation, each class of directors would be subject to election every third year and would serve for a three-year term. Currently, all of Urohealth's directors are elected each year for a one-year term.

     The Urohealth Board of Directors believes that this amendment to the Bylaws is in the best interests of Urohealth and its stockholders. Board classification will help lend continuity and stability to the management of Urohealth. Following adoption of the classified board structure, at any given time at least one-third of the members of the Board of Directors will generally have had prior experience as Urohealth directors. The Board believes that this will facilitate long-range planning, strategy and policy and will have a positive impact on customer and employee loyalty.

     If the proposal is approved by stockholders, the Board of Directors will, for purposes of initial implementation, designate three classes of directors. Class I, consisting of Melvyn J. Estrin, Richard Newhauser and Francis J. Tedesco, will be elected initially for a one-year term expiring at the next annual meeting of stockholders; Class II, consisting of Abbey J. Butler, Robert
N. Elkins and Michael Gross, will be elected initially for a two-year term expiring at the 1999 Annual Meeting of Stockholders; and Class III, consisting of John Chamberlin, Lawrence Goelman and Charles A. Laverty, will be elected for a three-year term expiring at the 2000 Annual Meeting of Stockholders; and, in each case, until their respective successors are duly elected and qualified. Information concerning the current nominees for election as directors at the Urohealth Annual Meeting is set forth herein under "Election of Urohealth Directors."

     If the proposal to adopt a classified board is not approved and implemented, all of the directors elected at the Urohealth Annual Meeting will serve a one-year term.

     The text of the proposed amendment to the Bylaws is set forth as Annex D to this Proxy Statement/Prospectus.

  Effect of Classification of Board

     If adopted, the classification of the Board will apply to every future election of directors, until the Bylaws are amended eliminating classification of the Board. Upon adoption of the classified board amendment, the Urohealth Bylaws will provide that the Board of Directors shall consist of not less than three and not more than 15 directors, with the exact number of directors initially set at 9. After implementation of the classified Board, directors will serve for a term of three years rather than one year, and one-third (or as near to one-third as practicable) shall be elected each year.

     In the event that the current number of directors increases, the increase will be apportioned by the Board between classes of directors to make each class as nearly equal as possible. In the event that the number of directors is decreased, no such decrease shall shorten the term of any incumbent director. Vacancies in the Board created by any resignation, removal or other reason, or by an increase in the size of the Board, may be filled for the remainder of the term by the vote of a majority of the directors remaining in office.

     Pursuant to the Delaware General Corporation Law, unless a company's certificate of incorporation provides otherwise, members of a classified board of directors may only be removed for cause. Urohealth's Bylaws currently provide that directors may be removed with or without cause. If the Classified Board Amendment is approved members of the Urohealth Board of Directors may only be removed for cause.

     The classification of the Urohealth Board of Directors will have the effect of making more difficult to replace incumbent directors and management, even if the reason for the desired change is inadequate performance. If the Classified Board Amendment is approved and implemented, a minimum of three annual meetings of stockholders would generally be required to replace the entire Board, absent intervening vacancies. While the proposal is not intended as a takeover-resistive measure in response to a specific threat, it may discourage the acquisition of large blocks of Urohealth's shares by causing it to take longer for a person or group of persons who acquire such block of shares to effect a change in management.

     The proposal to adopt the Classified Board Amendment is not in response to any effort by a minority stockholder or group of stockholders to attain representation on the Board of Directors or acquire greater influence in the management of Urohealth's business, nor is Urohealth aware of any such effort. Further, it is not in response to any attempt to acquire control of Urohealth, nor is Urohealth aware of any such attempt.

     Approval of the Classified Board Amendment requires the affirmative vote of the holders of a majority of the voting power of Urohealth entitled to vote at the Urohealth Annual Meeting.


     THE UROHEALTH BOARD OF DIRECTORS BELIEVES THAT THE ADVANTAGES OF THE CLASSIFIED BOARD AMENDMENT GREATLY OUTWEIGH THE POSSIBLE DISADVANTAGES. ACCORDINGLY, THE UROHEALTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CLASSIFIED BOARD AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT UROHEALTH STOCKHOLDERS APPROVE THE CLASSIFIED BOARD PROPOSAL.


                                 PROPOSAL NO. 2

                        ELECTION OF UROHEALTH DIRECTORS

     At the Urohealth Annual Meeting, Urohealth's stockholders will be asked to elect eight directors, and the holders of Urohealth's 8.75% Convertible Subordinated Debentures due 2006 (the "Convertible Debentures") will be asked to elect one director. Vacancies on the Urohealth Board of Directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, except for vacancies relating to directors elected by the holders of the Convertible Debentures, which are filled by a vote of the remaining director elected by such holders. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and to the knowledge of the Urohealth Board of Directors, each of its nominees intends to serve the entire term for which election is sought. However, should any of the nominees of the Urohealth Board of Directors become unable or unwilling to accept nomination or election as a director, the proxies solicited by the Urohealth Board of Directors will be voted for such other person as the Board may determine.

     Contingent upon approval of the Classified Board Amendment (see above "Classification of the Board of Directors") by Urohealth stockholders, three directors will be elected for a one-year term expiring at the 1998 annual meeting of stockholders (Class I), three directors will be elected for a two-year term expiring at the 1999 annual meeting of stockholders (Class II), and four directors will be elected for a three-year term expiring at the 2000 annual meeting of stockholders (Class III), in each case until his or her respective successor is duly elected and qualified. Thereafter, each class of directors would be subject to election every third year and would serve for a three-year term. If however, the Classified Board Proposal is not approved, all directors will be elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

     Pursuant to the Employment Agreement between Charles A. Laverty and Urohealth, Urohealth is obligated to use its best efforts to cause Mr. Laverty to be elected as a voting member of the Urohealth Board of Directors during the term of his employment. Pursuant to an agreement between Urohealth and Avatax Corporation (formerly, FoxMeyer Corporation), Urohealth has agreed to use reasonable efforts to maintain the two Board seats currently held by Avatex nominees for the next year. Messrs. Butler and Estrin are the Avatex nominees currently serving on the Urohealth Board of Directors. In connection with the acquisition of Richard-Allan Medical, Urohealth agreed to use its best efforts to cause Richard Newhauser to elected to the Urohealth Board of Director until August 1999. Mr. Gross is one of the two nominees of the holders of the Convertible Debentures, and the holders of the Convertible Debentures have elected not to name a second nominee at this time. There are no other arrangements or understandings between any director or executive officer and any other person pursuant to which such director or executive officer was or is to be elected as a director or executive officer, as applicable.

     In voting for directors, each stockholder is entitled to cast one vote for each candidate for each share of Common Stock. The holders of the Convertible Debentures are entitled to vote the Convertible Debentures on an "as converted" basis, and together with the Urohealth Common Stock is referred to herein as "Voting Stock." Urohealth stockholders are not entitled to cumulate their votes for members of the Urohealth Board of Directors. The nominees for election to the Urohealth Board of Directors who receive the greatest number of affirmative votes (or in the case of the Convertible Debentures, the greatest number of affirmative votes related to the Convertible Debentures) will be elected to the Urohealth Board of Directors. The Urohealth Board of Directors has nominated the individuals listed below for election at the Urohealth Annual Meeting.

     THE UROHEALTH BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE EACH NOMINEE FOR ELECTION AS A MEMBER OF THE UROHEALTH BOARD OF DIRECTORS.

     The nominees for election, and their respective classes if the Classified Board Proposal is approved, are:

        CLASS I                   CLASS II                  CLASS III
        ------------------------------------------------------------------------------
        Michael Gross             Abbey J. Butler           John Chamberlin
        Richard Newhauser         Robert N. Elkins          Lawrence Goelman
        Francis J. Tedesco        Melvyn J. Estrin          Charles A. Laverty

  Nominees for Director

     Information regarding the business experience for the last five years of each nominee for election to the Urohealth Board of Directors is set forth above under "Management of Urohealth" and information regarding the ownership by each nominee of Urohealth Voting Stock is set forth above under "Principal Urohealth Stockholders."

  Directors' Fees

     Each Urohealth director who is not a salaried officer is entitled to receive $10,000 per year and $1,000 for each directors' and committee meeting attended. Directors are also entitled to reimbursement of expenses incurred in connection with business of Urohealth. Directors also receive annual grants of options to purchase 7,500 shares of Urohealth Common Stock after each annual stockholders meeting pursuant to the Urohealth 1996 Directors' Stock Incentive Plan.

  Committees of the Board

     Urohealth currently has three committees of the Board of Directors, the Executive Committee, the Audit Committee and the Compensation Committee.

     The Executive Committee, currently consists of Messrs. Laverty and Goelman, exercises the power of the Board of Directors (except for certain powers that may only be exercised by the full Board) in monitoring the management of the business of Urohealth between meetings of the Urohealth Board of Directors.

     The Audit Committee, currently consists of Messrs. Goelman, Butler and Tedesco, recommends the appointment of Urohealth's independent public accountants, reviews and approves the scope of the annual audit and reviews the results thereof with Urohealth's independent accountants. The Audit Committee also assists the Urohealth Board of Directors in reviewing Urohealth's business ethics and conflict of interests policies.

     The Compensation Committee, consisting of Messrs. Goelman, Elkins and Estrin, reviews and establishes the salary, bonus and stock awards received by Urohealth's Chief Executive Officer, and, in consultation with the Chief Executive Officer, reviews the compensation of the other executive officers of Urohealth. The Compensation Committee is also responsible for administering Urohealth's 1994 Stock Incentive Plan and other stock-based incentive plans. The Compensation Committee determines the recipients of awards, sets the exercise price of shares granted and determines the terms, provisions and conditions of all rights granted.

  Compensation Committee Interlocks and Insider Participation

     During fiscal 1997, the Compensation Committee consisted of Messrs. Goelman, Elkins and Estrin. None of these person is or has been as officer or employee of Urohealth or any of its subsidiaries. In addition, except as described below, there are no Board of Directors or Compensation Committee interlocks between Urohealth and other entities involving Urohealth's executive officers and Board members who serve as executive officers of such entities. During fiscal 1997, Charles A. Laverty and Lawrence Goelman (a member of Urohealth's compensation committee) served on the Board of Directors of Pinnacle Micro, Inc. During a portion of the year Mr. Goelman served as acting Chief Executive Officer of Pinnacle Micro, Inc. Neither Mr. Goelman nor Mr. Laverty has any current relationship with Pinnacle Micro, Inc. During fiscal 1997, Charles A. Laverty served on the Board of Directors (and compensation committee) and Robert N. Elkins (a member of Urohealth's compensation committee) served as Chairman of the Board of Integrated Living Communities, Inc.

  Attendance at Board and Committee Meetings

     During the fiscal year ended March 31, 1997, the Board of Directors met 16 times. In addition, the Audit Committee met one time and the Compensation Committee met four times. The Executive Committee did not meet on a formal basis during the year. Each director, except for Mr. Elkins and Ms. Givens, attended 75% or more of the aggregate number of meetings held by the Board of Directors and all committees of the Board of Directors on which such directors served.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Urohealth's executive officers and directors file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the SEC. Executive officers and directors are also required by the SEC rules to furnish Urohealth with copies of all Section 16(a) reports which they file. Based solely on its review of the Forms 3, 4 and 5 provided to or filed on behalf of its executive officers and directors, as well as written representations from these individuals regarding Forms 5, Urohealth believes that, during the fiscal year ended March 31, 1997, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with pursuant to the SEC rules, except for Form 5s relating to shares purchased under Urohealth's Employee Stock Purchase Plan by Messrs. Johnson, Higgins and Condie which were filed late.

                                 PROPOSAL NO. 3
                         APPROVAL OF THE IMAGYN MERGER

     At the Urohealth Annual Meeting, the holders of Urohealth Voting Stock will vote upon a proposal to approve the Merger Agreement and the issuance of additional shares of Urohealth Common Stock in the Merger with Imagyn. Approval of the Merger will also constitute approval of the assumption by Urohealth of the various stock option plans under which options to acquire Imagyn Common Stock are currently outstanding and approval of those option plans for purposes of Section 16 of the Exchange Act. See "Urohealth Annual Meeting" and "The Merger." At the Imagyn Special Meeting, the Imagyn stockholders will vote upon a proposal to approve the Merger Agreement. See "The Imagyn Special Meeting" and "The Merger."


     THE BOARDS OF DIRECTORS OF UROHEALTH AND IMAGYN UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE STOCKHOLDERS APPROVE THE MERGER PROPOSAL.


                                 PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Urohealth Board of Directors has recommended that the stockholders ratify the appointment of Ernst & Young LLP to serve as independent auditors for Urohealth for the fiscal year ending March 31, 1998. Ernst & Young LLP has been the principal independent certified public accounting firm utilized by Urohealth for its fiscal year ended March 31, 1997.

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

     In the event that ratification of this appointment is not approved by a majority of the shares of Urohealth Voting Stock voting at the Urohealth Annual Meeting in person or by proxy, the Urohealth Board of Directors will review its future selection of auditors. A representative of Ernst & Young LLP is expected to be present at the Urohealth Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

     THE UROHEALTH BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS UROHEALTH'S INDEPENDENT AUDITORS FOR THE NEXT FISCAL YEAR

                                 PROPOSAL NO. 5

                    APPROVAL OF AN INCREASE IN THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

     Urohealth's Certificate of Incorporation presently authorizes the issuance of a total of 50,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share. Of such 50,000,000 presently authorized shares of Common Stock, 21,041,192 shares are presently issued and outstanding and 2,768,438 are currently issuable to the former Microage stockholders. In addition, Urohealth has reserved approximately:
(i) shares for issuance upon exercise of outstanding options; (ii) shares for issuance upon exercise of outstanding warrants; (iii)
4,587,156 shares for issuance upon conversion of the Convertible Debentures;
(iv) 1,000,000 shares that may be issued to the former shareholders of X-Cardia Corporation in the future upon achievement of certain milestones and in partial satisfaction of future royalty obligations; (v) 1,000,000 shares for a warrant to be issued to issued to a group purchasing organization; and (vi) 996,600 shares that may be issuable in connection with the placement by Urohealth of its 12 1/2% Senior Subordinated Notes due 2004. In addition, if the Merger is approved and consummated Urohealth will issue approximately 11,400,000 additional shares of Common Stock which will further reduce the current number of authorized but unissued shares of Urohealth Common Stock.

     Due to the limited number of authorized shares of Common Stock currently available for future issuance, an increase in the authorized number of shares of Common Stock is essential to enable Urohealth to continue its business activities, including any required capital activities. Accordingly, the Urohealth Board of Directors has adopted a proposed amendment to Urohealth's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. The number of authorized shares of Preferred Stock will remain at 5,000,000 shares.

     The additional shares of Common Stock, if so authorized, could be issued at the discretion of the Board of Directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with acquisitions, efforts to raise additional capital for Urohealth, and other corporate purposes. Shares of Urohealth Common Stock will be issued only upon a determination by the Board of Directors that a proposed issuance is in the best interests of Urohealth.

     Urohealth management believes that the proposed amendment to the Certificate of Incorporation will provide several long-term advantages to Urohealth and its stockholders. The passage of the Authorized Stock Proposal will enable Urohealth to pursue acquisitions or enter into transactions which management believes provide the potential for growth and profit. In addition, the additional shares of Common Stock could be utilized to refinance outstanding indebtedness if management deemed it desirable to do so. With the extremely limited number of shares currently available for such uses, it is impractical for Urohealth to evaluate or seek to consummate business combinations or other transactions which, if they could be accomplished, might enhance stockholder value. Additional authorized shares could be used to raise cash assets through sales of stock to public and private investors. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder authorization prior to the consummation of such transactions. The ability to issue shares, as deemed in Urohealth's best interests by the Urohealth Board, will also permit Urohealth to avoid the expenses which would be incurred in holding certain stockholders' meetings.

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

     The Urohealth Board has proposed a substantial increase in the authorized Common Stock of Urohealth. Such an increase is designed to provide flexibility to Urohealth's management. However, these additional shares, if issued, will have a substantial dilutive effect on the present Urohealth stockholders.

     The affirmative vote of the holders of record of a majority of the outstanding shares of Voting Stock entitled to vote thereon is necessary to adopt the Authorized Stock Proposal.

     The affirmative vote of the holder of record of a majority of the outstanding shares of Voting Stock entitled to vote thereon is necessary to adopt the Name Change Proposal.

     THE UROHEALTH BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AUTHORIZED STOCK PROPOSAL.

     If the Authorized Stock Proposal is adopted, the first paragraph of Article 4 of Urohealth's Certificate of Incorporation will read as follows:

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock with a par value of one-tenth of one cent ($.001) per share and Five Million (5,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($.001) per share. The Preferred Stock may be issued in one or more series, and the Board of Directors is expressly authorized
     (i) to fix the designations, powers, preferences, rights, including voting rights, qualifications, limitations and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.

                                 PROPOSAL NO. 6

                              NAME CHANGE PROPOSAL

     Urohealth stockholders will be asked to vote upon a proposal authorizing the amendment of Urohealth's Certificate of Incorporation to change the name of Urohealth to "Imagyn Medical Technologies, Inc." The adoption of the new name is subject to approval of, and consummation of, the Merger. The Board of Directors believe that the new name will better describe the business of Urohealth. Urohealth anticipates incurring expenses in connection with changing its name, however, such expenses are not expected to be material.

     THE UROHEALTH BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE NAME CHANGE PROPOSAL.

     In the event that the Name Change Proposal is adopted and approved by stockholders, Urohealth management will have the authority to change the name of Urohealth as described above at such time, if at all, as management deems it appropriate to make such change, subject to approval and consummation of the Merger. In the event the Name Change Proposal is implemented Article 1 of the Urohealth Certificate of Incorporation will be amended and restated in its entirety to read as follows:

     "1. The name of the Corporation is Imagyn Medical Technologies, Inc."

                                 PROPOSAL NO. 7

                            WRITTEN CONSENT PROPOSAL

     Urohealth stockholders will be asked to vote upon a proposal authorizing the amendment of Urohealth's Certificate of Incorporation to require that any action by stockholders of Urohealth be taken at a special or annual meeting of stockholders and not by written consent. The Urohealth Board of Directors believes that this amendment to the Certificate of Incorporation is in the best interests of Urohealth and its stockholders.

     Urohealth's Certificate of Incorporation currently provides that action to be taken or which may be taken at an annual or special meeting of stockholders may be taken without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the holders of a majority of the Voting Stock of

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

Urohealth which would have been entitled to vote on such action. The Written Consent Proposal would eliminate the ability of stockholders to take action without a meeting of stockholders. Under Delaware law, when stockholders are to take action at a meeting a corporation must give written notice of the meeting to all stockholders entitled to vote, even when one stockholder or a group of stockholders will have a majority of the votes to be cast. This prior notice allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, selling their shares or litigation. If action is taken by majority holders by written consent, no prior notice is necessary and minority holders may not have an opportunity to protect their interests. The primary purpose of the amendment is to prevent stockholder action without prior notice to all stockholders. Because the Bylaws of Urohealth do not permit stockholders to call a special meeting, the proposed amendment will have the effect of preventing the Urohealth stockholders from taking action at any time other than an annual meeting (or a special meeting authorized by the Board of Directors or other authorized persons) to replace directors, amend the Certificate of Incorporation or to take any other action authorized to be taken by stockholders under Delaware law. Such a provision may have the effect of discouraging potential purchasers from attempting to acquire control of Urohealth or, in some cases, may discourage the accumulation of large blocks of Urohealth Common Stock.

     The proposal to adopt the Written Consent Proposal is not in response to any effort by a minority stockholder or group of stockholders to attain representation on the Urohealth Board of Directors, otherwise act by written consent or any attempt to influence the management of Urohealth's business, nor is Urohealth aware of any such effort. Further, it is not in response to any attempt to acquire control of Urohealth, nor is Urohealth aware of any such attempt. The Urohealth Board of Directors believes that it is important that stockholders be able to discuss matters which may affect their rights, that the Board and the stockholders are able to give advance consideration to any such action, and that it is therefore appropriate for stockholders of a publicly-held corporation to take such action affecting the corporation and its stockholders only at a meeting.

     The affirmative vote of the holders of record of a majority of the outstanding shares of Voting Stock entitled to vote thereon is necessary to adopt the Written Consent Proposal.

     THE UROHEALTH BOARDS OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE WRITTEN CONSENT PROPOSAL.

     In the event that the Written Consent Proposal is adopted and approved by stockholders, Urohealth management will file appropriate documentation with the Delaware Secretary of State to amend the Certificate of Incorporation of Urohealth so that a new ARTICLE 11 will be added, which shall read as follows:

          "11. Whenever, and so long as, the Corporation is subject to the reporting requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934 (or any successor law), any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the Delaware General Corporation Law, and may not be taken by written consent of stockholders without a meeting."

                     DESCRIPTION OF UROHEALTH CAPITAL STOCK

GENERAL

     Urohealth is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value of which 250,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Shares").

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock (and the Debentures described below) entitled to vote in any

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

election of directors may elect all of the directors standing for election. Subject to any preferences which may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the stockholders upon liquidation, dissolution or winding up of Urohealth. Each holder of Common Stock is entitled to share ratably in all assets of Urohealth remaining after payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no conversion, redemption, subscription or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which Urohealth may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders of Urohealth. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Urohealth without further action of the stockholders of Urohealth. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock of Urohealth, including the loss of voting control to others.

     Urohealth has adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") which is designed to deter coercive or certain takeover tactics, to prevent a person or group from gaining control of Urohealth without offering fair value to all stockholders and to deter other abusive takeover tactics which are not in the best interest of stockholders. In May 1993, Urohealth executed the Rights Plan with its transfer agent and 250,000 Series A Preferred Shares were designated for potential issuance under the Rights Plan. Under the terms of the Rights Plan each share of Common Stock is accompanied by one right; each right entitles the registered stockholder to purchase from Urohealth one-hundredth of a share of Series A Junior Participating Preferred Stock, $.001 par value, at an exercise price of $200. The rights only become exercisable ten days after a public announcement that an acquiring person (as defined in the Rights Plan) has acquired 20% or more of the outstanding shares of Common Stock of Urohealth or a person or group offers to acquire 35% or more of the outstanding Common Stock or ten days after Urohealth determines that a person is an Adverse Person (as defined in the Rights Plan). Urohealth can redeem the Rights for $.01 per Right at any time until ten days after the rights become exercisable (the 10-day period can be extended by Urohealth). The Rights Plan will expire on June 30, 2003 unless earlier redeemed by Urohealth. If, subsequent to the rights becoming exercisable, Urohealth is acquired in a merger or other business combination at any time when there is a 20% or more holder, the rights will then entitle a holder to buy shares of common stock of the acquiring company with a market value equal to twice the exercise price of each right. Alternatively, if the 20% holder acquires Urohealth by means of a merger in which Urohealth and its stock survive, or if any person acquires 35% or more of Urohealth's Common Stock, each right now owned by a 20% or more stockholder, will become exercisable for Common Stock of Urohealth having a market value equal to twice the exercise price of the right.

VOTING DEBENTURES

     The holders of the Debentures are entitled to vote on all matters submitted to a vote of the stockholders of Urohealth, voting together with the holders of the Common Stock (and any other shares of capital stock of Urohealth entitled to vote at a meeting of stockholders) as one class. Each Debenture is entitled to a number of votes equal to the number of shares of Common Stock into which the Debenture could then be converted. As of June 30, 1997, there was $50.0 million aggregate principal amount of Debentures outstanding which would convert into 4,587,156 shares of Common Stock.

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

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such shares may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's Board of Directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder, or transactions in which the Interested Stockholder receives certain other benefits.

REGISTRATION RIGHTS

     Urohealth has agreed with the holders of the warrants (the "Warrants") issued in connection with the sale of Urohealth's 12 1/2% Senior Subordinated Notes due 2004 (the "Notes") to register for resale the Warrants and the shares of Urohealth Common Stock issuable upon exercise of the Warrants. Urohealth is obligated to file such registration relating to the Warrants on or before June 10, 1997.

     Urohealth has granted registration rights to the holders of the Debentures with respect to both the Debentures and the shares of Common Stock into which the Debentures may be converted. Pursuant to such rights, the Company may, on no more than one occasion and when requested by the holders of not less than 51% of the aggregate principal amount of the Debentures outstanding at such time the request is made, be required to register the Debentures for resale under the Securities Act. In addition, Urohealth may, on no more than three occasions, be required to register the shares of Common Stock into which the Debentures may be converted. Such registration may only be required of Urohealth if the registration is requested with respect to not less than 20% of the shares of Common Stock underlying the Debentures. Finally, shares of Common Stock into which the Debentures may be converted may also participate in any other registered offering initiated by Urohealth for its own account or for shares of Common Stock owned by other stockholders of Urohealth.

     Urohealth has granted registration rights to Avatex Corporation ("Avatex") in connection with financing transactions. At any time, the holders of not less than 20% of the shares of Common Stock received or to be received in connection with these transactions may, on two occasions, require Urohealth to register such shares of Common Stock for resale under the Securities Act. In addition, shares of Common Stock issued or to be issued in connection with these transactions may also participate in any other registered offering initiated by Urohealth for its own account or for shares of Common Stock owned by other stockholders of Urohealth.

     Urohealth has granted registration rights to certain "affiliates" of Osbon with respect to shares of Common Stock received by them in the acquisition of Osbon by Urohealth. The holders of not less than 20% of the shares of Common Stock received in the acquisition of Osbon by holders of registration rights may, on one occasion, require Urohealth to register such shares of Common Stock for resale under the Securities Act. In addition, shares of Common Stock received by "affiliates" of Osbon in Urohealth's acquisition of Osbon may also participate in any other registered offering initiated by Urohealth for its own account or for shares of Common Stock owned by other stockholders of Urohealth.

     Urohealth has granted registration rights to certain "affiliates" of Dacomed with respect to shares of Common Stock received by them in the acquisition of Dacomed by Urohealth. The holders of not less than 20% of the shares of Common Stock received in the acquisition of Dacomed by Urohealth by the holders of

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

registration rights may, on one occasion, require Urohealth to register such shares of Common Stock for resale under the Securities Act. In addition, shares of Common Stock received by "affiliates" of Dacomed in Urohealth's acquisition of Dacomed may also participate in any other registered offering initiated by Urohealth for its own account or for shares of Common Stock owned by other stockholders of Urohealth.

     Urohealth has granted certain piggyback registration rights with respect to shares of Common Stock to be received upon exercise of warrants issued to a lender in connection with loans to the Company and granted piggyback and demand registration rights to another lender with respect to shares issuable upon exercise of a warrant issued in connection with Urohealth's former credit facilities.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer and Trust Company is the transfer agent and registrar for the Urohealth Common Stock.

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

                               BUSINESS OF IMAGYN

     Imagyn designs, develops and markets micro-invasive, cost-effective devices for diagnosis and treatment of gynecological and reproductive disorders. Imagyn's proprietary technology platform based on micro-optics and micro-access devices provides physicians with the ability to atraumatically access and visualize the abdominal cavity, the uterus and the fallopian tubes. Imagyn's proprietary micro-optics enable physicians to visualize a patient's internal anatomy with the resolution and light efficiency of larger, more invasive devices commonly used today. Imagyn's proprietary, disposable micro-access devices enable physicians to perform certain procedures outside the hospital without the need for general anesthesia. Imagyn's principal product systems based on these core technologies are the MicroLap microlaparoscopy system, the MicroSpan microhysteroscopy system and the Ovation systems for infertility indications. Compared to traditional procedures, Imagyn's product systems facilitate earlier definitive diagnosis and treatment, significantly lower the procedure cost associated with more invasive surgery and reduce patient discomfort, recovery time and morbidity.

     Imagyn's diagnostic and operative micro-invasive product systems address a broad continuum of gynecological and reproductive disorders affecting a large number of women, including pelvic pain, uterine disorders and infertility, and provide a less invasive procedure for tubal sterilization. Because of the high incidence of these disorders and the popularity of tubal sterilization as a contraceptive method, large markets exist for devices that treat such disorders and that facilitate tubal sterilization. First, pelvic pain affects approximately 6 million women in the United States and can be caused by a number of serious conditions, including endometriosis, adhesions and pelvic inflammatory disease. Second, uterine disorders affect approximately 25 million women in the United States and may lead to significant complications including uterine bleeding, acute pain and infertility. Third, infertility is an increasingly common and often emotionally traumatic condition which affects approximately 5 million women in the United States. Finally, tubal sterilization is chosen as a permanent contraceptive method by approximately 800,000 women annually in the United States. Despite the large size of these markets, there can be no assurance that Imagyn's product systems will be accepted and will compete effectively in any of these markets. Market acceptance of Imagyn's product systems will be dependent upon, among other things, physicians' determinations that Imagyn's product systems and the procedures in which they are intended to be used are safe and effective alternatives to current hospital-based procedures and demonstrate clinical utility, and can be used in a cost-effective manner.

     Imagyn's product systems enable physicians to access and visualize all of the organs of a woman's reproductive system outside the hospital without the need for general anesthesia. The MicroLap system, which enables the physician to access the abdominal cavity without the need for post-operative sutures, includes a 2 millimeter-diameter microlaparoscope with resolution and light efficiency characteristics which Imagyn believes are comparable to those of standard 10 millimeter-diameter laparoscopes. The MicroSpan system incorporates a new, high resolution microhysteroscope and a new uterine access device to enable the physician to atraumatically access and visualize the interior of the uterus. Atraumatic access involves gaining access to the patient's abdominal area for performing laparoscopy without creating serious injury or trauma to the patient and is achieved by virtue of the small diameter of Imagyn's MicroLap microlaparoscope. Due to the small diameter of the MicroLap, general anesthesia and post-operative suturing of the access site are typically not required. The MicroLap and MicroSpan systems enable physicians to access the abdominal cavity and the uterus for treatment with Imagyn's microsurgical instruments. The Ovation systems are designed to enable the physician to atraumatically access, navigate and visualize the entire length of the fallopian tubes. Imagyn's product systems are designed to offer significant advantages for physicians, patients and health care payors. For physicians, Imagyn's systems facilitate improved diagnosis and enhanced practice management. Imagyn believes that the MicroLap and MicroSpan systems require limited training for physicians familiar with standard laparoscopy and hysteroscopy techniques, although more training will be required for use of the Ovation systems. For patients, Imagyn's systems reduce trauma and the risk of complications and shorten recovery times as compared to traditional, more invasive procedures. For payors, Imagyn's systems can reduce cost, provide earlier, definitive diagnosis and increase patient satisfaction.

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

THE FEMALE REPRODUCTIVE SYSTEM

     The female reproductive system includes the uterus, the fallopian tubes and the ovaries. The uterus is a pear-shaped organ connected to the fallopian tubes and to the vagina. The interior wall of the uterus consists of a layer of soft, spongy tissue called the endometrium. The base or neck of the uterus is called the cervix, which serves as the point of exit and entry from the vagina to the uterus. Under normal conditions, the cervix is virtually closed (less than one millimeter in diameter), providing a natural barrier between the vagina and the uterus. Because the cervix is extremely sensitive, especially to any dilation, access through the cervix into the uterine cavity for diagnostic and operative procedures can be difficult and extremely painful.

     On each side of the uterus is a fallopian tube, which extends outward toward the ovaries. The junction of the uterus and each fallopian tube is called an ostium. The fallopian tube is the channel through which the egg enters the uterus during the monthly menstrual cycle. It is also the conduit for sperm to reach the egg and is the site where fertilization occurs. Fallopian tubes are long and narrow, contain many folds, and are fragile and delicate. The fallopian tubes are lined with epithelial cells whose ciliary motion assists the sperm and egg in their migration. Each fallopian tube is 7-14 centimeters long and only 1-3 millimeters in diameter. The fallopian tubes may become blocked or diseased, preventing conception.

     Disorders of the female reproductive system include pelvic pain and related disorders, uterine disorders and infertility.

PELVIC PAIN AND RELATED DISORDERS

     The prevalence of pelvic pain in women is widespread, with approximately 7 million outpatient gynecology visits annually in the United States related to symptoms of pelvic pain. Pelvic pain can often be intense and persistent and can severely impair a woman's health and lifestyle. It is often difficult to accurately isolate the location and diagnose the cause of discomfort since many women with pelvic pain may suffer from several disorders or multiple disease sites. For example, scar tissue from infection or prior surgery may mask endometrial lesions which may lead a physician to an inaccurate or incomplete diagnosis. Pelvic pain, in both acute and chronic forms, can be caused by a number of serious conditions including endometriosis, adhesions and pelvic inflammatory disease.

     Endometriosis, a common cause of pelvic pain and also a significant factor contributing to infertility, is a disorder in which abnormal growths of endometrial tissue are present outside of the uterus. Endometrial lesions are usually found on the reproductive organs and adjacent tissues in the pelvic cavity. It is estimated that 5 million women suffer from endometriosis in the United States. Endometriosis is one of the most common gynecological causes for hospitalization of women of reproductive age.

     Scar tissue, or pelvic adhesions, which can form as a result of endometriosis, infection, prior surgery, hemorrhage or tissue injury, is another common cause of pelvic pain. Pelvic adhesions form in the healing process of more than half of abdominal surgeries. Early intervention after surgery has been demonstrated to reduce the risk of formation of dense, permanent adhesions. Pelvic adhesions can also lead to serious long-term complications such as infertility and intestinal obstruction. Post-operative adhesions may affect up to 2 million women in the United States.

     Pelvic inflammatory disease, another common cause of pelvic pain, is a genital tract infection that is often a complication of sexually transmitted diseases. It can cause scarring of the fallopian tubes as the infection ascends into the uterus and tubal structures. In its most serious form, it can lead to infertility and ectopic (tubal) pregnancy, a life-threatening condition. It is estimated that pelvic inflammatory disease affects more than 1 million women each year in the United States.

  Current Diagnosis and Treatment

     Diagnosis and identification of the cause or causes of pelvic pain is difficult. Since there are currently no accurate non-invasive diagnostic tests available, visual inspection of the abdomen and pelvic cavity by means of laparoscopic surgery is the current method of choice for diagnosing pelvic pain. In a traditional laparoscopic surgery procedure, the patient is typically placed under general anesthesia. In order to create a space between

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the abdominal wall and the internal organs to facilitate the insertion of instruments, the patient's abdomen is insufflated, or inflated, with a significant quantity of carbon dioxide gas delivered through a specialized needle, known as a Veress needle. After the patient is properly insufflated, two to three punctures, each of which can be up to 10 millimeters in diameter, are made with a sharp, spike-like device called a trocar. A cannula, a hollow, sleeve-like device, is then placed in the puncture opening. A laparoscope is placed into the abdomen through one of the cannulas to enable the gynecologist to view the outer surfaces of the patient's internal organs. Surgical instruments can be inserted through cannulas placed at the other trocar puncture sites. Following the procedure, the trocar sites must be closed with sutures and the patient may require significant recovery time due to the effects of the puncture wounds, gas insufflation and general anesthesia. Approximately 1 million laparoscopic surgeries are performed annually by gynecologists in the United States.

     During a traditional laparoscopic surgery procedure, the physician examines the internal abdominal organs in an attempt to locate abnormalities which may be causing pelvic pain. The physician may also use surgical instruments inserted into the abdomen to treat some abnormalities, such as by removing adhesions, or to biopsy (remove a sample of) tissue for subsequent laboratory evaluation. The administration of general anesthesia during the procedure complicates the determination of the exact cause of pelvic pain because the anesthetized patient is unable to provide any feedback to the physician.

  The Imagyn MicroLap System for Pelvic Pain

     Imagyn's proprietary MicroLap system is designed to enable the physician to perform laparoscopic procedures outside the hospital. The MicroLap system includes the proprietary MicroLap microlaparoscope, a specialized disposable introducer for placement of the microlaparoscope into the abdomen and a broad line of microsurgical instruments. The 2 millimeter-diameter Microlap has resolution and light efficiency characteristics which Imagyn believes are comparable to those of standard 10 millimeter-diameter laparoscopes. The MicroLap is attached to a light source and medical video camera, allowing the physician to visually examine the interior of the pelvic cavity in a manner similar to that of traditional laparoscopic procedures.

     In contrast to the traditional laparoscopic surgery procedure, the patient in a microlaparoscopic procedure is not placed under general anesthesia. Instead, sedation and local analgesic protocols are used to achieve a level of sedation commonly termed "conscious sedation." An introducer is inserted into the patient's abdomen, carrying the Veress needle and providing access to the abdominal cavity. The patient's abdomen is then partially insufflated to permit visualization and the insertion of instruments, but with a much smaller quantity of carbon dioxide gas than is required in traditional laparoscopy. After the patient is properly insufflated, the Veress needle is withdrawn and the introducer is kept in place, providing access to the abdominal cavity without the need for trocar punctures. The MicroLap is then inserted through the introducer into the abdomen, allowing the physician to visually examine the abdominal organs, in a manner similar to traditional laparoscopy. The small size of the MicroLap requires only the very small puncture created by the introducer to insert the MicroLap into the abdomen. Additional introducer sites may be created for the insertion of microsurgical instruments. Sutures are not required to close these small puncture sites, significantly reducing post-surgical complications due to bleeding and pain at the puncture sites. This combination of very small diameter puncture sites and the reduced requirement for gas insufflation enables microlaparoscopic procedures to be performed using the MicroLap system under conscious sedation rather than general anesthesia. Using conscious sedation and the MicroLap system, physicians have been able to perform a wide variety of diagnostic and operative procedures in a surgery center, office or clinic at a significantly reduced cost and with less patient discomfort and a typical recovery time of approximately one day.

     Additionally, because microlaparoscopy does not require general anesthesia, the MicroLap system has enabled the development of "conscious pain mapping," a new diagnostic method for pinpointing the cause of pelvic pain which is performed while the patient is awake. Through the use of microlaparoscopy and regional anesthesia, the physician systematically probes the inside of the woman's pelvis to identify the exact source and location of the pain with the assistance of feedback from the patient. The Company believes that "conscious pain mapping" procedures using the MicroLap will significantly improve the diagnosis and treatment of pelvic pain.

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     Studies indicate that diagnostic laparoscopy procedures performed using the
MicroLap system cost approximately $1,250, as compared to the approximately $5,000 to $7,000 cost of a traditional hospital-based laparoscopic procedure performed under general anesthesia.

UTERINE DISORDERS

     The uterus is prone to a number of common disorders including fibroids and polyps, as well as endometrial cancer, each of which can lead to serious complications including abnormal uterine bleeding, significant pain and infertility. Women may experience one or more of these disorders at the same time. Industry sources estimate that approximately 9% to 14% of menstruating women experience abnormal uterine bleeding that prompts them to seek medical attention at some time in their lives. In 1995, there were approximately 13 million visits to gynecologists for abnormal uterine bleeding in the United States.

     Fibroids, or benign muscular tumors, are among the most common causes of abnormal uterine bleeding. Fibroids usually grow during the reproductive years and can produce a variety of problems including hemorrhage, pain and infertility. Although not all of the approximately 15 million women in the United States suffering from fibroids are symptomatic, it is estimated that 35% to 50% of all women with fibroids have symptoms that are serious enough to lead them to seek medical attention.

     Polyps, benign finger-like protrusions of tissue extending into the uterine cavity, are also a common cause of abnormal uterine bleeding. Approximately 13 million women in the United States develop uterine polyps during their lifetime, and approximately 25% of these women require medical attention.

     Endometrial cancer may also present initially as abnormal uterine bleeding, particularly in women over the age of 50. Approximately 31,000 new cases of endometrial cancer were reported in the United States in 1994. Early and accurate diagnosis is critically important because endometrial cancer can often be cured if detected and treated at an early stage; however, if undetected and untreated, endometrial cancer can lead to serious complications or death.

  Current Diagnosis and Treatment

     Definitive diagnosis of uterine disorders requires direct visual inspection of the uterine cavity and tissue biopsy of suspicious areas. The standard procedures for collecting an adequate biopsy sample of uterine tissue for diagnosis are dilatation and curettage ("D&C") and hysteroscopy. D&C is a blind procedure in which the physician dilates the cervix, places a surgical scraping device, known as a curette, into the uterus and scrapes the uterine lining to remove tissue for examination by a pathologist. Because D&C is performed without visual guidance, it is difficult for the physician to sample the entire uterine lining and, as a result, significant abnormalities may be missed. It is estimated that, in most cases, approximately half of the uterine cavity is actually sampled and as many as 30% of lesions may be missed. D&C is usually performed in a hospital under intravenous sedation or general anesthesia. The procedure can lead to a number of serious complications including hemorrhage, infection and perforation and scarring of the uterus. An estimated 500,000 diagnostic D&C procedures are performed annually in the United States.

     The need to visualize the uterus for accurate diagnosis of uterine disorders led to the development of hysteroscopy. In traditional hysteroscopy, the physician dilates the patient's cervix and inserts a device known as a hysteroscope through the cervix into the uterus. The hysteroscope is attached to a light source and camera allowing the physician to visually examine the uterine lining. The physician can also introduce surgical instruments through the cervix to selectively sample or remove suspicious lesions. Introducer sheaths used in current hysteroscopy procedures, which accommodate both the hysteroscope and surgical instruments, range in size from approximately 5 to 7 millimeters. The cervical dilation necessitated by the diameter of these devices can result in significant pain and discomfort for the patient. Hysteroscopy has historically been performed in the hospital under general anesthesia. Industry sources estimate that approximately 500,000 hysteroscopic procedures are performed annually in the United States.

     Current treatments for uterine disorders include various drug therapies and surgical approaches. Treatment of uterine bleeding usually begins with drug therapy and, if necessary, proceeds to more invasive

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surgical methods. Current surgical procedures for abnormal uterine bleeding include D&C, hysterectomy, myomectomy (fibroid removal by open surgery), endometrial resection, and endometrial ablation (coagulation of the endometrium).

  The Imagyn MicroSpan System for Uterine Disorders

     Imagyn's diagnostic and operative MicroSpan microhysteroscopy system is designed specifically for use outside the hospital. Imagyn's new proprietary uterine access device enables the physician to atraumatically access the uterus without the need for cervical dilation. Once positioned, the micro-access device, with its very low profile, will permit the simultaneous use of the microhysteroscope and Imagyn's specialty diagnostic and operative microsurgical instruments.

     Without the need for painful dilation of the cervix prior to insertion of the device, the patient can remain comfortable with only local anesthesia. Microhysteroscopy can be performed in a low-stress environment such as the physician's office and the patient will typically require only a short post-operative recovery period, in some cases as little as 30 minutes. Patients can usually resume normal activities by the following day.

     For the physician, the MicroSpan system reduces the amount of time required for procedures and provides the flexibility to perform both diagnostic and operative procedures in the office. The MicroSpan system provides high resolution and light efficiency comparable to traditional, large diameter hysteroscopes. The design of Imagyn's proprietary micro-access device will enable the physician to use surgical instruments of the same diameter used in standard hysteroscopy procedures for effective tissue sampling and removal of many uterine lesions including adhesions, polyps and small fibroids. The ability to use such effective surgical instruments in conjunction with the microhysteroscope will allow physicians to treat many uterine disorders with accurate micro-invasive procedures, thus reducing the need for more invasive surgical procedures.

     Industry sources estimate that the cost of a D&C procedure under general anesthesia is approximately $2,400 to $3,000. Imagyn estimates that the cost of a standard hysteroscopy procedure under general anesthesia is approximately $2,600 to $3,500 and that an office-based microhysteroscopy procedure will cost approximately $650 to $1,000.

INFERTILITY

     Infertility is one of the most common and emotionally traumatic of reproductive disorders. Female infertility appears to be increasing because of both the increase in diseases which damage the fallopian tubes and the increasing tendency of women to defer childbearing until later in life when fertility begins to decline naturally. In general, couples who have not conceived after one year of unprotected intercourse are considered infertile. In the United States, recent government data estimates that approximately 5 million women of child-bearing age suffer from an impaired ability to have children. Despite the limited availability of reimbursement for infertility diagnosis and assisted reproductive procedures such as intrauterine insemination and in-vitro fertilization, approximately $2 billion is spent on the treatment of infertility annually in the United States.

     The causes of infertility can be complex and are often difficult to identify. A recent study indicates that abnormalities of the fallopian tubes are responsible for 30% to 50% of infertility cases. The fallopian tubes are the sites where fertilization occurs and at least one fallopian tube must be open to permit the passage of sperm to provide fertilization of the egg and enable the fertilized egg to pass to the uterus. The fallopian tubes are very narrow and tortuous, delicate and difficult to access. As a result, they do not lend themselves to easy study and treatment. Current non-surgical techniques for diagnosing and treating fallopian tube disorders often do not adequately or accurately delineate the nature, extent and location of tubal pathology.

  Current Diagnosis and Treatment

     Currently, there are two diagnostic procedures utilized by physicians to determine whether the fallopian tubes are patent (open) or occluded. The most commonly performed diagnostic procedure is hysterosalpingography ("HSG"), which involves the high-pressure injection of an x-ray contrast medium (or dye) transcervically into the uterus to allow the physician to observe and evaluate the flow of dye through the

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fallopian tubes under x-ray fluoroscopy. This procedure is often painful, primarily due to the high-pressure injection process, and is also highly inaccurate, with as many as 25% of HSG cases being inaccurately classified as blocked (false positive). Nevertheless, due in part to the absence of more accurate, non-invasive diagnostic techniques, over 200,000 HSGs are performed annually in the United States.

     Due to the frequent inaccuracy of HSG, in the event that an HSG indicates a blockage of the fallopian tube, the physician will likely perform an additional procedure, known as laparoscopic chromopertubation. This procedure is similar to HSG, but involves the use of a laparoscope surgically positioned in the abdomen to observe the flow of transcervically-injected dye through the fallopian tubes. This procedure has a lower rate (12%) of false positive diagnoses of tubal blockage, but involves the potential complications associated with the more invasive laparoscopic surgical procedure. The Company estimates that there are approximately 180,000 chromopertubations performed annually in the United States.

     Although HSG and laparoscopic chromopertubation can provide some diagnostic information regarding the patency of fallopian tubes, these procedures do not provide any information regarding the health of the interior of the fallopian tubes, which can be a significant factor contributing to infertility. Recently, a procedure known as falloposcopy has been developed, in which a catheter device containing a visualization scope is inserted through the cervix into the fallopian tubes to enable the physician to visualize the interior of the fallopian tube. One such system uses a guidewire-based catheter device in conjunction with other procedures, such as laparoscopy, hysteroscopy or ultrasound, to assist in guiding the catheter into and through the fallopian tubes. Because falloposcopy enables the physician to visualize the interior of the fallopian tube and assess its health, use of falloposcopy can enable physicians to make more informed recommendations to patients regarding the next course of action. Such courses of action could include tubal surgery, assisted reproductive techniques such as in-vitro fertilization or further attempts at natural conception.

     Several surgical approaches are currently used to address infertility. These procedures include laparotomy, or open abdominal surgery, and laparoscopic surgery. Both of these procedures are performed in the hospital under general anesthesia and, as a result, involve several risks, including infection. In addition, the recovery period is long, extending to many weeks for patients undergoing laparotomy. Furthermore, the effectiveness of these procedures is limited as pregnancy is achieved in only approximately 20% to 25% of surgical cases. As a result of the invasiveness and limited efficacy of these procedures, few such procedures are performed in the United States and there is no well-accepted method for opening blocked fallopian tubes.

     Consequently, rather than undergo tubal surgery, many patients attempt in-vitro fertilization. In-vitro fertilization involves drug-induced superovulation, harvesting of multiple eggs through an aspiration needle inserted into the ovary and fertilization of the harvested eggs with semen in a laboratory test-tube fertilization procedure. Embryos are then transferred into the uterus using a catheter placed through the cervix. In-vitro fertilization is costly, with a single harvest and transfer, known as a cycle, costing an average of $7,800, and is generally not reimbursed by third-party payors. Furthermore, many patients undergo multiple cycles. The drugs administered to induce superovulation are powerful and can have significant side effects. Finally, the success rates for in-vitro fertilization are low. However, notwithstanding the cost, lack of reimbursement, need to administer powerful drugs and limited efficacy, approximately 38,000 in-vitro fertilization procedures are performed annually in the United States.

  The Imagyn Ovation Systems

     Imagyn's Ovation falloposcopy system and Ovation tubal recanalization system are designed to enable the physician to access, navigate and view the entire length of the fallopian tube using a flexible catheter and small scope. Unlike HSG and chromopertubation, the Ovation falloposcopy system enables the physician to view and accurately evaluate the patency and overall health of the interior of the fallopian tube. Due to the unique self-steering characteristics of the Ovation falloposcopy and tubal recanalization systems, visual guidance with hysteroscopy or ultrasound, which is required with other falloposcopy systems, is not required nor is there the need for concurrent laparoscopic manipulation of the fallopian tube. The Ovation falloposcopy system has been specifically designed to facilitate fallopian tube diagnosis in the physician's office.

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     The Ovation tubal recanalization system has been shown in a controlled, multi-center clinical trial in Japan to unblock occluded fallopian tubes. Imagyn has received approval from the Japanese Ministry of Health and Welfare to market the Ovation tubal recanalization system for fallopian tube recanalization.

     Imagyn has developed a modified version of the Ovation system for use in intrauterine insemination ("IUI"), a procedure in which sperm are introduced into the uterine cavity. The Ovation IUI system permits the traversal of the cervix for the purpose of delivering sperm into the uterine cavity without trauma to the delicate lining of the uterus in those cases in which the cervix is very narrow and difficult to access.

TUBAL STERILIZATION

     Tubal ligation, a procedure for fallopian tube sterilization, involves surgically cutting and cauterizing the fallopian tubes. Tubal ligation is chosen as a permanent contraceptive method by approximately 800,000 women annually in the United States.

  Current Tubal Ligation Procedure

     Tubal ligation is most commonly performed in the hospital, under general anesthesia, by means of traditional laparoscopic surgery in which surgical devices are used to isolate and close the fallopian tube. Current tubal ligation procedures require multiple large trocar punctures which must be sutured closed at the conclusion of the procedure, gas insufflation to inflate the pelvic cavity and general anesthesia. Patients are subjected to pain associated with the trocar punctures and gas insufflation as well as the risks and possible complications associated with general anesthesia.

  The Imagyn MicroLap System for Tubal Sterilization

     The MicroLap system enables physicians to visualize the performance of tubal sterilization outside the hospital under conscious sedation, reducing procedure time and cost, as well as recovery time and patient discomfort. A recently published study has indicated that office-based tubal ligation can reduce the cost of the procedure to approximately $1,000, as compared to the approximately $6,000 to $8,000 cost of a hospital-based tubal ligation procedure.

ADVANTAGES OF IMAGYN'S PRODUCT SYSTEMS

     Imagyn's product systems enable the micro-invasive diagnosis and treatment of a broad continuum of gynecological and reproductive disorders outside the hospital, thereby reducing the cost, trauma and complications associated with operating room procedures. Imagyn's product systems have been designed to meet the needs of physicians, patients and payors.

  Addressing the Needs of Physicians

     - Improved diagnosis. -- Imagyn's product systems provide physicians with the necessary visualization and access to facilitate more accurate diagnosis of gynecological and reproductive disorders. For example, the Ovation falloposcopy system is designed to allow physicians to view and accurately evaluate the patency and overall health of the interior of the fallopian tubes.

     - Minimal training threshold. -- Imagyn believes that the MicroLap and MicroSpan product systems require only minimal training for physicians. For example, physicians using the MicroLap will employ the same procedural techniques as are used in traditional laparoscopy. Because falloposcopy is a relatively new procedure, more training will be required for use of the Ovation falloposcopy system.

     - Enhanced practice management. -- Imagyn's product systems are designed to be used in the office and with reduced procedure time, resulting in increased physicians' practice productivity. For example, the Company believes that the procedure using the MicroLap system outside the hospital takes one-half to one-third the time required for traditional diagnostic laparoscopy in an operating room.

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  Addressing the Needs of Patients

     - Reduced trauma. -- Imagyn's small profile product systems reduce access trauma, thereby reducing pain and the number and size of puncture wounds. For example, due to the small size of the MicroLap, only very small punctures are required to insert it into the abdomen and sutures are not required to close the puncture sites.

     - Fewer complications. -- Imagyn's product systems are designed to be used without general anesthesia, enabling patients to avoid many of the risks and complications associated with current invasive procedures. For example, the small diameter of the MicroSpan system eliminates the need for dilation of the cervix so the patient will remain comfortable with only local anesthesia, thereby avoiding complications of general anesthesia such as allergic reaction, pneumonia, nausea, and respiratory depression.

     - Faster recovery. -- Imagyn's product systems generally enable patients to return to normal activities within a 24-hour period following a procedure. For example, a patient undergoing a MicroLap procedure can generally resume normal activities the next day, while several days of recuperation are often necessary for women undergoing traditional laparoscopy.

  Addressing the Needs of Payors

     - Lower cost. -- Imagyn's product systems can deliver significant cost savings to all payors by moving procedures from the hospital to offices, clinics and outpatient settings, eliminating the need for general anesthesia, and reducing the potential for costly complications. For example, the MicroLap system has been shown to reduce costs for diagnostic laparoscopy by as much as 80% when performed in a physician's office rather than a hospital.

     - Earlier, definitive diagnosis. -- Imagyn's product systems facilitate earlier, definitive diagnosis, reducing the likelihood that costly diagnostic procedures will need to be repeated and that unnecessary operative procedures will be performed. For example, the MicroLap system can be used to perform "conscious pain mapping" to accurately identify the sources of pelvic pain thereby eliminating the need for further diagnostic or unnecessary operative procedures or expensive drug therapies.

     - Higher patient satisfaction. -- Imagyn's product systems provide time-efficient and micro-invasive care. Imagyn believes that patients will be drawn to those providers who can reduce recovery time and risk through the adoption of micro-invasive procedures.

     The MicroLap system, the MicroSpan system and the Ovation system represent new approaches for the diagnosis and treatment of gynecological and reproductive disorders and for tubal sterilization. Market acceptance of the MicroLap system, the MicroSpan system and the Ovation systems will be dependent upon, among other things, physicians' determinations that Imagyn's product systems and the procedures in which they are intended to be used are safe and effective alternatives to current hospital-based procedures and demonstrate clinical utility, and can be used in a cost-effective manner. In addition, due to the small size of Imagyn's micro-access devices, Imagyn's product systems are generally not appropriate for use in procedures which involve the removal of substantial amounts of tissue or organs, such as the laparoscopic removal of the gall bladder. In addition, procedures using Imagyn's product systems should be avoided with patients who have a heightened risk of uncontrollable bleeding, are pregnant, have advanced cardiovascular disease or are excessively obese.

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PRODUCT SYSTEMS

     The following table summarizes the portfolio of Imagyn's current product systems:

                                  REGULATORY STATUS          US. MARKETING STATUS        INT'L MARKETING STATUS
                             ---------------------------  ---------------------------  ---------------------------
MicroLap System
- Microlaparoscope           510(k) clearances received   Imagyn currently marketing   USSC currently marketing
- Disposable introducer                                   products                     products in selected
- Microsurgical                                           USSC currently marketing     markets
    instruments                                           products
Micro-Span System
- Microhysteroscope          510(k) clearances received   Limited product launch in    Imagyn anticipates launch
- Disposable micro-access                                 Q4 1996                      in selected European
    devices                                                                            markets in Q1
- Microsurgical                                                                        1997
    instruments
Ovation Systems
FALLOPOSCOPY
- Linear everting catheter   510(k) clearance             Imagyn anticipates launch    Direct and distributor
                             application                  in                           sales
- Falloposcope               submitted in September       Q2 1997                      in Europe and Australia
                             1996;
- Irrigation pump            501(k) clearance received
                             in January 1997
TUBAL RECANALIZATION
- Linear everting catheter   Japanese approval received   Imagyn does not currently    Japanese market
- Falloposcope                                            intend to market for this    introduction by Terumo in
- Irrigation pump                                         indication in U.S.           1996
INTRAUTERINE INSEMINATION
- Linear everting catheter   510(k) clearance received    Imagyn anticipates launch    Imagyn anticipates launch
                                                          in                           in
- Transfer catheter                                       1997                         1997

  MicroLap System

     The MicroLap system includes a proprietary microlaparoscope, the MicroLap, disposable introducers (for placement of the MicroLap and microsurgical instruments into the abdomen) and a broad line of microsurgical instruments for use with the system. The MicroLap is a reusable laparoscope which, at slightly less than 2 millimeters in diameter, is 80% smaller than conventional 10 millimeter-diameter laparoscopes. Imagyn's proprietary micro-optics technology has enabled the development of small-diameter laparoscopes having resolution and light efficiency characteristics which Imagyn believes are comparable to those of conventional laparoscopes of much larger diameter. By combining unique micro-lens design with fused image fiber bundle technology, Imagyn has achieved up to five times the illumination and up to three times the resolution of similar sized microlaparoscopes. Additionally, Imagyn's optics design provides consistent and uniform edge-to-edge focus. Despite its small size, the MicroLap is as durable as traditional rod or fixed lens laparoscopes due to its fiber optic construction. The MicroLap is designed to be utilized by physicians in a manner similar to larger laparoscopes. The MicroLap is compatible with all existing medical video cameras and light sources and does not require any additional specialized or ancillary equipment for its use.

     Imagyn's disposable introducers facilitate atraumatic insertion and secure placement of the MicroLap and microsurgical instruments through the abdominal wall. The introducer is designed to be placed through the abdominal wall in a single step with a standard Veress needle and without the need for a trocar or a separate puncture site for insufflation. The introducer's anchoring system prevents inadvertent withdrawal during the procedure and allows the introducer to be pulled up tightly against the interior wall of the abdomen, thereby providing maximum working area in the abdomen. The introducer incorporates a side port for gas insufflation and a one-way check valve to prevent gas leakage. Typically, several introducers are used during a microlaparoscopy procedure, one for the MicroLap and others to permit the insertion of microsurgical instruments.

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     Imagyn has also designed a broad line of stainless steel, reusable microsurgical instruments, all of which are 2 millimeters in diameter and compatible with the MicroLap introducer. Imagyn's current line of microsurgical instruments includes several graspers and scissors, a biopsy punch for tissue sampling, irrigation and aspiration cannulae, palpation probes and monopolar electrocautery probes for the cauterization and removal of small endometrial lesions and adhesions.


     For fiscal years 1994, 1995 and 1996, the MicroLap products accounted for 14%, 54% and 93%, respectively, of Imagyn's total revenues.


  Clinical and Regulatory Status.

     Imagyn has received 510(k) marketing clearances for the MicroLap microlaparoscope, MicroLap introducer and a variety of microsurgical instruments for general laparoscopic procedures. USSC, which has exclusive distribution rights in international markets (excluding China and India), has responsibility for individual regulatory approvals in those markets.

  MicroSpan System

     The MicroSpan system is comprised of a microhysteroscope, a proprietary disposable micro-access device and a line of microsurgical instruments. Because the microhysteroscope utilizes the proprietary micro-optic technology used in the MicroLap, it is significantly smaller than current rod, or fixed, lens hysteroscopes. The disposable micro-access device provides simultaneous transcervical access to the uterus for both the microhysteroscope and microsurgical instruments without the need for the cervical dilation required by currently available hysteroscopy systems. Imagyn has also designed a line of reusable hysteroscopic microsurgical instruments to be used with the MicroSpan system. These instruments include several graspers and scissors, a biopsy punch for tissue sampling, palpation probes and monopolar electrocautery probes for the cauterization and removal of small fibroids, polyps and adhesions. The MicroSpan system is compatible with all existing medical video cameras and light sources and does not require any additional specialized or ancillary equipment for its use.

  Clinical and Regulatory Status.

     Imagyn has received 510(k) marketing clearances for the MicroSpan microhysteroscope and microhysteroscopic micro-access devices. Imagyn plans to seek regulatory approval in those countries outside the United States in which it intends to sell these products. There can be no assurance as to when or whether such approvals will be received.

  Ovation Systems

     Imagyn has developed the Ovation falloposcopy system for falloposcopy, the Ovation tubal recanalization system for tubal recanalization and the Ovation IUI system for intrauterine insemination. The Ovation falloposcopy and tubal recanalization systems consist of a proprietary 0.5 millimeter diameter, flexible falloposcope, a proprietary catheter, and a specially designed irrigation pump. The linear everting catheter is designed to enable the physician to access, navigate and view the entire length of the fallopian tube and incorporates three elements: an inner delivery catheter, an outer catheter and an everting balloon membrane. A sliding mandrel straightens and stiffens the catheter tip for placement through a non-dilated cervix and an integral falloposcope controller provides one-finger control of the advancement and withdrawal of the falloposcope. The linear everting catheter's curved ball tip is designed to enable the catheter to atraumatically engage the tubal ostium, facilitating unguided access to the fallopian tubes from within the uterus. The combination of these elements in a single device, together with the linear everting catheter's unique "unrolling" design, allows for complete fallopian tube access and visualization without the need for concurrent laparoscopic guidance or hysteroscopic placement through the cervix, and without the need for ancillary devices, such as guidewires for accessing the fallopian tubes. The Ovation falloposcopy and tubal recanalization systems are compatible with all existing medical video cameras and light sources and does not require any additional specialized or ancillary equipment for its use.

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     After the catheter tip is placed through the cervix, the tip is rotated toward either the right or left fallopian tube to engage the tubal ostium. Fluid pressure is applied to the everting balloon membrane by means of an inflation device and, in combination with the manual advancement of the inner delivery catheter, propels the everting balloon membrane forward into the fallopian tube. As the balloon membrane gently unrolls from the inside out, it carries the falloposcope forward without exerting any shear force against the delicate lining of the fallopian tube. In contrast to guidewire-based catheter access systems, the linear everting catheter's unique unrolling mechanism enables it to traverse the tortuous tubal anatomy without the need to push guidewires through the fallopian tube or independently manipulate the fallopian tube with laparoscopic or other ancillary assistance. Once the Ovation system is positioned, it is designed to enable the physician to view the entire length of the fallopian tube as the catheter and falloposcope are withdrawn by rerolling the catheter's everting balloon membrane.

     The Ovation IUI system is a modified catheter that incorporates Imagyn's linear everting catheter technology for IUI, a procedure in which sperm are introduced into the uterine cavity. The Ovation IUI system permits traversal of the cervix in those cases in which the cervix is very narrow and difficult to access without trauma to the delicate lining of the uterus. Following placement of the Ovation IUI system through the cervix, the everting balloon membrane is unrolled a pre-set distance into the uterus. A transfer or delivery catheter containing sperm is placed through the central channel of the catheter and the balloon membrane is slowly peeled back, exposing the tip of the transfer catheter. The sperm are then expelled into the uterine cavity.


     For fiscal years 1994, 1995 and 1996, the Ovation products accounted for 86%, 46% and 7%, respectively, of Imagyn's total revenues.


  Clinical and Regulatory Status.

     In August 1995, the Ovation tubal recanalization system was approved for marketing for tubal recanalization in Japan by the Japanese Ministry of Health and Welfare, and an application for reimbursement approvals within the Japanese health care system is pending. Imagyn has also received regulatory clearances in Germany, the United Kingdom, Australia and several additional international markets for the Ovation falloposcopy system. The Japanese approval was based on a multi-center clinical study involving women who had experienced over four years of infertility. Of the 60 patients in the study who had been diagnosed with bilateral tubal blockages by HSG and laparoscopic chromopertubation or some other modality, 49 patients, or 82%, had tubal patency demonstrated by falloposcopy and confirmed with an HSG procedure two months after undergoing tubal recanalization with the Ovation tubal recanalization system. Of the 55 patients in the Japanese clinical study who were followed after tubal recanalization to determine pregnancy prognosis, 17 patients, or 31%, became pregnant during a period of up to two years following the tubal recanalization procedure. This post-tubal recanalization pregnancy rate compares with an approximately 20% pregnancy rate for in-vitro fertilization in Japan.

     The Ovation falloposcopy and tubal recanalization systems have also undergone clinical evaluation in Australia. The diagnostic information obtained through falloposcopy of 200 infertility patients enabled physicians to make more informed recommendations regarding subsequent courses of action. This resulted in a change in clinical management in approximately 70% of cases, with many patients being advised to again attempt natural conception. Of the 192 patients followed after falloposcopy, 67 achieved pregnancy within two years, 42 of whom achieved pregnancy naturally. As a result, unnecessary and costly assisted reproductive procedures were avoided.

     In September 1996, the FDA advised Imagyn that its Ovation falloposcopy system could be eligible for 510(k) clearance review. In September 1996, Imagyn submitted a 510(k) clearance application to the FDA for its Ovation falloposcopy system. On January 31, 1997, Imagyn received 510(k) marketing clearance for its Ovation falloposcopy system.

     Imagyn received 510(k) clearance for the Ovation IUI system in May 1995 and is currently conducting market evaluation prior to commencement of commercial sales and distribution of the Ovation IUI system for this application.

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MARKETING, SALES AND DISTRIBUTION

     Imagyn's marketing and distribution strategy consists of two key elements:
(i) focusing its direct sales and marketing resources on gynecology group practices, surgery centers and infertility specialists and (ii) establishing strategic marketing alliances with major medical products companies to accelerate sales growth, increase geographic market coverage and access particular markets and customers that can be more effectively addressed by the sales organizations of these companies.

     There are approximately 33,000 practicing gynecologists in the United States, approximately 33% of whom perform laparoscopic surgery, approximately 15% of whom are skilled in hysteroscopy and approximately 80% of whom provide some type of infertility services to their patients. Imagyn intends to focus its direct sales activities on the approximately 1,400 larger gynecology group practices, the approximately 1,700 outpatient surgery centers and the approximately 1,000 infertility specialists in the United States which Imagyn believes represent the highest concentration of demand for Imagyn's products. Gynecology practices consisting of five or more physicians typically have a sufficient number of patients to support an office-based micro-surgery practice. Imagyn believes outpatient surgery centers are seeking new procedures that can be performed in their facilities. Imagyn believes infertility specialists, most of whom are associated with the approximately 300 infertility centers in the United States, are seeking new approaches to diagnose and address infertility problems.

     Imagyn plans to build a specialized regional sales force in the United States to market its products directly to gynecology group practices, surgery centers and infertility specialists. At December 31, 1996, Imagyn's direct field sales force consisted of ten employees. Imagyn's direct sales force will also provide training in the applications for and the use of its products, as well as financial models of clinical practice designed to demonstrate to payors and physicians the cost advantages of using Imagyn's products.

     In January 1997, Imagyn entered into an exclusive provider agreement with Medical Alliance, Inc. ("MAI") under which MAI will use the MicroSpan microhysteroscopy system in its physician office mobile surgical business. MAI provides temporary surgical facilities for use in conjunction with physicians' offices in 46 states, thereby providing Imagyn with expanded access to the physician office market. Under the terms of the exclusive provider agreement, Imagyn's MicroSpan system win be the system of choice for microhysteroscopy procedures under these managed care contracts.

     In addition to selling directly to physicians and administrators in these target markets, Imagyn plans to develop relationships with opinion leaders in these markets by sponsoring workshops and conferences to promote the discussion of clinical issues and treatments. Imagyn also plans to generate acceptance of its products by establishing training programs at leading medical institutions, such as its training centers for the use of its MicroLap system at Yale University Medical School and Baylor College of Medicine.

     Imagyn intends to focus a substantial portion of its sales and marketing efforts on facilitating the acceptance and adoption of its procedure-specific systems by third-party payor organizations. Imagyn plans to take advantage of current trends in managed health care, under which the traditional fee-for-service system is being replaced by integrated health care delivery systems, preferred provider organizations ("PPOs") and health maintenance organizations ("HMOs"), by improving patient care, reducing trauma and facilitating the movement of procedures that have historically been performed in the hospital to physicians' offices, clinics and outpatient surgery centers.

     Imagyn also intends to sponsor patient education programs and increase women's awareness of the benefits of Imagyn's micro-invasive product systems.

     Internationally, Imagyn currently markets the Ovation systems in the United Kingdom, Germany and Australia through a limited number of direct sales personnel who are assisted by agents. The Ovation systems are marketed by distributors in Italy, Austria and Spain. The distribution agreements with distributors of the Ovation systems grant the distributors the exclusive right to sell the Ovation systems within defined territories in exchange for covenants prohibiting them from marketing medical devices that compete directly with these products. The distributors purchase the products from Imagyn at a discount from list price in transactions

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denominated in United States dollars. The enduser prices are determined by the distributors and vary from country to country.

     In 1996, Imagyn entered into an agreement with Medlink Europe BV, a Dutch company, whereby Medlink has been appointed to serve as Imagyn's master distributor for its MicroSpan products in Europe. Under the agreement, Medlink Europe will purchase products directly from Imagyn and contract with subdistributors for the sale of Imagyn's products to end users in selected European countries.

     Imagyn has only limited experience marketing and selling its products, and does not have experience marketing and selling its products in commercial quantities. Establishing marketing and sales capability sufficient to support sales in commercial quantities will require significant resources and will be time-consuming, and there can be no assurance that Imagyn will be able to recruit and retain qualified marketing personnel, direct sales personnel or contract sales representatives in a timely manner or that future sales and marketing efforts of Imagyn will be successful. There can be no assurance that Imagyn will be successful in establishing marketing, sales and distribution channels in the United States or internationally. The failure to establish and maintain effective distribution channels for Imagyn's products, or to retain qualified sales personnel to support commercial sales of Imagyn's products, would have a material adverse effect on Imagyn's business, financial condition and results of operations.

STRATEGIC MARKETING ALLIANCES

  United States Surgical Corporation

     In October 1995, Imagyn entered into an agreement with United States Surgical Corporation ("USSC") pursuant to which USSC was granted exclusive international marketing rights for Imagyn's MicroLap system in all international markets (excluding China and India). USSC was also granted, on a co-exclusive basis with Imagyn, marketing rights to the MicroLap system in the United States. Under the terms of the agreement, Imagyn will manufacture private label products for USSC for sale and distribution in the United States and international markets. USSC is required to obtain appropriate international product registrations and regulatory approvals in those markets in which USSC plans to distribute the MicroLap system, except that Imagyn Company is required, at its expense, to obtain a CE mark for the system. USSC is also responsible for all sales and marketing expenses in connection with the sale of MicroLap systems. Furthermore, USSC is subject to minimum annual purchase requirements. Imagyn's agreement with USSC may be terminated by USSC upon six months notice at any time after October 23, 1997. Imagyn may terminate the agreement at any time if USSC introduces products which compete with the MicroLap microlaparoscope.

     USSC has a substantial sales force that markets products primarily for use in hospital-based surgical procedures. Because most laparoscopy procedures are currently performed in a hospital, Imagyn believes that the ability to expose physicians to the MicroLap system in a hospital setting will accelerate the adoption of the MicroLap system by physicians and will facilitate the movement of microlaparoscopy procedures out of the hospital. Therefore, Imagyn believes that the efforts of its direct sales organization, which will be focused on gynecology group practices, surgery centers and infertility specialists, will be complementary to the sales and marketing efforts of USSC.

  Terumo Corporation

     In August 1995, Terumo Corporation ("Terumo") obtained Japanese regulatory approval for use of the Ovation tubal recanalization system pursuant to an agreement between Imagyn and Terumo for the distribution and licensed manufacture of the Ovation systems in Japan. Under the agreement, Terumo, a Japan-based multinational hospital products supplier, has been granted sales and distribution rights for the Ovation systems in Japan. Under the agreement, Terumo is responsible for obtaining Japanese regulatory and reimbursement approvals as well as for the cost of all sales and marketing activities for these products in Japan. Terumo has applied to the Japanese Ministry of Health and Welfare for reimbursement approval of the Ovation tubal recanalization system in Japan. Through August 1997, Terumo may purchase products, denominated in United States dollars, from Imagyn at a discount from United States list price and resell the products to hospitals, clinics and physicians. The end-user price is determined solely at the discretion of

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Terumo. At the end of this two year period, Imagyn is obligated to transfer the manufacturing know-how necessary to permit Terumo to manufacture the Ovation catheters and falloposcopes for sale in Japan. Terumo is required to pay Imagyn royalties on the sales of these products until such time as the Japanese patents covering these products expire. Terumo may, at its option, continue to purchase other ancillary products from Imagyn that are used in connection with the Ovation systems. In August 1996, the Company's agreement with Terumo was amended to grant Terumo with additional distribution rights for the Ovation system in certain Asian markets.

     Imagyn is dependent upon USSC and Terumo for marketing, sales and distribution of the products covered by their respective agreements in their respective territories. Imagyn is dependent upon Terumo for regulatory and reimbursement approvals in Japan, and, although Terumo has obtained approval of the linear everting system for tubal recanalization, there can be no assurance that Terumo will comply with the conditions of such approval or that Terumo will be able to obtain reimbursement approvals in Japan. Imagyn is dependent upon USSC to obtain appropriate international product registrations and regulatory approvals in those markets in which USSC plans to distribute the MicroLap system, except that Imagyn is obligated, at its expense, to obtain a CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, for the MicroLap system. Imagyn is dependent upon Terumo and USSC to support reimbursement approval for their respective products in their respective territories. In the event that USSC and Terumo are unable to obtain necessary regulatory approvals for their respective products in their respective territories, fail to devote sufficient resources to promote Imagyn's products, or fail to support reimbursement approvals, sales of the products covered by the agreements with USSC and Terumo could be materially and adversely affected, which in turn would have a material adverse effect on Imagyn's business, financial condition and results of operations. Imagyn has also agreed to indemnify USSC and Terumo against claims of infringement of intellectual property rights. Furthermore, Imagyn's rights to terminate the agreements with USSC and Terumo are limited, and, accordingly, Imagyn may be unable to establish alternative marketing or distribution arrangements if the agreements with USSC and Terumo are not successful. The failure or loss of strategic alliances with USSC and Terumo, or Imagyn's inability to enter into future necessary strategic alliances, would have a material adverse effect on Imagyn's business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

     Imagyn's research and development activities are performed in-house by a group consisting of 12 engineers and technicians. The efforts of the research and development group are supplemented by outside physician experts and consultants. Imagyn also makes use of technical and engineering consultants as required.

     In microlaparoscopy, Imagyn is developing new electrocautery and other microsurgical instruments to broaden its MicroLap product line and the applications for the MicroLap system. Enhancements under development for Imagyn's microhysteroscopy technology include microhysteroscopic biopsy and electrocautery devices. In addition, Imagyn is directing research and development efforts toward enhancing its proprietary micro-access technology for both microhysteroscopy and microlaparoscopy. Imagyn is also developing new applications for its proprietary linear everting catheter technology as well as a curved proboscis tip for the Ovation falloposcopy system that is designed to improve visualization during falloposcopy.

     The product development process is time-consuming and costly, and there can be no assurance that any new product development will be successfully completed, that necessary regulatory clearances or approvals will be granted by the FDA or international regulatory authorities on a timely basis, or at all, or that any new products developed and introduced by Imagyn will receive market acceptance. Failure by Imagyn to develop, obtain necessary regulatory clearances or approvals for, or successfully market new products, could have a material adverse effect on Imagyn's business, financial condition and results of operations.

     Imagyn's research and development expenditures totaled approximately $2.7 million, $1.8 million and $1.8 million in the years ended December 31, 1996, 1995 and 1994, respectively.

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MANUFACTURING

     Imagyn manufactures its proprietary microlaparoscopes, microhysteroscopes, falloposcopes, linear everting catheters and micro-access devices in its clean room facilities in Laguna Niguel, California.

     Components are purchased from a variety of vendors, subjected to stringent quality specifications and assembled by Imagyn's highly skilled manufacturing technicians into finished products. Final assembly and packaging is currently performed by Imagyn in-house and sterilization is performed by an outside vendor. The manufacturing processes for microlaparoscopes, microhysteroscopes and linear everting catheters are complex and require precision in producing, assembling and testing components and finished products. Many of the steps in the assembly process, such as grinding and polishing lenses and optical fibers, are performed under a microscope, requiring up to 80x magnification.

     Imagyn has limited manufacturing capacity and may be required to increase both its in-house manufacturing capability and the size of its manufacturing facilities. Although Imagyn expanded its manufacturing facilities in 1996, there can be no assurance that such facilities will be adequate or that Imagyn may be able to attract, train and retain the required personnel, including personnel skilled in micro-optics assembly processes. Imagyn may need to obtain alternative manufacturing facilities or to establish contract manufacturing for its products. Delays associated with, or inability to establish, such capacity could have a material adverse affect on Imagyn's business, financial condition and results of operations.

     Certain of the components used in Imagyn's product systems, including the optic image fiber used in the MicroLap, a similar version of which will also be used in the MicroSpan and the medical video camera and light source used in connection with the Ovation tubal recanalization system, are currently purchased from single sources. Currently, Imagyn has a supply agreement with the MicroLap image fiber supplier; however, there can be no assurance that such supplier will be able to or will continue to supply image fibers to Imagyn in the amounts and at the times needed by Imagyn or that other disruptions in supply will not occur. The number of manufacturers capable of making such optical image fibers is limited and, to date, Imagyn has not qualified additional suppliers for such optical image fibers. Imagyn believes it can qualify an additional source for such optical image fiber; however, there can be no assurance as to when or whether Imagyn will be able to qualify such supplier. Imagyn's prior supplier of Ovation medical video cameras and light sources ceased manufacturing such products in late 1995 as a result of financial difficulties, which resulted in a temporary inability of Imagyn to supply such components to Terumo. As a result, Imagyn was unable to ship Ovation medical video cameras and light sources to Terumo for a period of approximately six months. Although Imagyn has qualified a replacement supplier, there can be no assurance that future supply disruptions for such components will not occur. Imagyn also uses a single vendor for sterilization of its products, and disruptions in sterilization of finished products could adversely affect Imagyn. Furthermore, there can be no assurance that Imagyn will not encounter future component shortages or other disruptions in supply of materials or services. Delays associated with any future raw materials or component shortages could have a material adverse effect on Imagyn's business, financial condition and results of operations, particularly as Imagyn scales up its manufacturing activities.

     Imagyn's products are complex devices designed for use inside and around the organs of the female reproductive system. To date, Imagyn has only limited experience regarding the reliability of its products in the field. Component failures, manufacturing errors or design defects could result in an unsafe condition or injury to the patient. If any such failures or defects were material, Imagyn could be required to undertake a market withdrawal or recall of products. Even if regulatory approvals are obtained, there can be no assurance that a market withdrawal or product recall will not occur. Costs of a market withdrawal or product recall could be significant and could have a material adverse effect on Imagyn's business, financial condition and results of operations.

PATENTS, TRADE SECRETS AND LICENSES

     Imagyn's ability to compete effectively win depend in part on its ability to develop and maintain proprietary aspects of its technology. Imagyn seeks to protect its proprietary position aggressively by, among

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other things, filing United States and foreign patent applications to protect technology, inventions and improvements that are important to the development of its business.

     As of December 31, 1996, Imagyn held 13 issued United States patents and 3 issued foreign patents and had 13 United States and 10 foreign patent applications pending, covering various aspects of Imagyn's product systems. Imagyn's issued United States patents cover technology underlying the Ovation systems. The expiration dates of these patents range from October 2011 to May 2014.

     In addition to its patents and patent applications, Imagyn holds a license from Baxter and Fogarty, the inventor of the linear everting catheter, that grants Imagyn the exclusive, perpetual, worldwide use of patented technology and know-how related to the linear everting catheter technology in the fields of obstetrics, gynecology, and infertility, in exchange for royalty payments. As of December 31, 1996, Baxter and Fogarty held, and Imagyn has been granted the exclusive license for, 11 issued United States patents and numerous issued foreign patents and pending applications covering aspects of linear everting catheter technology. The license agreement requires that Baxter maintain and prosecute all patents and patent applications relating to the linear everting catheter technology.

     No assurance can be given that any patents from pending patent applications or from any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to Imagyn, that any of Imagyn's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by Imagyn. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of Imagyn's products or design around Imagyn's patents. In addition, others may hold or receive patents or file patent applications which contain claims having a scope that covers products developed by Imagyn.

     The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and many companies in the industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that Imagyn will not become subject to patent infringement litigation or an interference proceeding declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of patent suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to Imagyn, to protect Imagyn's trade secrets or know-how or to determine the enforceability, scope, and validity of the proprietary rights of others.

     Any litigation or interference proceedings involving Imagyn would result in substantial expense to Imagyn and significant diversion of effort by Imagyn's technical and management personnel. An adverse determination in litigation or interference proceedings to which Imagyn may become a party could subject Imagyn to significant liabilities to third parties or require Imagyn to seek licenses from third parties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to Imagyn on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent Imagyn from manufacturing and selling its products, which would have a material adverse effect on Imagyn's business, financial condition and results of operations.

     In addition to patents, Imagyn relies on trade secrets and proprietary know-how to compete, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to individuals by the Imagyn during the course of the relationship with Imagyn is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering service to Imagyn shall be the exclusive property of Imagyn. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that Imagyn's trade secrets will not otherwise become known to or independently developed by competitors.

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GOVERNMENT REGULATION

  United States

     The research, development, testing, manufacture, labeling, storage, distribution and marketing of Imagyn's products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Imagyn's products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Art ("FDC Act") and most require clearance or approval by the FDA prior to commercialization. In addition, certain material changes or modifications to medical devices also are subject to regulatory review and clearance or approval. Under the FDC Act, the FDA regulates the research, clinical testing, manufacturing, safety, labeling, storage, record keeping, distribution, sale and promotion of medical devices in the United States. The testing for, preparation of and subsequent review of applications by the FDA and foreign regulatory authorities is expensive, lengthy and uncertain. The failure by Imagyn to comply with FDA requirements could result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, the government's refusal to grant, or withdrawal of, premarket clearance or premarket approval for devices, and criminal prosecution.

     The FDA also has the authority to require clinical testing of certain medical devices. If clinical testing of a device is required and if the device presents a "significant risk," an Investigational Device Exemption ("IDE") application must be approved prior to commencing clinical trials. The IDE application must be supported by data, typically including the results of laboratory and animal testing. If the IDE application is approved by the FDA, clinical trials may begin at a specified number of investigational sites involving a specified maximum number of patients, as approved by the FDA. The clinical trials are required to be conducted under the auspices of an Institutional Review Board ("IRB"). During the IDE study, the FDA has authority to review, limit, or terminate the study at any time. Discontinuance of the study could have a material adverse effect on Imagyn's business, financial condition and results of operations.

     Before a new medical device may be introduced into the market in the United States, the manufacturer or distributor generally must obtain marketing clearance from the FDA through either a 510(k) premarket notification or a premarket approval ("PMA") application. If the manufacturer or distributor can establish, among other things, that a device is "substantially equivalent" in that it has the same intended use and the same technological characteristics as the predicate device or has different technological characteristics that do not raise different questions of safety and efficacy than the predicate device, the manufacturer or distributor may seek clearance to market the device by submitting a 510(k) premarket notification. Following submission of the 510(k) premarket notification, the manufacturer or distributor may not place the device into commercial distribution unless and until a finding of substantial equivalence is issued by the FDA. In response to a 510(k) premarket notification, the FDA may declare that the device is substantially equivalent to a predicate device and allow the proposed device to be marketed in the United States. Alternatively, the FDA may require further information, including clinical data, to make its determination regarding substantial equivalence, or the FDA may determine that the proposed device is not substantially equivalent to the predicate device, and require the manufacturer or distributor to submit a PMA. An FDA request for additional information or a determination that the device is not substantially equivalent would delay market introduction of the products that are the subject of the 510(k) premarket notification.

     In September 1996, the FDA advised Imagyn that its Ovation falloposcopy system could be eligible for 510(k) clearance review. In September 1996, Imagyn submitted a 510(k) clearance application to the FDA for its Ovation falloposcopy system. On January 31, 1997, Imagyn received 510(k) marketing clearance for its Ovation falloposcopy system.

     As of December 31, 1996, Imagyn had received thirteen 510(k) clearances for certain diagnostic and/or therapeutic indications of its microlaparoscopy, microhysteroscopy and linear everting catheter intrauterine insemination product systems.

     If the manufacturer or distributor cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the manufacturer or distributor must seek premarket approval of the proposed device through submission of a PMA application. A PMA application must be supported by

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extensive data, including laboratory, preclinical and clinical trial data to prove the safety and efficacy of the device, as well as extensive manufacturing information. If the FDA determines, upon initial review, that a submitted PMA application is sufficiently complete to permit substantive review, the FDA will accept the PMA application for filing. FDA review of a PMA application generally takes approximately two years or more from the date of acceptance for filing, but review times vary depending upon FDA resources and workload demands and the complexity of PMA submissions. There can be no assurance that the FDA will review and approve the PMA in a timely manner, if at all. Failure to obtain PMA approvals could have a material adverse effect on Imagyn's business, financial condition and results of operations. Additionally, as one of the conditions for approval, the FDA will inspect the manufacturing establishment at which the subject device will be manufactured to determine whether the quality control and manufacturing procedures conform to GMP regulations. If granted, the PMA approval may include significant limitations on the indicated uses for which the device may be marketed.

     There can be no assurance that Imagyn will be able to obtain necessary 510(k) clearances or PMA approvals to market new products in the United States for their intended uses on a timely basis, if at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on Imagyn's business, financial condition and results of operations.

     Imagyn is also required to register with the FDA and with state agencies such as the California Department of Health Services ("CDHS") as a medical device manufacturer, and to list its products with the FDA. Consequently, Imagyn's facilities will be inspected periodically by both the FDA and CDHS to determine whether Imagyn manufactures its products in compliance with FDA Good Manufacturing Practices ("GMP") and other applicable regulations. In November 1995, Imagyn's facility was inspected by the FDA for a routine GNP inspection. The FDA noted several observations, to which Imagyn responded. Imagyn has received FDA confirmation of the adequacy of its responses.

     Imagyn is also required, upon commercialization, to provide information to the FDA concerning any death or serious injury that its medical devices may have allegedly caused or contributed to, as well as any product malfunction that would likely cause or contribute to death or serious injury if the malfunction were to recur. Also, if safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. In addition, the FDA prohibits the marketing of approved devices for uses other than those specifically cleared for marketing by the FDA. Failure to comply with applicable FDA regulations can result in FDA warning letters, FDA refusal to approve or clear products, revocation or withdrawal of approvals previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecution and penalties. Consequently, failure by Imagyn to comply with regulatory requirements could have a material adverse effect on Imagyn's business, financial condition and results of operations.

     The promotion of most products regulated by the FDA is subject to the jurisdiction of the FDA, Federal Trade Commission and related state authorities. Imagyn also is subject to various federal, state and local laws and regulations relating to occupational safety, laboratory and manufacturing practices, and the use, handling and disposal of hazardous or potentially hazardous substances. There can be no assurance that Imagyn will not be required to incur significant costs in the future to comply with such laws or will be able to continue to comply with such laws and regulations, which are subject to change.
FDA regulations regarding the research, development, testing, manufacture, labeling, storage, distribution and marketing of Imagyn's products are subject to change. Imagyn cannot predict what effect, if any, such changes might have on its business, financial condition or results of operations.

  International

     Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain registrations or approvals required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ significantly from FDA requirements. Some countries have historically permitted human studies earlier in the product development cycle than regulations in the United States permit. Other countries, such as Japan, have requirements similar to those of the United States. This disparity in the regulation of medical devices may result in slower product clearance in certain countries than in others. Many countries in which Imagyn operates or intends to operate either do not currently regulate medical devices or have minimal device registration requirements; however, these countries may develop more extensive regulations in the future that could adversely affect Imagyn's ability to market its products.

     Pursuant to Imagyn's distributorship agreement with USSC, USSC is required to obtain appropriate international regulatory registrations and approvals in those markets in which USSC plans to distribute Imagyn's MicroLap system, except that Imagyn is required to obtain a CE mark for the system.

     In August 1995, following completion of a clinical trial, Terumo received import approval from the Japanese Ministry of Health for the sale and distribution of Imagyn's linear everting catheter system in Japan for use in fallopian tube recanalization.

     Imagyn has received registrations and approvals to market its Ovation systems in Australia, Austria, France, Germany, Italy, Singapore, South Korea, Taiwan, the United Kingdom, Switzerland, Denmark and The Netherlands.

     All of the medical devices currently manufactured by Imagyn which are distributed in the European Union ("EU") will be subject to the Medical Devices Directive ("MDD") when the transition period for the MDD expires on June 13, 1998. To comply with the MDD, Imagyn will need to obtain the right to affix the CE mark on its medical devices. The right to affix the CE mark must be obtained from one of the organizations in the EU, known as "Notified Bodies," which are designated by individual member states as competent to grant to companies the right to affix the CE mark on their medical devices. The CE mark will show that Imagyn is entitled to market its medical devices in the EU because they meet all the essential requirements of the MDD. The CE mark will permit Imagyn's medical devices to circulate freely throughout the EU. Without receipt of the right to affix the CE mark on its medical devices, Imagyn's medical devices will not be able to be marketed anywhere in the EU. Imagyn is currently in the process of taking the steps that will be necessary to comply with the essential requirements of the MDD, but there can be no assurance that by taking these steps, Imagyn will be granted the right to affix the CE mark on any of its medical devices by a Notified Body.

     In the EU, some accessories to Imagyn's products, such as cameras, pumps and light sources, are subject to the Electromagnetic Compatibility Directive ("EMC Directive") or similar laws of EU member states. The transition period for the EMC Directive expired on December 31, 1995. Due to the volume of electrical and electronic devices of all types, including medical devices, which must be tested in order to determine whether they comply with the EMC Directive's requirements, many companies have not been able to complete their testing and review obligations through the Notified Bodies that must confirm EMC Directive compliance. In acknowledgment of industry delays, an informal understanding has been reached between member states of the EU and EU Commission officials that enforcement/compliance actions relating to the EMC Directive will similarly be delayed until July 1, 1998.

     Export sales of investigational PMA devices or devices not cleared for commercial sale in the United States are subject to FDA export permit requirements. In order to obtain an export permit, the exporter must provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located, stating that the sale of the device is not a violation of that country's medical device laws. Imagyn has received certain export approvals for the Ovation systems for Australia, The Netherlands, Denmark, France, Italy, Norway, Sweden and Switzerland, and is seeking export approvals for other countries. Recently proposed FDA regulations would eliminate export approval requirements for export of investigational devices that are the subjects of FDA-approved IDEs to certain countries that have expressed approval of the importation of such devices. There can be no assurance, however, that the final regulations will contain the same language as the proposed regulations, and the final regulations may revise the proposed regulations in such a way that could adversely affect Imagyn's existing or future export operations.

THIRD-PARTY REIMBURSEMENT

     In the United States, hospitals, physicians and other health care providers that purchase medical devices, such as Imagyn's products, generally rely on third-party payors, principally private health insurance plans and, to a lesser extent, federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure in which the medical device is being used.

     Reimbursement in the United States for procedures performed in hospitals, ambulatory care centers or physicians' offices using Imagyn's microlaparoscopy products is currently available from most third-party payors, including most major private health care insurance plans and Medicaid, under existing procedure codes. However, there is currently no specific reimbursement code for office-based microlaparoscopy procedures. Third-party reimbursement for Imagyn's products will be dependent upon decisions by individual health maintenance organizations, private insurers and other payors. Imagyn believes that procedures performed using Imagyn's MicroSpan system could be reimbursed in the United States under existing procedure codes for diagnostic and therapeutic hysteroscopy procedures. However, there can be no assurance that such procedure codes will be available with respect to Imagyn's products or that the reimbursement under these codes will be adequate. To the extent cost containment measures imposed by third party payors adversely affect the hospital and private practice markets, demand for and pricing of Imagyn's products could be adversely affected as well.

     Certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. Imagyn is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. Imagyn anticipates that hospital administrators and physicians would justify the use of its products by the attendant cost savings and clinical benefits that Imagyn believes would be derived from the use of its products. However, there can be no assurance that this will be the case. Furthermore, Imagyn could be adversely affected by changes in reimbursement policies of government or private health care payors, particularly to the extent any such changes affect reimbursement for the procedure in which Imagyn's products are used. Failure by physicians, hospitals and other users of Imagyn's products to obtain sufficient reimbursement from health care payors for the procedure in which Imagyn's products are used or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures could have a material adverse effect on Imagyn's business, financial condition and results of operations.

     Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis. Many countries have government managed health care systems that determine whether reimbursement will be granted for new medical devices and procedures, as well as private insurance systems. Broad-based foreign market acceptance of Imagyn's MicroLap, MicroSpan and Ovation systems will depend in part on the availability and level of reimbursement in the international markets targeted by Imagyn. Imagyn's Ovation falloposcopy system has been approved for reimbursement in Australia and Germany. Terumo recently applied to the Japanese Ministry of Health and Welfare for reimbursement approval of the Ovation tubal recanalization system in Japan. The process of obtaining reimbursement approvals can be lengthy and unpredictable, and there can be no assurance that Imagyn will obtain reimbursement approvals in Japan or in any other country within a particular time, for a particular amount, or at all. Even if reimbursement approval is obtained, due to the pressure of rising health care costs in many countries, there can be no assurance that such approval will not be limited or withdrawn at any time. Failure to obtain or maintain such approvals for some or all of Imagyn's products could have a material adverse effect on Imagyn's business, financial condition and results of operations.

     Physician adoption of Imagyn's products and physician advocacy of reimbursement of procedures performed using them will be necessary in order to obtain reimbursement from government and private payors for procedures performed using Imagyn's products. The availability of reimbursement will depend on the clinical efficacy and cost of Imagyn's products and systems. There can be no assurance that reimbursement for Imagyn's products will be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for use of

Imagyn's systems for a uses intended by Imagyn. Failure by physicians, hospitals and other users of Imagyn's products to obtain sufficient reimbursement from health care payors or adverse changes in government and private third-party payors' policies toward reimbursement for procedures performed using Imagyn's products would have a material adverse effect on Imagyn's business, financial condition and results of operations.

COMPETITION

     The medical device industry and the market for treatment of gynecological disorders and infertility, in particular, are intensely competitive and characterized by rapidly evolving technology. Compared to traditional laparoscopes and hysteroscopes, Imagyn believes that the principal competitive factors are product performance, cost-effectiveness, degree of invasiveness, patient recovery time and level of side effects. Imagyn's proprietary micro-optics technology provides visualization and product performance comparable to traditional laparoscopes and hysteroscopes, and when used in combination with Imagyn's micro-access devices are less invasive than products used in traditional laparoscopy and hysteroscopy procedures. As a result, Imagyn's systems can be used without general anesthesia, thus reducing patient recovery time and risk of complications. Imagyn believes that less-invasive procedures performed with Imagyn's MicroLap and MicroSpan systems will be substantially less traumatic and costly than more invasive, traditional surgical procedures currently in widespread use.

     Competition in the market for micro-invasive diagnosis and treatment of gynecological disorders is intense and is expected to increase. Imagyn believes that the principal competitive factors in the markets for microlaparoscopes and microbysteroscopes are quality of visualization, product performance, durability and compatibility with capital equipment already owned by the user. Imagyn believes that it competes favorably with respect to each of these factors, particularly with regard to visualization and product performance. A number of Imagyn's competitors are currently marketing products for use in such less-invasive procedures. Olympus America, Inc., Origin Medsystems, Inc., a subsidiary of Guidant Corporation, Medical Dynamics, Inc., Circon-Cabot Corp., and Karl Storz Instrument Co., are currently marketing laparoscopes with diameters ranging from 1.2 millimeters to 3.0 millimeters. Circon-Cabot Corp. currently markets a microhysteroscope.

     Competition in the market for falloposcopy and tubal recanalization is also expected to increase. Conceptus, Inc. is currently pursuing FDA approval of a guidewire-based falloposcopy system. Imagyn believes that the principal competitive factors in this market will be product performance and ability to perform procedures in a non-hospital setting without the concurrent use of laparoscopy. Imagyn believes it competes favorably with respect to each of these factors.

     Imagyn also faces potential competition from medical device or pharmaceutical manufacturers that currently market or may be developing other medical devices or drugs, such as hormonal therapies, for the treatment of uterine disorders. Other companies may choose to enter these markets at a later date and would represent competition for Imagyn. In addition, Imagyn competes with other companies for sites to conduct clinical trials.

     Most of Imagyn's competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than Imagyn. There can be no assurance that Imagyn's competitors will not succeed in developing technologies and products that are more effective or less costly than any which have been or are being developed by Imagyn or that would render Imagyn's technologies or products obsolete or not competitive, or that such competitors will not succeed in obtaining regulatory approval for, introducing or commercializing any such products prior to Imagyn. There can be no assurance that Imagyn will be able to compete successfully or that competition will not have a material adverse effect on Imagyn's business, financial condition or results of operations.

PRODUCT LIABILITY AND INSURANCE

     The development, manufacture and sale of medical devices entail significant risk of financial exposure to product liability claims. Although Imagyn has not experienced any product liability claims to date, there can be no assurance that Imagyn will be able to avoid significant product liability claims and potential related adverse publicity. Imagyn maintains product liability insurance with coverage limits of $25,000,000 per occurrence and an annual maximum of $25,000,000, which Imagyn believes is comparable to that maintained by other companies of similar size serving similar markets. However, there can be no assurance that such coverage limits are adequate to protect Imagyn from any liabilities it might incur in connection with the development, manufacture and sale of its products. Product liability insurance is expensive and in the future may not be available to Imagyn on acceptable terms, if at all. A successful product liability claim or series of claims brought against Imagyn in excess of its insurance coverage could have a material adverse effect on Imagyn's business, financial condition and results of operations.

EMPLOYEES


     As of June 30, 1997, Imagyn had 93 full-time employees, 11 of whom were engaged in research and development activities, seven in regulatory and quality assurance, 48 in manufacturing, 19 in sales and marketing, and eight in finance and administration. None of Imagyn's employees is covered by a collective bargaining agreement, and Imagyn believes that it maintains good relations with its employees.


PROPERTIES

     Imagyn currently leases approximately 26,000 square feet of facilities in Laguna Niguel, California. These facilities comprise Imagyn's administrative offices and manufacturing and warehouse operations. The leases for these facilities extend through 1998. Imagyn believes that this space is adequate for its current needs, and that it will be able to renew its leases and obtain additional space if necessary.

                              MANAGEMENT OF IMAGYN

     The directors and executive officers of Imagyn, who are elected by the board of directors and their ages as of March 31, 1997, are as follows:

             NAME                AGE                          POSITION
-------------------------------  ----  ------------------------------------------------------
Franklin D. Brown(5)...........   53   President, Chief Executive Officer and Chairman of the
                                       Board
J.C. MacRae....................   45   Vice President and Chief Financial Officer
Susan E. Dube..................   49   Vice President, Marketing and Corporate Development
Christopher F. Bova............   39   Vice President of United States Sales
Manuel Garcia-Jurado...........   54   Vice President, Operations
Kristine F. Lahman.............   43   Vice President of Regulatory Affairs, Quality
                                       Assurance and Clinical Programs
Keith V. Tholin................   47   Vice President, Market Development
Gary M. Woker..................   46   Vice President of Research and Development
David W. Chonette(1)(3)........   61   Director
Samuel D. Colella(2)(5)........   58   Director
Elizabeth B. Connell, MD.(4)...   71   Director
Mark B. Logan(2)(3)............   58   Director
Richard S. Schneider,
  PhD.(1)(4)...................   56   Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Class I director.

(4) Class II director.

(5) Class III director.


     Each officer is elected by and serves at the discretion of the Board of Directors. Each Class I, Class II and Class III director serves for a one, two or three year period, respectively, or until his or her successor is elected and qualified. Thereafter, directors will serve for staggered three year terms.


     FRANKLIN D. BROWN joined Imagyn as President, Chief Executive Officer and Chairman of the Board in October 1994 and has served as a Director of Imagyn since that time. Mr. Brown, who has over 25 years of health care experience, previously served as President and Chief Executive Officer of Pharmacia Deltec, Inc. ("Pharmacia Deltec"), a manufacturer of medical devices for ambulatory drug delivery, from 1986 until he joined Imagyn. Pharmacia Deltec is currently SIMS Deltec, a subsidiary of Smiths Industries plc. Prior to Pharmacia Deltec, he held a variety of general management, sales and marketing positions in the health care industry, including President of the Healthcare Group of Pharmacia Inc., a biomedical/pharmaceutical company. Mr. Brown is currently a director of Xillix Technologies, a publicly-held Canadian company that develops and markets cancer detection products. In 1991, Mr. Brown was awarded an Ernst & Young Entrepreneur of the Year Award for the Midwest region for the success of Pharmacia Deltec. Mr. Brown holds an M.B.A. from the University of Michigan and a B.A. from Western Michigan University.

     J.C. MACRAE joined Imagyn as Vice President and Chief Financial Officer in June 1992. Since November 1993, Mr. MacRae has also served as a director of Imagyn International, Inc., a wholly owned subsidiary of Imagyn. From April 1991 until he joined Imagyn, Mr. MacRae served as an independent consultant to several medical device manufacturers, including Imagyn. From 1987 to April 1991, Mr. MacRae was employed by Retroperfusion Systems, Inc., a manufacturer of cardiovascular devices, serving as Chief Financial Officer from 1987 to 1990 and President from January 1990 to April 1991. From 1984 to 1987, he was Vice President and Treasurer of Cruttenden Roth Incorporated, an investment banking and venture capital firm. From 1981 to 1984 he was Vice President and Chief Financial Officer of VLI Corporation, a publicly-held manufacturer of women's health products. Mr. MacRae holds an M.B.A. from California State University Fullerton and a B.A. from the University of California Irvine.

     SUSAN E. DUBE joined Imagyn as Vice President of Business Development in January 1996 and has served as Vice President, Marketing and Business Development since August 1996. Ms. Dube has over 20 years of experience in health care, with a particular emphasis on women's health. From August 1995 to December 1995 Ms. Dube served as a consultant for LifeScience Economics, Inc., a health care consulting company, during which time she consulted for Imagyn. From June 1994 until August 1995, Ms. Dube served as President and Chief Executive Officer of BioInterventions, Inc., a women's pharmaceutical company. From August 1993 to April 1994 she served as an independent consultant to a number of health care companies. From May 1991 to August 1993, she was Executive Vice President and Chief Operating Officer of Adeza Biomedical, Inc., a women's health diagnostic company. Ms. Dube was Vice President of Ventures at Brigham and Women's Hospital in Boston from 1985 to April 1991. Ms. Dube holds an M.B.A. from Harvard University and a B.A. from Simmons College.

     CHRISTOPHER F. BOVA joined Imagyn as Vice President of United States Sales in August 1995. From 1986 until he joined Imagyn, Mr. Bova served in a variety of sales and sales management positions with Pharmacia Deltec and SIMS Deltec. Most recently he was Director of Sales of the vascular access division of SIMS Deltec. Mr. Bova holds a B.A. from Muskingum College.

     MANUEL GARCIA-JURADO joined Imagyn as Vice President, Operations in January 1997. From October 1997 until he joined Imagyn, Mr. Garcia-Jurado served as Vice President, Operations for Medication Delivery Devices, a medical device manufacturer. From July 1993 to October 1994, Mr. Garcia-Jurado was Director of Operations for the Cardiac Assist Division of Datascope Corporation. From 1990 to 1993, Mr. Garcia-Jurado served as Vice President, Manufacturing for InterFlo Medical Corporation, a medical device manufacturer. Mr. Garcia-Jurado holds a B.S. in Engineering from the National University of Mexico.

     KRISTINE F. LAHMAN has served as Imagyn's Vice President of Regulatory Affairs, Quality Assurance and Clinical Programs since May 1995. From February 1993 until she joined Imagyn, Ms. Lahman was Vice President of Clinical and Regulatory Affairs of Pharmacia, Inc., Ophthalmics Division, a manufacturer of ophthalmic surgical products. From 1991 until February 1993, Ms. Lahman served as Director of Clinical and Regulatory Affairs for Baxter Healthcare Corp., Critical Care Division, a medical device manufacturer. From 1988 to 1991, Ms. Lahman served as Vice President of Clinical and Regulatory Affairs of IatroMed, Inc., a manufacturer of orthopedic medical devices. From 1980 to 1988 she directed the clinical and regulatory groups of Syntex Ophthalmics, Inc., a division of Syntex Corporation specializing in ophthalmic medical devices. Ms. Lahman holds a B.A. from Northwestern University.

     KEITH V. THOLIN joined Imagyn as Vice President of Clinical Marketing in October 1989 and has served as Vice President, Market Development since August 1996. From 1988 until he joined Imagyn, Mr. Tholin served as General Partner of Advance Marketing Decisions, a biomedical marketing firm. From 1981 to 1988, Mr. Tholin also served in various business development and marketing management positions with Baxter Edwards, a manufacturer of medical devices for cardiology, cardiovascular and orthopedic applications. Mr. Tholin holds an M.B.A. from the University of Chicago and a B.S. from the University of Illinois.

     GARY M. WOKER has served as Imagyn's Vice President of Research and Development since December 1990. From 1989 until he joined Imagyn, Mr. Woker served as Vice President of Engineering of MCM Laboratories, Inc., a manufacturer of medical laser devices. From 1986 to 1989, Mr. Woker was Vice President of Engineering and co-founder of California Laboratories Inc., also a manufacturer of medical laser devices. From 1982 to 1986, Mr. Woker served as Manager of New Product Development for Cooper Lasersonics, also a medical laser manufacturer. Mr. Woker holds a B.S. from California Polytechnic University.

     DAVID W. CHONETTE has served as a director of Imagyn since January 1990. Since 1986, Mr. Chonette has been a general partner of Brentwood Associates, a venture capital firm. Prior to 1986, Mr. Chonette served as President of American Edwards Laboratories, a division of American Hospital Supply Corporation. Mr. Chonette is a director of KeraVision, Inc., an optical device company, and Biopsys Medical, Inc., a breast cancer biopsy device company. Mr. Chonette holds a B.S. in Engineering from the Massachusetts Institute of Technology.

     SAMUEL D. COLELLA has served as a director of Imagyn since January 1990. Since 1984, Mr. Colella has been a general partner of Institutional Venture Partners, a venture capital firm. From 1971 to 1984, Mr. Colella served as President of Spectra-Physics, Inc., a laser manufacturer. Mr. Colella also serves as a director of Biosys, Inc., a biopesticide company, Genta, Inc., a drug delivery/antisense company, Pharmacopeia, Inc., a pharmaceutical discovery company, Vivus, Inc., a manufacturer of therapeutic products for erectile dysfunction, and Onyx Pharmaceuticals, a molecular oncology company. Mr. Colella holds an M.B.A. from Stanford University and a B.S. in Business and Engineering from the University of Pittsburgh.

     ELIZABETH B. CONNELL, M.D. has served as a director of Imagyn since January 1994. Since 1981, Dr. Connell has been a professor of Gynecology and Obstetrics at Emory University School of Medicine. She has served as a Chairperson of the FDA Obstetrics and Gynecology Devices Panel from 1988 to 1992; as a member of the FDA Panel on Review of Obstetrical and Gynecological Devices from 1976 to 1979; and as a member of the FDA Obstetrics and Gynecology Advisory Committee from 1970 to 1978. Dr. Connell also serves as a director of UroMed Corp., and Gynecare, Inc., both medical device companies. Dr. Connell holds an M.D. from the University of Pennsylvania and a B.A. from the University of Pennsylvania.

     MARK B. LOGAN has served as a director of Imagyn since October 1996. Since November 1994, Mr. Logan has been Chairman of the Board, President and Chief Executive Officer of VISX, Incorporated, a medical device manufacturer of products for the ophthalmology market. From January 1992 until July 1994, Mr. Logan was Chairman of the Board, President and Chief Executive Officer of Insmed Pharmaceuticals, Inc., a biopharmaceutical company. From 1985 to 1992, Mr. Logan was a Principal Associate with McManis Associates, Inc., a Washington, D.C. based research and management firm specializing in the health care field. From 1981 to 1985, Mr. Logan served as President, Health Care and Consumer Group, of Bausch & Lomb, Inc. and was a member of Bausch & Lomb's board of directors. Mr. Logan holds a B.A. from Hiram College and a P.M.D. from Harvard University.

     RICHARD S. SCHNEIDER, PH.D. has served as a director of Imagyn since September 1995. Since August 1990, Dr. Schneider has been a general partner of Domain Associates, a venture capital firm. Prior to joining Domain Associates, Dr. Schneider served as Vice President of 3i Ventures Corporation, a venture capital firm, form April 1986 to July 1990. From 1983 to 1989, he was President of Biomedical Consulting Associates. From 1967 to 1983, Dr. Schneider was Vice President and founder of Syva Company, a diagnostics company that was part of Syntex Corporation, a pharmaceutical company. Dr. Schneider also serves as a director of Landec Corporation, a polymer applications research and design company. Dr. Schneider holds a Ph.D. in organic chemistry from the University of Wisconsin, completed post-doctoral studies at the Massachusetts Institute of Technology, attended the Stanford Graduate School of Business and holds a B.S. degree in Chemistry from the University of California, Berkeley.

                         PRINCIPAL IMAGYN STOCKHOLDERS

     The following table sets forth certain information known to Imagyn with respect to the beneficial ownership of its Common Stock as of February 28, 1997, by (i) each person who is known by Imagyn to own beneficially more than five percent of the outstanding shares of Imagyn Common Stock, (ii) each of Imagyn's directors, (iii) each named executive officer and (iv) all directors, and named executive officers as a group. Unless otherwise indicated, officers and directors can be reached at Imagyn's principal executive offices. A total of 7,988,133 shares of Imagyn Common Stock were issued and outstanding as of February 28, 1997.


                                                              NUMBER OF SHARES          APPROXIMATE
                     NAME AND ADDRESS                       BENEFICIALLY OWNED(1)     PERCENT OWNED(2)
----------------------------------------------------------  ---------------------     ----------------
Entities affiliated with Institutional Venture
  Partners(3).............................................          890,958                 11.2%
  Samuel D. Colella
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
BankAmerica Ventures(4)...................................          546,590                  6.8%
  950 Tower Lane, Suite 700
  Foster City, CA 94404
Entities affiliated with Domain Associates(5).............          546,589                  6.8%
  Richard S. Schneider, Ph.D.
  One Palmer Square, Suite 515
  Princeton, NJ 08542
Biotechnology Investments Limited(6)......................          546,589                  6.8%
  Post Office Box 58
  St. Julian's Court, St. Peter's Port
  Guernsey, Channel Islands
Franklin D. Brown(7)......................................          334,735                  4.2%
Susan E. Dube(8)..........................................           24,428                    *
Gary M. Woker(9)..........................................           64,368                    *
J.C. MacRae(10)...........................................           45,221                    *
Kristine F. Lahman(11)....................................           18,704                    *
David W. Chonette(12).....................................          209,775                  2.6%
Samuel D. Colella(13).....................................          894,707                 11.2%
Elizabeth B. Connell, M.D.(14)............................           11,850                    *
Mark B. Logan(15).........................................            2,187                    *
Richard S. Schneider, Ph.D.(16)...........................        1,096,927                 13.7%
Appaloosa Management L.P.(17).............................          433,600                  5.4%
All Directors and Named Executive Officers as a group (13
  persons)(18)............................................        2,817,286                 34.3%


---------------
  *  Less than 1%.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that may be exercised within 60 days after February 28, 1996. Shares issuable pursuant to such options are not deemed outstanding for purposes of computing the percentage of any other person.

 (3) Includes 877,588 shares beneficially owned by Institutional Venture Partners IV, L.P. and 13,370 shares beneficially owned by Institutional Venture Management IV, L.P. Samuel D. Colella, a director of Imagyn, is a general partner of the General Partner of Institutional Venture Partners IV, L.P. and Institutional Venture Management IV, L.P. Mr. Colella disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his proportionate partnership interest therein.

 (4) Includes 491,930 shares beneficially owned by BankAmerica Ventures and 54,660 shares beneficially owned by BA Venture Partners IV, L.P.

 (5) Includes 528,105 shares beneficially owned by Domain Partners III, L.P. and 18,484 shares beneficially owned by DP III Associates, L.P. Richard S. Schneider, a director of Imagyn, is a general partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P. and DP III Associates, L.P. Dr. Schneider has indirect beneficial ownership of these shares. Dr. Schneider disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his proportionate partnership interest therein.

 (6) Old Court Limited is the record holder of the shares as custodian for Biotechnology Investments Limited.

 (7) Includes 6,666 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Mr. Brown and 328,069 shares beneficially owned by Mr. Brown subject to a repurchase option in favor of Imagyn. Such repurchase option lapses with respect to 114,824 shares in September 1996 and 8,886 shares each month thereafter.

 (8) Includes 16,428 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Ms. Dube.

 (9) Includes 64,368 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Mr. Woker.

(10) Includes 45,221 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Mr. MacRae.

(11) Includes 18,704 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Ms. Lahman.

(12) Includes 204,972 shares held by Brentwood Associates V, L.P. and 3,749 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Mr. Chonette. Mr. Chonette, a director of Imagyn, is a general partner of the General Partner of Brentwood Associates V, L.P. Mr. Chonette disclaims beneficial ownership of the shares beneficially owned by Brentwood Associates V, L.P., except to the extent of his proportionate partnership interest therein.

(13) Includes 877,588 shares beneficially owned by Institutional Venture Partners IV, L.P. and 13,370 shares beneficially owned by Institutional Venture Management IV, L.P. Samuel D. Colella, a director of Imagyn, is a general partner of the General Partner of Institutional Venture Partners IV, L.P. and Institutional Venture Management IV, L.P. Mr. Colella disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his proportionate partnership interest therein. Also includes 3,749 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997, held by Mr. Colella.

(14) Includes 11,850 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Dr. Connell.

(15) Includes 2,187 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Mr. Logan.

(16) Includes 528,105 shares beneficially owned by Domain Partners III, L.P. and 18,484 shares beneficially owned by DP III Associates, L.P. Richard S. Schneider, a director of Imagyn, is a general partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P. and DP III Associates, L.P. Dr. Schneider has indirect beneficial ownership of these shares. Dr. Schneider disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his proportionate partnership interest therein. Also includes 546,589 shares beneficially owned by Biotechnology Investments Limited. Old Court Limited is the record holder of the shares as custodian for Biotechnology Investments Limited. Pursuant to a contractual agreement, Domain Associates is the U.S. venture capital advisor to Biotechnology Investments Limited. Dr. Schneider is a general partner of Domain Associates. Domain Associates has neither voting nor investment power over Biotechnology Investments Limited and Dr. Schneider and Domain Associates disclaim beneficial ownership of the Biotechnology Investments Limited shares. Dr. Schneider disclaims beneficial ownership of shares held by One Palmer Square Associates III, L.P. except to the extent of his proportionate partnership interest therein. Also includes 3,749 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997.


(17) Information obtained from filings made with the Securities and Exchange Commission. The address for Appaloosa Management L.P. is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. David A. Tepper is deemed to beneficially own the shares beneficially owned by Appaloosa Management L.P. Mr. Tepper is the President and sole stockholder of Appaloosa Partners, Inc., the general partner of Appaloosa Management L.P.



(18) Includes 234,351 shares issuable upon exercise of options exercisable within 60 days of February 28, 1997 held by Directors and Executive Officers.


                      DESCRIPTION OF IMAGYN CAPITAL STOCK

     The authorized capital stock of Imagyn consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Imagyn's Certificate of Incorporation.

COMMON STOCK


     As of July 31, 1997, there were        shares of Common Stock outstanding
held by   stockholders of record.


     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Imagyn, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue shares of Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specified rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of Imagyn without further action by the stockholders. Imagyn has no present plans to issue any shares of Preferred Stock.

     Imagyn has adopted a Preferred Shares Rights Agreement (the "Imagyn Rights Plan") which is designed to deter coercive or certain takeover tactics, to prevent a person or group from gaining control of Imagyn without offering fair value to all Imagyn stockholders and to deter other abusive takeover tactics which are not in the best interests of Imagyn stockholders. In November 1996, Imagyn executed the Imagyn Rights Plan with its transfer agent and declared a dividend of one right for each outstanding share of Imagyn Common Stock entitling the holder to purchase one one-thousandth of a share of Series A Preferred Stock of Imagyn at a purchase price of $50.00 (subject to adjustment) (the "purchase price"). The rights only become exercisable ten days following the public announcement that a person or group of affiliated persons has acquired 15% or more of the outstanding Imagyn Common Stock or ten business days following the commencement of, or announcement of an intention to make, a tender or exchange offer with respect to 15% or more of the outstanding Imagyn Common Stock. The rights expire on November 7, 2006 and can be redeemed by Imagyn for $.01 per right at any time prior to the tenth day following the acquisition of 15% or more of the Imagyn Common Stock (or such later date as is determined by the continuing directors). If, subsequent to the rights becoming exercisable, Imagyn is acquired in a merger or other business combination or 50% or more of the assets or earning power of Imagyn is sold, the rights, if not redeemed, will then entitle the holder to buy shares of common stock of the acquiring corporation (or Imagyn if Imagyn is the surviving corporation) with a value equal to twice the purchase price.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     Imagyn is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     Imagyn's Certificate of Incorporation provides that the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Imagyn and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. Imagyn's Certificate of Incorporation also eliminates the right of stockholders to act by written consent without a meeting. The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of Imagyn. These and other provisions may have the effect of delaying or preventing hostile takeovers or delaying changes in control or management of Imagyn. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Imagyn Common Stock is Norwest Bank Minnesota, N.A. Its telephone number is (800) 468-9716.

                                    EXPERTS


     The consolidated financial statements of Urohealth as of March 31, 1996 and 1997, and for the year ended June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March 31, 1997, included in the Joint Proxy Statement of Urohealth and Imagyn, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere herein. Such report is based in part on the report included elsewhere herein of Coopers & Lybrand L.L.P., independent accountants, with respect to the consolidated financial statements of Microsurge, Inc., as of March 31, 1996 and 1997 and for the year ended December 31, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997 (not separately included or incorporated herein), and the report included elsewhere herein of KPMG Peat Marwick LLP, independent auditors, with respect to the consolidated financial statements of Dacomed Corporation for the year ended June 24, 1995 (not separately included or incorporated by reference herein). The consolidated financial statements referred to above are included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.



     The financial statements of X-Cardia Corporation as of December 31, 1996 and for the period from inception (February 13, 1996) to December 31, 1996, included in the Joint Proxy Statement of Urohealth and Imagyn, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of Richard-Allan Medical Industries, Inc. as of June 30, 1995 and March 31, 1996, and for the years ended June 30, 1994 and 1995 and for the nine months ended March 31, 1996, included in the Joint Proxy Statement of Urohealth and Imagyn, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of Imagyn as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Joint Proxy Statement of Urohealth and Imagyn, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
UROHEALTH SYSTEMS, INC.

Report of Independent Auditors........................................................  F-3
Consolidated Balance Sheets as of March 31, 1996 and 1997.............................  F-6
Consolidated Statements of Operations for the year ended June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March 31, 1997...................  F-7
Consolidated Statements of Common Stockholders' Equity (Deficiency) for the year ended
  June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March
  31, 1997............................................................................  F-8
Consolidated Statements of Cash Flows for the year ended June 30, 1995, for the nine months ended March 31, 1996 and for the year ended March 31, 1997...................  F-9
Notes to Consolidated Financial Statements............................................  F-10
Condensed Consolidated Balance Sheets as of March 31, 1997 and June 30, 1997
  (unaudited).........................................................................  F-28
Condensed Consolidated Statements of Operations for the three months ended June 30,
  1996 and 1997 (unaudited)...........................................................  F-29
Condensed Consolidated Statements of Cash Flows for the three months ended June 30,
  1996 and 1997 (unaudited)...........................................................  F-30
Notes to Condensed Consolidated Financial Statements (unaudited)......................  F-31

X-CARDIA CORPORATION
Report of Independent Auditors........................................................  F-36
Balance Sheet as of December 31, 1996.................................................  F-37
Statement of Operations for the period from inception (2/13/96) through December 31,
  1996................................................................................  F-38
Statement of Shareholders' Equity (Deficit) for the period from inception (2/13/96)
  through December 31, 1996...........................................................  F-39
Statement of Cash Flows for the period from inception (2/13/96) through December 31,
  1996................................................................................  F-40
Notes to Financial Statements.........................................................  F-41

RICHARD-ALLAN MEDICAL INDUSTRIES, INC.
Report of Independent Auditors........................................................  F-46
Consolidated Balance Sheets as of June 30, 1995 and March 31, 1996....................  F-47
Consolidated Statements of Operations for the years ended June 30, 1994 and 1995 and for the nine months ended March 31, 1996............................................  F-48
Consolidated Statements of Stockholders' Equity for the years ended June 30, 1994 and
  1995 and for the nine months ended March 31, 1996...................................  F-49
Consolidated Statements of Cash Flows for the years ended June 30, 1994 and 1995 and for the nine months ended March 31, 1996............................................  F-50
Notes to Consolidated Financial Statements............................................  F-51
Condensed Consolidated Balance Sheets as of March 31, 1996 and June 30 1996...........  F-58
Condensed Consolidated Statements of Operations for the three months ended June 30,
  1995 and 1996.......................................................................  F-59
Condensed Consolidated Statements of Cash Flows for the three months ended June 30,
  1995 and 1996.......................................................................  F-60
Notes to Condensed Consolidated Financial Statements..................................  F-61

                                                                                        PAGE
                                                                                        -----
IMAGYN MEDICAL, INC.
Report of Independent Accountants.....................................................  F-62
Consolidated Balance Sheets as of December 31, 1995 and 1996..........................  F-63
Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and
  1996................................................................................  F-64
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December
  31, 1994, 1995 and 1996.............................................................  F-65
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996................................................................................  F-66
Notes to Consolidated Financial Statements............................................  F-67
Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited).....  F-79
Consolidated Statements of Operations for the three months and six months ended June
  30, 1996 and 1997 (unaudited).......................................................  F-80
Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1997
  (unaudited).........................................................................  F-81
Notes to Interim Consolidated Financial Statements....................................  F-82
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.......................  F-85
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997..........  F-86
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended June 30, 1997..........................................................  F-87
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended
  March 31, 1997......................................................................  F-88
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended March 31, 1996................................................................  F-89
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended
  June 30, 1995.......................................................................  F-90
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements..............  F-91

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
UROHEALTH Systems, Inc.


     We have audited the accompanying consolidated balance sheets of UROHEALTH Systems, Inc. as of March 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year ended June 30, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits. We did not audit the financial statements of Microsurge, Inc., a wholly-owned subsidiary, as of March 31, 1996 and 1997 and for the year ended December 31, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997 and of Dacomed Corporation, a wholly-owned subsidiary, for the year ended June 24, 1995, which statements reflect total assets constituting 16.5% and 3.9% of consolidated total assets as of March 31, 1996 and 1997, respectively, and net sales constituting 27%, 8%, and 8% of consolidated net sales for the year ended June 30, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included in the consolidated financial statements for such entities, is based solely on the reports of other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UROHEALTH Systems, Inc. at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the year ended June 30, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Orange County, California
July 8, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
UROHEALTH Systems, Inc.:

     We have audited the accompanying balance sheets of Microsurge, Inc. as of March 31, 1997 and 1996, and the related statements of operations, stockholders' deficit and cash flows for the year ended March 31, 1997, the nine months ended March 31, 1996 and the year ended December 31, 1995 (not included separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1 to the financial statements, on March 31, 1997, Microsurge, Inc. was acquired by and became a wholly-owned subsidiary of UROHEALTH Systems, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microsurge, Inc. as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended March 31, 1997, the nine months ended March 31, 1996, and the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 9, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Dacomed Corporation:

     We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Dacomed Corporation for the fiscal year ended June 24, 1995 (not included separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Dacomed Corporation and subsidiary for the fiscal year ended June 24, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
October 10, 1995

                            UROHEALTH SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                                                 UNAUDITED
                                                                           MARCH 31,             PRO FORMA
                                                                     ----------------------      MARCH 31,
                                                                       1996         1997           1997
                                                                     --------     ---------     -----------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS (NOTE 5)

Current assets:
  Cash and equivalents............................................   $  3,345     $   2,591      $  34,007
  Short-term investments..........................................        243            --             --
  Receivables, net of allowance for doubtful accounts of $1,744
    and $1,896 in 1996 and 1997, respectively.....................      8,074        17,272         17,272
  Income tax receivable...........................................         --           377            377
  Advances to officers............................................         --           114            114
  Inventories.....................................................      6,702        20,945         20,945
  Distributor inventories.........................................         --         6,307          6,307
  Prepaid expenses................................................      1,715         2,278          2,278
  Deferred debt issuance costs....................................        614            --             --
                                                                     --------     ---------      ---------
Total current assets..............................................     20,693        49,884         81,300
Restricted cash...................................................         96            48         19,228
Receivables -- long term..........................................         --         2,722          2,722
Property and equipment, net.......................................      9,084        26,035         26,035
Patents and intangibles, net of accumulated amortization of $2,102
  and $2,646 in 1996 and 1997, respectively.......................      2,401         6,285          6,285
Loans to officers.................................................         --           550            550
Deposits and other assets.........................................        688         2,232          2,232
Deferred debt issuance costs......................................         --         5,986          9,305
Goodwill..........................................................        393        43,417         43,417
                                                                     --------     ---------      ---------
                                                                     $ 33,355     $ 137,159      $ 191,074
                                                                     ========     =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Accounts payable and accrued liabilities........................   $ 10,541     $  20,882      $  20,882
  Compensation and employee benefits..............................      2,042         3,250          3,250
  Restructuring liabilities.......................................      1,345         6,192          6,192
  Short-term debt.................................................      9,549        14,518          5,268
  Current portion of long-term debt...............................        546         3,328          3,328
                                                                     --------     ---------      ---------
Total current liabilities.........................................     24,023        48,170         38,920
Long-term liabilities:
  Long-term debt..................................................      8,272        98,292         53,292
  Senior subordinated notes, net of discount......................         --            --        108,278
  Restructuring liabilities, less current portion.................        823           822            822
  Other liabilities...............................................        185         4,149          4,149
Commitments and contingencies (Notes 1, 7 and 15)
Minority interest in consolidated subsidiary......................      1,073           237            237
Redeemable convertible preferred stock............................      3,554            --             --
Common stockholders' equity (deficiency):
  Preferred stock, $0.001 par value Authorized shares -- 5,000,000
    Issued and outstanding shares -- none.........................         --            --             --
  Common stock, $0.001 par value
    Authorized shares -- 50,000,000
    Issued and outstanding shares -- 15,230,000 and 23,807,000, at
      March 31, 1996 and 1997, respectively.......................         15            24             24
  Warrants........................................................      3,000         5,359          7,080
  Additional paid-in capital......................................     75,975       150,468        150,468
  Foreign currency translation adjustment.........................        (98)          (14)           (14)
  Deficit.........................................................    (83,467)     (170,348)      (172,182)
                                                                     --------     ---------      ---------
Total common stockholders' equity (deficiency)....................     (4,575)      (14,511)       (14,624)
                                                                     --------     ---------      ---------
                                                                     $ 33,355     $ 137,159      $ 191,074
                                                                     ========     =========      =========


                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         NINE MONTHS
                                                          YEAR ENDED        ENDED        YEAR ENDED
                                                           JUNE 30,       MARCH 31,      MARCH 31,
                                                             1995           1996            1997
                                                          ----------     -----------     ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............................................   $ 49,250       $  42,953       $ 90,695
Cost of sales...........................................     18,529          14,964         41,083
                                                           --------        --------       --------
Gross profit............................................     30,721          27,989         49,612

Operating expenses:
  Selling, general and administrative...................     41,057          37,056         57,691
  Research and development..............................      5,406           2,777          4,997
  Restructuring charges.................................      1,200           5,456         12,000
  Write-off of purchased research and development.......      5,312              --         47,232
  Direct acquisition costs..............................        851           4,232          3,600
  Settlement of litigation..............................        300              --             --
                                                           --------        --------       --------
Total operating expenses................................     54,126          49,521        125,520
                                                           --------        --------       --------
Loss from operations....................................    (23,405)        (21,532)       (75,908)

Other income (expense):
  Minority interest consisting of accrued dividends on
     preferred stock of subsidiary......................        (78)            (55)           (25)
  Interest income.......................................        394             101            339
  Interest expense......................................       (367)         (1,059)        (8,143)
  Other.................................................          5             (48)            --
                                                           --------        --------       --------
Loss before taxes and extraordinary item................    (23,451)        (22,593)       (83,737)
Provision (benefit) for income taxes....................      1,386             431           (227)
                                                           --------        --------       --------
Loss before extraordinary item..........................    (24,837)        (23,024)       (83,510)
Extraordinary item (early extinguishment of debt).......         --              --         (2,973)
                                                           --------        --------       --------
Net loss................................................   $(24,837)      $ (23,024)      $(86,483)
                                                           ========        ========       ========

Net loss per share:
  Loss before extraordinary item........................   $(24,837)      $ (23,024)      $(83,510)
  Dividends and accretion on redeemable convertible
     preferred stock....................................        (45)           (579)          (398)
                                                           --------        --------       --------
  Loss before extraordinary item attributable to common
     stockholders.......................................    (24,882)        (23,603)       (83,908)
  Extraordinary item....................................         --              --         (2,973)
                                                           --------        --------       --------
  Net loss attributable to common stockholders..........   $(24,882)      $ (23,603)      $(86,881)
                                                           ========        ========       ========
  Net loss per share before extraordinary item..........   $  (1.70)      $   (1.58)      $  (4.31)
                                                           ========        ========       ========
  Net loss per share....................................   $  (1.70)      $   (1.58)      $  (4.47)
                                                           ========        ========       ========
Weighted average number of shares used to compute net
  loss per share........................................     14,672          14,980         19,453
                                                           ========        ========       ========

                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

      CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (IN THOUSANDS)

                                             COMMON STOCK                 ADDITIONAL                 FOREIGN
                                           -----------------               PAID-IN                  CURRENCY
                                           SHARES    AMOUNT    WARRANTS    CAPITAL      DEFICIT    TRANSLATION    TOTAL
                                           ------   --------   --------   ----------   ---------   -----------   --------
Balance at June 30, 1994.................  14,171   $ 46,476    $1,000     $  20,623   $ (48,562)     $  --      $ 19,537
  Exercise of options and warrants.......      55         87        --            15          --         --           102
  Issuance of common stock...............     169        899        --            95          --         --           994
  Warrants...............................      --         --       402            --          --         --           402
  Issuance of common stock for preferred
     stock of subsidiary.................     195      2,720        --            --          --         --         2,720
  Reincorporation in Delaware............      --    (50,168)       --        50,168          --         --            --
  Adjustment for pooling of interests....      --         --        --            --      13,953         --        13,953
  Dividends and accretion on redeemable
     convertible preferred stock.........      --         --        --            --         (45)        --           (45)
  Net loss...............................      --         --        --            --     (24,837)        --       (24,837)
  Foreign currency translation...........      --         --        --            --          --        115           115
                                           ------   --------    ------      --------   ---------      -----      --------
Balance at June 30, 1995.................  14,590         14     1,402        70,901     (59,491)       115        12,941
  Adjustments for pooling of interests...      --         --        --            --        (373)        --          (373)
  Exercise of options and warrants.......     170         --        --           880          --         --           880
  Issuance of equity securities by pooled
     company.............................     467         --        --         4,149          --         --         4,149
  Issuance of common stock for preferred
     stock of subsidiary.................       3          1        --            45          --         --            46
  Dividends and accretion on redeemable
     convertible preferred stock.........      --         --        --            --        (579)        --          (579)
  Warrants...............................      --         --     1,598            --          --         --         1,598
  Net loss...............................      --         --        --            --     (23,024)        --       (23,024)
  Foreign currency translation...........      --         --        --            --          --       (213)         (213)
                                           ------   --------    ------      --------   ---------      -----      --------
Balance at March 31, 1996................  15,230         15     3,000        75,975     (83,467)       (98)       (4,575)
  Exercise of options and warrants.......     295         --        --         1,436          --         --         1,436
  Issuance of common stock for preferred
     stock of subsidiary.................      54         --        --           860          --         --           860
  Issuance of common shares relating to
     secondary offering..................   2,684          3        --        18,814          --         --        18,817
  Issuance of common shares related to
     acquisitions........................   4,088          4        --        48,042          --         --        48,046
  Issuance of common shares on conversion
     of convertible preferred stock......   1,056          1        --         3,656          --         --         3,657
  Issuance of common shares on conversion
     of convertible note.................     359          1        --         1,326          --         --         1,327
  Issuance of common shares under stock
     purchase plan.......................      41         --        --           359          --         --           359
  Warrants...............................      --         --     2,359            --          --         --         2,359
  Dividends and accretion on redeemable
     convertible preferred stock.........      --         --        --            --        (398)        --          (398)
  Net loss...............................      --         --        --            --     (86,483)        --       (86,483)
  Foreign currency translation...........      --         --        --            --          --         84            84
                                           ------   --------    ------      --------   ---------      -----      --------
Balance at March 31, 1997................  23,807   $     24    $5,359     $ 150,468   $(170,348)     $ (14)     $(14,511)
                                           ======   ========    ======      ========   =========      =====      ========

                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          YEAR ENDED     NINE MONTHS ENDED     YEAR ENDED
                                                           JUNE 30,          MARCH 31,         MARCH 31,
                                                             1995              1996               1997
                                                          ----------     -----------------     ----------
OPERATING ACTIVITIES
Net loss................................................   $(24,837)         $ (23,024)         $(86,483)
Noncash items included in net loss:
  Extraordinary item....................................         --                 --             2,433
  Write-off of purchased research and development.......      5,312                 --            40,982
  Depreciation and amortization.........................      3,090              1,715             5,272
  Loss on retirement/write-off of assets................         61                664               347
  Deferred income taxes.................................         50               (152)               --
  Amortization of deferred debt issuance costs..........         --                637               813
  Provision for doubtful accounts.......................        134              1,126               (39)
  Accretion and accrued interest on convertible notes...         --                 15               445
  Accrued dividends on preferred stock of subsidiary....         78                 55                25
Changes in operating assets and liabilities.............      3,252              2,070           (18,801)
                                                           --------           --------          --------
Net cash used in operating activities...................    (12,860)           (16,894)          (55,006)
INVESTING ACTIVITIES
Purchases of investments................................     (4,363)            (1,502)               --
Sale of investments.....................................     10,433              2,282               243
Purchases of property and equipment, net................     (3,645)            (3,033)          (12,277)
Payments for acquisition of businesses, net of cash
  acquired..............................................         --                 --           (38,161)
Proceeds from disposal of property and equipment........          5                788                --
Purchases of technology.................................       (605)              (333)           (1,207)
Decrease in restricted cash.............................         --                 --                48
Note receivable from related party......................        (60)                --                --
Loans and advances to officers..........................         --                 --              (664)
                                                           --------           --------          --------
Net cash provided by (used in) investing activities.....      1,765             (1,798)          (52,018)
FINANCING ACTIVITIES
Issuance of common shares...............................        748                 --               359
Secondary offering of common stock......................         --                 --            18,817
Exercise of stock options and warrants..................         16                709             1,436
Issuance of preferred stock by subsidiary...............      3,331              1,831                --
Issuance of equity securities by pooled company.........      4,149              4,149                --
Issuance of warrants....................................         --                670                --
Proceeds from long-term debt............................      1,888              7,913           110,184
Revolving lines of credit, net..........................        256              5,433             1,977
Principal payments on long-term debt....................       (984)              (868)          (19,888)
Deferred debt issuance costs............................         --               (130)           (6,615)
                                                           --------           --------          --------
Net cash provided by financing activities...............      9,404             19,707           106,270
                                                           --------           --------          --------
Net increase (decrease) in cash and equivalents.........     (1,691)             1,015              (754)
Cash and equivalents, beginning of year.................      4,520              2,330             3,345
                                                           --------           --------          --------
Cash and equivalents, end of year.......................   $  2,829          $   3,345          $  2,591
                                                           ========           ========          ========

                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION

  Description of the Company

     Urohealth Systems, Inc. ("Urohealth" or the "Company") is engaged in the manufacture, marketing and distribution of products used by surgeons, urologists and gynecologists. The Company is focused on developing a broad range of products specific to these three specialities using a direct sales and distributor distribution channel.

  Basis of Financial Statement Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned except for Urohealth, Inc. (California). All significant intercompany accounts and transactions are eliminated in consolidation.

     In 1996, the Company changed its fiscal year to March 31. Fiscal 1996 is a nine month transition period ended March 31, 1996. During the nine month period ended March 31, 1995, the Company's unaudited consolidated results of operations included net sales of $34.5 million; gross profit of $22.0 million; net loss of $19.3 million; and net loss per share of $1.39.

     Financial information for 1995 and 1996 has been restated to reflect the fiscal 1997 merger with Microsurge, Inc., which has been accounted for as a pooling of interests. Additionally, certain amounts in the fiscal 1995 and 1996 consolidated financial statements have been reclassified to conform with the fiscal 1997 presentation.

     The minority interest in Urohealth, Inc. (California) at March 31, 1997 consists of 42,000 shares of its Series A preferred stock, which were redeemed or exchanged for shares of common stock subsequent to March 31, 1997. The redemption price was $6.41 per share, consisting of the redemption price of $5.00 per share plus accrued and unpaid dividends and a $.20 per share redemption premium.

  Unaudited Pro Forma Financial Information

     The unaudited pro forma balance sheet as of March 31, 1997 gives effect to a private placement of $110 million of senior subordinated notes, which the Company completed on April 10, 1997, as if such debt had been issued at March 31, 1997 and a portion of proceeds had been used to retire other outstanding debt and to establish a restricted cash fund to be used solely for payment of interest. (See Note 5).

  Business Combinations

     On March 31, 1997, the Company acquired all of the outstanding voting securities of Microsurge, Inc. (Microsurge), a designer and manufacturer of products for use in minimally invasive surgery, in a transaction accounted for as a pooling of interests. Additionally, during the nine months ended March 31, 1996 the Company acquired four other companies in separate transactions accounted for as pooling of interests. Dacomed Corporation (Dacomed), a manufacturer of urological products, and Allstate Medical Products, Inc. (Allstate), a manufacturer and distributor of disposable urinary incontinence products, were acquired in July 1995. Osbon Medical Systems, Ltd. (Osbon), a manufacturer of urological products, and Advanced Surgical, Inc. (Advanced), a manufacturer and distributor of minimally invasive surgical products, were acquired in December 1995. The accompanying consolidated financial statements include the accounts of these entities for all periods presented. The following number of shares of the Company's common stock were issued in the transactions:
Microsurge -- 2,771,366; Dacomed -- 1,610,367; Allstate -- 190,488; Osbon --
5,000,000; and Advanced -- 937,833.

                            UROHEALTH SYSTEMS, INC.

1. DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED)
     The results of operations previously reported by the Company, including Osbon, Advanced, Dacomed, and Allstate, and those of Microsurge included in the accompanying consolidated financial statements are summarized below (in thousands):

                                                                     NINE MONTHS
                                                      YEAR ENDED        ENDED        YEAR ENDED
                                                       JUNE 30,       MARCH 31,      MARCH 31,
                                                         1995           1996            1997
                                                      ----------     -----------     ----------
    Net sales:
      Osbon.......................................     $ 25,767       $  23,653       $
      Advanced....................................        2,231           1,223
      Dacomed.....................................        9,300           8,017
      Allstate....................................        2,275           1,798
      Urohealth...................................        5,880           4,950         83,679
                                                       -------------------------
         As previously reported...................       45,453          39,641
      Microsurge..................................        3,797           3,312          7,584
      Consolidation adjustment....................           --              --           (568)
                                                       --------        --------       --------
         Combined.................................     $ 49,250       $  42,953       $ 90,695
                                                       ========        ========       ========
    Net income (loss):
      Osbon.......................................     $  2,035       $     530       $
      Advanced....................................      (12,283)         (2,408)
      Dacomed.....................................         (692)         (1,310)
      Allstate....................................          (42)           (623)
      Urohealth...................................       (7,524)        (14,185)       (79,146)
                                                       -------------------------
         As previously reported...................      (18,506)        (17,996)
      Microsurge..................................       (6,331)         (5,028)        (7,337)
                                                       --------        --------       --------
         Combined.................................     $(24,837)      $ (23,024)      $(86,483)
                                                       ========        ========       ========

     Prior to the March 31, 1997 merger, Microsurge prepared its financial statements on the basis of a December 31 fiscal year end. The consolidated results of operations for the year ended June 30, 1995, include the results of operations of Microsurge for the year ended December 31, 1995. The reporting periods for Microsurge's results of operations have been conformed to those of the Company for the nine months ended March 31, 1996 and the fiscal year ended March 31, 1997. Accordingly, net sales of approximately $2,155,000 and net loss of $3,521,000 were included in the consolidated results of operations for both the fiscal periods ended June 30, 1995 and March 31, 1996.

     Prior to the December 1995 mergers, Osbon prepared its financial statements on the basis of a September 30 fiscal year and Advanced on the basis of a December 31 fiscal year. The consolidated results of operations for the year ended June 30, 1995 includes the results of operations of Osbon for the year ended September 30, 1995. Accordingly, net sales of approximately $6,809,000 and net income of $373,000 were included in the consolidated results of operations for both the fiscal periods ended June 30, 1995 and March 31, 1996. The consolidated results of operations for the years ended June 30, 1994 and 1995 include the results of operations of Advanced for the year ended December 31, 1994 and for the year ended June 30, 1995, respectively. Accordingly, net sales of approximately $1,111,000 and net loss of $10,154,000 for Advanced were included in both the June 30, 1994 and 1995 consolidated results of operations.

     Prior to the July 1995 mergers, Dacomed and Allstate prepared their financial statements on the basis of an October 31 and December 31 fiscal year-end, respectively. Net sales of approximately $3,500,000 and net

                            UROHEALTH SYSTEMS, INC.

1. DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED) loss of $315,000 of Dacomed for the period from July 1, 1994 to October 31, 1994 were included in both the June 30, 1994 and 1995 consolidated results of operations. Net sales of approximately $1,100,000 and net income of $74,000 of Allstate for the period from July 1, 1994 to December 31, 1994 were included in both the June 30, 1994 and 1995 consolidated results of operations.

     No adjustments were required to be made to the net assets of the combining enterprises to conform accounting practices and there was no effect on net income previously reported.


     During the year ended March 31, 1997, in transactions accounted for as purchases, the Company acquired: Richard-Allan Medical Industries, Inc. (Richard-Allan); X-Cardia Corporation (X-Cardia); The Intermed Group (Intermed); certain assets from O.R. Concepts, Inc. (O.R. Concepts) and three other immaterial businesses. Richard-Allan and the O.R. Concepts assets; are engaged in the development, manufacture and marketing of surgical products and supplies; X-Cardia is developing cardiac monitoring products; and Intermed develops, manufactures and markets disposable medical products. The aggregate initial purchase price for these entities, including direct acquisition costs, was $39.7 million in cash, $3.0 million in debt, and 3,622,000 shares of the Company's common stock valued at $44.0 million. In allocating the total purchase price for these acquisitions, it was determined that acquired in-process research and development costs aggregating $37.0 million related to the Richard-Allan and X-Cardia acquisitions should be immediately expensed and the balance of the total purchase price allocated to the fair value of the net assets acquired, including $44.6 million assigned to goodwill that is being amortized over a period of 25 years. Independent valuations were obtained in connection with the Richard-Allan and X-Cardia acquisitions and were used as aids in the allocation of the purchase price for these entities. The Company agreed to make additional payments in connection with the X-Cardia acquisition of up to $21 million upon achievement of clinical and patent approval milestones. There can be no assurance that the milestones will be achieved. In addition, the Company is obligated to pay a percentage of sales for a four-year period after commercial introduction of the first product using the acquired X-Cardia technology.


     These entities have been included in the Company's consolidated operating results from their respective dates of acquisition. Unaudited pro forma operating results assuming the acquisition of Richard-Allan had taken place as of July 1, 1995 are as follows:

                                                              NINE MONTHS
                                                                 ENDED        YEAR ENDED
                                                               MARCH 31,      MARCH 31,
                                                                 1996            1997
                                                              -----------     ----------
        Net sales...........................................   $  58,658       $ 99,122
        Loss before extraordinary item......................     (26,444)       (88,045)
        Net loss............................................     (26,444)       (91,018)
        Net loss per share..................................       (1.58)         (4.52)

     The unaudited pro forma results including the other business acquisitions accounted for as purchases do not differ materially from those presented above.

     Additionally, during the year ended March 31, 1997, the Company purchased five in-process research and development projects that did not constitute businesses, and expensed the aggregate purchase price of $10.2 million as acquired in-process research and development costs.

     Prior year business combinations accounted for as purchases include Laparomed Corporation, which was acquired by Advanced on July 27, 1994 in exchange for 236,000 shares of the Advanced common stock and Urohealth of Kentucky, Inc., which was acquired by the Company on March 17, 1995 in exchange for 25,000 shares of the Company's common stock and assumption of debt aggregating $137,000. The pro forma effect of these acquisitions is immaterial. The consolidated results of operations for the fiscal year ended

                            UROHEALTH SYSTEMS, INC.

1. DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED)
June 30, 1995, included approximately $1,665,000 of expenses related to the relocation of Laparomed's operations and employee termination costs.

  Liquidity Requirements

     During the year ended March 31, 1997, the Company relied primarily upon a net increase in borrowings of $92 million and net proceeds of $19 million from the sale of its common stock to finance its fiscal 1997 operating cash requirements of $55 million and cash expenditures aggregating $52 million in fiscal 1997 in connection with capital improvements and business and technology acquisitions. In addition, in April 1997 the Company completed a $110 million offering of its 12 1/2% Senior Subordinated Notes and entered into an amended and restated $50 million revolving credit facility. As a result, the Company is highly leveraged with approximately $172 million of debt outstanding at March 31, 1997 after giving effect to issuance of the Senior Subordinated Notes and the simultaneous repayment of all amounts outstanding under its revolving credit agreement as well as certain other debt items. While the Company believes it has adequate sources of liquidity to finance its operations for the next 12 months, such sources primarily consist of: available cash balances; borrowings under the April 1997 revolving credit agreement; and funds generated from operations. However, through June 30, 1997 the Company has continued to experience negative cash flows from operations, and it will be necessary for the Company to improve its operating results to generate cash from operations and qualify for borrowings under the April 1997 revolving credit agreement's financial covenant requirements. Additionally, the Company's business strategy includes efforts to expand its business through the acquisition of new products, product lines and businesses. Therefore, the Company may need to obtain additional capital from other debt or equity financing transactions. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company. In such event, the Company may be required to restructure its operations and/or proceed with its planned expansion at a slower rate.

2. SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition


     Revenue from sales of manufactured products is generally recognized upon the dates of shipment to customers. Revenue from sales of certain introductory products containing return privileges where the amount of future returns cannot be reasonably estimated is recognized upon acceptance by the customer after date of shipment. With respect to certain distributor initial stocking orders shipped during 1997 to new distributors, the Company will recognize revenue on those orders upon establishment of a sales and payment history by those distributors, thereby establishing that collection of the sales price is reasonably assured.



     The Company grants its distributors limited stock balancing rights whereby inventory previously purchased may be returned for credit against purchases of other Company products. It also generally provides the ultimate customers for its products with a right to return products they find unsatisfactory within 30 days after purchase. Sales revenue and cost of sales reported in the consolidated statements of operations are net of estimated provisions, determined based on experience, for costs or losses that may be incurred in connection with sales returns.


  Cash and Equivalents

     Cash and equivalents include time deposits, certificates of deposit and other marketable securities with original maturities of three months or less.

  Investments

     All investments have been classified as available-for-sale, and are carried at amortized cost which approximates fair value. At March 31, 1996, investments consisted of corporate bonds and certificates of deposits which matured not more than one month after the balance sheet date.

                            UROHEALTH SYSTEMS, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Property and Equipment

     Property and equipment are recorded at cost, less accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred, and renewals and betterments are capitalized. Depreciation and amortization are provided on the straight line method over the assets estimated useful lives. Estimated useful lives range from five to seven years for office equipment, five to ten years for equipment and tooling, ten years for molds and three to five years for vehicles. For leasehold improvements, the useful life is determined to be the original term of the lease.

  Patents, Intangibles and Goodwill

     Intangible assets consisting of patents, trademarks and goodwill are amortized on a straight-line basis over various periods up to twenty-five years. Intangible assets are reviewed if the facts and circumstances suggest that they may be impaired. An intangible asset is deemed to be impaired when the unamortized balance exceeds the undiscounted estimated future cash flows from the related assets.

  Asset Impairment

     Following adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of" by the Company in the first quarter of fiscal 1996, the Company tests for and records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than assets' carrying amount. Asset impairment is recognized on long-lived assets held for sale when the estimated fair value less costs to sell is less than the assets carrying amount. As a result of the Company's decision to deemphasize its participation in incontinence clinics, the Company recorded in the fourth quarter of fiscal 1997 a $347,000 charge relating to the impairment of the goodwill recorded on the acquisition of Urohealth of Kentucky.

  Advertising Expense

     Advertising and promotion costs are expensed when incurred. Such costs in fiscal 1995, 1996 and 1997 were $1,261,000, $895,000 and $1,612,000, respectively.

  Research and Development Expense

     Research and development expenses are charged to operations as incurred.

  Warranty and Product Liability Costs

     Estimated warranty costs, insurance deductible amounts associated with product liability claims, and an amount for incurred but not reported product liability incidents are accrued in the period revenue is recognized from the sale of products. Actual costs are charged against the accrual when paid.

  Per Share Information

     Net loss per share is based on net loss attributable to common stockholders and the weighted average number of shares of common stock outstanding during the periods presented. Common stock equivalents and other potentially dilutive securities have not been included in the calculation as they are anti-dilutive.

                            UROHEALTH SYSTEMS, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Recent Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 redefines the standards for computing earnings per share and is effective for the Company on March 31, 1998. The Company has not yet determined the impact that the adoption of SFAS No. 128 will have on future earnings per share calculations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates primarily relate to the collectibility of accounts receivable, inventory obsolescence and estimates of future cash flows used to evaluate whether conditions are present that would require asset impairment charges to be recognized. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                   MARCH        MARCH
                                                                    31,          31,
                                                                    1996         1997
                                                                  --------     --------
        Office equipment........................................  $ 4,574      $10,887
        Equipment and tooling...................................    5,504       15,229
        Molds...................................................    2,177        1,336
        Leasehold improvements..................................    1,223        2,204
        Building................................................    1,718        6,179
        Land....................................................      247          334
        Other...................................................      962          665
                                                                  -------      -------
                                                                   16,405       36,834
        Accumulated depreciation................................    7,321       10,799
                                                                  -------      -------
                                                                  $ 9,084      $26,035
                                                                  =======      =======
        Equipment recorded under capital leases included
          above.................................................  $ 1,434      $ 1,475
        Accumulated depreciation................................      639          937
                                                                  -------      -------
                                                                  $   795      $   538
                                                                  =======      =======

4. INVENTORIES

     Inventories are carried at the lower of cost, determined on the first-in, first-out basis, or market and consist of the following (in thousands):

                                                                   MARCH        MARCH
                                                                    31,          31,
                                                                    1996         1997
                                                                  --------     --------
        Raw materials and supplies..............................  $ 2,339      $ 8,731
        Work in progress........................................      395        2,942
        Finished goods..........................................    3,968        9,272
                                                                  -------      -------
                                                                  $ 6,702      $20,945
                                                                  =======      =======
        Distributor inventories.................................  $    --      $ 6,307
                                                                  =======      =======

                            UROHEALTH SYSTEMS, INC.

4. INVENTORIES (CONTINUED)
     Distributor inventories are comprised of initial stocking orders shipped during fiscal 1997 to new distributors for which revenue recognition has been deferred. (See Note 2 -- Revenue Recognition.)

5. DEBT

  Short-term debt

     Short-term debt consists of the following (dollars in thousands):

                                                                     MARCH 31,     MARCH 31,
                                                                       1996          1997
                                                                     ---------     ---------
    Line of credit under Credit Agreement, interest at 9.75%.......   $    --       $ 9,250
    Line of credit under Credit Agreement, repaid in May 1996......     5,500            --
    Convertible subordinated notes at 9.25%, due August 1997.......     2,276         5,268
    Line of credit with a bank, repaid in May 1996.................     1,623            --
    Line of credit with a bank, repaid October 1996................       150            --
                                                                       ------       -------
                                                                      $ 9,549       $14,518
                                                                       ======       =======

     To finance the cash portion of the Richard-Allan acquisition, the Company obtained a $35.0 million bank credit facility. The facility originally consisted of a $20.0 million dollar term loan and a $15.0 million revolving line of credit, which was subsequently increased to $16.5 million in November 1996. A portion of the proceeds from the public equity offering in November 1996 were used to reduce the term loan by $6.5 million. The credit facility is secured by substantially all the assets of the Company has a five-year term and bears interest at a rate of approximately 9.75% at March 31, 1997. Additionally, the Company is required to meet certain financial covenants. In March 1997, the Company's term and revolving credit facility was amended to provide for maximum borrowings of $55.0 million, consisting of $45.8 million of term loans and $9.2 million of revolving loans. As of March 31, 1997, the Company had outstanding borrowings of $54.3 million under this facility.

     In February 1996, Microsurge entered into a credit agreement with a group of lenders ("Purchasers") who agreed to purchase a series of convertible subordinated notes ("the Notes") up to $3,268,180 upon the request of the Company. In August 1996, the agreement was amended to provide for total advances of $5,268,180. The Company received advances of $2,334,414 in February and March 1996, $933,766 in June 1996 and $2,000,000 in August 1996. The Notes bear interest at 9.25% and mature on August 28, 1997. The Company may prepay amounts outstanding on the Notes without penalty at any time after an Investor Sale (as defined below) and prior to maturity date. Upon the closing, or series of closings, in which Microsurge sells capital stock of Microsurge for gross proceeds of $10,000,000 or more (an "Investor Sale"), the Notes will become convertible, at the option of the Purchasers, into the same type and class of stock issued in connection with the Investor Sale. Any outstanding principal amount of the Notes plus accrued interest may convert at a conversion price equal to 60% of the price per share paid by the purchasers of capital stock in connection with the Investor Sale (the "Investor Sale Price"). The Company has no plans to undertake any action that would constitute an Investor Sale and expects to retire the notes for cash at maturity.

     On November 22, 1995, the Company entered into a $10.0 million Credit Agreement consisting initially of a $6.0 million term loan and a $4.0 million revolving line of credit. The revolving line of credit under the Credit Agreement was increased to $5.5 million in March 1996 and to $10.5 million in April 1996. Interest on all borrowings under the Credit Agreement was at the bank's prime rate plus 4.0% (plus 2.0% in the event of default). The Credit Agreement was repaid with proceeds from the sale of convertible subordinated debentures in May 1996. In connection with this repayment, the Company incurred an extraordinary loss of $2.9 million resulting from the early repayment of this debt.

                            UROHEALTH SYSTEMS, INC.

5. DEBT (CONTINUED)
     In connection with the initial borrowings under the Credit Agreement, the Company granted a warrant to purchase 366,667 shares of the Company's common stock at $9.15 per share. The warrant expires on November 22, 2000. In connection with subsequent increases of amounts available under the line of credit and significant covenant modifications, the Company granted a warrant to purchase 350,000 shares of the Company's common stock at $9.15 per share. The warrant expires on April 12, 2001.

     On April 10, 1997, the Company used proceeds from the sale of the Senior Subordinated Notes (see below) to repay all amounts outstanding under the Company's term and revolving credit facility. Concurrently with the repayment of the existing credit facility, the Company entered into an amended and restated $50 million revolving credit facility with its senior lender. The new credit facility is secured by substantially all of the Company's assets and contains the same basic covenants as in the prior facility.

  Long-term debt

     Long-term debt consist of the following (dollars in thousands):

                                                                     MARCH 31,     MARCH 31,
                                                                       1996          1997
                                                                     ---------     ---------
    Convertible subordinated debentures............................   $    --      $  50,000
    Term loan under Credit Agreement, repaid April 10, 1997........        --         45,000
    Term loan under Credit Agreement, repaid May 13, 1996..........     6,000             --
    Bank note, interest at 8.75%, repaid in April 1996.............       326             --
    Bank note, interest at 8.75%, repaid in April 1996.............       221             --
    Bank note dated December 21, 1992, due in 180 monthly
      installments with interest at 8.75% collateralized by a
      building.....................................................       175            167
    Bank note dated August 15, 1996, interest at 8.25%. Note is collateralized by a building and matures on August 15, 2006.
      The entire balance is due on maturity........................        --          3,000
    Bank note dated August 15, 1996, interest at 6.25%. Note
      matures on April 17, 1997. The entire balance is due on
      maturity.....................................................        --          3,000
    Bank note dated April 29, 1994, due in 36 monthly installments
      with interest at 8.75%; collateralized by equipment..........        41             14
    Bank note dated February 11, 1994, repaid May 1996.............        29             --
    Various notes payable with interest from 8.5% to 10%, due dates
      through August 1, 1997, secured by equipment.................        19             40
    Convertible subordinated notes.................................     1,284             --
    Capital leases.................................................       723            399
                                                                       ------       --------
                                                                        8,818        101,620
    Less current maturities........................................       546          3,328
                                                                       ------       --------
                                                                      $ 8,272      $  98,292
                                                                       ======       ========

     On May 3, 1996, the Company authorized the issuance of $50.0 million of 8.75% convertible subordinated debentures (the "Debentures") and warrants to purchase 250,000 shares of the Company's common stock at $12.88 per warrant, subject to anti-dilution adjustments. The Debentures are convertible at any time and are subject to certain registration rights. The Debentures mature in May 2006 and interest is payable quarterly in arrears. The warrants expire in five years. The Debentures are redeemable at the option of the Company after two years, if the average market price of the Company's common stock is above $22.00 for 60 consecutive days, or after three years without regard to the Company's common stock price. The redemption price is equal to 105% of the principal amount decreasing annually to the principal amount in

                            UROHEALTH SYSTEMS, INC.

5. DEBT (CONTINUED)
2004, plus accrued and unpaid interest. The Debentures are convertible into common stock at $10.90 per share, subject to further anti-dilution adjustments, are subordinate to all future senior borrowings and will have voting rights on all matters on an "as converted" basis. The holders of the Debentures must approve any dividend, payment or other distribution to stockholders, as well as any redemption of shares of common stock, options or warrants of the Company or any subsidiary other than the preferred stock issued by Urohealth (California).

     The Company has various capital equipment leases with future minimum lease payments for years ending March 31, 1998, 1999, 2000, and 2001 of $301,000; $102,000; $43,000; and $2,000, respectively. Pursuant to a capital lease agreement entered into during 1993 and as amended in 1994, the Company maintained $96,000 and $48,000 in restricted cash at March 31, 1996 and 1997.

  Senior Subordinated Notes

     On April 10, 1997, the Company completed the sale of $110 million of its 12 1/2% Senior Subordinated Notes due 2004 (the "Notes") raising net proceeds of approximately $105 million. The Notes bear interest, payable semi-annually, at 12 1/2% per annum, subject to increase if certain obligations are not satisfied, and mature on April 1, 2004. There are no mandatory redemption or sinking fund payments required on the Notes. The Company is entitled to redeem the Notes on or after April 1, 2001 for an amount equal to the principal amount of the Note, accrued but unpaid interest through the redemption date, the redemption premium and liquidated damages, if any. In the event of a Change of Control (as defined in the Indenture), each holder of a Note is entitled to require the Company to purchase such holder's Notes at 101% of the principal amount of the Notes, plus accrued but unpaid interest to the date of repurchase and liquidated damages, if any.

     The Notes are general unsecured obligations of the Company subordinated in right of payment to all existing and future senior indebtedness of the Company. The Indenture governing the Notes contains certain covenants, including among other matters limitations on the ability of the Company to: (i) incur additional indebtedness; (ii) incur certain liens; (iii) engage in certain transactions with affiliates; (iv) engage in unrelated lines of business; or (v) engage in mergers, consolidations or similar transactions. The Company used $19.2 million of the proceeds from the sales of the Notes to purchase government securities (the "Pledged Securities") which that have been pledged for the benefit of the holders of the Notes. The scheduled interest and principal payments on the Pledged Securities is in an amount sufficient to pay when due the first three scheduled interest payments on the Notes.

     The Company is a holding company with no material assets or operations other than its investments in its subsidiaries. The Notes are guaranteed by all of the Company's domestic and material foreign subsidiaries. The guarantees are full, unconditional, and joint and several. All of the guarantor subsidiaries are wholly-owned by the Company. Assets, equity, income and cash flows of all other subsidiaries of the Company that have not guaranteed the Notes are less than two percent of the respective consolidated amounts and are inconsequential, individually and in the aggregate to the Company. The Company has not included separate financial information for the guarantors, since the Company believes that such information is not material to investors.

     In connection with the issuance of the Notes, the Company issued with each $1,000 principal amount of Notes, a warrant entitling the holder to purchase
4.44 shares of Common Stock of the Company (or 9.06 shares, if a certain level of EBITDA for fiscal 1998 is not achieved) at an exercise price of $9.50 per share. The warrants are exercisable on or after June 30, 1998 and expire April 1, 2004.

                            UROHEALTH SYSTEMS, INC.

5. DEBT (CONTINUED)
  Debt Maturities

     The contractual maturities of all debt securities of the Company at March 31, 1997 and on a pro forma basis to reflect the sale of the Notes and the repayment of the term and revolving credit facility with a portion of the proceeds after March 31, 1997 are as follows (in thousands):

                        YEAR ENDING MARCH 31,                                     PRO FORMA
    -------------------------------------------------------------                 ---------
         1998....................................................    $ 17,846     $   8,596
         1999....................................................       4,612           112
         2000....................................................       5,554            54
         2001....................................................       6,014            14
         2002....................................................       6,513            13
         Thereafter..............................................      75,599       163,099
                                                                     --------     ---------
              Total..............................................    $116,138     $ 171,888
                                                                     ========      ========

6. RESTRUCTURING CHARGES

     During the year ended June 30, 1995, the Company hired a new senior management team which adopted and implemented a restructuring plan under which it has refocused the Company's strategic direction. Under the plan, the Company terminated or amended certain distribution, consulting and employment agreements. Accordingly, the consolidated statement of operations reflects a charge of $1,200,000 to terminate or restructure these agreements under the plan. The components of the restructuring charges include a provision to discontinue the distribution of the Adzorbstar(TM) product line of $360,000, termination agreements which include indemnification costs of former employees for legal fees associated with an SEC investigation of $250,000, termination of certain other consulting and distributor agreements of $50,000, and the amendment and settlement of certain claims under the employment agreement with the former Chief Executive Officer of $540,000. All significant restructuring charges were paid in cash during the 1995 calendar year. Through March 31, 1997, cash payments have reduced the balance of this restructuring accrual to $49,000, which primarily relates to the settlement of certain claims with the former Chief Executive Officer.

     In December 1995, the Company implemented a restructuring plan to consolidate redundant facilities and reduce personnel resulting from the mergers with Dacomed Corporation, Osbon Medical Systems, Ltd. and Advanced Surgical, Inc. Under the plan the Company has eliminated approximately 70 manufacturing, engineering and administrative personnel and closed all operations at two acquired facilities. The estimated cost associated with each component of this restructuring plan and the cash and non-cash charges incurred through March 31, 1997 are summarized in the table below. Non-cash charges consist of the write-down of existing assets to their estimated net realizable value. Reclassifications during the period relate to decreases in severance amounts payable to officers of acquired companies, offset by increases in estimates for facility closure costs including loss on sale of discontinued product lines and closure costs related to international operations of acquired companies. The remaining restructuring accrual at March 31, 1997 relates primarily to facility lease obligations, which are expected to be paid in cash.

                                              BEGINNING                                      BALANCE AT
                                            RESTRUCTURING   NON-CASH    CASH     RECLASSI-   MARCH 31,
                                               ACCRUAL      CHARGES    CHARGES   FICATIONS      1997
                                            -------------   --------   -------   ---------   ----------
                                                                  (IN THOUSANDS)
    Personnel reduction costs.............     $ 2,620       $   --    $1,822     $  (730)     $   68
    Facility reduction costs..............       2,836        1,199     1,822         730         545
                                                ------       ------    ------       -----        ----
                                               $ 5,456       $1,199    $3,644     $    --      $  613
                                                ======       ======    ======       =====        ====

     In September 1996, the Company established a restructuring plan to eliminate redundant manufacturing facilities resulting from the Richard-Allan, Intermed and O.R. Concepts acquisitions and their consolidation

                            UROHEALTH SYSTEMS, INC.

6. RESTRUCTURING CHARGES (CONTINUED)
with some of the existing manufacturing locations. This restructuring is expected to be completed within one year except for redundant facility, lease costs and payments under certain severance agreements that may continue over their terms. The Company has provided a restructuring charge of $4.0 million, of which all are cash expenditures. This restructuring includes severance costs for approximately 18 employees, certain facility closures and elimination of other redundant selling and administrative costs.

                                                    BEGINNING                             BALANCE AT
                                                  RESTRUCTURING    NON-CASH     CASH      MARCH 31,
                                                     ACCRUAL       CHARGES     CHARGES       1997
                                                  -------------    --------    -------    ----------
                                                                    (IN THOUSANDS)
    Personnel reduction costs...................     $ 2,412        $   --     $  990       $1,422
    Facility reduction costs....................       1,588            --        263        1,325
                                                      ------        ------     ------       ------
                                                     $ 4,000        $   --     $1,253       $2,747
                                                      ======        ======     ======       ======

     In March 1997, the Company implemented a restructuring plan to consolidate redundant facilities and reduce personnel resulting from the mergers with Osbon and Microsurge. The plan provides for the elimination of approximately 90 personnel and the closure of all operations at Osbon except for customer service, sales and a limited accounting support staff, and the closure of all Microsurge facilities. The estimated cost associated with each component of this restructuring plan and the cash and non-cash charges incurred through March 31, 1997 are summarized in the table below. Non-cash charges consist of the write-down of existing assets to their estimated net realizable value.

                                                       BEGINNING                          BALANCE AT
                                                     RESTRUCTURING   NON-CASH    CASH     MARCH 31,
                                                        ACCRUAL      CHARGES    CHARGES      1997
                                                     -------------   --------   -------   ----------
                                                                     (IN THOUSANDS)
    Personnel reduction costs......................     $ 7,067       $   --    $3,879      $3,188
    Facility reduction costs.......................         933          473        43         417
                                                         ------       ------    ------      ------
                                                        $ 8,000       $  473    $3,922      $3,605
                                                         ======       ======    ======      ======

     Although subject to future adjustment, management of the Company believes that restructuring liabilities as of March 31, 1997 are adequate to complete the actions contemplated by the restructuring plans.

7. COMMITMENTS AND CONTINGENCIES

     Dacomed is a defendant in approximately five lawsuits seeking damages against Dacomed in products liability and related theories. Dacomed has also been notified of certain other products liability claims that may become the subject of lawsuits in the future. Dacomed is being defended in such lawsuits by law firms selected by Dacomed's products liability insurer(s). In addition, the Company is involved from time to time in various claims and legal actions in the ordinary course of business. No provision for any liability that may result from the ultimate resolution of such matters has been included in the accompanying consolidated financial statements.

     The Company has various operating lease agreements for office and production facilities. Minimum future lease payments for years ending March 31, 1998, 1999, 2000, 2001, 2002 and thereafter are $1,200,000, $1,210,000,
$705,000, $439,000, $210,000 and $368,000 respectively. In addition, the Company is required to pay maintenance and property taxes attributable to the facilities. Rent expense under all operating leases was approximately $1,408,000, $859,000, and $1,237,000 in 1995, 1996 and 1997, respectively.

     The Company has employment agreements with 9 officers providing for annual aggregate salaries of approximately $2.2 million per annum.

                            UROHEALTH SYSTEMS, INC.

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Company has various product licensing arrangements which require the payment of certain of the licensor's patent costs and royalties on sales of products which incorporate the licensed technology.

8. CAPITAL STOCK

     Each outstanding share of the Company's common stock carries a stock purchase right. Under certain circumstances, each right may be exercised to purchase one-hundredth of a share of the Company's Series B Preferred Stock for $200. Under certain circumstances, following the acquisition of 20% or more of the Company's outstanding common stock by an acquiring person, as defined in the Preferred Share Purchase Rights Plan, each right (other than rights held by an acquiring person) may be exercised to purchase common stock of the Company or a successor company with a market value of twice the $200 exercise price. The rights, which are redeemable by the Company at $.01 per right, expire June 30, 2003.

     At March 31, 1997, the Company had reserved 12,313,142 shares of authorized common stock, subject to increase under anti-dilution provisions, pursuant to outstanding stock options and warrants and for conversion of debt and the preferred stock of Urohealth (California).

     Subsequent to March 31, 1997, the Board of Directors approved an increase in the number of common shares authorized to be issued from 50 million shares to 100 million shares, which increase is subject to stockholder approval.

9. STOCK OPTIONS AND WARRANTS

     The Company has outstanding, under various stock option plans, options granted to current and former employees, management personnel and directors for up to 5,123,376 shares of the Company's common stock. Additionally, in connection with the acquisitions of Dacomed, Advanced, X-Cardia and Microsurge, the Company assumed the obligations of those corporations to their employees and consultants with respect to 129,449 stock options granted under the respective plans and currently outstanding. Options granted generally have five to ten-year terms and generally vest and become exercisable over periods of one to five years.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to June 30, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1996 and 1997, respectively: risk-free interest rates of 5.6% and 6.6%; no dividend yield; volatility factors of the expected market price of the Company's common stock of 63% and 57%; and a weighted-average expected life of the option of 6 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in

                            UROHEALTH SYSTEMS, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED) management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                                   1996         1997
                                                                 --------     --------
        Pro forma net loss.....................................  $(24,554)    $(93,325)
        Pro forma net loss per share...........................  $  (1.68)    $  (4.82)

     Because Statement 123 is applicable only to options granted subsequent to June 30, 1995, its pro forma effect will not be fully reflected until fiscal 2000.

     A summary of the Company's stock option activity, and related information for the years ended June 30, 1995, March 31, 1996 and March 31, 1997 follows:

                                              1995                       1996                       1997
                                    ------------------------   ------------------------   ------------------------
                                                WEIGHTED-                  WEIGHTED-                  WEIGHTED-
                                    OPTIONS      AVERAGE       OPTIONS      AVERAGE       OPTIONS      AVERAGE
                                     (000)    EXERCISE PRICE    (000)    EXERCISE PRICE    (000)    EXERCISE PRICE
                                    -------   --------------   -------   --------------   -------   --------------
Outstanding -- beginning of year...    464        $14.87         1,532       $10.23         4,017       $10.66
Granted............................  1,143          9.43         2,684         8.51         1,758         7.63
Assumed in acquisitions............     --            --            --           --            52         2.22
Exercised..........................    (31)         9.43          (160)        5.20          (327)        5.20
Forfeited..........................    (44)         9.01           (39)        9.62          (246)        8.61
                                    -------      -------       -------      -------       -------      -------
Outstanding end of year............  1,532        $10.23         4,017       $10.66         5,254       $ 9.97
Exercisable at end of year.........     --            --           975       $ 9.14         2,557       $ 9.74
Weighted-average fair value of
  options granted during year......                            $  5.35                    $  7.74

     Exercise prices for options outstanding as of March 31, 1997 ranged from $1.86 to $54.50. The weighted average remaining contractual life of those options is 7.09 years.

     Additionally, at March 31, 1997, the Company has non-employee stock options and warrants for 2,458,986 shares of common stock outstanding with exercise prices ranging from $3.81 to $58.48 per share, of which options and warrants for 2,449,186 are currently exercisable. These options and warrants were assigned values at issuance generally using a Black-Scholes option pricing model and expire at various dates through May 2005. The outstanding non-employee options and warrants are exercisable for the following per share prices: less than $5 per share -- 0; $5 to $10 per share -- 2,034,167; $10 to $20 per share -- 408,909; and the remainder have exercise prices in excess of $20 per share. In March 1997 approximately 1,321,991 warrants issued in connection with various securities offerings expired unexercised.

10. SETTLEMENT OF LITIGATION

     Class action litigation which has been settled, was filed against the Company and its former management in November 1992, in the United States District Court in Los Angeles, California alleging federal securities law claims. The Company negotiated a settlement that was approved by the court in March, 1995. Under the terms of the settlement, the Company issued to the stockholder class 260,163 warrants to purchase Common Stock identical to the Company's then outstanding publicly traded warrants at an exercise price of $15.00 per

                            UROHEALTH SYSTEMS, INC.

10. SETTLEMENT OF LITIGATION (CONTINUED) share. The warrants expired on March 20, 1997. The Company's insurance carrier made a cash payment to the stockholder class in the amount of $2.4 million. The settlement included a release of class claims.

     The Securities and Exchange Commission (the "Commission") also instituted an investigation relating to the above matters. The Commission approved a settlement under which the Company neither admits nor denies the findings of the Commission and under which the Company is the subject of a cease and desist order. There were no monetary sanctions sought against the Company as a part of the settlement.

     The Company required Advanced as part of the merger agreement to resolve a class action complaint filed in the United States District Court for the Southern District of New York which names Advanced as one of the defendants in the class action lawsuit titled "In re Blech Securities Litigation." In September 1995, Advanced and the plaintiffs in the litigation, through their attorneys, reached an agreement in principle for the settlement of the class action with respect to Advanced, the terms of which are set forth in a Stipulation of Settlement between such parties (the "Stipulation of Settlement"). Pursuant to the terms of the Stipulation of Settlement, Advanced paid $300,000 in settlement of such lawsuit.

11. INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                 MARCH 31,     MARCH 31,
                                                                   1996          1997
                                                                 ---------     ---------
                                                                     (IN THOUSANDS)
        Deferred tax assets:
          Federal, state and foreign net operating loss
             carryovers........................................  $  25,838     $  35,826
          Restructuring and merger costs.......................      2,875         1,305
          Tax credit carryovers................................      1,394         1,656
          Accrued compensation.................................         --         2,179
          Inventory reserve....................................        805         1,754
          Allowance for doubtful accounts......................        645         1,134
          Other................................................        788         1,475
          Valuation allowance..................................    (31,115)      (43,698)
                                                                  --------      --------
                  Total deferred tax assets, net...............      1,230         1,631
        Deferred tax liabilities:
          Book basis of fixed assets in excess of tax basis....        270            78
          State taxes..........................................        960         1,553
                                                                  --------      --------
                  Total deferred tax liabilities...............      1,230         1,631
                                                                  --------      --------
                  Total........................................  $      --     $      --
                                                                  ========      ========

     The Company increased its valuation allowance during the period ended March 31, 1997 by $12,583,000 due to uncertainties as to the ultimate realization of the Company's deferred tax assets. Certain reductions in the valuation allowance totaling approximately $1,078,000 will be credited to additional paid-in capital.

                            UROHEALTH SYSTEMS, INC.

11. INCOME TAXES (CONTINUED)
     The components of the provision (benefit) for income taxes are as follows:

                                                        JUNE 30,     MARCH 31,     MARCH 31,
                                                          1995         1996          1997
                                                        --------     ---------     ---------
                                                                   (IN THOUSANDS)
        Current:
          Federal.....................................   $1,199       $   420        $(262)
          Foreign.....................................       --            14           --
          State.......................................      137           149           35
                                                         ------         -----        -----
                  Total current.......................    1,336           583         (227)
        Deferred:
          Federal.....................................       42          (128)          --
          Foreign.....................................       --            --           --
          State.......................................        8           (24)
                                                         ------         -----        -----
                  Total deferred......................       50          (152)          --
                                                         ------         -----        -----
        Provision for income taxes....................   $1,386       $   431        $(227)
                                                         ======         =====        =====

     The provision for income taxes at the Company's effective tax rate differed from the provision for income taxes at the statutory rate as follows:

                                                       JUNE 30,     MARCH 31,     MARCH 31,
                                                         1995         1996          1997
                                                       --------     ---------     ---------
                                                                  (IN THOUSANDS)
        Tax benefit at the expected statutory rate...  $ (7,713)     $(7,662)     $ (29,339)
        Increases (decreases) in taxes resulting
          from:
          Non-deductible goodwill....................       286           --         16,150
          Valuation allowance........................     8,639        6,917         10,839
          Reverse foreign net operating loss not
             previously benefited....................        --        1,994             --
          State income taxes, net....................       137           69            593
          Other......................................        37          188          1,530
          Establishment of deferred tax assets not
             previously benefited....................        --       (1,075)            --
                                                        -------      -------       --------
          Provision for income taxes.................  $  1,386      $   431      $    (227)
                                                        =======      =======       ========

     The utilization of net operating loss carryovers (NOL's) of the Company is limited by change in ownership rules under section 382 of the Internal Revenue Code of 1986. Accordingly, the annual utilization of the Company's NOL's is limited to a prescribed annual amount equal to 5.75% multiplied by the fair market value of the Company as of December 29, 1995. The issuance of stock at March 31, 1997 in connection with the Company's merger with Microsurge caused an ownership change which may further limit the Company's annual utilization of a portion of its NOL's. However, the Company does not believe this limitation will exceed the previous limitation resulting from the December 29, 1995 change in ownership. Additionally, certain losses and credits of each individual subsidiary which arose prior to its merger with the Company can only be used against that subsidiary's future taxable income.

     At March 31, 1997, the Company had NOL's for U.S. federal and state income tax purposes of approximately $92,000,000 and $68,000,000, respectively, and general business credit carryovers of approximately $1,000,000 and $650,000, respectively. These NOL's and general business credits are available to offset future taxable income, if any, through the year 2012 and are subject to limitations as well as separate return limitations for the subsidiaries Urohealth (California), Advanced, Laparomed and Microsurge, as described below.

                            UROHEALTH SYSTEMS, INC.

11. INCOME TAXES (CONTINUED)
     Urohealth (California) has a June 30 tax year end. At March 31, 1997, Urohealth (California) had federal and state NOL's of approximately $30,000,000 and $20,000,000, respectively, and general business credit carryovers of approximately $200,000 and $250,000, respectively, reflecting the tax return filings through June 30, 1996.

     Advanced had a December 31 tax year end prior to its merger with the Company. As of December 29, 1995, Advanced has federal and state NOL's of approximately $25,000,000 and $21,000,000, respectively and research and experimental credit carryovers of approximately $600,000. Advanced's wholly-owned subsidiary, Laparomed, has federal and state NOL's (of approximately $7,000,000 and $3,000,000, respectively) and research and experimental credits (of approximately $172,000) included in the amounts above. There is a strong likelihood that a portion of these attributes will expire before utilization.

     Microsurge had a December 31 tax year end prior to its merger with the Company on March 31, 1997. As of March 31, 1997, Microsurge has federal and state NOL's of approximately $23,000,000 and $16,000,000, respectively and general business credit carryovers of approximately $200,000 and $174,000, respectively. During 1992, in conjunction with Microsurge's Series C redeemable preferred stock offering, a change in ownership under Section 382 of the Internal Revenue Code of 1986 occurred. As a result of this change in ownership, the use of approximately $1,638,000 of the Microsurge NOL carryforward is limited to approximately $187,000 per year beginning in 1992. On March 31, 1997 a subsequent change in ownership occurred as a result of the acquisition of Microsurge by the Company. Further limitations will be placed on remaining NOL's equal to 5.50% multiplied by the fair market value of the Company as of March 31, 1997.

     On July 24, 1995, the Company redomesticated from Canada to the United States. As of this date, the Company had loss carryovers for Canadian income tax purposes of approximately $15,000,000, of which $4,000,000 would expire in various years through 2003 and $11,000,000 would carryforward indefinitely. These losses will not be carried forward due to the redomestication. Any potential Canadian tax liability arising from the redomestication will be offset against the Company's Canadian loss carryovers. Accordingly, no provision for any such potential liability has been included in the accompanying consolidated financial statements.

12. RELATED PARTY TRANSACTIONS

     Corporations related through common ownership by a former director provide advertising, publishing management and computer services to the Company. Such services totaled $1,977,000, $1,359,000 and $2,710,000 for the fiscal periods ended June 30, 1995 and March 31, 1996 and 1997, respectively. At March 31, 1996 and 1997, amounts owed to these related corporations totaled $53,000 and $0, respectively. In the opinion of management, these services are in all cases competitively priced and of comparable value to services that would have been received from a third party.

     The Company leases certain of its office facilities from a party related to a former director; rental expense under the lease is $17,500 per month and the lease expires in 2003.

     A member of the board of directors is affiliated with the holder of $25 million of the 8.75% convertible debentures described in Note 5. Interest expense for the $25 million of debentures aggregated $1.9 for the year ended March 31, 1997.

     An officer of the Company is a member of the board of directors of a customer to which the Company made net sales aggregating approximately $5.8 million in the year ended March 31, 1997. These sales were made under terms that provide for payment over 15-36 month periods. At March 31, 1997 accounts receivable aggregating approximately $4.3 million are due from this customer.

     Subsequent to March 31, 1997, the Company advanced its Chairman and Chief Executive Officer $1.5 million pursuant to an unsecured loan accruing interest at 6.02%, and maturing on November 25, 1999.

                            UROHEALTH SYSTEMS, INC.

13. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 JUNE 30,    MARCH 31,    MARCH 31,
                                                                   1995        1996         1997
                                                                 --------    ---------    ---------
                                                                 (IN THOUSANDS)
Changes in operating assets and liabilities:
  Receivables..................................................  $ (1,800)    $(1,853)    $  (8,019)
  Income tax receivable........................................        --          --          (377)
  Inventories..................................................      (809)       (963)      (12,342)
  Distributor inventories......................................        --          --        (6,307)
  Prepaid expenses.............................................      (261)     (1,044)         (447)
  Deposits and other assets....................................     1,162          --        (1,333)
  Accounts payable and accrued liabilities.....................     3,510       3,014           272
  Compensation and employee benefits...........................       343         729         1,205
  Restructuring liabilities....................................       486       2,005         5,319
  Other liabilities............................................        76          --         3,116
  Other........................................................       545         182           112
                                                                  -------     -------      --------
                                                                 $  3,252     $ 2,070     $ (18,801)
                                                                  =======     =======      ========
NONCASH INVESTING AND FINANCING ACTIVITIES
Equipment acquired under capital leases........................  $    160     $    --     $      41
                                                                  =======     =======      ========
Preferred stock of subsidiary exchanged for common shares of
  the Company..................................................  $  2,720     $    45     $     860
                                                                  =======     =======      ========
Equity issued in acquisitions of businesses....................  $  6,990          --     $  48,046
                                                                  =======     =======      ========
Warrants issued in early extinguishment of debt................  $     --     $           $   1,794
                                                                  =======     =======      ========
Warrants issued in connection with financings..................  $     --     $ 1,520     $     501
                                                                  =======     =======      ========
Issuance of common stock on debt and preferred stock
  conversions..................................................  $     --     $    --     $   4,984
                                                                  =======     =======      ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.........................................  $    259     $   950     $   7,529
                                                                  =======     =======      ========
Cash paid for taxes, net of refunds............................  $  1,262     $ 1,010     $      18
                                                                  =======     =======      ========

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Set forth below is summary operating results on a quarterly basis for fiscal 1997. These results for the first three quarters have been restated to reflect the delayed recognition of revenue from distributor initial stocking orders and introductory products and manufacturing variance adjustments. The information presented in the first table below excludes the results of operations of Microsurge, which was acquired on March 31, 1997 in a transaction accounted for as a pooling-of-interests, while the information in the second table includes Microsurge.

                                                                  QUARTERS
                                                ---------------------------------------------
        FISCAL 1997 -- WITHOUT MICROSURGE        FIRST       SECOND       THIRD       FOURTH
    ------------------------------------------  -------     --------     -------     --------
                                                               (IN THOUSANDS)
      Net sales...............................  $16,027     $ 20,064     $26,995     $ 20,593
      Gross profit............................   10,778       13,106      16,207        6,953
      Income (loss) from operations...........    1,329      (27,694)      2,270      (45,277)
      Net income (loss).......................   (2,572)     (28,986)        119      (47,707)
      Income (loss) per share.................    (0.22)       (1.88)        .01        (2.39)

                            UROHEALTH SYSTEMS, INC.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)
     The results of operations for the first three quarters of fiscal 1997 were restated primarily to reflect the delayed recognition of revenues relating to distributor initial stocking orders ($2,465,000 in Q3), the delayed recognition of revenue relating to the shipment of introductory products ($661,000 in Q1, $855,000 in Q2 and $55,000 in Q3), inventory carrying value reductions ($143,000 in Q1, $349,000 in Q2 and $978,000 in Q3) and increased sales return allowances ($53,000 in Q1, $53,000 in Q2 and $115,000 in Q3).

                                                                  QUARTERS
                                                ---------------------------------------------
       FISCAL 1997 -- INCLUDING MICROSURGE       FIRST       SECOND       THIRD       FOURTH
    ------------------------------------------  -------     --------     -------     --------
                                                               (IN THOUSANDS)
      Net sales...............................  $17,318     $ 21,581     $28,891     $ 22,905
      Gross profit............................   11,198       13,575      16,898        7,941
      Loss from operations....................     (287)     (29,168)        (57)     (46,396)
      Net loss................................   (4,263)     (30,555)     (2,452)     (49,213)
      Loss per share..........................    (0.29)       (1.68)      (0.11)       (2.17)

     The operating results for the fourth quarter of fiscal 1997 include the writeoff of acquired in-process research and development of $21,732,000, costs of restructuring certain operations of $8,000,000, costs associated with the Microsurge merger of $3,600,000, the writeoff of $1,916,000 in discontinued product inventory, $197,000 in cost associated with the abandoned Relax project, and $347,000 relating to the impairment of goodwill on the Company's Urohealth of Kentucky subsidiary.

15. SUBSEQUENT EVENTS

     Pending Acquisition

     On April 19, 1997, the Company entered into a definitive agreement pursuant to which the Company would acquire Imagyn Medical, Inc. ("Imagyn") in a stock-for-stock merger (the "Merger"). The Merger is expected to be accounted for as a pooling of interests and each share of Imagyn common stock will be exchanged for 1.0358 shares (subsequently increased to 1.40 shares) of Common Stock of the Company. The consummation of the Merger is subject to approval by the Company's and Imagyn's stockholders, and other customary closing conditions. No assurances can be given that the Merger will be successfully consummated.

     Securities Litigation

     In July 1997, several complaints were filed against the Company, certain of its officers and directors and, in certain complaints, the lead underwriters of the Company's November 1996 public offering requesting certification of a class action, alleging various violations of Federal securities laws and seeking unspecified compensatory damages. The suits were filed in the United States District Court for the Central District of California. All of the suits are based on substantially the same facts and have been brought on behalf of purchasers of Common Stock of the Company during various periods between July 18, 1996 and July 1, 1997. No proceedings have taken place in any of the suits, and no provision for any liability that may result from the ultimate resolution of this matter has been included in the accompanying consolidated financial statements.

                            UROHEALTH SYSTEMS, INC.


                     CONDENSED CONSOLIDATED BALANCE SHEETS

            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                     ASSETS


                                                                          MARCH 31,   JUNE 30,
                                                                            1997        1997
                                                                          ---------   ---------
Current assets:
  Cash and equivalents..................................................  $   2,591   $   5,750
  Receivables, net of allowance for doubtful accounts of $1,684 and
     $1,695 on March 31, 1997 and June 30, 1997, respectively...........     17,272      22,044
  Income tax receivable.................................................        377         377
  Advances to officers..................................................        114           9
  Inventories...........................................................     20,945      29,728
  Distributor inventories...............................................      6,307       6,307
  Prepaid expenses......................................................      2,278       3,849
                                                                          ---------   ---------
Total current assets....................................................     49,884      68,064
Restricted cash.........................................................         48      19,327
Receivables -- long term................................................      2,722       2,383
Property and equipment, net.............................................     26,035      27,421
Patents and intangibles, net of accumulated amortization of $2,646 and
  $3,573 on March 31, 1997, and June 30, 1997, respectively.............      6,285       6,099
Loans to officers.......................................................        550       2,041
Deposits and other assets...............................................      2,232       1,753
Deferred debt issuance costs............................................      5,986       9,734
Goodwill................................................................     43,417      42,867
                                                                          ---------   ---------
                                                                          $ 137,159   $ 179,689
                                                                          =========   =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable and accrued liabilities..............................  $  20,882   $  20,679
  Compensation and employee benefits....................................      3,250       2,911
  Restructuring liabilities.............................................      6,192       5,482
  Short-term debt.......................................................     14,518       5,268
  Current portion of long-term debt.....................................      3,328       3,216
                                                                          ---------   ---------
          Total current liabilities.....................................     48,170      37,556
Long-term liabilities:
  Long-term debt........................................................     98,292      53,269
  Senior subordinated notes, net of discount............................         --     108,340
  Restructuring liabilities, less current portion.......................        822         678
  Other liabilities.....................................................      4,149       3,822
Minority interest in consolidated subsidiary............................        237          --
Common Stockholders' Equity:
  Common stock -- $0.001 par value
     Authorized shares -- 50,000,000
     Issued and outstanding shares -- 23,807,000 and 23,825,000 at March
      31, 1997 and June 30, 1997, respectively..........................         24          24
  Warrants..............................................................      5,359       7,080
  Additional paid-in capital............................................    150,468     150,638
  Foreign currency translation adjustment...............................        (14)         44
  Deficit...............................................................   (170,348)   (181,762)
                                                                          ---------   ---------
          Total common stockholders' equity (deficiency)................    (14,511)    (23,976)
                                                                          ---------   ---------
                                                                          $ 137,159   $ 179,689
                                                                          =========   =========



                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (UNAUDITED, IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                           THREE MONTHS ENDED
                                                                          --------------------
                                                                                        JUNE
                                                                          JUNE 30,       30,
                                                                            1996        1997
                                                                          --------     -------
Net sales.............................................................    $ 17,318     $25,237
Cost of sales.........................................................       6,120      11,702
                                                                          --------     -------
Gross profit..........................................................      11,198      13,535

Operating expenses:
  Selling, general and administrative.................................      10,685      16,863
  Research and development............................................         800       1,665
                                                                          --------     -------
Total operating expenses..............................................      11,485      18,528
Loss from operations..................................................        (287)     (4,993)
Other income (expense):
  Minority interest consisting of accrued dividends on preferred stock
     of subsidiary....................................................         (18)         (4)
  Interest income.....................................................          59         389
  Interest expense....................................................      (1,044)     (5,433)
  Other...............................................................          --         450
                                                                          --------     -------
Loss before taxes and extraordinary item..............................      (1,290)     (9,591)
Provision (benefit) for income taxes..................................          --          --
                                                                          --------     -------
Loss before extraordinary item........................................      (1,290)     (9,591)
Extraordinary item (early extinguishment of debt).....................      (2,973)     (1,823)
                                                                          --------     -------
Net loss..............................................................    $ (4,263)    $(11,414)
                                                                          ========     =======
Net loss per share:
  Loss before extraordinary item......................................    $ (1,290)    $(9,591)
  Dividends and accretion on redeemable convertible preferred stock...         398          --
                                                                          --------     -------
  Net loss before extraordinary item attributable to common
     stockholders.....................................................      (1,688)     (9,591)
  Extraordinary item..................................................      (2,973)     (1,823)
                                                                          --------     -------
  Net loss attributable to common stockholders........................    $ (4,661)    $(11,414)
                                                                          ========     =======
  Net loss per share before extraordinary item........................    $  (0.10)    $ (0.40)
                                                                          ========     =======
  Net loss per share..................................................    $  (0.29)    $ (0.48)
                                                                          ========     =======
Weighted average number of common shares used to compute loss per
  share...............................................................      16,210      23,822
                                                                          ========     =======


                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (UNAUDITED, DOLLARS IN THOUSANDS)


                                                                           THREE MONTHS ENDED
                                                                     -------------------------------
                                                                     JUNE 30, 1996     JUNE 30, 1997
                                                                     -------------     -------------
Cash flows from operating activities:
  Net loss.........................................................    $  (4,263)        $ (11,414)

  Non cash items included in net loss:
     Extraordinary expense.........................................        2,433             1,823
     Depreciation and amortization.................................          649             2,535
     Amortization of deferred debt issuance costs..................          271               414
     Accretion and accrued interest on convertible notes...........           42                --
     Loss on retirement/write-off of assets........................           --                37
     Accrued dividend on preferred stock in subsidiary.............           17                 4
     Deferred income taxes.........................................           --                --
     Provision for doubtful accounts...............................         (180)               27
     Other.........................................................           10               (91)
  Changes in operating assets and liabilities......................       (7,789)          (16,225)
                                                                        --------          --------
          Net cash used in operating activities....................       (8,810)          (22,890)

Cash flows from investing activities:
  Purchase of property and equipment, net..........................       (3,642)           (3,119)
  Purchase of patents..............................................          (56)             (170)
  Payments for acquisition of businesses, net of cash acquired.....       (2,784)               --
  Proceeds from sale or maturity of marketable securities..........          243                --
  Restricted cash..................................................           --           (19,178)
  Purchase of technology...........................................         (250)               --
  Loans and advances to officers...................................           --            (1,345)
                                                                        --------          --------
          Net cash used in investing activities....................       (6,489)          (23,812)

Cash flows from financing activities:
  Deferred financing fees paid.....................................       (4,911)           (5,924)
  Issuance of common stock.........................................          814               170
  Proceeds from Senior Subordinated Notes..........................           --           110,000
  Proceeds from long-term debt.....................................       35,234                --
  Principal payments of long-term debt.............................      (14,047)          (54,385)
                                                                        --------          --------
          Net cash provided by financing activities................       17,090            49,861
                                                                        --------          --------
Net increase in cash...............................................        1,791             3,159
Cash, beginning of period..........................................        3,345             2,591
                                                                        --------          --------
Cash, end of period................................................    $   5,136         $   5,750
                                                                        ========          ========
  Cash paid for interest...........................................    $     396         $   5,389
                                                                        ========          ========
  Cash paid for taxes..............................................    $      --         $      --
                                                                        ========          ========



                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                                  (UNAUDITED)

 1. INTERIM REPORTING


BASIS OF PRESENTATION


     The accompanying unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Urohealth Systems, Inc. (the "Company") and its subsidiaries. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The condensed consolidated financial statements have been restated to reflect business combinations accounted for using the pooling of interests method.

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the Company's condensed consolidated financial position as of June 30, 1997, its condensed consolidated results of operations for the three month period ended June 30, 1997 and June 30, 1996, and its condensed consolidated cash flows for the three month period ended June 30, 1997 and June 30, 1996. Adjustments consist of normal recurring accruals except for the extraordinary loss on early extinguishment of debt in the accompanying unaudited condensed consolidated statements of operations. The results of operations for the three month period ended June 30, 1997 are not necessarily indicative of those to be expected for the entire year.

     These condensed consolidated financial statements should be read in conjunction with the financial statements included in the Company's Annual Report on Form 10-K, as amended, for the year ended March 31, 1997, as filed with the Securities and Exchange Commission.

     Significant intercompany accounts and transactions have been eliminated in consolidation and certain amounts have been reclassified in prior periods to conform to the current presentation.

     In interim periods the Company defers and amortizes over the fiscal year certain administrative costs to more appropriately reflect the benefits realized during the course of the fiscal year.

     Financial information presented reflects the March 31, 1997 merger with Microsurge, Inc., which has been accounted for as a pooling of interests.

     The results of operations previously reported by the Company and those of Microsurge included in the accompanying interim consolidated financial statements are summarized below:

                                                                 THREE MONTHS ENDED
                                                                   JUNE 30, 1996
                                                                 ------------------
                                                                   (IN THOUSANDS)
            Net sales:
              Urohealth........................................       $ 16,027
              Microsurge.......................................          1,291
                                                                       -------
                                                                      $ 17,318
                                                                       -------
            Net loss:
              Urohealth........................................       $ (2,572)
              Microsurge.......................................         (1,691)
                                                                       -------
                                                                      $ (4,263)
                                                                       =======

                            UROHEALTH SYSTEMS, INC.

                                 JUNE 30, 1997
                                  (UNAUDITED)

 2. NET LOSS PER SHARE

     Net loss per share is based on the weighted average number of shares of common stock outstanding during the periods presented. Common stock equivalents have not been included in the calculation because they are anti-dilutive. Net loss per common share for the three months ended June 30, 1996 reflects $295,000 of warrants issued to induce the conversion of the redeemable convertible preferred stock.

 3. INVENTORIES

     Inventories are carried at the lower of cost or net realizable value. Cost is determined on the first-in, first-out basis (in thousands).


                                                             MARCH 31,      JUNE 30,
                                                                1997          1997
                                                             ----------     ---------
            Raw materials and supplies.....................   $  8,731       $12,157
            Work in progress...............................      2,942         3,146
            Finished goods.................................      9,272        14,425
                                                               -------       -------
                                                              $ 20,945       $29,728
                                                               =======       =======
            Distributor inventories........................   $  6,307       $ 6,307
                                                               =======       =======


 4. DEBT

     On April 10, 1997, the Company completed the sale of $110 million of its 12.5% Senior Subordinated Notes due 2004 (the "Notes") raising net proceeds of approximately $105 million. The notes bear interest, payable semi-annually, at 12.5% per annum, subject to increase if certain obligations are not satisfied, and mature on April 1, 2004. There are no mandatory redemption or sinking fund payments required on the Notes.

     The Notes are general unsecured obligations of the Company subordinated in right of payment to all existing and future senior indebtedness of the Company. The indenture governing the Notes contains certain covenants which limit some of the Company's ability to engage in certain transactions.

     The Company used $19.2 million of the proceeds from the sale of the Notes to purchase government securities (the "Pledged Securities") which that have been pledged for the benefit of the holders of the Notes. The scheduled interest and principal payments on the Pledged Securities is an amount sufficient to pay when due the first three scheduled interest payments on the Notes.

     The Company is a holding company with no material assets or operations other than its investments in its subsidiaries. The Notes are guaranteed by all of the Company's domestic and material foreign subsidiaries. The guarantees are full, unconditional, and joint and several. All of the guarantor subsidiaries are wholly-owned by the Company. In connection with the Notes, the Company issued with each $1,000 principal amount of Notes, a warrant entitling the holder to purchase 4.44 shares of Common Stock of the Company (or 9.06 shares, if a certain EBITDA for fiscal 1998 is not achieved) at an exercise price of $9.50 per share. The warrants are exercisable on or after June 30, 1998 and expire April 1, 2004.

     The Company used $54.2 million of the net proceeds from the offering to repay amounts outstanding under the Company's term and revolving credit facility. Concurrently with the consummation of the sale of the Notes, the Company entered into a new $50 million revolving credit facility with the Company's senior lender (the "Senior Credit Facility"). The Senior Credit Facility is secured by substantially all of the Company's assets and matures in March 2002. The Company is required to meet certain financial covenants under the Senior Credit Facility and available amounts under the revolving credit facility are based on eligible

                            UROHEALTH SYSTEMS, INC.

                                 JUNE 30, 1997
                                  (UNAUDITED)

 4. DEBT (CONTINUED)
inventory and accounts receivable. The Company was not in compliance with certain financial covenants under its Senior Credit Facility for the quarter ended June 30, 1997, but was granted a waiver through September 15, 1997 by its senior lender that permits borrowings equal to the lesser of the $15.0 million and 80% of eligible accounts receivable under the facility. As of June 30, 1997, the Company's borrowing eligibility was approximately $13.4 million of which $5.0 million was borrowed subsequent to June 30, 1997. As of June 30, 1997, the Company had working capital of approximately $30.5 million.

     The Company recorded during the quarter an extraordinary loss of $1.8 million in connection with the early retirement of bank debt of $54.2 million on April 10, 1997 from its previous bank credit facility.

 5. RESTRUCTURING

     During the year ended June 30, 1995, the Company hired a new senior management team which adopted and implemented a restructuring plan (the Plan) under which it has refocused the Company's strategic direction. Through June 30, 1997, cash payments have reduced the components of the restructuring accrual to $5,000.

     The Company's restructuring plan to consolidate redundant facilities and reduce personnel resulting from the mergers with Dacomed Corporation, Osbon Medical Systems, Ltd. and Advanced Surgical, Inc. was initiated in December 1995. The remaining restructuring accrual at June 30, 1997 relates primarily to terminated employee severance and facility lease obligations, which are expected to be paid in cash.

                                         BEGINNING                                              BALANCE AT
                                       RESTRUCTURING   NON-CASH    CASH                          JUNE 30,
                                          ACCRUAL      CHARGES    CHARGES   RECLASSIFICATIONS      1997
                                       -------------   --------   -------   -----------------   ----------
                                                                 (IN THOUSANDS)
    Personnel reduction costs........     $ 2,620       $   --    $1,822          $(730)           $ 68
    Facility reduction costs.........       2,836        1,199     1,865            730             502
                                           ------       ------    ------          -----            ----
                                          $ 5,456       $1,199    $3,687          $  --            $570
                                           ======       ======    ======          =====            ====

     In September 1996, the Company established a restructuring plan to eliminate redundant manufacturing facilities resulting from Richard-Allan, Intermed and O.R. Concepts acquisitions and their consolidation with some of the existing manufacturing locations.

                                                       BEGINNING                          BALANCE AT
                                                     RESTRUCTURING   NON-CASH    CASH      JUNE 30,
                                                        ACCRUAL      CHARGES    CHARGES      1997
                                                     -------------   --------   -------   ----------
                                                                     (IN THOUSANDS)
    Personnel reduction cost.......................     $ 2,412        $ --     $1,196      $1,216
    Facility reduction costs.......................       1,588          --        263       1,325
                                                         ------         ---     ------      ------
                                                        $ 4,000        $ --     $1,459      $2,541
                                                         ======         ===     ======      ======

                            UROHEALTH SYSTEMS, INC.

                                 JUNE 30, 1997
                                  (UNAUDITED)

 5. RESTRUCTURING (CONTINUED)
     In March 1997, the Company implemented a restructuring plan to consolidate redundant facilities and reduce personnel resulting from mergers with Osbon and Microsurge. The estimated cost associated with each component of this restructuring plan and the cash and non-cash charges incurred through June 30, 1997 are summarized in the table below. Non-cash charges consist of the write-down of existing assets to their estimated net realizable value.

                                                       BEGINNING                          BALANCE AT
                                                     RESTRUCTURING   NON-CASH    CASH      JUNE 30,
                                                        ACCRUAL      CHARGES    CHARGES      1997
                                                     -------------   --------   -------   ----------
                                                                     (IN THOUSANDS)
    Personnel reduction costs......................     $ 7,067        $ --     $4,405      $2,662
    Facility reduction costs.......................         933         473         78         382
                                                        -------        ----     ------      ------
                                                        $ 8,000        $473     $4,483      $3,044
                                                        =======        ====     ======      ======


     Although subject to future adjustment, management of the Company believes that restructuring liabilities as of June 30, 1997 are adequate to complete the various restructuring plans.



 6. CAPITAL STOCK


     The minority interest in Urohealth, Inc. (California) consisted of 42,000 shares of its Series A preferred stock. As of June 20, 1997, these shares were redeemed or exchanged for shares of common stock. The redemption price was $6.41 per share, consisting of the redemption price of $5.00 per share plus accrued and unpaid dividends and a $.20 per share redemption premium.


     In April 1997, the Company granted its Chief Executive Officer and its Chief Operating Officer options to purchase 1,500,000 and 50,000 shares, respectively, exercisable at $8.50 per share, the market price of the Company's common stock on the grant date. The options vest over a three year period.


 7. INCOME TAXES

     The Company did not record an income tax provision or benefit for the quarter ended June 30, 1997 since the realization of tax benefits of operating losses is not assured.

 8. CONTINGENCIES

     In July 1997, several complaints were filed against the Company, certain of its officers and directors and, in certain complaints, the lead underwriters of the Company's November 1996 public offering, requesting certification of a class action, alleging various violations of Federal securities laws and seeking unspecified compensatory damages.

     The suits were filed in the United States District Court for the Central District of California. All the suits are based on substantially the same facts and have been brought on behalf of purchasers of Common Stock of the Company during various periods between July 18, 1996 and July 1, 1997. No proceedings have taken place in any of the suits, and no provision for any liability that may result from the ultimate resolution of this matter has been included in the accompanying consolidated financial statements.

     In addition, the Company is involved from time to time in various claims and legal actions in the ordinary course of business. No provision for any liability that may result from the ultimate resolution of such matters has been included in the accompanying consolidated financial statements.

                            UROHEALTH SYSTEMS, INC.

                                 JUNE 30, 1997
                                  (UNAUDITED)

 9. PENDING ACQUISITION

     On April 19, 1997, the Company entered into a definitive agreement pursuant to which the Company would acquire Imagyn Medical, Inc. ("Imagyn") in a stock for stock merger (the "Merger"). The Merger is expected to be accounted for as a pooling of interests and each share of Imagyn common stock will exchanged for
1.4 shares of Common Stock of the Company. The consummation of the Merger is subject to approval by the Company's and Imagyn's stockholders, and other customary closing conditions. No assurances can be given that the Merger will be successfully consummated.


10. SUBSEQUENT EVENTS


     On August 5, 1997, the Company received United States Patent Office approval covering its Endotracheal Cardiac Output Monitoring technology. This technology was acquired in the X-Cardia acquisition completed in February 1997. The devices under development incorporate this patented technology into a standard endotracheal tube allowing for continuous cardiac output monitoring of patients undergoing surgery or on respiratory support.

     Based upon the issuance of the patent, the Company is obligated to pay the former X-Cardia shareholders on or prior to October 3, 1997, $16.5 million in cash and $1.5 million in Urohealth Common Stock.


11. SUPPLEMENTAL CASH FLOW INFORMATION


     Changes in operating assets and liabilities:


                                                                  JUNE 30,     JUNE 30,
                                                                    1996         1997
                                                                  --------     --------
        Receivables.............................................  $ (2,289)    $ (4,460)
        Inventories.............................................    (2,995)      (8,692)
        Prepaid expenses........................................      (597)      (1,092)
        Accounts payable and accrued liabilities................    (1,193)        (468)
        Compensation and employee benefits......................        96         (339)
        Restructuring liabilities...............................      (726)        (854)
        Deposit and other assets................................       (60)          --
        Other liabilities.......................................       (25)        (320)
                                                                  --------     --------
                                                                  $ (7,789)    $(16,225)
                                                                  ========     ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
X-Cardia Corporation

     We have audited the accompanying balance sheet of X-Cardia Corporation (a development stage company) as of December 31, 1996 and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (February 13, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of X-Cardia Corporation (a development stage company) at December 31, 1996 and the results of its operations and its cash flows for the period from inception (February 13, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.


                                          /s/ ERNST & YOUNG LLP


                                          --------------------------------------
                                              Ernst & Young LLP

Palo Alto, California
February 5, 1997

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Current assets -- cash and cash equivalents......................................  $  830,979
Property and equipment, net......................................................      30,035
Advances to Cybro Medical, Ltd...................................................     150,000
                                                                                   ----------
                                                                                   $1,011,014
                                                                                   ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable.................................................................  $   11,926
Accrued liabilities..............................................................     136,765
                                                                                   ----------
          Total current liabilities..............................................     148,691
Convertible notes and accrued interest...........................................   1,017,100
Commitments
Shareholders' equity (deficit):
  Preferred stock, 15,000,000 shares authorized, issuable in series:
     Series A preferred stock; 13,000,000 shares authorized; 5,344,500 shares issued and outstanding; aggregate liquidation preference of $5,344,500 as of
     December 31, 1996...........................................................     460,751
  Common stock, 25,000,000 shares authorized; none issued and outstanding........          --
  Notes receivable from shareholders.............................................        (751)
  Deficit accumulated during the development stage...............................    (614,777)
                                                                                   ----------
Total shareholders' equity (deficit).............................................    (154,777)
                                                                                   ----------
                                                                                   $1,011,014
                                                                                   ==========

                            See accompanying notes.

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                             PERIOD FROM INCEPTION
                    (FEBRUARY 13, 1996) TO DECEMBER 31, 1996

Operating expenses:
  Research and development.......................................................  $ 353,856
  General and administrative.....................................................    255,131
                                                                                   ---------
Total operating expenses.........................................................    608,987
                                                                                   ---------
Loss from operations.............................................................   (608,987)
Interest expense.................................................................    (17,100)
Interest income..................................................................     11,310
                                                                                   ---------
Net loss.........................................................................  $(614,777)
                                                                                   =========

                            See accompanying notes.

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                             PERIOD FROM INCEPTION
                    (FEBRUARY 13, 1996) TO DECEMBER 31, 1996

                                                                                                      DEFICIT
                                                                                      NOTES         ACCUMULATED         TOTAL
                                 PREFERRED STOCK            COMMON STOCK            RECEIVABLE      DURING THE      SHAREHOLDERS'
                              ----------------------   -----------------------         FROM         DEVELOPMENT        EQUITY
                                SHARES       AMOUNT      SHARES        AMOUNT      SHAREHOLDERS        STAGE          (DEFICIT)
                              ----------    --------   ----------     --------     ------------     -----------     -------------
Balances at inception
  (February 13, 1996).......          --    $     --           --     $     --        $   --         $      --        $      --
Issuance of common stock to
  founders in February
  1996......................          --          --    4,504,500          751          (751)               --               --
Issuance of common stock to
  investors at $0.50 per
  share in March 1996.......          --          --      360,000      180,000            --                --          180,000
Issuance of common stock to
  investors at $0.583 per
  share in August 1996......          --          --      420,000      245,000            --                --          245,000
Issuance of common stock to
  investors at $0.583 per
  share in October 1996.....          --          --       60,000       35,000            --                --           35,000
Exchange of one share of
  Series A preferred stock
  for one share of common
  stock in December 1996....   5,344,500     460,751   (5,344,500)    (460,751)           --                --               --
Net loss....................          --          --           --           --            --          (614,777)        (614,777)
                               ---------    --------   ----------     ---------        -----         ---------        ---------
Balances at December 31,
  1996......................   5,344,500    $460,751           --     $     --        $ (751)        $(614,777)       $(154,777)
                               =========    ========   ==========     =========        =====         =========        =========

                            See accompanying notes.

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             PERIOD FROM INCEPTION
                    (FEBRUARY 13, 1996) TO DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.........................................................................  $ (614,777)
Adjustments to reconcile net loss to cash used in operating activities:
  Depreciation expense...........................................................       2,618
  Changes in operating assets and liabilities:
     Accounts payable............................................................      11,926
     Accrued interest on convertible note........................................      17,100
     Accrued liabilities.........................................................     136,765
                                                                                   ----------
Cash used in operating activities................................................    (446,368)
                                                                                   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Advances on investment...........................................................    (150,000)
Expenditures for property and equipment..........................................     (32,653)
                                                                                   ----------
Cash used in investing activities................................................    (182,653)
                                                                                   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuances of common stock, net.....................................     460,000
Proceeds from issuance of convertible note.......................................   1,000,000
                                                                                   ----------
Cash provided by financing activities............................................   1,460,000
                                                                                   ----------
Net increase (decrease) in cash and cash equivalents.............................     830,979
Cash and cash equivalents at beginning of period.................................          --
                                                                                   ----------
Cash and cash equivalents at end of period.......................................  $  830,979
                                                                                   ==========

                            See accompanying notes.

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

 1. ORGANIZATION

  Basis of Presentation

     X-Cardia Corporation (the "Company") is a development stage company and was incorporated on February 13, 1996 in the state of California. The Company is engaged in development of noninvasive cardiac output monitoring devices. The Company's primary activities since incorporation have been establishing offices and research facilities, recruiting personnel, conducting research and development activities, performing business and financial planning and raising capital.

     The Company has sustained operating losses since its inception and would expect such losses would have continued, however, on February 4, 1997, the Company entered into the Agreement and Plan of Merger with Urohealth Systems, Inc. ("Urohealth"). Subject to the terms of the Merger, the Company is to be merged with a wholly owned subsidiary of Urohealth, with Urohealth to be the surviving corporation in the Merger (see Note 7). If the merger contemplated by management is not consummated, management will have to seek other sources of capital or reevaluate its operating plans to attempt to provide the Company the means to continue as a going concern.

     In September 1996, the board of directors of the Company authorized a stock split, in which one share of common stock was exchanged for six shares of common stock. Following shareholder approval, the stock split was effected on November 19, 1996. All share and per share amounts included in the financial statements have been retroactively adjusted to reflect the stock split.

     On December 27, 1996, the board of directors and the shareholders approved the exchange of one share of common stock for one share of Series A preferred stock. The exchange was effected on December 31, 1996.

  Cash, Cash Equivalents and Short-Term Investments

     The Company's cash and cash equivalents are maintained in demand deposit and money market accounts with a commercial bank. The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

  Depreciation and Amortization

     Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which is generally three to five years.

  Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under SFAS 123, stock-based compensation is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") or the fair-value method described in SFAS 123. Beginning in 1996, the Company implemented SFAS 123 using the intrinsic value method. Accordingly, adoption of the SFAS 123 had no material effect on the Company's financial position or results of operations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1996

 2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                      DECEMBER 31,
                                                                          1996
                                                                      ------------
            Furniture...............................................    $ 29,211
            Office equipment........................................       3,442
                                                                        --------
                                                                          32,653
            Less accumulated depreciation and amortization..........      (2,618)
                                                                        --------
                                                                        $ 30,035
                                                                        ========

 3. CONVERTIBLE NOTE AND COMMON STOCK PURCHASE AGREEMENT

     On September 30, 1996, the Company entered into a convertible note and common stock purchase agreement for the sale of 2,000,000 shares of its common stock to be completed in two closings. The first closing, which took place on September 30, 1996, involved the issuance of a convertible note for $1,000,000, which note is automatically converted into 1,000,000 shares upon the completion of the second closing initially scheduled to occur on March 31, 1997. If the second closing is not consummated, the principal is repayable on or before September 30, 2001. Interest accrues on the unpaid principal amount at a rate of 6.84% per annum and is payable beginning March 31, 1997 (see Note 7).

 4. RELATED PARTY TRANSACTIONS

  Consulting Agreement

     The Company has engaged a shareholder and director to provide consulting services related to its proprietary technology. For these services and for the contribution of related patents, the Company has incurred fees totaling $43,750 for the period from inception (February 13, 1996) to December 31, 1996.

  Facilities Sublease

     The Company subleases its facilities from a company owned by the Company's president and chief executive officer under a noncancelable operating sublease. The facilities lease expires on September 14, 2001. Future minimum lease payments under the operating leases at December 31, 1996 are as follows:

                                                                 OPERATING
                                                                  LEASES
                                                                 ---------
                    Year ending December 31,
                      1997.....................................   $13,266
                      1998.....................................    13,266
                      1999.....................................    13,266
                      2000.....................................    13,266
                      2001.....................................     9,397
                                                                  -------
                    Total......................................   $62,461
                                                                  =======

     Rent expense for the period from inception (February 13, 1996) to December 31, 1996 was approximately $7,829.

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1996

 5. SHAREHOLDERS' EQUITY

  Preferred Stock

     The board of directors has the authority to issue 15,000,000 shares of preferred stock, currently designated as Series A. Each share of Series A preferred stock outstanding is convertible at the option of the holder into one share of common stock, subject to adjustment, upon the occurrence of certain specified events, and automatically converts upon the consummation of a public offering of common stock.

     Each share of Series A preferred stock entitles its holder to one vote for each common share into which such shares would convert. Dividends at the rate of $0.10 per share if and as declared by the board of directors are payable to the preferred shareholders in preference to any dividends for common stock declared by the board of directors. Dividends are non-cumulative. No dividends have been declared as of December 31, 1996.

     The holders of the Company's Series A preferred stock are entitled to an amount per share equal to the original issue price, in liquidation, plus an amount equal to all declared but unpaid dividends, prior and in preference to any distribution of the holders of common stock. As of December 31, 1996, the aggregate liquidation value of the Series A preferred stock is $5,344,500.

     In the event of a merger, consolidation or sale of the Company's assets, as defined, the holders of preferred stock are entitled to receive the liquidation preference for such shares plus any declared but unpaid dividends in preference to the holders of common stock.

  1996 Stock Option Plan

     The Company's 1996 Stock Option Plan (the "Plan") was adopted by the board of directors in November 1996, approved by the shareholders in December 1996. As of December 31, 1996, a total of 1,000,000 shares of common stock have been reserved for issuance under the Plan. The Plan provides for the granting to employees, directors and consultants of the Company, incentive stock options and nonstatutory stock options.

     The exercise price of all stock options granted under the Stock Plan must be at least 100% of the fair value of the common stock of the Company on the grant date. The term of an incentive stock option may not exceed 10 years from the date of grant. An option shall be exercisable on or after each vesting date in accordance with the terms set forth in the option agreement. No options were granted out of the Plan in 1996.

  Stock Option Grants Outside the Plan

     In March, August and September 1996, the Company granted options to purchase 184,500 shares of Series A preferred stock to employees and consultants. The exercise price for all such options was $0.50, which price represented the fair value of the underlying stock on the respective grant dates. The stock option terms vary between the individual grants, and the terms were approved by the board of directors.

  Stock Compensation

     During 1996, the Company adopted SFAS 123. In accordance with the Statement, the Company applies APB 25 in accounting for option grants to employees and, accordingly, does not recognize compensation expense for options granted to employees with an exercise price equal to the fair value of the underlying stock on the grant date.

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1996

 5. SHAREHOLDERS' EQUITY (CONTINUED)
     Under SFAS 123, options granted to nonemployees must be accounted for at fair value. The fair value of stock options granted to nonemployees was immaterial and, therefore, no value was recorded in the financial statements.

     For disclosure purposes, the Company used the minimum value method to determine the fair value of stock options granted in 1996 using the following weighted average assumptions: risk free interest rate of 5.91% and a weighted average expected option life of 3.19 years. The effect of applying the minimum value method of SFAS 123 in determining the fair values of stock options granted in 1996 did not result in pro forma net loss that is materially different from the amount reported. Therefore, such pro forma information is not presented herein. Future pro forma results of operations may be materially different from actual amounts reported.

     A summary of the Company's stock option activity related to options granted outside of the Plan and related information for the period from inception (February 13, 1996) to December 31, 1996 follows. No options were granted under the Plan in 1996:

                                                              SERIES A            WEIGHTED
                                                           PREFERRED STOCK        AVERAGE
                                                               OPTIONS         EXERCISE PRICE
                                                           ---------------     --------------
        Outstanding at beginning of period...............           --             $   --
        Options granted..................................      184,500             $ 0.50
        Options exercised................................           --             $   --
        Options forfeited................................           --             $   --
                                                               -------             ------
        Outstanding at December 31, 1996.................      184,500             $ 0.50
                                                               =======             ======

     The weighted-average remaining contractual life of those options is approximately 9.5 years. As of December 31, 1996, 40,000 options were exercisable.

 6. INCOME TAXES

     At December 31, 1996, the Company had a federal net operating loss carryforward of approximately $600,000. The net operating loss carryforward will expire beginning in 2011, if not utilized.

     Utilization of net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

     As of December 31, 1996, the Company had a deferred tax asset of approximately $200,000 which relates primarily to net operating loss carryforwards and capitalized research and development costs. The net deferred tax asset has been fully offset by a valuation allowance.

 7. SUBSEQUENT EVENTS

     On January 2, 1997, the Company entered into a share purchase agreement with Cybro Medical, Ltd. ("Cybro") in which the Company purchased 80% of the outstanding stock of Cybro, an Israeli research and development company engaged in the development of blood oxygen saturation monitors. The purchase price was $125,000. Concurrently, the Company entered into an option agreement under which the Company may purchase the remaining (20%) of the outstanding stock of Cybro upon the occurrence of specific events. The Company wired $150,000 to an escrow account on December 30, 1996 in contemplation of the closing of the

                              X-CARDIA CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1996

 7. SUBSEQUENT EVENTS (CONTINUED)
transaction and to advance to Cybro cash to fund operating expenses after the transaction. This amount is included under the caption "Advances to Cybro Medical, Ltd." in the balance sheet as of December 31, 1996. Upon the completion of the acquisition in 1997, the entire $150,000 was charged to in-process research and development expense.

     In January and February 1997, the Company granted employees options to purchase 30,500 shares of the Company's common stock and consultants options to purchase 125,000 shares of the Company's common stock at an exercise price of $0.25. The deemed fair value of the underlying shares on the grant date was $4.00, therefore, the aggregate value of the options to employees was deemed to be approximately $114,000, based on the intrinsic-value method. The valuation related to stock options granted to nonemployees was deemed to be approximately $469,000. The Company used the minimum-value method to determine the fair value of stock options to nonemployees at the grant date using the following weighted average assumptions: risk-free interest rate of 6.0% and a weighted average expected option life of 0.25 years. The Company will recognize as expense the aggregate valuation for these employee and nonemployee option grants over the option life.

     Also in January 1997, the Company issued 16,780 shares of common stock to consultants for services rendered. The Company used the minimum value method to determine the valuation and recorded $67,000 on the grant date.

     In February 1997, the Company accelerated the vesting of certain outstanding stock options in contemplation of the proposed merger with Urohealth Systems, Inc. (see below). This change in the options terms resulted in the establishment of a new measurement date for accounting purposes, and, therefore, a value of $372,000 was expensed on the new measurement date based on the deemed fair value of the underlying securities at that date.

     On February 4, 1997, the Company entered into a Merger Agreement ("Merger") with Urohealth Systems, Inc. ("Urohealth"), a Delaware corporation, Urohealth, Inc. (California) ("Urohealth Sub"), a California corporation and a wholly owned subsidiary of Urohealth Systems, Inc. Subject to terms of the Merger, the Company was merged with Urohealth Sub, with Urohealth Sub being the surviving corporation in the Merger. The Company's common and preferred shareholders received an aggregate of 1,295,700 shares of Urohealth common stock. In addition, the shareholders have the right to receive milestone payments totaling $21 million dependent upon the successful achievement of specified milestones. The shareholders also have the right to receive additional payments termed "Earn-Out Consideration" based on the sales of X-Cardia products (as defined in the agreement) for the four-year period after the first commercial release of an X-Cardia product. There can be no assurance that Urohealth will have sufficient funds to make these payments.

     In connection with the Merger, the Company amended the Convertible Note and Common Stock Purchase Agreement of September 30, 1996 to complete the second closing of the agreement concurrent with the closing of the Merger. In addition, the Company exercised its call option with respect to the remaining 20% interest in Cybro.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Richard-Allan Medical Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Richard-Allan Medical Industries, Inc. and Subsidiary as of March 31, 1996 and June 30, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the nine months ended March 31, 1996 and the years ended June 30, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richard-Allan Medical Industries, Inc. and Subsidiary at March 31, 1996 and June 30, 1995 and the consolidated results of their operations and their cash flows for the nine months ended March 31, 1996 and the years ended June 30, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Kalamazoo, Michigan
August 8, 1996, except Note K as to
which the date is August 14, 1996

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                           JUNE
                                                                            30,       MARCH 31,
                                                                           1995         1996
                                                                          -------     ---------
                                                                             (IN THOUSANDS)
ASSETS (NOTE F)
Current assets:
  Cash and cash equivalents.............................................  $ 3,003      $    20
  Accounts receivable, less allowance for doubtful accounts of $8.......    2,993        3,116
  Refundable income taxes...............................................       --          376
  Inventories (Note D)..................................................    1,722        1,251
  Prepaid expenses......................................................      131           --
  Current assets of discontinued operations (Note B)....................      168           --
                                                                          -------       ------
          Total current assets..........................................    8,017        4,763
Property and equipment:
  Land..................................................................       86           86
  Building..............................................................       67           41
  Machinery and equipment...............................................    5,870        6,492
  Furniture and fixtures................................................    1,112        1,208
  Property under capital lease (Note E).................................      509          509
  Leasehold improvements................................................      329          311
  Computer software.....................................................      319          336
                                                                          -------       ------
                                                                            8,292        8,983
  Less accumulated depreciation and amortization........................    4,034        4,575
                                                                          -------       ------
                                                                            4,258        4,408
Other assets............................................................       27           64
                                                                          -------       ------
                                                                          $12,302      $ 9,235
                                                                          =======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Checks issued against future deposits.................................  $    --      $   340
  Accounts payable......................................................    3,182        2,315
  Compensation and commissions..........................................      578          578
  Income taxes payable..................................................    2,100           --
  Other current liabilities.............................................      549          376
  Current maturities of long-term debt..................................      136          160
                                                                          -------       ------
          Total current liabilities.....................................    6,545        3,769
Long-term debt, less current maturities (Note F)........................    2,157        2,347
Commitments and Contingencies (Note J)
Stockholders' equity (Note F):
  Preferred stock $5 par value:
     authorized -- 150,000 shares; issued -- 7,534 shares
     (1995 -- 9,634)....................................................       48           38
  Common stock $1 par value:
     authorized -- 50,000 shares; issued -- 4,645 shares
     (1995 -- 4,660)....................................................        5            5
  Retained earnings.....................................................    3,604        3,118
  Treasury stock, at cost:
     7,534 shares preferred stock and 113 shares common stock
     (1995 -- 9,634 and 128, respectively)..............................      (80)         (63)
  Foreign currency translation adjustments..............................       23           21
                                                                          -------       ------
          Total stockholders' equity....................................    3,600        3,119
                                                                          -------       ------
                                                                          $12,302      $ 9,235
                                                                          =======       ======

          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      NINE MONTHS
                                                            YEAR ENDED JUNE 30,          ENDED
                                                           ----------------------      MARCH 31,
                                                             1994         1995           1996
                                                           --------     ---------     -----------
Net sales................................................  $ 16,852     $  19,598       $15,705
Cost of sales............................................     9,566        11,515         8,195
                                                            -------     ---------       -------
Gross profit.............................................     7,286         8,083         7,510

Operating expenses (income):
  Selling, general and administrative (Note J):..........     8,953        12,756         7,450
  Research and development...............................     2,421         1,694           765
  Distribution fees......................................       (28)           --            --
  Loss on disposition of property........................       112           340            --
  Interest income........................................       (16)          (38)          (42)
  Interest expense.......................................       602           794           183
  Other..................................................        51            41             9
                                                            -------     ---------       -------
                                                             12,095        15,587         8,365
                                                            -------     ---------       -------
Loss from continuing operations before income taxes......    (4,809)       (7,504)         (855)
Income taxes (credits) (Note I)..........................      (742)       (3,266)         (376)
                                                            -------     ---------       -------
Loss from continuing operations..........................    (4,067)       (4,238)         (479)

Discontinued operations (Note B):
  Income from operations, less applicable income taxes of
     $524
     and $734 in 1995 and 1994, respectively.............     1,427         1,008            --
  Gain on sale, less applicable income taxes of $4,845...        --         9,405            --
                                                            -------     ---------       -------
                                                              1,427        10,413            --
                                                            -------     ---------       -------
Net income (loss)........................................  $ (2,640)    $   6,175       $  (479)
                                                            =======     =========       =======

          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                        FOREIGN
                 PREFERRED STOCK    COMMON STOCK                   COMMON       RETAINED               CURRENCY         TOTAL
                 ---------------   ---------------   PAID-IN        STOCK       EARNINGS   TREASURY   TRANSLATION   STOCKHOLDERS'
                 SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL    SUBSCRIPTIONS   (DEFICIT)   STOCK     ADJUSTMENTS      EQUITY
                 ------   ------   ------   ------   --------   -------------   --------   --------   -----------   -------------
Balance as of
  June 30,
  1993..........    14     $ 68        5     $  5    $    --        $  --       $ 1,083     $ (114)      $ (15)        $ 1,027

Net loss........    --       --       --       --         --           --        (2,640)        --          --          (2,640)
Issuance of
  common
  stock.........    --       --        1        1        999           --            --         --          --           1,000
Retirement of
  pledged
  treasury
  stock.........    (2)     (10)      --       --         --           --            (7)        17          --              --
Common stock
  subscription
  by officer
  (Note C)......    --       --       --       --         --          660            --         --          --             660
Foreign currency
  translation
  adjustments...    --       --       --       --         --           --            --         --          30              30
                   ---     ----      ---     ----    -------        -----       -------      -----       -----          ------
Balance as of
  June 30,
  1994..........    12       58        6        6        999          660        (1,564)       (97)         15              77

Net income......    --       --       --       --         --           --         6,175         --          --           6,175
Issuance of
  common
  stock.........    --       --       --       --      1,000         (660)           --         --          --             340
Purchase of
  common
  stock.........    --       --       (1)      (1)    (1,999)          --        (1,000)        --          --          (3,000)
Retirement of
  pledged
  treasury
  stock.........    (2)     (10)      --       --         --           --            (7)        17          --              --
Foreign currency
  translation
  adjustments...    --       --       --       --         --           --            --         --           8               8
                   ---     ----      ---     ----    -------        -----       -------      -----       -----          ------
Balance as of
  June 30,
  1995..........    10       48        5        5         --           --         3,604        (80)         23           3,600

Net loss........                                                                   (479)                                  (479)
Retirement of
  pledged
  treasury
  stock.........    (2)     (10)      --       --         --           --            (7)        17          --              --
Foreign currency
  translation
  adjustments...    --       --       --       --         --           --            --         --          (2)             (2)
                   ---     ----      ---     ----    -------        -----       -------      -----       -----          ------
Balance as of
  March 31,
  1996..........     8     $ 38        5     $  5    $    --        $  --       $ 3,118     $  (63)      $  21         $ 3,119
                   ===     ====      ===     ====    =======        =====       =======      =====       =====          ======

          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      NINE MONTHS
                                                             YEAR ENDED JUNE 30,         ENDED
                                                             --------------------      MARCH 31,
                                                              1994         1995          1996
                                                             -------     --------     -----------
OPERATING ACTIVITIES
Net income (loss)..........................................  $(2,640)    $  6,175       $  (479)
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:

     Depreciation and amortization.........................      492          810           597
     Gain on sale of discontinued operations...............       --      (14,250)           --
     Loss on disposition of property.......................      112          340            --

     Changes in operating assets and liabilities:
       Receivables.........................................     (281)         579            46
       Income taxes........................................                 2,107        (2,476)
       Inventories.........................................     (285)        (430)          470
       Other operating assets..............................       --          (19)           94
       Accounts payable....................................     (227)       1,160          (867)
       Other operating liabilities.........................      680         (594)          166
                                                             -------     --------       -------
Net cash used in operating activities......................   (2,149)      (4,122)       (2,449)

INVESTING ACTIVITIES
Capital expenditures.......................................   (1,638)      (1,045)         (747)
Proceeds from sale of discontinued operations, net of
  expenses.................................................       --       14,745            --
                                                             -------     --------       -------
Net cash provided by (used in) investing activities........   (1,638)      13,700          (747)

FINANCING ACTIVITIES
Principal payments under capital lease obligations.........      (62)         (75)          (56)
Principal payments under long-term debt....................     (118)      (4,025)          (16)
Net borrowings (repayment) under revolving line-of-credit
  agreement................................................    1,132       (3,632)          278
Proceeds from issuance of long-term debt...................    2,360        3,102             7
Proceeds from issuance of common stock.....................    1,000        1,000            --
Repurchase of common stock.................................     (513)      (3,000)           --
                                                             -------     --------       -------
Net cash provided by (used in) financing activities........    3,799       (6,630)          213
Effect of exchange rate changes on cash and cash
  equivalents..............................................       52          (28)           --
                                                             -------     --------       -------
Increase (decrease) in cash and cash equivalents...........       64        2,920        (2,983)
Cash and cash equivalents at beginning of period...........       19           83         3,003
                                                             -------     --------       -------
Cash and cash equivalents at end of period.................  $    83     $  3,003       $    20
                                                             =======     ========       =======

          See accompanying notes to consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996

NOTE A -- BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business Description

     Richard-Allan Medical Industries, Inc. and Subsidiary (the Company) manufactures and markets surgical operating room supplies. The Company markets these products both domestically and abroad through the use of a direct sales force and foreign distributors. A division that manufactures and markets diagnostic reagents used primarily in hospital laboratories was sold in 1995 (see Note B).

  Basis of Financial Statement Presentation

     The Company has elected to change its fiscal year end to March 31. Fiscal 1996 is a nine month transition period ended March 31, 1996. During the nine month period ended March 31, 1995, the Company's unaudited results of operations included: net sales of $14.4 million; gross profit of $5.9 million; income tax credits of $352,000; and a net loss of $4.8 million.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Richard-Allan Medical Industries (U.K.) Ltd. (subsidiary). All material intercompany balances and transactions are eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents reported in the balance sheets equal their fair value.

  Accounts Receivable and Concentration of Credit Risk

     The Company sells to a large number of domestic and foreign customers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An allowance for doubtful accounts is maintained at a level that management believes is sufficient to cover potential credit losses.

  Foreign Currency Translation

     The financial statements of the subsidiary have been translated into U.S. dollars in accordance with Financial Accounting Standards Board ("FASB") Statement No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet dates, and operations statement accounts have been translated using the average exchange rates for the respective periods. The gains and losses resulting from the changes in exchange rates from period to period have been reported as a separate component of stockholders' equity. The effect on the statements of operations of transaction gains and losses is insignificant for all periods presented.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for U.S. inventories which approximate 93% and 92% of total inventories at March 31, 1996 and June 30, 1995, respectively.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

  Income Taxes

     Deferred income taxes are provided on the difference in earnings determined for tax and financial reporting purposes. Deferred income taxes have been calculated under the liability method in accordance with FASB Statement No. 109, Accounting for Income Taxes.

     Income taxes have not been provided on the undistributed earnings of Richard-Allan Medical Industries (U.K.) Ltd. as it is the Company's intention to indefinitely reinvest such earnings in the subsidiary's operations and not to transfer them in the form of a taxable transaction.

  Research and Development Expenses

     Research and development expenses are charged against income as incurred.

  Revenue Recognition

     Revenue from sales of manufactured products is recognized upon shipment to customers (see Note H).

  Advertising Expense

     Advertising and promotion costs are expensed as incurred.

  Reclassification

     Certain amounts for 1995 and 1994 have been reclassified to conform with the 1996 presentation.

NOTE B -- DISCONTINUED OPERATIONS

     In May 1995, the Company sold substantially all of the assets and operations of its laboratory products division. The proceeds from the sale, net of expenses, were approximately $14.7 million. The 1995 consolidated statement of operations excludes sales and expenses of the laboratory products division from continuing operations, and fiscal 1994 results have been restated to conform with this presentation. Net sales of the laboratory products division totaled $7,829,000 from July 1994 through May 1995, and $9,014,000 for the year ended June 30, 1994. The remaining assets of the laboratory products division have been segregated in the consolidated balance sheet as of June 30, 1995.

NOTE C -- STOCK SUBSCRIPTION

     During fiscal 1994 a stockholder made a commitment to purchase common stock in an amount sufficient to maintain compliance with debt covenants. The amount of the stock purchase was determined after June 30, 1994 based on financial statement amounts, and the stock purchase occurred on August 30, 1994. The purchase has been recorded as a 1994 increase in stockholders' equity, and is a noncash financing activity for purposes of the 1994 consolidated statement of cash flows.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE D -- INVENTORIES

     Inventories from continuing operations are summarized as follows (in thousands):

                                                                       JUNE 30,     MARCH 31,
                                                                         1995         1996
                                                                       --------     ---------
    Raw materials and work in process................................   $  695       $   604
    Finished goods...................................................    1,027           647
                                                                        ------        ------
                                                                        $1,722       $ 1,251
                                                                        ======        ======

     If the first-in, first-out method of valuation had been used for all inventories by the Company, inventories would have been approximately $237,000 higher than reported at both March 31, 1996 and June 30, 1995.

NOTE E -- LEASES

     The Company leases certain land, manufacturing and office facilities and equipment under noncancelable leases. As of March 31, 1996, future net minimum lease payments under the capital leases and future minimum rental payments required under operating leases that have initial or remaining noncancelable terms in excess of one year were as follows (in thousands):

                                                                                      OPERATING
                    TWELVE MONTHS ENDED MARCH 31,                  CAPITAL LEASES      LEASES
    -------------------------------------------------------------  --------------     ---------
    1997.........................................................       $ 47             $ 7
    1998.........................................................         --               3
                                                                   ----------         ----------
    Total minimum lease payments.................................         47             $10
                                                                                      ==========
    Less amount representing interest............................          2
                                                                   ----------
    Present value of net minimum lease payments..................       $ 45
                                                                   ==========

     The Company pays property taxes, insurance and maintenance expenses for the building and land, which are leased from Newhauser Associates, a related party. Future minimum lease payments are subject to annual adjustments based on cost of living indices. Additional lease payments resulting from such adjustments totaled approximately $91,000 in 1994, $93,000 in 1995 and $71,000 for the nine months ended March 31, 1996.

     Total lease expense was approximately $299,000 and $254,000 in 1994 and 1995, respectively and $107,000 for the nine month period ended March 31, 1996.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE F -- LONG-TERM DEBT

     Long-term debt consists of:

                                                                       JUNE 30,     MARCH 31,
                                                                         1995         1996
                                                                       --------     ---------
                                                                           (IN THOUSANDS)
    Notes payable to bank under revolving credit agreement...........   $1,679       $ 1,956
    Subordinated 12% unsecured note payable to the estate of a former stockholder for redemption of stock, maturing in annual
      installments of $41,963 through July 1997......................       84            84
    12% and 10% unsecured notes payable, maturing at various dates
      through July 2000..............................................      352           359
    Non-interest-bearing note (discounted to present value at a rate of 10%), secured by pledged shares of treasury stock held in escrow, to a former stockholder for redemption of stock,
      maturing in monthly installments varying from $3,000 to $3,500
      through October 1, 1999........................................       79            63
    Present value of lease payments under capitalized leases (see
      Note E)........................................................       99            45
                                                                        ------        ------
                                                                         2,293         2,507
    Less current maturities..........................................      136           160
                                                                        ------        ------
              Total long-term debt...................................   $2,157       $ 2,347
                                                                        ======        ======

     Effective May 1, 1996, the Company renegotiated the terms of its bank financing agreement. Under the terms of the amended agreement, the Company has a $3.1 million revolving line of credit, with interest payable monthly at the bank's prime rate (8.25% at March 31, 1996) plus 1.5%. Approximately $1.4 million of additional borrowings were available under the line at March 31, 1996, subject to an asset-based lending formula.

     All borrowings under the amended bank financing agreement are required to be paid in full on September 1, 1996, and the bank has stated its intention to call the debt on that date. This arrangement provides a grace period until that date for the Company to achieve compliance with certain financial covenants included in the agreement. The Company is currently in violation of financial covenants related to, among others, minimum working capital requirements. The bank financing agreement also restricts the payment of any dividends, other than dividends payable in Company-owned stock, on any shares of its capital stock.

     The bank borrowings are collateralized by substantially all assets of the Company, a personal guarantee of and life insurance policy on the principal stockholder, a $1 million guarantee by a former officer and stockholder of the Company, and a co-guarantee by Newhauser Associates, a related party. The Company is a co-guarantor of a $1.4 million bank construction loan held by Newhauser Associates that also expires on September 1, 1996.

     As described in Note K, the Company was acquired and became a division of Urohealth Systems, Inc. in August, 1996. In connection with this transaction, all of the Company's debt is being refinanced on a long-term basis. Accordingly, the Company's debt at March 31, 1996 has been classified as long-term, except for amounts which were expected to be repaid prior to the refinancing.

     Interest paid totaled $792,000 in 1994 and $608,000 in 1995, and $185,000 for the nine months ended March 31, 1996. The carrying amount of the Company's long-term debt approximates its fair value.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE G -- EMPLOYEE BENEFIT PLAN

     The Company has a qualified profit-sharing plan covering employees with more than one year of service, who may elect to defer up to 15% of their compensation. The Company contributes 35% of the participant's deferred salary to the plan, up to 6% of compensation, and makes additional contributions to the plan at its discretion. The amount of Company contributions to the plan was approximately $16,500 in 1994, $88,000 in 1995 and $61,000 for the nine months ended March 31, 1996.

NOTE H -- DISTRIBUTION AGREEMENTS

     Certain international sales of the Company are transacted under the terms of international distribution agreements with foreign companies which the Company entered into in 1992, 1993 and 1994. The agreements appoint the distributor to sell and service all existing and future product lines of the Company in a particular territory. In exchange for these exclusive distribution rights, which range from six to twenty years, and for initial services provided by the Company for the distributor at the time the agreements were entered into, the distributors paid fees to the Company totaling $28,800 in 1994 and agreed to market no competing products in the territory during the term of the agreement. Income recognized by the Company from these distribution agreements was not significant for the periods presented.

NOTE I -- INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                       JUNE 30,     MARCH 31,
                                                                         1995         1996
                                                                       --------     ---------
    Deferred tax assets:
      Operating expense accruals.....................................   $  200        $ 205
      Financial statement over tax depreciation......................       61           73
      Inventory capitalization for tax purposes......................       51           20
      Other..........................................................       15            3
                                                                         -----        -----
                                                                        $  327        $ 301
                                                                         =====        =====
    Valuation allowance for deferred tax assets......................   $ (327)       $(301)
                                                                         =====        =====

     The Company had no deferred income tax liabilities at March 31, 1996 or June 30, 1995.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

     Significant components of the income tax provision (credit) from continuing operations are as follows (in thousands):

                                                            YEAR ENDED JUNE      NINE MONTHS
                                                                  30,               ENDED
                                                           -----------------      MARCH 31,
                                                           1994       1995          1996
                                                           -----     -------     -----------
    Current:
      Federal............................................  $(734)    $(3,266)       $(376)
      State..............................................     --          --           --
      Foreign............................................     (8)         --           --
                                                           -----      ------        -----
                                                           $(742)    $(3,266)       $(376)
                                                           =====      ======        =====
    Deferred:
      Federal............................................  $  --     $    --        $  --
      State..............................................     --          --           --
      Foreign............................................     --          --           --
                                                           -----      ------        -----
                                                           $  --     $    --        $  --
                                                           =====      ======        =====

     The Company's income tax provision (credit) from continuing operations differed from the income tax provision (credit) from continuing operations at the federal statutory rate of 34%, as follows (in thousands):

                                                                                  NINE MONTHS
                                                          YEAR ENDED JUNE 30,        ENDED
                                                          -------------------      MARCH 31,
                                                           1994        1995          1996
                                                          -------     -------     -----------
    Income tax provision (credit) at the statutory
      rate..............................................  $(1,635)    $(2,551)       $(291)
    Adjustments:
      Increase (decrease) in valuation allowance........      901        (855)         (26)
      Effect of favorable tax determinations............       --          --          (82)
      Other.............................................       (8)        140           23
                                                          -------     -------        -----
    Tax provision (credit)..............................  $  (742)    $(3,266)       $(376)
                                                          =======     =======        =====

     In 1995, the Company utilized approximately $938,000 and $228,000 of net operating loss tax benefit and research and development credit carryforwards, respectively.

     Cash paid for purposes of federal income taxes during the nine month period ended March 31, 1996, was approximately $2.1 million. No cash was paid for purposes of federal income taxes during the years ended June 30, 1995 and 1994.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

NOTE J -- COMMITMENTS AND CONTINGENCIES

     The Company is subject to lawsuits and claims in the ordinary course of business. Management believes that the ultimate resolution of such lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position or results of operations. During fiscal 1995 the Company incurred approximately $2,000,000 in legal fees in successful defense of a patent infringement suit initiated by a large surgical equipment manufacturer, which has been included in selling, general and administrative expenses. The Company is party to a negotiated payment plan for these legal fees. If the Company maintains payments in accordance with the plan, the law firm has agreed to reduce the legal fees charged to the Company by $350,000. This expense reduction will be recognized only after completion of the payment plan and the forgiveness of fees is realized.

     As of March 31, 1996, the Company had entered into various purchase commitments for tooling equipment of approximately $1 million.

NOTE K -- SUBSEQUENT EVENT

     On July 5, 1996, the Company entered into a definitive agreement to be acquired by Urohealth Systems, Inc. (Urohealth). The sale was consummated on August 14, 1996, at which time the Company became a division of Urohealth.

     Urohealth has made commitments to the Company to provide funding for the Company's operations for a minimum of twelve months beginning on July 5, 1996. In addition, Urohealth has entered into a financing arrangement which will be used to refinance all of the Company's debt with debt having maturities greater than one year.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                        MARCH 31,      JUNE 30,
                                                                          1996           1996
                                                                        ---------     -----------
                                                                                      (UNAUDITED)
                                                                             (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...........................................   $    20        $    18
  Accounts receivable, less allowance for doubtful accounts of $8.....     3,116          3,472
  Refundable income taxes.............................................       376            510
  Inventories.........................................................     1,251          1,141
  Prepaid expenses....................................................        --            115
                                                                          ------         ------
          Total current assets........................................     4,763          5,256
Property and equipment, net...........................................     4,408          4,452
Other assets..........................................................        64             80
                                                                          ------         ------
                                                                         $ 9,235        $ 9,788
                                                                          ======         ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Checks issued against future deposits...............................   $   340        $   525
  Accounts payable....................................................     2,315          2,140
  Compensation and commissions........................................       578            879
  Other current liabilities...........................................       376            780
  Current maturities of long-term debt................................       160            220
                                                                          ------         ------
          Total current liabilities...................................     3,769          4,544
Long-term debt, less current maturities...............................     2,347          2,648

Commitments and Contingencies

Stockholders' equity:
  Preferred stock $5 par value:
     authorized -- 150,000 shares; issued -- 7,534 shares.............        38             38
  Common stock $1 par value:
     authorized -- 50,000 shares; issued -- 4,645 shares..............         5              5
  Retained earnings...................................................     3,118          2,597
  Treasury stock, at cost:
     7,534 shares preferred stock and 113 shares common stock.........       (63)           (63)
  Foreign currency translation adjustments............................        21             19
                                                                          ------         ------
          Total stockholders' equity..................................     3,119          2,596
                                                                          ------         ------
                                                                         $ 9,235        $ 9,788
                                                                          ======         ======

     See accompanying notes to condensed consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                      THREE MONTHS ENDED JUNE
                                                                                30,
                                                                      ------------------------
                                                                        1995            1996
                                                                      ---------       --------
Net sales...........................................................  $   5,190       $  5,766
Cost of sales.......................................................      2,984          3,122
                                                                      ----------      ----------
                                                                              -              -
Gross profit........................................................      2,206          2,644

Operating expenses:
  Selling, general and administrative...............................      3,425          2,860
  Research and development..........................................        300            360
  Interest expense, net.............................................        142             80
                                                                      ----------      ----------
                                                                              -              -
                                                                          3,867          3,300
                                                                      ----------      ----------
                                                                              -              -
Loss from continuing operations before income taxes.................     (1,661)          (656)
Income taxes (credits)..............................................     (2,914)          (134)
                                                                      ----------      ----------
                                                                              -              -
Income (loss) from continuing operations............................      1,253           (522)

Discontinued operations:
  Income from operations, less applicable income taxes of $172......        323             --
  Gain on sale, less applicable income taxes of $4,845..............      9,405             --
                                                                      ----------      ----------
                                                                              -              -
                                                                          9,728             --
                                                                      ----------      ----------
                                                                              -              -
Net income (loss)...................................................  $  10,981       $   (522)
                                                                      ===========     ===========

     See accompanying notes to condensed consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                           ------------------
                                                                             1995       1996
                                                                           --------     -----
OPERATING ACTIVITIES
Net income (loss)........................................................  $ 10,981     $(522)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:

     Depreciation and amortization.......................................       155       276
     Gain on sale of discontinued operations.............................   (14,250)       --
     Loss on disposition of property.....................................         5        --

     Changes in operating assets and liabilities:
       Receivables.......................................................     1,844      (357)
       Income taxes......................................................     2,107      (134)
       Inventories.......................................................       315       112
       Other operating assets............................................      (253)     (132)
       Accounts payable..................................................    (1,993)        9
       Other operating liabilities.......................................       373       704
                                                                           --------     -----
Net cash used in operating activities....................................      (716)      (44)

INVESTING ACTIVITIES
Capital expenditures.....................................................      (265)     (319)
Proceeds from sale of discontinued operations, net of expenses...........    14,746        --
                                                                           --------     -----
Net cash provided by (used in) investing activities......................    14,481      (319)

FINANCING ACTIVITIES
Principal payments under capital lease obligations.......................       (33)      (19)
Principal payments under long-term debt..................................    (3,751)      (11)
Net borrowings (repayment) under revolving line-of-credit agreement......    (4,000)      391
Repurchase of common stock...............................................    (3,000)       --
                                                                           --------     -----
Net cash provided by (used in) financing activities......................   (10,784)      361
                                                                           --------     -----
Increase (decrease) in cash and cash equivalents.........................     2,981        (2)
Cash and cash equivalents at beginning of period.........................        22        20
                                                                           --------     -----
Cash and cash equivalents at end of period...............................  $  3,003     $  18
                                                                           ========     =====

     See accompanying notes to condensed consolidated financial statements.

             RICHARD-ALLAN MEDICAL INDUSTRIES, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1.   INTERIM REPORTING

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Richard-Allan Medical Industries, Inc. (the "Company") and its subsidiary. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the Company's condensed consolidated financial position as of June 30, 1996 and March 31, 1996, its condensed consolidated results of operations for the three month periods ended June 30, 1996 and June 30, 1995, and its condensed consolidated cash flows for the three month periods ended June 30, 1996 and June 30, 1995. The results of operations for the three month period ended June 30, 1996 are not necessarily indicative of those to be expected for the entire year.

2.   DISCONTINUED OPERATION

     In May 1995, the Company sold the assets and operations of its laboratory products division. The proceeds from the sale, net of expenses, were approximately $14.7 million. The condensed consolidated statement of operations for the three months ended June 30, 1995 excludes sales and expenses of the laboratory products division from continuing operations.

3.   INVENTORIES

     Inventories are carried at the lower of cost or market. Cost is determined on last-in, first-out (LIFO) method.

                                                                    MARCH 31,       JUNE 30,
                                                                       1996           1996
                                                                    ----------     -----------
                                                                                   (UNAUDITED)
                                                                          (IN THOUSANDS)
    Finished Goods................................................    $  647         $   612
    Raw Materials.................................................       604             529
                                                                      ------          ------
                                                                      $1,251         $ 1,141
                                                                      ======          ======

4.   LITIGATION

     The Company is subject to lawsuits and claims in the ordinary course of business. Management believes that the ultimate resolution of such lawsuits and claims should not have a material adverse effect on the Company's condensed consolidated financial position or results of operations.

5.   SUBSEQUENT EVENT

     On July 5, 1996, the Company entered into a definitive agreement to be acquired by Urohealth Systems, Inc. (Urohealth). The sale was completed August 14, 1996, at which time the operations of the Company were merged with the operations of Urohealth Systems, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Imagyn Medical, Inc.
Laguna Niguel, California

     We have audited the accompanying consolidated balance sheets of Imagyn Medical, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imagyn Medical, Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

                                          --------------------------------------
                                              Coopers & Lybrand L.L.P.

Newport Beach, California
March 4, 1997

                              IMAGYN MEDICAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                      1995             1996
                                                                  ------------     ------------
                                            ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  2,359,773     $ 22,333,227
  Short-term cash investments...................................     6,980,454       19,019,813
  Restricted cash...............................................       131,000               --
  Accounts receivable, net of allowance for doubtful accounts of
     $60,000 in 1995 and 1996...................................       909,139        2,002,965
  Inventories...................................................     1,063,867        2,007,527
  Other current assets..........................................       172,760          713,461
                                                                  ------------     ------------
          Total current assets..................................    11,616,993       46,076,993
Long-term cash investments......................................            --        4,358,478
Furniture, fixtures and equipment, net..........................       389,787        1,412,610
Other assets....................................................        17,642          107,653
                                                                  ------------     ------------
          Total assets..........................................  $ 12,024,422     $ 51,955,734
                                                                  ============     ============

                            LIABILITIES, REDEEMABLE PREFERRED STOCK
                              AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities.............................................
  Accounts payable..............................................  $    441,868        1,094,758
  Accrued salaries and benefits.................................        83,158          386,101
  Accrued liabilities...........................................       660,889          585,671
                                                                  ------------     ------------
          Total current liabilities.............................     1,185,915        2,066,530
Deferred income.................................................     1,000,000        1,000,000
                                                                  ------------     ------------
          Total liabilities.....................................     2,185,915        3,066,530
                                                                  ------------     ------------
Commitments and contingencies (Note 16)
Convertible redeemable preferred stock, 2,715,546 shares issued
  and outstanding in 1995.......................................     9,935,981               --
                                                                  ------------     ------------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value, 5,000,000 shares
     authorized, no shares issued and outstanding...............            --               --
  Common stock, $0.001 par value (in 1996 only), 50,000,000
     shares authorized, 1,995,361 and 7,934,995 shares issued
     and outstanding in 1995 and 1996, respectively.............    21,395,137            7,935
Additional paid-in capital......................................            --       74,655,334
Unearned compensation...........................................      (753,640)        (702,148)
Amounts due from stockholders...................................      (195,900)        (120,900)
Accumulated deficit.............................................   (20,543,071)     (24,951,017)
                                                                  ------------     ------------
          Total stockholders' equity (deficit)..................       (97,474)      48,889,204
                                                                  ------------     ------------
          Total liabilities, redeemable preferred stock and
            stockholders' equity (deficit)......................  $ 12,024,422     $ 51,955,734
                                                                  ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                                                         1994            1995            1996
                                                      -----------     -----------     -----------
Net sales...........................................  $ 1,004,742     $ 2,242,655     $ 9,370,822
Cost of sales.......................................    1,267,968       1,810,849       6,578,746
                                                      -----------     -----------     -----------
     Gross profit (loss)............................     (263,226)        431,806       2,792,076
                                                      -----------     -----------     -----------
Sales and marketing expenses........................    2,317,423       3,295,842       4,039,501
Research and development expenses...................    1,796,563       1,810,759       2,707,744
General and administrative expenses.................    1,107,418       1,252,820       2,277,228
                                                      -----------     -----------     -----------
                                                        5,221,404       6,359,421       9,024,473
                                                      -----------     -----------     -----------
Other operating income..............................           --       3,500,000              --
                                                      -----------     -----------     -----------
     Loss from operations...........................   (5,484,630)     (2,427,615)     (6,232,397)
Other income (expense), net:
  Interest and other income.........................      175,063         174,114       1,826,051
  Interest expense..................................         (234)       (391,086)             --
                                                      -----------     -----------     -----------
     Other income (expense), net....................      174,829        (216,972)      1,826,051
                                                      -----------     -----------     -----------
     Loss before provision for income taxes.........   (5,309,801)     (2,644,587)     (4,406,346)
Provision for income taxes..........................          800             800           1,600
                                                      -----------     -----------     -----------
     Net loss.......................................  $(5,310,601)    $(2,645,387)    $(4,407,946)
                                                       ==========      ==========      ==========
Net loss applicable to common stockholders..........  $(5,390,601)    $(2,705,387)    $(4,407,946)
                                                       ==========      ==========      ==========
Net loss per common share and common equivalent
  share.............................................  $     (1.26)    $     (0.59)    $     (0.61)
                                                       ==========      ==========      ==========
Weighted average common shares and common equivalent
  shares outstanding................................    4,263,000       4,573,000       7,196,000
                                                       ==========      ==========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                                    COMMON STOCK         ADDITIONAL
                                                                              ------------------------     PAID-IN       UNEARNED
                                                                                SHARES       AMOUNT        CAPITAL     COMPENSATION
                                                                              ----------  ------------   -----------   ------------
Balances, January 1, 1994...................................................     303,313  $     45,517
Common stock issued upon exercise of stock options..........................       4,062         3,416
Accretion of convertible redeemable preferred stock.........................
Amount due from stockholder, from the sale of common stock..................      45,903       170,000
Net loss for the year ended December 31, 1994...............................
                                                                              ----------  ------------
Balances, December 31, 1994.................................................     353,278       218,933

Common stock issued upon conversion of preferred stock (less costs of
  $90,730)..................................................................   1,076,969    20,091,613
Common stock issued upon exercise of stock options..........................       1,576         2,953
Cancellation of common stock and amount due from stockholder................    (45,903)      (170,000)
Amount due from stockholder from sale of common stock.......................     328,069        72,900
Issuance of bridge financing warrants, subsequently exchanged for common
  stock.....................................................................     281,034       331,618
Common stock issued for consulting services.................................      338.00         1,250
Accretion of convertible redeemable preferred stock.........................
Unearned compensation related to stock options granted, net of cancellations
  of $14,557................................................................                   845,870                  $ (845,870)
Compensation related to stock options vesting...............................                                                92,230
Net loss for the year ended December 31, 1995...............................
                                                                              ----------  ------------                 ------------
Balances, December 31, 1995.................................................   1,995,361    21,395,137                    (753,640)

Common stock issued upon exercise of stock options..........................      64,060        50,461
Common stock issued under the employee stock purchase plan..................       5,113        35,312
Unearned compensation related to stock options granted......................                   299,043                    (299,043)
Compensation related to stock options vesting...............................                                               350,535
Settlement of stockholder loan..............................................     (7,585)       (83,435)
Issuance of common stock (less costs of $4,406,730).........................   3,162,500    43,030,770
Conversion of convertible redeemable preferred stock into common stock......   2,715,546     9,935,981
Reclassification of amounts to new common stock par value...................               (74,655,334)  $74,655,334
Net loss for the year ended December 31, 1996...............................
                                                                              ----------  ------------   -----------   ------------
Balances, December 31, 1996.................................................   7,934,995  $      7,935   $74,655,334    $ (702,148)
                                                                                ========   ===========    ==========   ============

                                                                                                                TOTAL

                                                                                AMOUNTS                     STOCKHOLDERS'

                                                                                DUE FROM     ACCUMULATED        EQUITY

                                                                              STOCKHOLDERS     DEFICIT        (DEFICIT)

                                                                              ------------   ------------   --------------

Balances, January 1, 1994...................................................   $ (123,000)   $(12,447,083)   $(12,524,566)

Common stock issued upon exercise of stock options..........................                                        3,416

Accretion of convertible redeemable preferred stock.........................                      (80,000)        (80,000)

Amount due from stockholder, from the sale of common stock..................     (170,000)
Net loss for the year ended December 31, 1994...............................                   (5,310,601)     (5,310,601)

                                                                              ------------   ------------   --------------

Balances, December 31, 1994.................................................     (293,000)    (17,837,684)    (17,911,751)

Common stock issued upon conversion of preferred stock (less costs of
  $90,730)..................................................................                                   20,091,613

Common stock issued upon exercise of stock options..........................                                        2,953

Cancellation of common stock and amount due from stockholder................      170,000                              --

Amount due from stockholder from sale of common stock.......................      (72,900)                             --

Issuance of bridge financing warrants, subsequently exchanged for common
  stock.....................................................................                                      331,618

Common stock issued for consulting services.................................                                        1,250

Accretion of convertible redeemable preferred stock.........................                      (60,000)        (60,000)

Unearned compensation related to stock options granted, net of cancellations
  of $14,557................................................................                                           --

Compensation related to stock options vesting...............................                                       92,230

Net loss for the year ended December 31, 1995...............................                   (2,645,387)     (2,645,387)

                                                                              ------------   ------------   --------------

Balances, December 31, 1995.................................................     (195,900)    (20,543,071)        (97,474)

Common stock issued upon exercise of stock options..........................                                       50,461

Common stock issued under the employee stock purchase plan..................                                       35,312

Unearned compensation related to stock options granted......................                                           --

Compensation related to stock options vesting...............................                                      350,535

Settlement of stockholder loan..............................................       75,000                          (8,435)

Issuance of common stock (less costs of $4,406,730).........................                                   43,030,770

Conversion of convertible redeemable preferred stock into common stock......                                    9,935,981

Reclassification of amounts to new common stock par value...................                                           --

Net loss for the year ended December 31, 1996...............................                   (4,407,946)     (4,407,946)

                                                                              ------------   ------------   --------------

Balances, December 31, 1996.................................................   $ (120,900)   $(24,951,017)   $ 48,889,204

                                                                              ===========     ===========    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                                        1994            1995             1996
                                                                                     -----------     -----------     ------------
Cash flows from operating activities:
  Net loss.........................................................................  $(5,310,601)    $(2,645,387)    $ (4,407,946)
  Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation and amortization..................................................      188,610         210,180          237,023
    Loss on disposal of furniture, fixtures and equipment..........................           --          24,014            7,315
    Provision for doubtful accounts................................................       60,000              --               --
    Noncash interest income on stockholder loan....................................           --              --           (8,435)
    Noncash interest expense on bridge financing warrants..........................           --         331,618               --
    Common stock issued for consulting services....................................           --           1,250               --
    Compensation related to stock options vesting..................................           --          92,230          350,535
    Increase in accounts receivable................................................     (285,860)       (439,000)      (1,093,826)
    Decrease (increase) in inventories.............................................       35,780         (67,410)        (943,660)
    Increase in other current assets...............................................      (47,189)        (25,417)        (540,701)
    Decrease (increase) in other assets............................................      127,413          58,837          (92,411)
    Increase (decrease) in accounts payable........................................      (43,901)        168,710          652,890
    Increase (decrease) in accrued salaries and benefits...........................       48,950         (59,135)         302,943
    Increase (decrease) in other accrued liabilities...............................      150,301         113,343          (75,218)
                                                                                     -----------     -----------     ------------
        Net cash used by operating activities......................................   (5,076,497)     (2,236,167)      (5,611,491)
                                                                                     -----------     -----------     ------------
Cash flows from investing activities:
  Cash proceeds from sale of furniture, fixtures and equipment.....................           --          875.00               --
  Purchase of furniture, fixtures and equipment....................................     (111,830)       (163,044)      (1,264,561)
  Purchase of short-term cash investments..........................................           --      (6,980,454)     (12,039,359)
  Purchase of long-term cash investments...........................................           --              --       (4,358,478)
  Loans to stockholders............................................................      (75,000)             --               --
  (Increase) decrease in restricted cash...........................................                     (131,000)         131,000
                                                                                     -----------     -----------     ------------
        Net cash used by investing activities......................................     (186,830)     (7,273,623)     (17,531,398)
                                                                                     -----------     -----------     ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock...........................................           --              --       47,472,612
  Proceeds from issuance of bridge financing.......................................           --       2,056,586               --
  Proceeds from sale of convertible redeemable preferred stock.....................       12,339       7,879,395               --
  Costs of equity issuances........................................................           --         (90,730)      (4,406,730)
  Proceeds from exercise of stock options..........................................        3,416           2,953           50,461
                                                                                     -----------     -----------     ------------
        Net cash provided by financing activities..................................       15,755       9,848,204       43,116,343
                                                                                     -----------     -----------     ------------
        Net (decrease) increase in cash and cash equivalents.......................   (5,247,572)        338,414       19,973,454
Cash and cash equivalents, beginning of year.......................................    7,268,931       2,021,359        2,359,773
                                                                                     -----------     -----------     ------------
Cash and cash equivalents, end of year.............................................  $ 2,021,359     $ 2,359,773     $ 22,333,227
                                                                                     ===========     ===========     ============
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for:
    Income taxes...................................................................  $       800     $       800     $      2,400
                                                                                     ===========     ===========     ============
    Interest.......................................................................  $       234     $    60,568     $         --
                                                                                     ===========     ===========     ============
Supplemental schedule of noncash investing and financing activities:
  Sale of 45,903 shares of common stock to an officer in exchange for a promissory
    note. Such shares and promissory note were canceled in 1995....................  $  (170,000)    $   170,000
  Sale of 328,069 shares of common stock to an officer in exchange for a promissory
    note...........................................................................                       72,900
  Accretion of Series C convertible redeemable preferred stock against the
    accumulated deficit............................................................       80,000          60,000
  Exchange of Series A, B and C convertible redeemable preferred stock for common
    stock..........................................................................                   20,182,343
  Conversion of bridge financing notes to new Series A preferred stock.............                    2,056,586
  Exchange of bridge financing warrants to common stock............................                      331,618
  Common stock issued for consulting services......................................                        1,250
  Unearned compensation related to stock options granted...........................                      845,870     $    299,043
  Settlement of loan to stockholder and related interest receivable in exchange for
    common stock...................................................................                                        83,435
  Conversion of 2,715,546 shares of convertible redeemable preferred stock to
    shares of common stock on a one-for-one basis..................................                                     9,935,981

  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

1. THE COMPANY

     Imagyn Medical, Inc. (the "Company") was incorporated in 1989. The Company designs, develops and markets micro-invasive, cost-effective devices for the diagnosis and treatment of gynecological and reproductive disorders.

     Imagyn International, Inc. was organized as a wholly-owned subsidiary of the Company in 1993. Imagyn International was created to facilitate the marketing, sales and distribution of the Company's products in international markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles Of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

     Sales and related cost of goods sold are recognized when goods are shipped to customers. The majority of the Company's customers are distributors which sell goods to third-party end-users. The Company is not contractually obligated to repurchase any inventory from their distributors. The Company records a warranty accrual at the time of sale for estimated claims.

  Research And Development Costs

     Research and development costs are expensed as incurred.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash in banks, certificates of deposit, and short-term investments with acquired maturities of three months or less. The carrying amount of cash and cash equivalents approximates market value.

  Restricted Cash

     In 1995, the Company collateralized a letter of credit in the amount of $117,187 with a certificate of deposit for $131,000. The certificate of deposit had an interest rate of 4.5% and a maturity date of June 30, 1996, and is therefore classified as a current asset on the accompanying consolidated balance sheet at December 31, 1995.

  Short-Term And Long-Term Cash Investments

     The short-term and long-term cash investments are managed by outside brokerage firms and consist primarily of commercial paper, certificates of deposit, and short-term bond instruments and are held to maturity. Short-term cash investments have acquired maturities of one year or less, while long-term cash investments have maturities of greater than one year. The carrying amount of short-term and long-term cash investments is the cost plus interest earned as of December 31, 1996, which approximates market value.

                              IMAGYN MEDICAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Inventories

     Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) basis.

  Furniture, Fixtures And Equipment

     Furniture, fixtures and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the related lease or its estimated useful life.

     Repairs and maintenance are expensed as incurred while renewals or betterments are capitalized. Upon the sale or retirement of furniture, fixtures and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization, and any resulting gain or loss is included in operations.

  Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Stock-Based Compensation

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Pro forma disclosures for entities that elect to continue to measure compensation cost under the intrinsic method provided by Accounting Principles Board Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994.

  Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              IMAGYN MEDICAL, INC.

3. RECAPITALIZATION

     On September 8, 1995, the Company completed an equity recapitalization (the "Recapitalization"). The following events occurred as part of the Recapitalization: (i) the conversion of all outstanding shares of Series A, Series B and Series C preferred stock on a 1-for-1 basis into shares of common stock, (ii) a reverse 1-for-5 split of all then outstanding common stock and common stock options, (iii) the issuance of 2,153,484 shares of new Series A preferred stock at $3.66 per share for cash of $7,879,395, (iv) the conversion of outstanding bridge financing notes of $2,056,586 into 562,062 shares of new Series A preferred stock, (v) conversion of bridge financing warrants into 281,034 shares of common stock, and (vi) amendments to the stock option plans.

     Prior to the completion of the Recapitalization, the Company obtained $2,056,586 in bridge note financing. Interest at the rate of prime plus 1% and totaling $59,468, was paid in cash. In addition, the Company granted a warrant to purchase a share of the new Series A preferred stock for $3.66 per share, for each two shares of new Series A preferred stock received after conversion of the bridge financing notes, or total warrants to acquire 281,034 shares of new Series A preferred stock (the "bridge financing warrants"). These bridge financing warrants were later exchanged to 281,034 shares of common stock for no additional consideration in the Recapitalization. The Company recognized a one-time non-cash charge of $331,618 to interest expense in connection with this transaction with such amount representing the then fair market value, as determined by an independent third-party valuation, of such shares.

     All share and per share amounts have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

4. INITIAL PUBLIC OFFERING

     In June 1996, the Company completed an initial public offering (the "IPO") of 3,162,500 shares of its common stock at $15.00 per share for proceeds, net of offering expenses of $4,406,730, of $43,030,770. In connection with the IPO, all then outstanding shares of convertible redeemable preferred stock were automatically converted into 2,715,546 shares of common stock.

     In conjunction with the IPO, the Board of Directors and stockholders approved a 1-for-1.4814 reverse stock split of all outstanding common stock, preferred stock and common stock options. All share and per share amounts have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

5. RELATED PARTY TRANSACTIONS

     During 1994, the Company sold 45,903 shares of common stock to an officer of the Company in exchange for a $170,000 recourse promissory note. These shares were returned to the Company and the promissory note was canceled in August 1995 as part of the Company's Recapitalization. On October 31, 1995, the Company sold 328,069 shares of common stock to the same officer in exchange for a $72,900 recourse promissory note. The promissory note bears interest at 6.31% per annum with all principal and interest due on October 30, 2000. The promissory note is collateralized by the related shares of common stock. The Company has an option to repurchase the shares at $0.222 per share. The repurchase option, which matches the vesting terms of the shares, expired with respect to 35% of the shares on September 7, 1996 and, for the remaining shares, on a monthly pro rata basis through September 7, 1998.

     The Company has a License Agreement with two of its stockholders relating to patents, patent applications and other know-how on certain medical equipment technology. Royalties pursuant to the License Agreement are payable for a period of ten years following the date of the first commercial sale or the expiration date of the last applicable patent, whichever occurs later. For the years ended December 31, 1994, 1995 and 1996, total royalty expense under this agreement was $18,703, $28,315 and $21,039, respectively.

                              IMAGYN MEDICAL, INC.

5. RELATED PARTY TRANSACTIONS (CONTINUED)
     During 1993, the Company loaned two stockholders $75,000 and $48,000, respectively. The loans bear interest at 4.92% and 5%, respectively, and have five-year terms. The loans are collateralized by shares of the Company's common stock. In March 1996, the $75,000 loan and related $8,435 interest receivable were settled in full with the exchange of 7,585 shares of the Company's common stock valued at its then fair market value.

     During 1992, the Company entered into a License, Manufacturing and Distribution Agreement (the "Agreement") with Terumo Corporation ("Terumo"), a stockholder, granting Terumo the right to manufacture and distribute the Company's products in Japan. Under the terms of the Agreement, Terumo was required to pay the Company $1.1 million, nonrefundable, for the right to distribute the Company's products in Japan and $1 million as a license fee for the right to manufacture certain of the Company's products for sale in Japan. The Agreement also requires Terumo to pay royalties to the Company upon sales of products manufactured by Terumo under the terms of the Agreement. The Company is required to provide manufacturing know-how, training and documentation to Terumo for the purpose of establishing manufacturing capability relating to such products within two years after Japanese government approval of the product, which was obtained in August 1995. In the event the Company does not meet its obligation for the transfer of manufacturing know-how, the license fee is subject to refund with interest at 10%. Based on the Company's continuing obligations under the license portion of the Agreement, the Company has deferred income recognition of the $1 million license fee.

6. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents at December 31 consisted of the following:

                                                                1995           1996
                                                             ----------     -----------
        Cash...............................................  $  189,664     $ 4,749,972
        Cash equivalents...................................   2,170,109      17,583,255
                                                             ----------     -----------
                                                             $2,359,773     $22,333,227
                                                              =========      ==========

     The cash equivalents are managed by an outside brokerage firm and consist primarily of money market funds, commercial paper and short-term bond instruments with initial maturities of 90 days or less.

7. INVENTORIES

     Inventories at December 31 consisted of the following:

                                                                 1995           1996
                                                              -----------    -----------
        Raw material........................................  $   372,730    $ 1,141,427
        Work-in-process.....................................      248,097        352,903
        Finished goods......................................      443,040        513,197
                                                              -----------    -----------
                                                              $ 1,063,867    $ 2,007,527
                                                                =========      =========

                              IMAGYN MEDICAL, INC.

8. FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment at December 31 consisted of the following:

                                                                 1995           1996
                                                              ----------     ----------
        Equipment...........................................  $  859,603     $1,511,667
        Furniture and fixtures..............................     133,451        674,469
        Leasehold improvements..............................      77,929        132,239
                                                              ----------     ----------
                                                               1,070,983      2,318,375
        Accumulated depreciation and amortization...........    (681,196)      (905,765)
                                                              ----------     ----------
                                                              $  389,787     $1,412,610
                                                               =========      =========

9. ACCRUED LIABILITIES

     Accrued liabilities at December 31 consisted of the following:

                                                                 1995           1996
                                                               ---------      ---------
        Warranty expenses....................................  $ 204,348      $ 440,210
        Distributor termination expenses.....................    325,000         68,307
        Foreign branch assessments...........................     30,000         35,000
        Other................................................    101,541         42,154
                                                               ---------      ---------
                                                               $ 660,889      $ 585,671
                                                                ========       ========

10. INCOME TAXES

     The following table presents the current and deferred income tax provisions for federal and state income taxes:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              1994     1995      1996
                                                              ----     ----     ------
        Current:
          Federal...........................................  $ --     $ --     $   --
          State.............................................   800      800      1,600
                                                              ----     ----     ------
                                                               800      800      1,600
        Deferred:
          Federal...........................................    --       --         --
          State.............................................    --       --         --
                                                              ----     ----     ------
                                                              $800     $800     $1,600
                                                              ====     ====     ======

                              IMAGYN MEDICAL, INC.

10. INCOME TAXES (CONTINUED)
     The tax effects of temporary differences which give rise to the deferred tax provision (benefit) for the years ended December 31, consist of:

                                                 1994            1995            1996
                                              -----------     -----------     -----------
        Property and equipment..............  $        --     $   (26,920)    $   (20,524)
        Accrued liabilities.................      (40,132)         21,978        (107,217)
        Capitalized costs...................     (169,225)        301,985          21,588
        Accounts receivable allowance.......      (25,980)             --              --
        Inventory reserve...................     (248,326)       (119,075)        213,963
        Stock options.......................           --         (39,936)         39,936
        Income tax credit carryforwards.....     (154,133)       (100,002)         64,767
        Net operating loss carryforwards....   (1,419,836)     (1,202,514)     (1,609,854)
        Other...............................       (1,185)            858              --
                                              -----------     -----------     -----------
                                               (2,058,817)     (1,163,626)     (1,397,341)
        Valuation allowance.................    2,058,817       1,163,626       1,397,341
                                              -----------     -----------     -----------
                                              $        --     $        --     $        --
                                              ===========     ===========     ===========

     The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994      1995      1996
                                                              -----     -----     -----
        Statutory regular federal income tax rate...........  (34.0)%   (34.0)%   (34.0)%
        Change in valuation allowance.......................   35.2      36.1      32.0
        Other...............................................   (1.2)     (2.1)      2.0
                                                              -----     -----     -----
        Effective tax rate..................................    0.0%      0.0%      0.0%
                                                              =====     =====     =====

     The components of the deferred tax assets at December 31 are as follows:

                                                               1995            1996
                                                            -----------     -----------
        Deferred revenue..................................  $   433,000     $   433,000
        Capitalized costs.................................    1,799,936       1,778,348
        Property and equipment............................       92,513         113,037
        Accrued liabilities...............................      119,883         227,100
        Accounts receivable allowance.....................       25,980          25,980
        Inventory reserve.................................      367,401         153,438
        Stock options.....................................       39,936              --
        Income tax credit carryforwards...................      804,927         740,160
        Net operating loss carryforwards..................    4,756,867       6,366,721
                                                            -----------     -----------
                                                              8,440,443       9,837,784
        Valuation allowance...............................   (8,440,443)     (9,837,784)
                                                            -----------     -----------
        Net deferred tax assets...........................  $        --     $        --
                                                            ===========     ===========

     At December 31, 1996, the Company had net operating loss carryforwards for federal and state purposes of approximately $16,531,000 and $8,023,000, respectively. The net operating loss carryforwards begin expiring in 2005 and 1997, respectively. The Company also has research and experimentation credit

                              IMAGYN MEDICAL, INC.

10. INCOME TAXES (CONTINUED)
carryforwards for federal and state purposes of approximately $387,000 and $276,000, respectively. The research and experimentation credits begin to expire in 2005 for federal purposes and carry forward indefinitely for state purposes. The Company has federal foreign tax credits of $25,000 which expire in 1998. The utilization of net operating loss and tax credit carryforwards will be subject to a substantial annual limitation due to the ownership change limitations under the provisions of Internal Revenue Code Section 382 and similar state provisions. The annual limitation is likely to result in the expiration of most of the Company's net operating loss and tax credit carryforwards before full utilization.

11. CONVERTIBLE REDEEMABLE PREFERRED STOCK

     In June 1996, concurrent with the IPO (Note 4), all 2,715,546 shares of Series A convertible redeemable preferred stock were converted into common stock on a one-for-one basis.

12. 1990 INCENTIVE STOCK OPTION PLAN

     The Company had a 1990 Incentive Stock Option Plan (the "1990 Option Plan") under which options were granted, at the then estimated fair market value of the Company's common stock as determined by the Board of Directors. The 1990 Option Plan was terminated during the Recapitalization and outstanding options, except for the options to acquire 40,833 shares of common stock which were exercised in 1996, were canceled. Certain of the canceled options were replaced with new options under the 1995 Stock Plan (the "1995 Stock Plan").

     A summary of the option activity under the 1990 Option Plan is as follows:

                                                              SHAREHOLDER     OPTION PRICE
                                                                OPTIONS        PER SHARE
                                                              -----------     ------------
        Outstanding at January 1, 1994......................     112,530       $0.37-$3.70
        Granted.............................................      53,316       $3.70
        Exercised...........................................      (4,062)      $0.37-$3.70
        Canceled............................................     (19,484)      $0.37-$3.70
                                                                               -----------
                                                                --------
        Outstanding at December 31, 1994....................     142,300       $0.37-$3.70
        Granted.............................................      29,635       $0.74
        Exercised...........................................      (1,914)      $0.37-$0.44
        Canceled............................................    (129,188)      $0.37-$3.70
                                                                               -----------
                                                                --------
        Outstanding at December 31, 1995....................      40,833       $1.11
        Exercised...........................................     (40,833)      $1.11
                                                                               -----------
                                                                --------
        Outstanding at December 31, 1996....................          --          --
                                                                ========      ===========

13. 1995 STOCK PLAN

     The Company has a 1995 Stock Plan under which options may be granted to purchase up to 1,675,000 shares of common stock. The 1995 Stock Plan provides for the options issued to be either incentive stock options or nonstatutory stock options as defined under Section 422A of the Internal Revenue Code. The exercise price of the shares under option shall equal or exceed 85% and 100% of the fair market value of the shares at the date of option grant for nonstatutory and incentive stock options, respectively. The 1995 Stock Plan expires in the year 2005 unless terminated earlier. The options generally vest over a 3 to 4 year period.

                              IMAGYN MEDICAL, INC.

13. 1995 STOCK PLAN (CONTINUED)
     The term of any stock option may not exceed 10 years from the date of grant except for an incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, in which case the term of the option shall be five years.

     A summary of the option activity under the 1995 Stock Plan is as follows:

                                                             SHARES UNDER   OPTION PRICE
                                                               OPTIONS        PER SHARE
                                                             ------------   -------------
        Granted..........................................       888,765        $0.222
        Exercised........................................      (328,069)       $0.222
        Canceled.........................................       (15,797)       $0.222
                                                               --------     -------------
        Outstanding at December 31, 1995.................       544,899        $0.222
        Granted..........................................       337,910     $0.222-$10.25
        Exercised........................................       (23,227)       $0.222
        Canceled.........................................       (15,812)       $0.222
                                                               --------     -------------
        Outstanding at December 31, 1996.................       843,770     $0.222-$10.25
                                                               ========     =============
        Exercisable at December 31, 1997.................       241,972     $0.222-$10.25
                                                               ========     =============

     The difference between the exercise price and the fair market value, as determined by an independent third-party valuation, of the options at the date of grant of $845,870, net of cancellations of $14,557, at December 31, 1995, is accounted for as unearned compensation and is being amortized to expense over the related service period. During 1996, an additional $299,043 of unearned compensation was recognized. During the years ended December 31, 1995 and 1996, amortized compensation expense was $92,230 and $350,535, respectively.

14. OTHER OPTION PLANS

  1996 Director Option Plan

     The Company has adopted the 1996 Director Option Plan under which options may be granted to purchase up to 200,000 shares of common stock. The 1996 Director Option Plan provides for 15,000 options to be granted to outside directors on the date on which they become a member of the board of directors. An additional 5,000 options are to be automatically granted to each outside director on the first business day of each year of service provided such outside director has served as an outside director for at least the previous six months. The exercise price of the shares under option shall equal 100% of the fair market value of the shares at the date of option grant. Options granted under the 1996 Director Option Plan expire ten years from the date of grant unless terminated earlier. The options vest over a 4-year period.

     A summary of the option activity under the 1996 Director Option Plan is as follows:

                                                           SHARES UNDER      OPTION PRICE
                                                             OPTIONS          PER SHARE
                                                           ------------     --------------
        Granted..........................................       75,000      $ 10.75-$15.00
                                                           ------------     --------------
        Outstanding at December 31, 1996.................       75,000      $ 10.75-$15.00
                                                            ==========        ============
        Exercisable at December 31, 1996.................       10,000      $ 10.75-$15.00
                                                            ==========        ============

                              IMAGYN MEDICAL, INC.

14. OTHER OPTION PLANS (CONTINUED)
  1996 Employee Stock Purchase Plan

     The Company has adopted the 1996 Employee Stock Purchase Plan ("ESPP") under which employees may purchase up to 200,000 shares of common stock. Employees eligible to participate in the ESPP must work an average of at least 20 hours per week and at least five months per calendar year. The ESPP provides for employees to purchase stock at a 15% discount from the lower of the fair market value at the enrollment date of the exercise date (June 30 and December 31 of each calendar year). Amounts to purchase stock are withheld through employee-directed payroll deductions, not to exceed 10% of gross compensation, up to $12,500 per each six-month purchase period not to exceed $21,250 per calendar year. The ESPP expires in the year 2006 unless terminated earlier. Unless an employee withdraws from the ESPP, shares are automatically purchased on the stated exercise date.

     Shares are purchased in whole shares only. Any excess withholdings are carried forward to the next period. On December 31, 1996, 5,113 shares were purchased under the ESPP at a price of $6.91 per share. The Company recognized $6,231 of compensation expense related to the ESPP for the year ended December 31, 1996.

  Pro Forma Effect Of Stock-Based Compensation

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost been determined on the fair value at the grant dates for awards under those plans consistent with the method promulgated by SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts below:

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1995            1996
                                                            -----------     -----------
        Net loss
          As reported.....................................  $(2,645,387)    $(4,407,946)
          Pro forma.......................................  $(2,649,366)    $(4,551,258)
        Loss per share
          As reported.....................................  $     (0.59)    $     (0.61)
          Pro forma.......................................  $     (0.59)    $     (0.63)

     For options granted from January 1, 1995 to April 30, 1996, the fair value of each option grant was estimated on the date of the grant using the minimum value method as the Company was a nonpublic entity when such options were granted. This value is the current stock price less the present value of the exercise price for a stock that does not pay dividends. For options granted from May 1, 1996 to December 31, 1996, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used under both models are as follows: the risk-free interest rate was the U.S. Zero Coupon Bond rate for the corresponding grant date and ranged from 5.48% to 6.0% in 1995 and from 5.33% to 6.56% in 1996; the exercise price is equal to the fair market value of the underlying common stock at the grant date, the expected life of the option is the term to expiration, generally 3 to 4 years; and the common stock will pay no dividends. Under the Black-Scholes model only, the volatility is 92.36%.

15. PREFERRED SHARES RIGHTS AGREEMENT

     On November 7, 1996, the Board of Directors adopted a Preferred Shares Rights Agreement and declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of common stock. Each Right enables its holder to buy one one-thousandth of one share of the Company's Series A Participating preferred stock, a designated series of preferred stock for which each one-thousandth of

                              IMAGYN MEDICAL, INC.

15. PREFERRED SHARES RIGHTS AGREEMENT (CONTINUED) a share has economic attributes and voting rights equivalent to one share of the Company's common stock, at an exercise price of $50.

     The Rights become exercisable and transferable apart from the common stock only in certain limited circumstances involving acquisitions of or tender offers for 15% or more of the Company's common stock. For a limited period of time after the announcement of any such acquisition or offer, the Rights are redeemable at the Company's option at a price of $.01 per Right. After becoming exercisable, in certain more limited circumstances, each Right entitles its holder to purchase for $50 an amount of common stock of the Company, or in certain circumstances, securities of the acquiror, having a then current market value equal to $100. The Rights expire on November 7, 2006.

16. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office and manufacturing facilities in the United States having noncancellable lease terms ranging from 30 to 36 months. In addition, the Company leases office equipment with lease terms ranging from 21 to 48 months. As of December 31, 1996, future minimum noncancellable annual lease commitments for the years ended December 31 are as follows:

                1997..............................................  $311,549
                1998..............................................   309,220
                1999..............................................    18,292
                                                                    --------
                                                                    $639,061
                                                                    ========

     Rent expense for the years ended December 31, 1994, 1995 and 1996 was approximately $210,900, $202,400 and $256,200, respectively.

  401(k) Plan

     The Company has a 401(k) Profit Sharing Plan (the "401(k) Plan") which is a defined contribution plan for all Company employees who have reached age 21 and have completed at least 1,000 hours of service. The 401(k) Plan is self-contributory. The company may, at its discretion, contribute to the Plan in an amount not to exceed 12% of the employee's contribution. There were no Company contributions in 1994, 1995 or 1996.

  Management Incentive Bonus Programs

     During 1995, the Company approved a Management Incentive Bonus Program (the "Bonus Plan") for directors and officers. The Bonus Plan provides for bonuses of up to 20% of base compensation, provided certain specific performance criteria are met. Bonuses of $246,000 were earned and payable at December 31, 1996 under the Bonus Plan. No amounts were due or paid in 1995 under the Bonus Plan. A similar bonus plan was in effect in 1994, and $24,549 was earned under that plan.

     During 1995, the Company established a European Sales Incentive Program which provides, for eligible employees based in Europe, for additional compensation provided specific performance criteria are met. During the years ended December 31, 1995 and 1996, $7,748 and $7,500, respectively, were earned and paid under this European Program.

                              IMAGYN MEDICAL, INC.

16. COMMITMENTS AND CONTINGENCIES (CONTINUED)
  Distribution Agreement

     In 1995, the Company entered into an agreement whereby another company was appointed as the Company's distributor for certain products in certain territories. The agreement required nonrefundable payments in the amount of $3,500,000 which were received by the Company during the year ended December 31, 1995 and are included in operations on the accompanying consolidated statement of operations as other operating income. The agreement does not have a fixed term.

17. NET LOSS PER COMMON SHARE

     Net loss per common share is based on reported net loss with such reported net loss increased for accretion of the Series C preferred stock. The resulting amount is presented below as loss applicable to common stock.

     Such loss applicable to common stock in each period presented is divided by the weighted average number of outstanding common shares which, along with shares issuable under other equity securities, have been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") Topic 4-D. The SAB requires that common stock issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which become issuable during the same period pursuant to the issuance of warrants or grant of stock options (using the modified treasury stock method), and issuance of convertible preferred stock, at prices less than the per share initial public offering price be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------------------------------
                                               1994                 1995                 1996
                                         -----------------    -----------------    -----------------
                                                     PER                  PER                  PER
                                         AMOUNT     SHARE     AMOUNT     SHARE     AMOUNT     SHARE
                                         -------    ------    -------    ------    -------    ------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Reported net loss......................  $(5,311)   $(1.24)   $(2,645)   $(0.58)   $(4,408)   $(0.61)
Adjustment for accretion of Series C
  preferred stock......................      (80)    (0.02)       (60)    (0.01)        --        --
                                         -------    ------    -------    ------    -------    ------
Net loss applicable to common stock and
  net loss per common share and common
  equivalent share.....................  $(5,391)   $(1.26)   $(2,705)   $(0.59)   $(4,408)   $(0.61)
                                         =======    ======    =======    ======    =======    ======
Weighted average number of:
  Common shares........................      596                  922                3,875
  Common equivalent shares.............    3,667                3,651                3,321
                                         -------              -------              -------
Weighted average common shares and
  common equivalent shares
  outstanding..........................    4,263                4,573                7,196
                                         =======              =======              =======

     Primary and fully-diluted loss per share amounts do not differ.

18. CREDIT RISK

     The Company maintains cash deposits at a bank and outside brokerage firms. As of December 31, 1995 and 1996, the Company had cash on deposit $270,316 and $45,716,855, respectively, in excess of the federally-insured limits.

     The Company's customers are primarily physicians and hospitals in the United States and certain foreign countries, and domestic and international distributors. The two largest customers accounted for approximately

                              IMAGYN MEDICAL, INC.

18. CREDIT RISK (CONTINUED)
56% of accounts receivable at December 31, 1995 and the three largest customers totaled approximately 43% of sales for the year ended December 31, 1995. One customer accounted for approximately 90% of accounts receivable at December 31, 1996 and approximately 91% of sales for the year ended December 31, 1996.

     The Company reviews a customer's credit history before extending credit and may require an international customer to provide an irrevocable letter of credit drawn on a bank previously approved by the Company. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk of specific customers. The accounting loss, should a customer be unable to meet its obligation to the Company, would be equal to the recorded account receivable.

19. SEGMENT INFORMATION

     The Company's products are sold in the following geographic regions:

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                    1994           1995           1996
                                                 ----------     ----------     ----------
        United States..........................  $    2,475     $  639,796     $8,678,490
        Japan..................................      27,342        553,565        289,980
        Europe.................................     664,293        684,986        182,477
        Australia..............................     149,048        228,104        159,560
        Other..................................     161,584        136,204         60,315
                                                 ----------     ----------     ----------
                                                 $1,004,742     $2,242,655     $9,370,822
                                                 ==========     ==========     ==========

20. SUBSEQUENT EVENTS (UNAUDITED)

     In January 1997, the Company granted 25,000 options to outside directors under the 1996 Director Option Plan at $8.125 per share.

     In February 1997, the Company granted 157,500 options to purchase common stock to employees at $8.125 per share.

                              IMAGYN MEDICAL, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                  DECEMBER 31,       JUNE 30,
                                                                      1996             1997
                                                                  ------------     ------------
                                                                                   (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.....................................  $ 22,333,227     $ 12,423,732
  Short-term cash investments...................................    19,019,813       21,223,053
  Accounts receivable, net                                           2,002,965        1,622,761
  Inventories...................................................     2,007,527        4,135,481
  Other current assets..........................................       713,461          621,652
                                                                  ------------     ------------
          Total current assets..................................    46,076,993       40,026,679
Long-term cash investments......................................     4,358,478        5,630,671
Furniture, fixtures and equipment, net..........................     1,412,610        1,463,303
Other assets....................................................       107,653           24,318
                                                                  ------------     ------------
          Total assets..........................................  $ 51,955,734     $ 47,144,971
                                                                  ============     ============

                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities.............................................
  Accounts payable..............................................  $  1,094,758     $  1,346,492
  Accrued salaries and benefits.................................       386,101          353,184
  Accrued liabilities...........................................       585,671          490,829
                                                                  ------------     ------------
          Total current liabilities.............................     2,066,530        2,190,505
Deferred income.................................................     1,000,000        1,000,000
                                                                  ------------     ------------
Shareholders' equity:
  Preferred stock, $0.001 par value, 5,000,000 shares
     authorized, no shares issued and outstanding...............            --               --
  Common stock, $0.001 par value, 50,000,000 shares authorized,
     7,934,995 and 8,059,007 issued and outstanding in 1996 and
     at June 30, 1997, respectively.............................         7,935            8,059
Additional paid-in capital......................................    74,655,334       74,702,256
Unearned compensation...........................................      (702,148)        (528,555)
Amounts due from stockholders...................................      (120,900)        (120,900)
Accumulated deficit.............................................   (24,951,017)     (30,106,394)
                                                                  ------------     ------------
          Total stockholders' equity............................    48,889,204       43,954,466
                                                                  ------------     ------------
          Total liabilities and stockholders' equity............  $ 51,955,734     $ 47,144,971
                                                                  ============     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  THREE MONTHS ENDED          SIX MONTHS ENDED
                                                       JUNE 30,                   JUNE 30,
                                               ------------------------   -------------------------
                                                  1996         1997          1996          1997
                                               ----------   -----------   -----------   -----------
                                                     (UNAUDITED)          (UNAUDITED)
Net sales..................................... $2,505,202   $ 1,107,875   $ 3,972,620   $ 1,925,423
Cost of sales.................................  1,589,031       934,165     2,811,292     1,442,831
                                               ----------   -----------   -----------   -----------
     Gross profit.............................    916,171       173,710     1,161,328       482,592
                                               ----------   -----------   -----------   -----------
Sales and marketing expenses..................    628,765     1,877,024     1,374,835     3,003,733
Research and development expenses.............    681,113     1,099,524     1,421,060     2,118,634
General and administrative expenses...........    433,910     1,169,947       879,934     1,737,220
                                               ----------   -----------   -----------   -----------
                                                1,743,788     4,146,495     3,675,829     6,859,587
                                               ----------   -----------   -----------   -----------
     Loss from operations.....................   (827,617)   (3,972,785)   (2,514,501)   (6,376,995)
Other income (expense), net:
  Interest income.............................    219,416       583,272       339,827     1,195,245
  Other income................................          0        29,960             0        29,960
                                               ----------   -----------   -----------   -----------
     Other income (expense), net..............    219,416       613,232       339,827     1,225,205
                                               ----------   -----------   -----------   -----------
     Loss before provision for income taxes...   (608,201)   (3,359,553)   (2,174,674)   (5,151,790)
Provision for income taxes....................      1,600         1,987         4,052         3,587
                                               ----------   -----------   -----------   -----------
     Net loss................................. $ (609,801)  $(3,361,540)  $(2,178,726)  $(5,155,377)
                                               ----------   -----------   -----------   -----------
Net loss per common share and common share
  equivalent.................................. $    (0.10)  $     (0.38)  $     (0.38)  $     (0.59)
                                                =========    ==========    ==========    ==========
Weighted average common shares and common
  share equivalents outstanding...............  6,225,000     8,808,000     5,804,000     8,782,000
                                                =========    ==========    ==========    ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    SIX MONTHS ENDED JUNE 30,
                                                                   ----------------------------
                                                                      1996             1997
                                                                   -----------     ------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
Net loss.......................................................    $(2,178,726)    $ (5,155,377)
Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization.............................        102,857          206,125
     Compensation related to stock options vesting.............        175,543          173,593
     Decrease (increase) in accounts receivable................       (672,429)         380,204
     Increase in inventories...................................       (738,599)      (2,127,954)
     Decrease (increase) in other current assets...............       (277,843)          91,809
     Decrease (increase) in other assets.......................       (209,767)          82,135
     Increase (decrease) in accounts payable...................        527,557          251,734
     Decrease in accrued salaries and benefits.................         19,380          (32,917)
     Decrease in other accrued liabilities.....................         18,305          (94,842)
                                                                   -----------      -----------
          Net cash used by operating activities................     (3,233,722)      (6,225,490)
                                                                   -----------      -----------
Cash flows from investing activities:
     Purchase of furniture, fixtures and equipment.............       (329,645)        (255,618)
     Purchase of short-term investments........................     (2,702,207)     (16,575,248)
     Sale of short-term investments............................      5,417,383       13,099,815
     Increase in restricted cash...............................       (186,325)               0
                                                                   -----------      -----------
          Net cash provided (used) by investing activities.....      2,199,206       (3,731,051)
                                                                   -----------      -----------
Cash flows from financing activities:
     Proceeds from sale of common stock........................     47,437,500                0
     Costs of equity issuances.................................     (4,017,348)               0
     Proceeds from exercise of stock options...................         45,368           26,392
     Proceeds from shares issued under employee stock purchase
       plan....................................................              0           20,654
                                                                   -----------      -----------
          Net cash provided by financing activities............     43,465,520           47,046
                                                                   -----------      -----------
Net increase (decrease) in cash and cash equivalents...........     42,431,004       (9,909,495)
Cash and cash equivalents, beginning...........................      2,359,773       22,333,227
                                                                   -----------      -----------
Cash and cash equivalents, ending..............................    $44,790,777     $ 12,423,732
                                                                   ===========      ===========
Supplemental schedule of noncash investing and financing
  activities:
     Exchange of convertible redeemable preferred stock for
       common stock............................................    $ 9,935,981
     Unearned compensation related to stock options granted....        299,043
     Settlement of amounts due from stockholder................         83,435
     Costs of equity issuances not yet paid....................        331,002


  The accompanying notes are an integral part of these consolidated financial statements.

                              IMAGYN MEDICAL, INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     Imagyn Medical, Inc. (the "Company") was incorporated in 1989. The Company designs, develops and markets micro-invasive, cost effective devices for the diagnosis and treatment of gynecological and reproductive disorders.

     Imagyn International, Inc. was organized as a wholly-owned subsidiary of the Company in 1993. Imagyn International, Inc. was created to facilitate the marketing, sales and distribution of the Company's products in international markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

     Sales and related cost of goods sold are recognized when goods are shipped to customers. The Company's customers include distributors which sell goods to third-party end-users. The Company is not contractually obligated to repurchase any inventory from its distributors. The Company records a warranty accrual at the time of sale for estimated claims.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash in banks, certificates of deposit, and short-term investments with acquired maturities of three months or less. The carrying amount of cash and cash equivalents approximates market value.

  Short-Term and Long-Term Cash Investments.


     The short-term and long-term cash investments are managed by outside brokerage firms and consist of primarily of commercial paper, certificates of deposit, and short-term bond instruments. Short-term cash investments have acquired maturities of one year or less, while long-term cash investments have maturities of greater than one year. The carrying amount of short-term and long-term cash investments are the cost plus interest earned as of June 30, 1997, which approximates market value.


  Inventories

     Inventories are stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO). Inventories consisted of the following:


                                                                               JUNE 30,
                                                                                 1997
                                                             DECEMBER 31,     -----------
                                                                 1996
                                                             ------------     (UNAUDITED)
        Raw materials......................................   $1,141,427      $ 1,908,812
        Work-in-process....................................      352,903        1,036,795
        Finished goods.....................................      513,197        1,189,874
                                                               ---------        ---------
                                                              $2,007,527      $ 4,135,481
                                                               =========        =========

                              IMAGYN MEDICAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the related lease or its estimated useful life.

     Repairs and maintenance are expensed as incurred while renewals or betterments are capitalized. Upon the sale or retirement of furniture, fixtures and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization, and any resulting gain or loss is included in operations.

3. NET LOSS PER SHARE:

     Net loss per common share is based on reported net loss. Such net loss in each period presented is divided by the weighted average number of outstanding common shares which, along with shares issuable under other equity securities, have been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") Topic 4-D. The SAB requires that common stock issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which become issuable during the same period pursuant to the issuance of warrants or grant of stock options (using the treasury stock method), and the issuance of convertible preferred stock, at prices less than the per share initial public offering price be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.

4. INTERIM FINANCIAL STATEMENTS


     The financial statements at June 30, 1997 and for the three and six month periods ended June 30, 1996 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the June 30, 1997 period are not necessarily indicative of the results for the entire year.


5. STATEMENTS OF FINANCIAL STANDARDS NOT YET ADOPTED

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires companies to adopt its provisions for fiscal years beginning after December 15, 1997 and requires restatement of all prior period earnings per share ("EPS") data presented. Earlier application is not permitted. SFAS No. 128 specifies the computation, presentation and disclosure requirements for EPS. The implementation of SFAS No. 128 is not expected to have a material effect on the EPS data presented by the Company.


     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130, which is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented, establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The implementation of SFAS No. 130 is not expected to have a material effect on the Company's results of operations.



     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131, which is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented, established standards for the way that a public enterprise reports information about key revenue-producing segments in the annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and

                              IMAGYN MEDICAL, INC.

5. STATEMENTS OF FINANCIAL STANDARDS NOT YET ADOPTED (CONTINUED)

services, geographic areas and major customers. The implementation of SFAS No. 131 is not expected to have a material effect on the Company's current reporting and disclosures.


6. SUBSEQUENT EVENT:


     On April 19, 1997, the Company and Urohealth Systems, Inc. ("Urohealth") entered into an Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of Urohealth would be merged with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Urohealth. Pursuant to the Agreement and Plan of Merger, the Company's stockholders will receive 1.0358 shares of Urohealth common stock for each share of Company common stock. On July 17, 1997, the Company and Urohealth amended the Agreement and Plan of Merger to provide the Company's stockholders with 1.40 shares of Urohealth common stock for each share of Company common stock. The merger is anticipated to be tax-free to Company stockholders and to be accounted for as a pooling of interests. The consummation of the merger is subject to the approval of the stockholders of each company and certain other conditions. The consolidated financial statements as of June 30, 1997 do not reflect any adjustments that may be necessary as a result of the completion of the proposed merger.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     On April 19, 1997, Urohealth entered into an agreement to merge a wholly-owned subsidiary of Urohealth with Imagyn Medical, Inc. (the "Merger") in a transaction intended to be accounted for as a pooling of interests.



     The following unaudited pro forma condensed consolidated balance sheet at June 30, 1997 reflects the historical consolidated balance sheets of Urohealth and Imagyn, adjusted to give effect to the Merger, as if such Merger had occurred at June 30, 1997.



     The following unaudited pro forma condensed consolidated statements of operations are presented to reflect the Merger using the pooling of interest method as if such Merger had occurred on July 1, 1994 for the year ended June 30, 1995; on July 1, 1995 for the nine month period ended March 31, 1996; on April 1, 1996 for the year ended March 31, 1997; and April 1, 1997 for the three months ended June 30, 1997. Imagyn prepares its financial statements on the basis of a December 31 fiscal year end. The unaudited pro forma condensed consolidated statements of operations combine: the results of operations of Urohealth for the three months ended June 30, 1997 with the results of operations of Imagyn for the same period; the results of operations of Urohealth for the year ended March 31, 1997 with the results of operations of Imagyn for the year ended December 31, 1996; the results of operations of Urohealth and Imagyn for the nine months ended March 31, 1996; and the results of operations of Urohealth for the year ended June 30, 1995 with the results of operations of Imagyn for the year ended December 31, 1995. Accordingly, net sales of Imagyn of approximately $1,509,000 and net loss of Imagyn of $58,000 were included in the unaudited pro forma condensed consolidated statements of operations for both the fiscal periods ended June 30, 1995 and March 31, 1996.



     The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 1997 also reflects the Urohealth acquisitions of X-Cardia, a purchase effective February 28, 1997, and Richard-Allan, a purchase effective August 14, 1996, as if these purchase transactions had taken place on April 1, 1996.


     The unaudited pro forma condensed consolidated balance sheet and statements of operations and accompanying notes should be read in conjunction with the respective historical audited consolidated financial statements of Urohealth and Imagyn contained herein.

     The unaudited pro forma condensed consolidated financial information is based on the consolidated financial statements of Urohealth and Imagyn giving effect to the transactions under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


     The pro forma adjustments are based upon available information and upon certain assumptions that Urohealth management believes are reasonable given the circumstances. The unaudited pro forma condensed consolidated balance sheet and statements of operations are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the acquisitions occurred on the dates indicated or that may be achieved in the future.

                            UROHEALTH SYSTEMS, INC.



            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                 JUNE 30, 1997


                                 (IN THOUSANDS)



                                                                         PRO FORMA        TOTAL
                                            UROHEALTH      IMAGYN       ADJUSTMENTS     PRO FORMA
                                            ---------     ---------     -----------     ---------
ASSETS
Current assets:
  Cash and equivalents..................... $  5,750      $  12,424       $    --       $  18,174
  Short-term cash investments..............       --         21,223            --          21,223
  Receivables, net.........................   22,044          1,623                        23,667
  Income tax receivable....................      377             --                           377
  Advances to officers.....................        9             --                             9
  Inventories..............................   29,728          4,135            --          33,863
  Distributor inventories..................    6,307             --            --           6,307
  Prepaid expenses.........................    3,849            621            --           4,470
                                            --------      ---------       -------       ---------
Total current assets.......................   68,064         40,026            --         108,090
Restricted cash, noncurrent................   19,327             --            --          19,327
Receivables -- long-term...................    2,383             --            --           2,383
Long-term cash investments.................       --          5,631            --           5,631
Property and equipment, net................   27,421          1,463            --          28,884
Patents and intangibles, net...............    6,099             --            --           6,099
Loans to officers..........................    2,041             --            --           2,041
Deposits and other assets..................    1,753             24            --           1,777
Deferred debt issuance costs...............    9,734             --            --           9,734
Goodwill...................................   42,867             --            --          42,867
                                            --------      ---------       -------       ---------
                                            $179,689      $  47,144       $    --       $ 226,833
                                            ========      =========       =======       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIENCY)
Current liabilities:
  Accounts payable and accrued
     liabilities........................... $ 20,679      $   1,837       $ 3,500(a)    $  26,016
  Compensation and employee benefits.......    2,911            353            --           3,264
  Restructuring liabilities................    5,482             --            --           5,482
  Short-term debt..........................    5,268             --            --           5,268
  Current portion of long-term debt........    3,216             --            --           3,216
                                            --------      ---------       -------       ---------
     Total current liabilities.............   37,556          2,190         3,500          43,246
Long-term liabilities:
  Long-term debt...........................   53,269             --            --          53,269
  Senior subordinated notes, net of
     discount..............................  108,340             --            --         108,340
  Restructuring liabilities, less current
     portion...............................      678             --            --             678
  Other liabilities........................    3,822          1,000            --           4,822
Common Stockholders' Equity:
  Common stock.............................       24              8             3(b)           35
  Warrants.................................    7,080             --            --           7,080
  Additional paid-in capital...............  150,638         74,702            (3)(b)     225,337
  Foreign currency translation
     adjustment............................       44             --            --              44
  Deficit.................................. (181,762)       (30,106)       (3,500)(a)    (215,368)
  Note receivable from shareholders........       --           (121)           --            (121)
  Unearned compensation....................       --           (529)           --            (529)
                                            --------      ---------       -------       ---------
     Total common stockholders'
       (deficiency) equity.................  (23,976)        43,954        (3,500)         16,478
                                            --------      ---------       -------       ---------
                                            $179,689      $  47,144       $    --       $ 226,833
                                            ========      =========       =======       =========



                            See accompanying notes.

                            UROHEALTH SYSTEMS, INC.



       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                    FOR THE THREE MONTHS ENDED JUNE 30, 1997


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                          PRO FORMA      PRO FORMA
                                               UROHEALTH     IMAGYN      ADJUSTMENTS       TOTAL
                                               ---------     -------     -----------     ---------
Net sales....................................  $ 25,237      $ 1,108       $             $  26,345
Cost of sales................................    11,702          934                        12,636
                                               --------      -------       -------       ---------
Gross profit.................................    13,535          174            --          13,709

Operating expenses:
  Selling, general and administrative........    16,863        3,047                        19,910
  Research and development...................     1,665        1,099                         2,764
  Merger and acquisitions costs..............        --           --                            --
  Write-off incomplete research and
     development.............................        --           --                            --
  Restructuring charges......................        --           --                            --
                                               --------      -------       -------       ---------
Total operating expenses.....................    18,528        4,146            --          22,674
                                               --------      -------       -------       ---------
Profit (loss) from operations................    (4,993)      (3,972)           --          (8,965)

Other income (expense):
  Minority interest consisting of accrued
     dividends on preferred stock of
     subsidiary..............................        (4)          --                            (4)
  Interest income............................       389          583                           972
  Interest expense...........................    (5,433)          --                        (5,433)
  Other......................................       450           30                           480
                                               --------      -------       -------       ---------
Loss before tax and extraordinary item.......    (9,591)      (3,359)           --         (12,950)
Provision (benefit) for income tax...........        --            2            --(c)            2
                                               --------      -------       -------       ---------
Loss before extraordinary item...............  $ (9,591)     $(3,361)      $    --       $ (12,952)
                                               ========      =======       =======       =========

Loss per share:
  (Loss) before extraordinary item...........  $ (9,591)     $(3,361)                    $ (12,952)
  Dividends and accretion....................        --           --                            --
                                               --------      -------                     ---------
  (Loss) before extraordinary item
     attributable to common shareholders.....  $ (9,591)     $(3,361)                    $ (12,952)
                                               ========      =======                     =========
  (Loss) per share before extraordinary item
     attributable to common shareholders.....  $  (0.40)     $ (0.38)                    $   (0.36)
                                               ========      =======                     =========
  Weighted average number of shares..........    23,822        8,808                        36,153
                                               ========      =======                     =========



                             See accompanying notes

                            UROHEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               RICHARD-   PRO FORMA   PRO FORMA            PRO FORMA    PRO FORMA
                                      UROHEALTH  X-CARDIA(1)    ALLAN    ADJUSTMENTS  UROHEALTH  IMAGYN   ADJUSTMENTS     TOTAL
                                      ---------  -----------   --------  -----------  ---------  -------  -----------   ---------
Net sales............................ $ 90,695      $  --      $ 8,427     $    --    $ 99,122   $ 9,371     $  --      $108,493
Cost of sales........................   41,083         --        4,320          --      45,403     6,579        --        51,982
                                      --------     ------      -------     -------    --------   -------     -----      --------
Gross profit.........................   49,612         --        4,107          --      53,719     2,792        --        56,511

Operating expenses:
  Selling, general and
    administrative...................   57,691        255        4,950         431(d)   63,327     6,316        --        69,643
  Research and development...........    4,997        354          594          --       5,945     2,708        --         8,653
  Merger and acquisitions costs......    3,600         --           --          --       3,600        --        --         3,600
  Write-off incomplete research and
    development......................   47,232         --           --          --      47,232        --        --        47,232
  Restructuring charges..............   12,000         --           --          --      12,000        --        --        12,000
                                      --------     ------      -------     -------    --------   -------     -----      --------
Total operating expenses.............  125,520        609        5,544         431     132,104     9,024        --       141,128
                                      --------     ------      -------     -------    --------   -------     -----      --------
Loss from operations.................  (75,908)      (609)      (1,437)       (431)    (78,385)   (6,232)       --       (84,617)

Other income (expense):
  Minority interest consisting of
    accrued dividends on preferred
    stock of subsidiary..............      (25)        --           --          --         (25)       --        --           (25)
  Interest income....................      339         11           --          --         350     1,826        --         2,176
  Interest expense...................   (8,143)       (17)        (136)     (1,116)(e)   (9,412)       --       --        (9,412)
                                      --------     ------      -------     -------    --------   -------     -----      --------
Loss before tax and extraordinary
  item...............................  (83,737)      (615)      (1,573)     (1,547)    (87,472)   (4,406)       --       (91,878)
Provision (benefit) for income tax...     (227)        --         (134)         --        (361)        2        --(c)       (359)
                                      --------     ------      -------     -------    --------   -------     -----      --------
Loss before extraordinary item....... $(83,510)     $(615)     $(1,439)    $(1,547)   $(87,111)  $(4,408)    $  --      $(91,519)
                                      ========     ======      =======     =======    ========   =======     =====      ========

Loss per share:
  Loss before extraordinary item..... $(83,510)                                       $(87,111)  $(4,408)               $(91,519)
  Dividends and accretion on
    redeemable convertible preferred
    stock............................     (398)                                           (398)       --                    (398)
                                      --------                                        --------   -------                --------
  Loss before extraordinary item
    attributable to common
    stockholders..................... $(83,908)                                       $(87,509)  $(4,408)               $(91,917)
                                      ========                                        ========   =======                ========
  Loss per share before extraordinary
    item............................. $  (4.31)                                       $  (4.09)  $ (0.61)               $  (2.92)
                                      ========                                        ========   =======                ========
  Weighted average number of shares
    used to compute net loss per
    share............................   19,453                                          21,417     7,196                  31,491
                                      ========                                        ========   =======                ========


---------------


(1) X-Cardia results of operations reflect activity from the company's inception February 13, 1996 through December 31, 1996. Activity from February 13, 1996 through March 31, 1996 is immaterial.


                             See accompanying notes

                            UROHEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           PRO FORMA       TOTAL
                                                  UROHEALTH    IMAGYN     ADJUSTMENTS    PRO FORMA
                                                  ---------    -------    -----------    ---------
Net sales........................................ $ 42,953     $ 2,976       $  --       $  45,929
Cost of sales....................................   14,964       2,485          --          17,449
                                                  --------     -------       -----       ---------
Gross profit.....................................   27,989         491          --          28,480

Operating expenses:
  Selling, general and administrative............   37,056       3,995          --          41,051
  Research and development.......................    2,777       1,712          --           4,489
  Merger and acquisition costs...................    4,232          --          --           4,232
  Restructuring charges..........................    5,456          --          --           5,456
                                                  --------     -------       -----       ---------
Total operating expenses.........................   49,521       5,707          --          55,228
Other operating income...........................       --       3,500          --           3,500
                                                  --------     -------       -----       ---------
Loss from operations.............................  (21,532)     (1,716)         --         (23,248)

Other income (expense):
Minority interest consisting of accrued dividends
  on preferred stock of subsidiary...............      (55)         --          --             (55)
  Interest income................................      101         265          --             366
  Interest expense...............................   (1,059)       (174)         --          (1,233)
  Other..........................................      (48)         --          --             (48)
                                                  --------     -------       -----       ---------

Loss before tax..................................  (22,593)     (1,625)         --         (24,218)
Provision for income tax.........................      431           2          --             433
                                                  --------     -------       -----       ---------
Net loss......................................... $(23,024)    $(1,627)      $  --       $ (24,651)
                                                  ========     =======       =====       =========
Loss per share:
  Net loss....................................... $(23,024)    $(1,627)                  $ (24,651)
  Dividends and accretion on redeemable
     convertible preferred stock.................     (579)        (20)                       (599)
                                                  --------     -------                   ---------
  Net loss attributable to common stockholders... $(23,603)    $(1,647)                  $ (25,250)
                                                  ========     =======                   =========
  Net loss per share............................. $  (1.58)    $ (0.31)                  $   (1.12)
                                                  ========     =======                   =========
  Weighted average number of shares used to
     compute net loss per share..................   14,980       5,334                      22,448
                                                  ========     =======                   =========


                             See accompanying notes

                            UROHEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            PRO FORMA      TOTAL
                                                     UROHEALTH   IMAGYN    ADJUSTMENTS   PRO FORMA
                                                     ---------   -------   -----------   ---------
Net sales..........................................  $ 49,250    $ 2,243       $ --      $  51,493
Cost of sales......................................    18,529      1,811         --         20,340
                                                     ---------   -------       ----      ---------
Gross profit.......................................    30,721        432         --         31,153

Operating expenses:
  Selling, general and administrative..............    41,057      4,548         --         45,605
  Research and development.........................     5,406      1,811         --          7,217
  Merger and acquisition costs.....................       851         --         --            851
  Settlement of litigation.........................       300         --         --            300
  Write-off incomplete research and development....     5,312         --         --          5,312
  Restructuring charges............................     1,200         --         --          1,200
                                                     ---------   -------       ----      ---------
Total operating expenses...........................    54,126      6,359         --         60,485
Other operating income.............................        --      3,500         --          3,500
                                                     ---------   -------       ----      ---------
Loss from operations...............................   (23,405)    (2,427)        --        (25,832)

Other income (expense):
  Minority interest consisting of accrued dividends
     on preferred stock of subsidiary..............       (78)        --         --            (78)
  Interest income..................................       394        174         --            568
  Interest expense.................................      (367)      (391)        --           (758)
  Other............................................         5         --         --              5
                                                     ---------   -------       ----      ---------
Loss before tax....................................   (23,451)    (2,644)        --        (26,095)
Provision for income tax...........................     1,386          1         --          1,387
                                                     ---------   -------       ----      ---------
Net loss...........................................  $(24,837)   $(2,645)      $ --      $ (27,482)
                                                     =========   =======       ====      =========
Loss per share:
  Net loss.........................................  $(24,837)   $(2,645)                $ (27,482)
  Dividends and accretion on redeemable convertible
     preferred stock...............................       (45)       (60)                     (105)
                                                     ---------   -------                 ---------
  Net loss attributable to common stockholders.....  $(24,882)   $(2,705)                $ (27,587)
                                                     =========   =======                 =========
  Net loss per share...............................  $  (1.70)   $ (0.59)                $   (1.31)
                                                     =========   =======                 =========
  Weighted average number of shares used to compute
     net loss per share............................    14,672      4,573                    21,074
                                                     =========   =======                 =========


                             See accompanying notes

                            UROHEALTH SYSTEMS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

  Pro Forma Adjustments


  Acquisition of Imagyn


     On April 19, 1997, the Company entered into an Agreement and Plan of Merger pursuant to which Urohealth would acquire Imagyn Medical, Inc. ("Imagyn") in a stock-for-stock merger (the "Imagyn Merger"). The Imagyn Merger is expected to be accounted for as a pooling-of-interests and each share of Imagyn common stock will be exchanged for 1.40 shares of Urohealth Common Stock. The consummation of the Imagyn Merger is subject to approval of the Imagyn and Urohealth stockholders, and other customary closing conditions. No assurances can be given that the Imagyn Merger will be successfully consummated.


     (a) Under the pooling of interests accounting method, direct transaction costs are deferred and expensed upon completion of the merger. Such costs are estimated to be $3.5 million and include investment banking, legal, accounting, printing, solicitation, filing fees and similar expenses. The accrual of these expenses has been reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 1997, but not in the unaudited pro forma condensed combined statements of operations. Direct transaction costs reflected in the unaudited pro forma condensed combined statements of operations relate to previous mergers.



     (b) Common stock and additional paid-in capital have been adjusted to reflect the issuance of Urohealth Common Stock in exchange for the issued and outstanding shares of Imagyn Common Stock.



     (c) No income tax provision or benefit has been recorded in the pro forma adjustments, since the combined historical operations of the companies would not result in the recognition of additional income tax provision or benefit.



  Acquisition of X-Cardia



     On February 28, 1997, the Company acquired X-Cardia Corporation through a merger of X-Cardia into a wholly owned subsidiary of the Company. This transaction was accounted for as a purchase. The results of operations of X-Cardia are included in the results of operations of Urohealth from the date of acquisition. The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 1997 reflects the results of operations for X-Cardia as if the acquisition had occurred as of April 1, 1996.


  Acquisition of Richard-Allan


     On August 14, 1996, the Company acquired Richard-Allan Medical Industries, Inc. in a transaction accounted for as a purchase. The results of operations of Richard-Allan are included in the results of operations of Urohealth from the date of acquisition. The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 1997 reflects the results of operations for Richard-Allan as if the acquisition had occurred as of April 1, 1996.



     (d) Goodwill, net of write-off of purchased research and development related to Richard-Allan, is $32.3 million. Goodwill is amortized over 25 years.



     (e) Interest on funds used and additional debt assumed to effect the acquisition of Richard-Allan including the new bank credit facility ($30.0 million) assumed note payable ($3.0 million), and internal funds (approximately $1.0 million) at an estimated composite interest rate of 8.75%.

                                                                      APPENDIX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 17, 1997 by and among Urohealth Systems, Inc., a Delaware corporation ("Urohealth"), Urohealth Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Urohealth ("Urohealth Sub"), and Imagyn Medical, Inc., a Delaware corporation ("Imagyn"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies" or the "Constituent Corporations," or individually as a "Company" or a "Constituent Corporation."

     WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that Imagyn be acquired by Urohealth, and, in furtherance thereof, the Boards of Directors of the Constituent Corporations have approved, as applicable, the merger of Urohealth Sub with and into Imagyn, upon the terms and subject to the conditions set forth herein (the "Merger"); and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and be treated as a pooling of interests under Accounting Principles Board Opinion No. 16 ("APB Opinion No. 16");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of the Merger, Urohealth Sub shall be merged with and into Imagyn, with Imagyn being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of Urohealth Sub shall thereupon cease. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL"). From and after the Effective Time of the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Urohealth.

     1.2 Effective Time of the Merger. The Merger shall become effective upon the completion of the filing of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger of Imagyn and Urohealth Sub, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in Article VII. When used in this Agreement, the term "Effective Time" with respect to the Merger shall mean the date and time at which the Certificate of Merger is successfully filed.

                                   ARTICLE II

                    UROHEALTH AND THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Urohealth Sub shall be the Certificate of Incorporation of the Surviving Corporation with the name of Urohealth Sub therein changed to Imagyn.

     2.2 Bylaws of the Surviving Corporation. The Bylaws of Urohealth Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation of the Merger until thereafter amended in accordance with applicable law.

     2.3  Directors and Officers of the Surviving Corporation.

     (a) The directors of Urohealth Sub at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are

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

duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of Urohealth Sub at the Effective Time shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III

                              CONVERSION OF SHARES

     3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

     (a) Subject to Section 3.5 hereof, each share of common stock, par value $.001 per share, of Imagyn (an "IMAGYN SHARE") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.7 below and Imagyn Shares held by Urohealth or any subsidiary of Urohealth, if any), shall be converted at the Effective Time into the right to receive 1.40 shares (the "EXCHANGE RATIO") of common stock, par value $.001 per share, of Urohealth together with the corresponding preferred share purchase rights associated with such shares of Urohealth common stock as defined in the Urohealth Rights Agreement ("UROHEALTH SHARES"). All references herein to Urohealth Shares or Urohealth Common Stock, including the Urohealth Shares issuable in the Merger, shall be deemed to include the associated preferred share purchase rights except where the context otherwise clearly requires.

     (b) At the Effective Time, all Imagyn Shares (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any Imagyn Shares shall thereafter represent the right to receive (i) the number of whole Urohealth Shares and (ii) cash in lieu of fractional shares, into which such Imagyn Shares have been converted. Certificates representing Imagyn Shares shall be exchanged for (i) certificates representing whole Urohealth Shares and
(ii) cash in lieu of fractional shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If prior to the Effective Time, Urohealth or Imagyn should split or combine the Imagyn Shares or the Urohealth Shares, or pay a stock dividend or other stock distribution in Urohealth Shares or Imagyn Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

     (c) Each Imagyn Share held in the treasury of Imagyn (or a subsidiary of Imagyn) and each such Imagyn Share held by Urohealth or any subsidiary of Urohealth immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no Urohealth Shares shall be issued in exchange therefor. All Urohealth Shares owned by Imagyn or any subsidiary shall become treasury stock of Urohealth.

     (d) Each share of Common Stock of Urohealth Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the Merger.

     3.2  Exchange of Shares.

     (a) Prior to the Effective Time, Urohealth shall select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). No later than the Effective Time, Urohealth shall make available, and each holder of Imagyn Shares (other than Excluded Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Imagyn Shares for cancellation, certificates representing the number of Urohealth Shares into which such Imagyn Shares are converted in the Merger. The Urohealth Shares into which the Imagyn Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Imagyn Shares (the "CERTIFICATES") whose Imagyn Shares were converted into Urohealth Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Urohealth and Imagyn may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Urohealth Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Urohealth Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III.

     (c) In the event that any stock certificate representing Imagyn Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Urohealth will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of Urohealth Shares into which such shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of Urohealth may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Urohealth a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Urohealth with respect to the certificate alleged to have been lost, stolen or destroyed.

     3.3 Stock Options, Warrants, Debentures and Other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments to purchase or issue Imagyn Shares that are outstanding at the Effective Time (whether or not contingent or otherwise requiring further stockholder approval) shall be assumed by Urohealth and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue, on the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of Urohealth Shares equal to the number of Imagyn Shares subject to such stock option, warrant, convertible security or other contractual commitment multiplied by the Exchange Ratio, at an exercise price per Urohealth Share equal to the former exercise price per Imagyn Share under such stock option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (without taking into account any anti-dilution formula) divided by the Exchange Ratio; provided, however, that in the case of any employee stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial Urohealth Share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by Urohealth under their same terms and conditions, but shall not be subject to further stockholder approval.

     3.4 Dividends; Transfer Taxes. No dividends that are declared on Urohealth Shares will be paid to persons entitled to receive certificates representing Urohealth Shares until such persons surrender their certificates representing Imagyn Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Urohealth Shares shall be issued any dividends which shall have become payable with respect to such Urohealth Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Urohealth Shares are to be issued in a name other than that in which the certificate representing Imagyn Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Urohealth Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Imagyn Shares for any Urohealth Shares or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

     3.5 No Fractional Securities. No certificates or scrip representing fractional Urohealth Shares shall be issued upon the surrender for exchange of certificates representing Imagyn Shares pursuant to this Article III and no dividend, stock split-up or other change in the capital structure of Urohealth shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Imagyn Shares who would otherwise have been entitled to a fraction of a Urohealth Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a Urohealth Share on The Nasdaq Stock Market National Market for the five trading days immediately following the Closing Date (as defined below).

     3.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of Imagyn shall be closed and no transfer of Imagyn Shares shall thereafter be made. If, after the Effective Time, certificates representing Imagyn Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Urohealth Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Imagyn Shares to be exchanged for Urohealth Shares pursuant to this Agreement shall cease to have any rights as stockholders of Imagyn except for the right to surrender such stock certificates in exchange for Urohealth Shares as provided hereunder.

     3.7 Dissenting Shares. If holders of Imagyn Shares are entitled to dissent from the Merger and demand appraisal of any such Imagyn Shares in accordance with the provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("DISSENTING HOLDERS"), any Imagyn Shares held by a Dissenting Holder as to which appraisal has been so demanded ("EXCLUDED SHARES") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGCL; provided, however, that each Imagyn Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such Imagyn Shares, in either case pursuant to the DGCL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive Urohealth Shares in accordance with the Exchange Ratio.

     3.8 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Morrison & Foerster LLP, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612, at 9:00 a.m., local time, on the first business day (the "CLOSING DATE") after the later of (a) the day on which the later to occur of the stockholders' meetings referred to in Section 6.4 hereof shall have occurred or (b) the day on which all of the conditions set forth in Article VII hereof are satisfied or waived, or at such other date, time and place as the Companies shall agree.

     3.9 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of any Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of any Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF UROHEALTH AND IMAGYN

     As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to Urohealth or Imagyn, as the case may be, a material adverse effect on the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole or on the ability of such party to perform its obligations hereunder and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership and limited partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

     Each of Urohealth and Imagyn represents and warrants, with respect to itself and its subsidiaries, to the other, except as disclosed to the other in writing by letter dated as of the date hereof, as follows:

     4.1 Organization. Such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Such Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each corporate subsidiary of such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.

     4.2 Capitalization. As of the date hereof, the authorized capital stock of such Company is as set forth in Exhibit 4.2 hereto. As of the date hereof, the number of shares of capital stock of such Company which are issued and outstanding is as set forth in Exhibit 4.2 hereto. All of the issued and outstanding shares of capital stock of such Company are validly issued, fully paid and non-assessable and free of preemptive rights or similar rights created by statute, the Certificate or Articles of Incorporation or Bylaws of such Company or any agreement by which such Company or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Exhibit 4.2 hereto, there are not as of the date of this Agreement any shares of capital stock of such Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating such Company to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of such Company may vote ("VOTING DEBT") were issued and outstanding with respect to such Company.

     4.3 Authority Relative to this Agreement. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of such Company, and, except for approval by the requisite votes cast by such Company's stockholders at the meeting provided for in Section 6.4, no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby.

     4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-ScottRodino Antitrust Improvements Act of 1976 (the "HSR ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of a Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by such Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Company, nor the consummation by such Company of the transactions contemplated hereby, nor compliance by such Company with any of the provisions hereof, will (a) result in any breach of the Certificate of Incorporation or Bylaws of such Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect.

     4.5 Reports and Financial Statements. Such Company has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1994, in the case of Urohealth, and since May 30, 1996 in the case of Imagyn, including, without limitation, audited financial statements for the year ended December 31, 1996 (in the case of Imagyn) and for the year ended March 31, 1996 (in the case of Urohealth) (collectively, the "SEC REPORTS"), and has previously furnished or made available to the other Company true and complete copies of all such SEC Reports. None of such SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the consolidated financial position of such Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of such Company and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

     4.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, since December 31, 1996, neither such Company nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 5.1(b), 5.1(c) or 5.1(e) hereof; (b) incurred any liability material to the Company and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices;
(c) suffered a change in the business, assets, financial condition or results of operation of such Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (d) subsequent to the date hereof, except as permitted by Section 5.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     4.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by such Company to be included in (a) the Registration Statement on Form S-4 (or S-1 or such other form required or deemed appropriate by the SEC) to be filed with the SEC by Urohealth under the Securities Act for the purpose of registering the Urohealth Shares to be issued in the Merger pursuant to this Agreement (the "REGISTRATION STATEMENT") and (b) the joint proxy statement to be distributed in connection with the meetings of stockholders of the Companies to vote upon this Agreement (the "PROXY STATEMENT"), will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     4.8 Litigation. As of the date of this Agreement, except as disclosed in the SEC Reports filed prior to the date of this Agreement and except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of such Company, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against such Company or any of its subsidiaries; and (iii) such Company and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. Such Company has furnished to the other Companies in writing, a description of all litigations, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights as of the date hereof.

     4.9  Contracts.

     (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which such Company or any of its subsidiaries is a party that relates to or affects the assets or operations of such Company or any of its subsidiaries or to which such Company or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of such Company and in full force and effect (with respect to such Company or such subsidiary), except for where the failure to be in full force and effect would not individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to the other Companies pursuant hereto, there are no existing defaults by such Company or any of its subsidiaries thereunder or, to the knowledge of such Company, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by such Company or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

     (b) Except as set forth in such Company's SEC Reports (including the exhibits thereto) filed prior to the date of this Agreement and except for this Agreement, as of the date of this Agreement neither such Company nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $50,000 per annum ($200,000 per annum in the case of Urohealth), in the case of any such agreement with an individual, (ii) joint venture agreement, (iii) non-competition or similar agreements that restricts such Company or its subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other employee of such Company or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Company of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000 ($200,000 in the case of Urohealth), (v) agreement with respect to any executive officer of such Company or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $75,000 per annum ($200,000 per annum in the case of Urohealth), or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     4.10 Employee Benefit Plans.

     (a) Such Company has previously delivered to the other Company a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), policy or agreement that is maintained (all of the foregoing, the "BENEFIT PLANS"), or is or was contributed to by such Company or pursuant to which such Company or any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), which together with such Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits or claims. A copy of each

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Benefit Plan as currently in effect and, if applicable, the most recent Annual
Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to the other Company. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

     (b) Each of the Benefit Plans that is subject to ERISA is in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and no event has occurred, and to such Company's knowledge, there exists no condition or set of circumstances, in connection with which such Company or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

     (c) All contributions or other amounts payable by such Company or its subsidiaries through December 31, 1996 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of such Company made available to the other Company. Any contributions or other amounts payable by such Company or its subsidiaries for periods between December 31, 1996 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of such Company at or prior to the Effective Time. There are no pending, or, to the best knowledge of such Company, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

     (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of such Company or the ERISA Affiliates, or
(iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary.

     4.11 Taxes. For the purposes of this section, the term "TAX" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on such Company or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature, whatsoever. Such Company has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary or similar group (each such member a "TAX AFFILIATE"). Such returns, reports and other information are accurate and complete in all material respects. Such Company has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither such Company nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither such Company nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested. Neither such Company nor any of its Tax Affiliates has been a member of an affiliated group of corporations filing a consolidated federal income tax return, except for an affiliate group as to which such Company was the common parent. Neither such Company nor any of its Tax Affiliates has ever been a party to any tax sharing agreement. Neither such Company nor any of its Tax Affiliates has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense pursuant to Section 280G of the Code or an excise tax pursuant to Section 4999 of the Code. Neither such Company nor

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any of its Tax Affiliates' federal and state income tax returns have been audited by the Internal Revenue Service or comparable state agencies.

     4.12 Compliance With Applicable Law. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, such Company and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of such Company and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to such Company or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

     4.13 Subsidiaries. Exhibit 21.1 to the most recent Form 10-K included in the SEC Reports of such Company lists all the subsidiaries of such Company as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by such Company or one of such wholly-owned subsidiaries, (ii) fully paid and non-assessable, and (iii) owned by such Company or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

     4.14 Labor and Employment Matters. (a) Such Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of such Company, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of such Company is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to such Company or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against such Company or any of its subsidiaries;
(d) no union representation question or union organizational activity exists respecting the employees of such Company or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on such Company or any of its subsidiaries; (f) neither such Company nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; and
(g) in the event of termination of the employment of any of the current officers, employees or agents (or, in the case of directors, termination of service as a director) of such Company or any of its subsidiaries, neither such Company, any of its subsidiaries, any other company, the Surviving Corporation, nor Urohealth nor any other subsidiaries of such Company, will pursuant to any agreement or by reason of anything done prior to the Effective Time by such Company or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health (other than pursuant to COBRA) or insurance benefits.

     4.15 Insurance. As of the date hereof, such Company and each of its subsidiaries are insured by insurers reasonably believed by such Company to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring such Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by such Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

     4.16 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. Such Company has made available to representatives of the other Company copies (or in the case where no written documenta-

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tion exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) such Company or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

     4.17 Section 203 of the DGCL. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.

     4.18 Ownership of Shares. As of the date hereof, neither such Company nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of another Company which in the aggregate represent 10% or more of the outstanding shares of capital stock of any other Company.

     4.19  FDA Matters.

     (a) Such Company and each of its subsidiaries is, and the products sold by such Company and each of its subsidiaries are, in compliance in all material respects with all current applicable laws, statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration or any other federal, foreign, state or local agency or governmental body ("GOVERNMENTAL AUTHORITY") having regulatory authority over the products of such Company and its subsidiaries (the "FDA").

     (b) The manufacturing operations of such Company and each of its subsidiaries is in compliance in all material respects with all applicable laws, statutes, rules, regulations, standards, guides or orders administered or issued by the FDA or Governmental Authority relating to the methods and materials used in, and the facilities and controls used for, the manufacture, processing, packaging, labeling, storage and distribution of the products manufactured by such Company, including current Good Manufacturing Practice requirements. Further, no governmental action has been taken or is in the process of being taken that could halt or enjoin the manufacturing operations of such Company or subject the manufacturing operations of such Company to regulatory enforcement action.

     (c) Such Company or its subsidiaries have not received from the FDA, and none of them has knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, Form 483 inspectional observations, regulatory letters, warning letters, Section 305 notices or other similar communications from the FDA or other Governmental Authority, and there have been no seizures conducted or threatened by the FDA or other Governmental Authority, and no recalls, market withdraws, field notifications, notifications of misbranding or adulteration, or alerts conducted, requested or threatened by the FDA or other Governmental Authority relating to the products sold by such Company or any of its subsidiaries.

     (d) Each premarket approval ("PMA") and premarket notification ("510(k)") submission and related documents and information for each of the products of such Company and its subsidiaries is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA or other Governmental Authority and all preclinical and clinical studies have been conducted with current Good Clinical and Good Laboratory Practices in all material respects. Such Company has disclosed in writing to the other Company a complete and accurate list of all products of such Company and its subsidiaries indicating (i) which products are marketed under an approved or cleared FDA authority (e.g., PMA, PMA supplement, 510(k) or IDE) and identifying such authority, and (ii) which products are not marketed under an approved or cleared FDA authority, and indicating why such products are being marketed without such authority. Such listing also contains a complete and accurate list of all PMA applications, PMA supplements, 510(k) submissions and IDE submissions of such Company or any of its subsidiaries currently pending with the FDA.

     (e) Such Company and its subsidiaries are not aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by such Company or any of its subsidiaries, or (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

     (f) None of the products manufactured, marketed or sold by such Company or any of its subsidiaries has been recalled or subject to a field notification (whether voluntarily or otherwise), and such Company and its subsidiaries have not received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by such Company or any of its subsidiaries.

     4.20 Proprietary Rights.

     (a) Such Company has previously disclosed in writing to the other Company a listing of all of such Company's domestic or foreign federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of such Company's patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights or in which such Company has any interest whatsoever, and all other trade secrets, designs, plans, specifications, technical information and other proprietary rights of such Company, whether or not registered, created or used by or on behalf of such Company (collectively "PROPRIETARY RIGHTS"). Such listing (the "PROPRIETARY RIGHTS LIST") also sets forth: (i) for each patent and registered design, the number, normal expiration date and subject matter for each country in which such patent or registered design has been issued, (ii) for each patent application and registered design application, the application number, date of filing and subject matter for each country, (iii) for each trademark, the trademark application serial number or the trademark registration number, the trademark class of goods covered and the trademark expiration date for each country in which a trademark has been registered, (iv) for each service mark, the service mark serial number or the service mark registration number, the service mark class of goods covered and the service mark expiration date for each country in which a service mark has been registered and (v) for each copyright, the copyright number and date of filing for each country in which a copyright has been filed. The Proprietary Rights listed in the Proprietary Rights List of such Company are all those used by such Company in connection with its business. True and correct copies of all patents, and all pending applications for patents, owned, controlled, created or used by or on behalf of such Company or in which such Company has any interest whatsoever have been provided to the other Company. All references in this Section 4.20, to "such Company" shall mean "such Company and each of its subsidiaries."

     (b) (i) No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights of such Company whether or not pursuant to any contractual arrangements entered into by such Company. Such Company has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party relating in whole or in part to any of the Proprietary Rights.

     (ii) Such Company owns and has the sole right to use each of the Proprietary Rights of such Company. Except for applications pending, all of the patents, registered designs and trademarks listed in the Proprietary Rights List of such Company have been duly issued and all of the other Proprietary Rights of such Company exist, are registered and are subsisting. All of the pending patent applications have been duly filed. None of the Proprietary Rights of such Company is involved in any pending or threatened litigation. Such Company has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. Such Company has taken all reasonable and prudent steps to protect the Proprietary Rights of such Company from infringement by any other person. No other person (x) has the right to use any such trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with the trademarks or to cause a mistake or to deceive, (y) has notified such Company that it is claiming any ownership of or right to use such Proprietary Rights, or (z) to the best of such Company's knowledge, is infringing upon any such Proprietary Rights in any way. To the best of such Company's knowledge, such Company's use of the Proprietary Rights of such Company is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by such Company that are presently outstanding alleging that such Company's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All of the Proprietary Rights of such Company are valid and enforceable rights of such Company and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. There are not, and it is reasonably expected that after the Effective Time there will not be, any restrictions on such Company's right to sell products manufactured by or for such Company which relate to the Proprietary Rights of such Company.

     (c) No employee of such Company or any of its subsidiaries is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any Proprietary Rights of such Company or non-competition agreement, or any other contract or any restrictive covenant relating to the right of any such officer or employee to be employed by such Company or any of its subsidiaries because of the nature of the business conducted or to be conducted by such Company or any of its subsidiaries or relating to the use of any intellectual property of others, and the continued employment of such Company's and its subsidiaries' officers and employees does not subject such Company or any of its subsidiaries to any liability resulting from such a violation.

     4.21 Owned Property; Facilities. Exhibit 4.21 lists all of such Company's and its subsidiaries' plants, offices, manufacturing facilities, warehouses, improvements, administration buildings and real property (the "FACILITIES") owned or leased by such Company, indicating whether such property is owned or leased.

     4.22  Compliance With Legislation Regulating Environmental Quality.

     (a) For the purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall mean all federal, foreign, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including but not limited to the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know or other U.S. or foreign federal, state, province, or local laws of similar effect, each as amended as of the Effective Time, and the term "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substances, wastes or materials, including without limitation petroleum or petroleum products, defined as such by any applicable Environmental Law or governmental agencies.

     (b) Throughout the period of its ownership or operation of the Facilities of such Company, (i) neither such Company nor any of its subsidiaries has received any written notices, directives, violation reports, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning any violation by such Company of Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the Facilities of such Company or such Company's acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to such Company's knowledge, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) the Facilities of such Company and the business operated by such Company and its subsidiaries are in compliance with all applicable state, federal, foreign and local Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect on such Company; (iii) no underground storage tanks either are or, to such Company's knowledge, have been located at any of the Facilities of such Company; and (iv) to such Company's knowledge, no friable asbestos or PCBs have been located at any of the Facilities of such Company.

     (c) There has been no spill, discharge or release of Hazardous Materials by such Company or any of its subsidiaries at any of the Facilities of such Company; (ii) neither such Company nor any of its subsidiaries has treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any material liability under any Environmental Laws; and (iii) such Company and its subsidiaries hold all necessary permits, licenses, approvals and consents to conduct their business as currently being conducted and are not in violation of any condition of any such permit, license or consent.

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                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Conduct of Business Pending the Merger. Each Company agrees on its own behalf and on behalf of its subsidiaries that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

          (a) the respective businesses of each Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

          (b) such Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;
     (ii) amend its Certificate of Incorporation or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

          (c) such Company and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except that such Company may in the ordinary course of business consistent with past practice grant stock options and stock purchase rights (in the case of Imagyn, with respect to up to 25,000 shares under Imagyn's 1995 Stock Plan only for previous commitments to prospective employees and with respect to 5,000 shares under Imagyn's 1996 Employee Stock Purchase Plan) under existing equity compensation plans of such Company that have been disclosed to the other Company in writing so long as such options are granted at fair market value on the date of grant, or, in the case of shares issued under employee stock purchase plans at the prices specified in such plans as disclosed to the other Company and the independent public accountants of both Companies have reviewed such grants and determined that such grants will not effect the proposed accounting treatment as a pooling of interests for the Merger and such Company may issue shares required to be issued upon exercise of existing stock options, warrants or similar plans, or under other contractual commitments previously made, which options, warrants, plans or commitments have been disclosed in writing to the other Company pursuant hereto; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices;
     (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          (d) such Company shall use its best efforts to preserve intact the business organization of such Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this Section 5.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof;

          (e) such Company and its subsidiaries shall not (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes or (ii) knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

          (f) such Company and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

     5.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, each Company agrees as to itself and its subsidiaries that it will not, without the prior written consent of the other Company (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to the other Company in writing pursuant hereto or as set forth in this Agreement)
(a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors or employees, in each case so as to materially increase the benefits thereunder (collectively, "COMPENSATION PLANS"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such Company of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

     5.3 Current Information. From the date of this Agreement to the Effective Time, each Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semimonthly) with representatives of the other Company and to report the general status of its ongoing operations and to deliver to the other Company (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, stockholders equity and cash flows for the period since the last such report. Each Company will promptly notify the others of any material change in the normal course of business or in its or its subsidiaries' properties.

     5.4 Letters of Company's Accountants. Each of Urohealth and Imagyn shall use all reasonable efforts to cause to be delivered to itself and to the other Company a so-called "comfort" letter of such Company's independent auditors with respect to the financial statements and other financial information of such Company included in the Registration Statement, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to each of Urohealth and Imagyn, and in a form reasonably approved by the recipients prior to delivery thereof.

     5.5 Legal Conditions to Merger. Each Company shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the

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

obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 5.1(e). Each Company will promptly cooperate with and furnish information to the others in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

     5.6 Affiliates. Prior to the mailing to the stockholders of each Company of the Proxy Statement, each Company shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of such Company, "affiliates" of such Company, for purposes of Rule 145 under the Securities Act. Each Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other Companies at least 10 days prior to the Closing Date a written "affiliates" agreement, in customary form, restricting the disposition by such person of the Urohealth Shares to be received by such person in the Merger, as contemplated by Rule 145 under the Securities Act and as required to qualify the Merger for pooling of interest accounting treatment and tax-free reorganization treatment under the Code. Certificates surrendered for exchange by any person constituting an "affiliate" of a Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for Urohealth Shares pursuant to Section 3.2 until Urohealth has received such agreement described in the preceding sentence.

     5.7 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each Company shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

     5.8 Accounting Methods. No Company shall change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors or except as required under Section 6.12 hereof. No Company will change its fiscal year.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Access and Information.

     (a) Each Company and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request.

     (b) All information furnished by any Company to another Company pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Mutual Nondisclosure Agreement dated as of January 24, 1997 between

Urohealth and Imagyn (the "CONFIDENTIALITY AGREEMENT") and such Confidentiality Agreement shall survive the termination of this Agreement.

     6.2 Acquisition Proposals. Each Company and their respective subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 6.2 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or, except to the extent required in the exercise of the fiduciary duties of its Board of Directors under applicable law as advised by outside legal counsel, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "ACQUISITION PROPOSALS"). Each Company will promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

     6.3 Registration Statement. As promptly as practicable, the Companies shall prepare and file with the SEC the Registration Statement with respect to the Urohealth Shares to be issued in the Merger hereunder and use their best efforts to have the Registration Statement declared effective. Each Company shall furnish all information concerning such Company and the holders of its capital stock and shall take such other action as may be reasonably requested in connection with such Registration Statement and issuance of Urohealth Shares.

     6.4  Proxy Statements; Stockholder Approvals.

     (a) Urohealth and Imagyn acting through their respective Boards of Directors, shall, in accordance with applicable law and their Certificates of Incorporation and Bylaws:

          (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of their respective stockholders for the purpose of voting to approve and adopt this Agreement and shall use their respective best efforts, except to the extent the Board of Directors reasonably believe is otherwise required by its fiduciary duty, to obtain such stockholders approval;

          (ii) except to the extent the Board of Directors reasonably believes is otherwise required by its fiduciary duty, recommend approval and adoption of this Agreement by the stockholders of such Company, and include in the Proxy Statement such recommendations, and take all lawful action to solicit such approvals; and

          (iii) as promptly as practicable, prepare and file with the SEC a preliminary Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to their respective stockholders. Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance reasonably satisfactory to each such Company.

     (b) Urohealth as the sole shareholder of Urohealth Sub, in accordance with applicable law and its Certificate of Incorporation and Bylaws will on or prior to the date of the stockholder meeting referred to in Section 6.4(a)(i), approve the Merger.

     6.5 Stock Exchange Listing. The Companies shall take such action as may be necessary or desirable to include the Urohealth Shares to be issued pursuant to the Merger on The Nasdaq Stock Market National Market.

     6.6 Antitrust Laws. As promptly as practicable, each Company shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 6.1 hereof, each Company will furnish to the others such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to
Section 6.1 hereof, each Company will provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     6.7 S-8 Registration Statement. Urohealth agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more Registration Statements on Form S-8 under the Securities Act, or amendments to any existing Registration Statements on Form S-8 covering stock options and warrants, to register the Urohealth Shares issuable upon exercise of the Imagyn converted options or warrants, and at or prior to the Effective Time, Urohealth shall take all corporate action necessary to reserve for issuance a sufficient number of Urohealth Shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to Section 3.3 hereof. The consummation of the Merger shall not be treated as a termination of employment for purposes of any Imagyn option plan.

     6.8 Public Announcements. So long as this Agreement is in effect, each Company agrees that it will obtain the approval of the other parties prior to issuing any press release and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

     6.9 Expenses. Except as provided in Section 8.3(d) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

     6.10  Additional Agreements.

     (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 5.5 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

     (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 5.5 hereof, each Company will cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

     (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     6.11 Company Accruals and Reserves. Prior to the Closing Date, each Company shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision (for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of the other Company. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 6.11. Notwithstanding the foregoing, (i) no Company shall be obligated to take in any respect any such action pursuant to this Section 6.11 (other than pursuant to the preceding sentence) unless and until the other Company acknowledges that all conditions to their obligations to consummate the Merger have been satisfied and (ii) no adjustments made solely as a result of this Section 6.11 shall change the Exchange Ratio.

     6.12 Director and Officer Indemnification. All rights to indemnification existing in favor of the directors, officers and agents of Imagyn (the "INDEMNIFIED PARTIES") under the provisions existing on the date hereof of any of Imagyn's Certificate of Incorporation, Bylaws and indemnification agreements shall survive the Effective Time for at least three years thereafter (including any directors' and officers' liability insurance heretofore maintained by Imagyn) and Urohealth agrees to indemnify the Indemnified Parties to the full extent required or permitted by Imagyn under the provisions existing on the date hereof of the Certificate of Incorporation, Bylaws and indemnification agreements of Imagyn.

     6.13 Voting Agreements. Concurrently with the execution and delivery of this Agreement, each of the Companies shall have delivered to the other voting agreements to vote in favor of the Merger executed by the five officers and/or directors of such Company holding or representing the largest number of voting shares of such Company.

     6.14  Certain Employment Arrangements.

     (a) At or prior to the Effective Time, Franklin D. Brown ("BROWN") shall receive a lump-sum severance payment in an amount equal to his annual salary, such payment to be in cancellation of Executive's existing rights with respect to severance under his employment agreement. At the Effective Time, Imagyn and Brown shall have executed a Non-competition Agreement in the form attached hereto as Exhibit 6.14(a). Such Non-competition Agreement shall restrict Brown from engaging in a business that is competitive with Imagyn's current business for a 12 month term after the Effective Time and provide for a payment of $120,000 on January 2, 1998 and $120,000 on June 30, 1998.

     (b) At or prior to the Effective Time, Urohealth and each of Christopher Bova, Susan Dube, Manuel Garcia-Jurado, Kristine Lahman, J.C. MacRae, Keith Tholin and Gary Woker shall have executed an employment agreement substantially in the form of Exhibit 6.14(b) hereto. Such agreement shall provide for the employment of such person for a 12-month term at such person's current salary with severance for the balance of such 12-month period in the event of termination of such person's employment by Urohealth without cause, or termination of employment by such person for "good reason." Any of the foregoing individuals employed by Imagyn at the Effective Time who are not offered, or do not accept, employment with Imagyn or Urohealth following the Effective Time shall at the Effective Time receive a severance payment in an amount equal to his or her annual salary.

     (c) Urohealth shall assume the agreements between Imagyn and each of Imagyn's two regional managers and one director of national accounts.

     (d) Prior to the Effective Time, Imagyn and Gary Woker shall have terminated the employment agreement, dated December 12, 1996, as modified by a letter dated February 26, 1997, by and between Imagyn and Gary Woker. Urohealth shall assume the employment agreement dated January 10, 1997 between Imagyn and Thomas Hazen.

     (e) Each individual listed in the disclosure letter and referencing this
Section 6.14(e) who remains employed by Imagyn through and including the Effective Time shall receive under a retention program both (i) as soon as practicable after the Effective Time, an amount equal to two times such person's current monthly salary and (ii) in the event that such person's employment is terminated without cause within 120 days after the Effective Time, such person shall be entitled to receive an amount equal to three times such person's current monthly salary.

     (f) Urohealth shall satisfy Imagyn's obligations under the Special Incentive Program for Sales Representatives, U.S. Sales Managers and International Sales Managers, which program shall terminate at the Effective Time.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to All Companies' Obligation to Effect the Merger. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by all, but not less than all, Companies:

          (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.

          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of each Company in accordance with applicable law.

          (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of a Certificate of Merger with the Secretary of State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "CONSENTS") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the Urohealth Shares in exchange for the Imagyn Shares and to consummate the Merger shall have been received.

          (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (f) The aggregate amount of cash required to be paid on account of all Excluded Shares and with respect to any cash payments for fractional Urohealth Shares pursuant to Section 3.4, shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the Urohealth Shares issuable in exchange for Imagyn Shares at the Effective Time.

          (g) Each Company shall have received a letter, dated the Closing Date, of its regularly retained independent auditors, and in form and substance reasonably satisfactory to it to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

     7.2 Conditions to Obligation of Each Company to Effect the Merger. The obligation of each Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by such Company:

          (a) Each of the other Companies shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Companies contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President or an Executive Vice President or a Senior Vice President of each of the other Companies as to the satisfaction of this condition.

          (b) Each Company shall have received an opinion of its outside counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger applicable to such Company will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code and that such Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of each Company, their affiliates and principal shareholders. In addition, each Company shall have received the opinion of its, and the other Companies' respective, outside counsel dated the Closing Date and addressed to itself and all other Companies covering the additional matters set forth in Exhibit 7.2(b).

          (c) Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Companies:

          (a) By mutual written consent of all of the Companies.

          (b) By any Company if the Merger shall not have been consummated on or before September 30, 1997.

          (c) By any Company if there shall have been any material breach of a material obligation of another Company hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

          (d) By any Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

          (e) By any Company upon written notice to the others if any approval of the stockholders of a Company required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

          (f) By Imagyn, if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of Imagyn shall have determined in good faith that in the exercise of its fiduciary duties to the stockholders of Imagyn that Imagyn must pursue such Acquisition Proposal.

     8.2  Effect of Termination.

     In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 6.1(b) hereof and except for Sections 6.10, 8.3, 9.2 and 9.6 hereof which shall survive the termination). Nothing contained in this Section 8.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

     8.3  Cancellation Fee.

     (a) If at any time (i) Imagyn shall have entered into an agreement, including without limitation an agreement in principle, with respect to an Acquisition Proposal other than the Merger contemplated by this Agreement; (ii) Imagyn shall breach any of the provisions of Section 6.2 above or shall recommend or approve an Acquisition Proposal pursuant to Section 6.2; or (iii) any person, entity or group of persons or entities acting in concert shall acquire beneficial ownership of more than fifty percent (50%) of the voting securities of Imagyn as a result of an Acquisition Proposal and, in the case of
(i) or (ii), this Agreement is terminated by Imagyn pursuant to Section 8.1(c),
Section 8.1(e), or Section 8.1(f); then Urohealth shall be entitled to be paid by Imagyn a fee in cash or immediately available funds of Five Million U.S. Dollars ($5,000,000) (the "CANCELLATION FEE").

     (b) Imagyn shall pay to Urohealth the Cancellation Fee provided in Section 8.3(a) above within ten (10) days of written demand therefor by Urohealth. The payment of the Cancellation Fee shall be conditioned on there being no material breach of the obligations of Urohealth and Urohealth Sub hereunder. If Imagyn fails to pay any amount due Urohealth pursuant to this Section 8.3 when due, Imagyn shall pay interest thereon, from the date due until the date paid in full, at the Prime Rate as announced from time to time by Bank of America or any successor thereto (the "PRIME RATE") and shall reimburse Urohealth for all reasonable attorneys' fees and other costs and expenses incurred by Urohealth in collecting such amount from Imagyn.

     (c) Notwithstanding anything herein to the contrary, payment of the Cancellation Fee as provided in subsections (a) and (b) of this Section 8.3 shall constitute full settlement of any and all liabilities and obligations of Imagyn under this Agreement, except for liabilities arising from fraud or intentional misrepresentation with respect to this Agreement by Imagyn and except as provided in subsection (d).

     (d) In the event that either Imagyn or Urohealth terminates this Agreement pursuant to Section 8.1(c) hereof, then the non-terminating party shall pay to the terminating party Two Million U.S. Dollars ($2,000,000) representing full payment of the terminating party's reasonable out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement ("EXPENSE REIMBURSEMENT PAYMENT"); provided, however, that the terminating party shall not be entitled to any Expense Reimbursement Payment pursuant to this
Section 8.3(d) if at the time of termination the non-terminating party also would have been entitled to terminate this Agreement pursuant to Section 8.1(c). In addition, if the stockholders of Urohealth or Imagyn fail to approve the Merger and this Agreement is terminated by Imagyn or Urohealth pursuant to Section 8.1(e), then the party whose stockholders have so failed to approve the Merger shall pay to the other party thereto the Expense Reimbursement Payment; provided, however, that no such Expense Reimbursement Payment shall be due under this sentence if the stockholders of the party which would have otherwise been entitled to such Expense Reimbursement Payment have previously failed to approve the Merger at the stockholders meeting called for that purpose; and provided, further that the Expense Reimbursement Payment shall not be payable in the event that the Cancellation Fee is payable.

     8.4 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of the Companies, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 6.7, 6.9, 6.13, 9.1, 9.6 and 9.7 hereof, and all other agreements of Urohealth, shall survive beyond the Effective Time.

     9.2 Brokers. Urohealth represents and warrants to Imagyn that, except for its financial advisor Piper Jaffray Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Urohealth. Imagyn represents and warrants to Urohealth that, except for its financial advisor Dillon, Read & Co. Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Imagyn.

     9.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Urohealth, to:
          Urohealth Systems, Inc.
          5 Civic Plaza, Suite 100
          Newport Beach, California 92660
          Attention: President and Chief
                    Executive Officer

        with a copy to:
           Morrison & Foerster LLP
           19900 MacArthur Boulevard, Suite 1200
           Irvine, California 92612
           Attention: Robert M. Mattson, Jr., Esq.

        (b) If to Imagyn, to:
           Imagyn Medical, Inc.
           27651 La Paz Road
           Laguna Niguel, California 92677
           Attention: President and Chief
                    Executive Officer

        with a copy to:
           Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, California 94304
           Attention: Christopher D. Mitchell, Esq.

        (c) If to Urohealth Sub to:
          Morrison & Foerster LLP
          19900 MacArthur Boulevard, Suite 1200
          Irvine, California 92612
          Attention: Robert M. Mattson, Jr.

        and with a copy to all other Companies as aforesaid.

     9.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     9.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     9.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     9.10 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient forum.

     9.11 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     9.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

     IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          UROHEALTH SYSTEMS, INC.

                                          By:    /s/ CHARLES A. LAVERTY
                                            ------------------------------------
                                            Name: Charles A. Laverty
                                            Title:  President and
                                                Chief Executive Officer

Attest

       /s/ KEVIN M. HIGGINS
--------------------------------------
Kevin M. Higgins
Secretary

                                          UROHEALTH ACQUISITION CORPORATION

                                          By:    /s/ CHARLES A. LAVERTY
                                            ------------------------------------
                                            Name: Charles A. Laverty
                                            Title:  President and
                                                Chief Executive Officer

Attest

       /s/ KEVIN M. HIGGINS
--------------------------------------
Kevin M. Higgins
Secretary

                                          IMAGYN MEDICAL, INC.

                                          By:     /s/ FRANKLIN D. BROWN
                                            ------------------------------------
                                            Name: Franklin D. Brown
                                            Title:  President and
                                                Chief Executive Officer

Attest

       /s/ J. CASEY MCGLYNN
--------------------------------------
J. Casey McGlynn
Secretary

                                                                      APPENDIX B

                           [PIPER JAFFRAY LETTERHEAD]

July 16, 1997
The Board of Directors
UROHEALTH Systems, Inc.
Five Civic Plaza, Suite 100
Newport Beach, CA 92660

Attention: Charles A. Laverty
        Chairman and Chief Executive Officer

Members of the Board:

     In connection with the proposed transaction ("Transaction") in which UROHEALTH Subsidiary Corporation, a wholly-owned subsidiary of UROHEALTH Systems, Inc. ("UROHEALTH") shall be merged with and into Imagyn Medical Inc. ("Imagyn") and Imagyn shall thereupon be a wholly-owned subsidiary of UROHEALTH, you have requested our opinion as to the fairness, from a financial point of view, to UROHEALTH Systems, Inc. of the proposed aggregate consideration to be paid by UROHEALTH in the Transaction. Under the terms of the Agreement and Plan of Merger (the "Agreement") at the effective time of the Transaction, each issued and outstanding share of Imagyn Common Stock (other than shares held by UROHEALTH or a UROHEALTH subsidiary and Excluded Shares (as such term is defined in the Merger Agreement)) will be exchanged into 1.4000 shares of UROHEALTH Common Stock. The terms and conditions of the Merger, including the cash to be paid in respect of fractional shares and the terms limiting Excluded Shares, are more fully set forth in the Agreement. The Transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will be treated as a pooling-of-interests for accounting purposes.

     Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as exclusive financial advisor to UROHEALTH in connection with the Transaction and will receive a fee for our services which is contingent upon consummation of the Transaction. In addition, we will receive a separate fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. UROHEALTH has also agreed to indemnify us against certain liabilities in connection with our services. Piper Jaffray makes a market in the Common Stock of UROHEALTH and provides research coverage for UROHEALTH. Piper Jaffray acted as co-manager of the public offering of UROHEALTH's Common Stock on November 13, 1996. In addition, Piper Jaffray acted as financial advisor to UROHEALTH in connection with prior acquisition transactions and has received fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may actively trade securities of UROHEALTH for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) an executed copy of the Agreement and Plan of Merger dated April 19, 1997 and a draft copy of Amendment #1 to the Agreement and Plan of Merger, (ii) certain proprietary information related to Imagyn,
(iii) certain publicly available financial and other information relative to Imagyn, (iv) certain internal financial information of Imagyn on a stand-alone basis prepared for financial planning purposes and furnished by the management of Imagyn, (v) to the extent publicly available, the stock price premiums paid and financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Imagyn operates and selected public companies deemed comparable to Imagyn, (vi) certain publicly available information relative to UROHEALTH, (vii) certain internal financial information of UROHEALTH, Imagyn and the combined company, prepared by UROHEALTH management for financial planning purposes and furnished by the management of UROHEALTH, and (viii) certain publicly available financial and securities data of UROHEALTH. We had discussions with members of the management of (a) UROHEALTH concerning the financial condition, current operating results and business outlook for both UROHEALTH and Imagyn on a stand-alone basis and the combined company resulting from the Transaction and UROHEALTH's plans relating to such combined company as well as the amount and timing of the cost savings and related expenses expected to result from the Transaction, and (b) Imagyn concerning the financial condition, current operating results and business outlook for Imagyn and the combined company.

     We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by UROHEALTH, Imagyn or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. Neither UROHEALTH or Imagyn publicly disclosed internal financial information of the type provided to Piper Jaffray in connection with Piper Jaffray's review of the Transaction. Such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure. We have relied upon the assurances of the managements of UROHEALTH and Imagyn that the information provided to us as set forth above by UROHEALTH and Imagyn has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither UROHEALTH nor Imagyn is a party to any pending transaction, including external financial, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business.

     We have assumed that the transactions contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the transaction will be treated as a pooling-of-interests for accounting purposes. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of UROHEALTH or Imagyn, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of UROHEALTH Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is directed to the Board of Directors of UROHEALTH and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the aggregate consideration proposed to be paid by UROHEALTH in the Transaction is fair, from a financial point of view, to UROHEALTH as of the date hereof.

                                          Sincerely,
                                          [SIG]
                                          PIPER JAFFRAY INC.

                                                                      APPENDIX C

                      [DILLON, READ & CO. INC. LETTERHEAD]

July 16, 1997

The Board of Directors
Imagyn Medical, Inc.
27651 La Paz Road
Laguna Niguel, CA 92677

Gentlemen:

     We understand that UROHEALTH Systems, Inc., a Delaware corporation ("UROHEALTH") is undertaking a transaction whereby a wholly-owned subsidiary of UROHEALTH will be merged with and into Imagyn Medical, Inc., a Delaware corporation ("Imagyn"), pursuant to the terms of an Agreement and Plan of Merger and the exhibits thereto, as amended on July 16, 1997 (the "Merger Agreement"), such that Imagyn becomes a wholly-owned subsidiary of UROHEALTH (the "Transaction"). Pursuant to the Transaction, each outstanding share of Imagyn's Common Stock, $0.001 par value (the "Imagyn Common Stock"), shall be converted into 1.4 shares of UROHEALTH Common Stock, $0.001 par value (the "UROHEALTH Common Stock"), (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to whether the Consideration to be received by the holders of Imagyn Common Stock (the "Holders") in the Transaction is fair to such Holders, from a financial point of view.

     Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of Imagyn in connection with the Merger and will receive a fee upon the consummation thereof. In the ordinary course of business, we have traded securities of Imagyn for our own account and for the accounts of our customers and have traded securities of UROHEALTH for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Dillon, Read & Co. Inc. acted as lead manager in Imagyn's initial public offering and received standard and customary fees for such role.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Imagyn and UROHEALTH, (ii) reviewed certain management estimates and company financial forecasts prepared by the managements of Imagyn and UROHEALTH,
(iii) reviewed certain financial information and other data provided to us by Imagyn that is not publicly available relating to the business and prospects of Imagyn, (iv) reviewed certain financial information and other data provided to us by UROHEALTH that is not publicly available relating to the business and prospects of UROHEALTH, (v) conducted discussions with members of the senior managements of Imagyn and UROHEALTH with respect to the operations, financial condition, history and prospects of each company, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Imagyn and UROHEALTH, (vii) considered the pro forma effects of the Transaction on UROHEALTH's financial statements and reviewed certain estimates of synergies prepared by the management of Imagyn, (viii) reviewed the historical market prices and trading volumes of the Imagyn Common Stock and the UROHEALTH Common Stock, (ix) compared the financial terms of the Transaction with the financial terms of certain other transactions which we believe to be generally comparable to the Transaction, (x) reviewed the Merger Agreement, and (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

Imagyn Medical, Inc.
July 16, 1997
Page 2

     In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made or received any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Imagyn and UROHEALTH. With respect to the financial forecasts, pro forma effects and estimates of synergies referred to above, we have assumed, with your consent, that the Imagyn and UROHEALTH company financial forecasts, pro forma information and estimates of synergies have been prepared reasonably on a basis reflecting the best currently available estimates and judgments of the respective managements as to the future financial performance of their respective companies. Further, our opinion is based on economic, monetary, and market conditions existing on the date hereof. Dillon, Read & Co. Inc. was authorized to contact only one alternative potential merger partner; we understand that Imagyn contacted several other companies in an effort to solicit additional third party offers.

     In rendering our opinion, we have assumed, with your consent, that the Transaction will receive pooling-of-interests accounting treatment and will qualify as a tax-free reorganization.

     In rendering this opinion, we are not rendering any opinion as to the value of UROHEALTH or making any recommendation to the Holders with respect to the advisability of disposing of or retaining UROHEALTH Common Stock received in the Transaction. In addition, we are not making any recommendation regarding whether or not it is advisable for Holders to vote in favor of the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Holders in the Transaction is fair to such Holders from a financial point of view.

                                          Very truly yours,

                                          /s/  Dillon, Read & Co. Inc.
                                          Dillon, Read & Co. Inc.

                                                                      APPENDIX D

     ARTICLE III, SECTION 1 OF THE BYLAWS OF THIS CORPORATION IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:

     "Section 1. Number and Term of Office. The number of directors of the corporation shall not be less than three (3) nor more than fifteen (15) until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 1 duly adopted by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this Section 1, by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the corporation has been fixed at nine (9).

     The directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as the then total number of directors permits. At the 1997 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term which shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right to vote separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Bylaws applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 1 unless expressly provided by such terms.

     With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3 of this Article III, the directors shall be elected by a plurality vote of shares represented in person or by proxy, at the stockholders annual meeting each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting for the years in which their terms expire and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon as thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws."

     SECTION 4(B) OF THE BYLAWS OF THIS CORPORATION IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS FOLLOWS:

     "(b) At a special meeting of stockholders called for the purpose in the manner hereinabove provided, the Board of Directors, or any individual director, may be removed from office only for cause and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors."

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") which provides for indemnification of directors and officers in certain circumstances.

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director of the Company except for liability (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (unlawful payment of dividends), or (iv) for any transaction from which such director derived an improper personal benefit.

     The Company is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director of officer of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights or indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by law.

     The Registrant has entered into agreements with certain directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts to the fullest extent permitted by law incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted honestly and in good faith with a view to the best interests of the corporation.

     There are directors, and officers' liability insurance policies presently in force insuring directors and officers of the Registrant and its subsidiaries.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
    2.1         Agreement and Plan of Merger, dated April 19, 1997, among the Company, Urohealth
                Acquisition Corporation and Imagyn Medical, Inc. Incorporated by reference to
                Exhibit 2.1 of the Company's Annual Report on Form 10-K for the year ended March
                31, 1997 (the "1997 Form 10-K").
    2.2         Agreement and Plan of Merger, dated March 11, 1997 among Urohealth Systems,
                Inc., Urohealth, Inc. (California) and Microsurge, Inc. Incorporated by
                reference to Exhibit 2.0 of the Company's Current Report on Form 8-K dated April
                14, 1997.
    2.3         Agreement and Plan of Merger, dated February 28, 1997, among Urohealth Systems,
                Inc., Urohealth, Inc. (California) and X-Cardia Corporation. Incorporated by
                reference to Exhibit 2 of the Company's Current Report on Form 8-K dated March
                14, 1997.
    2.4         Agreement and Plan of Merger, dated July 5, 1996, among Urohealth Systems, Inc.,
                Urohealth, Inc. (California) and Richard-Allan Medical Industries, Inc.
                Incorporated by reference to Exhibit 2.3 of the Company's Current Report on Form
                8-K dated July 1, 1996.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
    3.1         Certificate of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 of the Company's Form S-3 Registration Statement No.
                333-12723 ("Form S-3 Registration Statement No. 333- 12723").
    3.2         Bylaws of the Company. Incorporated by reference to Exhibit 3.2 of the Company's
                Annual Report on Form 10-K for the year ended June 30, 1995 (the "1995 Form
                10-K").
    4.1         Rights Agreement. Incorporated by reference to Exhibit 4.1 to the Company's
                Current Report on Form 8-K dated May 20, 1993 (the "May 20, 1993 Form 8-K").
    4.2         Form of Rights Certificate. Incorporated by reference to Exhibit 4.2 to the May
                20, 1993 Form 8-K.
    4.3         Form of Certificate for Common Stock of the Company. Incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the transition period ended March 31, 1996 (the "1996 Form 10-K").
    4.4         Indenture, dated April 10, 1997, among Urohealth Systems, Inc., the Guarantors named therein and The Bank of New York, as trustee. Incorporated by reference to
                Exhibit 4.1 of the Company's Current Report on Form 8-K, dated April 28, 1997
                (the "April 28, 1997 Form 8-K").
    4.5         Registration Rights Agreement, dated April 10, 1997, among Urohealth Systems,
                Inc., the Guarantors named therein and the Initial Purchaser. Incorporated by reference to Exhibit 4.3 of the April 28, 1997 Form 8-K.
    4.6         Warrant Agreement, dated April 10, 1997, between Urohealth Systems, Inc. and The
                Bank of New York, as warrant agent. Incorporated by reference to Exhibit 4.4 of the Company's April 28, 1997 Form 8-K.
    4.7         Warrant Registration Rights Agreement, dated April 10, 1997, between Urohealth
                Systems, Inc. and Bear Stearns & Co., as initial purchaser. Incorporated by reference to Exhibit 4.5 to the Company's April 28, 1997 Form 8-K.
    4.8         Indenture, dated May 13, 1996, between Urohealth Systems, Inc. and Bankers Trust
                Company, as trustee. Incorporated by reference to Exhibit 10.55 of the Company's
                1996 Form 10-K.
    4.9         Debenture Registration Rights Agreement, dated May 13, 1996, between Urohealth
                Systems, Inc. and the Investors identified therein. Incorporated by reference to
                Exhibit 10.56 of the Company's 1996 Form 10-K.
    4.10        Warrant Agreement, dated May 13, 1996, between Urohealth Systems, Inc. and
                Bankers Trust Company, as warrant agent. Incorporated by reference to Exhibit
                10.57 of the Company's 1996 Form 10-K.
    5.1         Opinion of Morrison & Foerster regarding issuance of the shares in the Merger.**
    8.1         Tax opinion of Morrison & Foerster regarding the Merger.**
    8.2         Tax opinion of Wilson, Sonsini, Goodrich & Rosati regarding the Merger.**
   10.1         Amended and Restated Credit Agreement, dated April 10, 1997, between Urohealth
                Systems, Inc. and Banque Indosuez, as agent for the banks named therein.
                Incorporated by reference to Exhibit 10.1 of the Company's April 28, 1997 Form
                8-K.
   10.2         Purchase Agreement, dated April 3, 1997, between Urohealth Systems, Inc. and
                Bear, Stearns & Co., as initial purchaser of the Company's 12 1/2% Senior
                Subordinated Notes due 2004. Incorporated by reference to Exhibit 4.2 of the
                Company's April 28, 1997 Form 8-K.
   10.3         Securities Purchase Agreement, dated May 3, 1996, among Urohealth Systems, Inc.
                and the Investors identified therein, relating to the sale of the Company's
                8.75% Convertible Subordinated Debentures due 2006. Incorporated by reference to
                Exhibit 10.52 of the Company's 1996 Form 10-K.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
   10.4         Registration Rights Agreement, dated May 13, 1996, among Urohealth Systems, Inc.
                and the stockholders identified therein. Incorporated by reference to Exhibit
                10.53 of the Company's 1996 Form 10-K.
   10.5         Conversion Agreement, dated May 10, 1996, between Urohealth Systems, Inc. and
                FoxMeyer Corporation. Incorporated by reference to Exhibit 10.49 of the
                Company's 1996 Form 10-K.
   10.6         Warrant to Purchase Common Stock of Urohealth Systems, Inc. issued to FoxMeyer
                Corporation entitling the holder to purchase 800,000 shares of Common Stock of the Company at $6.875 per share. Incorporated by reference to Exhibit 10.50 of the Company's 1996 Form 10-K.
   10.7         Warrant to Purchase Common Stock of Urohealth Systems, Inc. issued to FoxMeyer
                Corporation entitling the holder to purchase 250,000 shares of Common Stock of the Company at $10.00 per share. Incorporated by reference to Exhibit 10.51 of the Company's 1996 Form 10-K.
   10.8         Warrant issued to Banque Indosuez, New York Branch, on November 12, 1995, to
                purchase 366,667 shares of Common Stock of the Company at an exercise price of
                $9.15 per share, subject to adjustment, expiring November 22, 2000. Incorporated by reference to Exhibit 10.16 of the Company's Quarterly Report on Form 10-Q for
                the period ended December 31, 1995.
   10.9         Warrant issued to Silicon Valley Bank on October 19, 1995 to purchase 50,000 shares of Common Stock of the Company at an exercise price of $10.50 per share.
                Incorporated by reference to Exhibit 10.29 of the Company's Registration
                Statement on Form S-4 (No. 33-99976).
   10.10        Warrant issued to Silicon Valley Bank on April 25, 1995 to purchase 16,667 shares of Common Stock of the Company at an exercise price of $6.00 per share.
                Incorporated by reference to Exhibit 10.7 of the Company's Quarterly Report on
                Form 10-Q for the period ended March 31, 1995.
   10.11        Registration Rights Agreement, dated October 19, 1995, between Urohealth
                Systems, Inc. and Silicon Valley Bank. Incorporated by reference to Exhibit
                10.30 of the Company's Registration Statement on Form S-4 (No. 33-99976).
   10.12        Antidilution Agreement, dated October 19, 1995, between Urohealth Systems, Inc.
                and Silicon Valley Bank. Incorporated by reference to Exhibit 10.31 of the
                Company's Registration Statement on Form S-4 (No. 33-99976).
   10.13        Promissory Note, dated November 27, 1996, from Charles A. Laverty in favor of
                Urohealth Systems, Inc. Incorporated by reference to Exhibit 10.13 of the
                Company's 1997 Form 10-K.
   10.14        Commercial Lease, dated February 1, 1995, between Urohealth Systems, Inc. and
                Osbon Partnership relating to urology division operations in Augusta, Georgia.
                Incorporated by reference to Exhibit 10.12 of the Company's Quarterly Report on
                Form 10-Q for the period ended December 31, 1995.
   10.15        Office Space Lease, dated January 27, 1996, between Urohealth Systems, Inc. and
                The Irvine Company with respect to the corporate offices of the Company in
                Newport Beach, California. Incorporated by reference to Exhibit 10.58 of the
                Company's 1996 Form 10-K.
   10.16        First Amendment to Lease, dated April 25, 1997, between Urohealth Systems, Inc.
                and The Irvine Company. Incorporated by reference to Exhibit 10.16 of the
                Company's 1997 Form 10-K.
   10.17        Standard Industrial/Commercial Single Tenant Lease, dated December 6, 1993 between a wholly-owned subsidiary of the Company and Redhill-Fischer Business
                Park relating to Costa Mesa manufacturing facility. Incorporated by reference to
                Exhibit 19 of the Company's Quarterly Report on Form 10-Q for the period ended
                December 31, 1993.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
   10.18        Urohealth 1994 Stock Incentive Plan, as amended through August 9, 1996.*
                Incorporated by reference to Exhibit 10.18 of the Company's 1997 Form 10-K.
   10.19        1996 Directors' Stock Incentive Plan.* Incorporated by reference to Exhibit
                10.19 of the Company's 1997 Form 10-K.
   10.20        Non-Employee Directors Stock Option Plan, as amended on December 29, 1995.*
                Incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on
                Form 10-Q for the period ended December 31, 1995.
   10.21        1992 Employee Stock Option Plan. * Incorporated by reference to Exhibit 4 of the
                Company's Registration Statement on Form S-8 (No. 33-59916).
   10.22        1992 Stock Plan of Advanced Surgical, Inc.* Incorporated by reference to Exhibit
                10.3 of the Company's Quarterly Report on Form 10-Q for the period ended
                December 31, 1995.
   10.23        Amended and Restated Employment Agreement, dated April 1, 1996, between
                Urohealth Systems, Inc. and Charles A. Laverty.* Incorporated by reference to
                Exhibit 10.7 of the Company's 1996 Form 10-K.
   10.24        Employment Agreement, dated November 30, 1995, between Urohealth Systems, Inc.
                and M. Cassandra Hoag.* Incorporated by reference to Exhibit 10.8 of the
                Company's 1996 Form 10-K.
   10.25        Employment Agreement, effective as of November 30, 1995, between Urohealth
                Systems, Inc. and Bruce A. Hazuka.* Incorporated by reference to Exhibit 10.9 of the Company's Quarterly Report on Form 10-Q for the period ended December 31,
                1995.
   10.26        Employment Agreement, effective as of November 30, 1995, between Urohealth
                Systems, Inc. and Kevin M. Higgins.* Incorporated by reference to Exhibit 10.10 of the Company's Quarterly Report on Form 10-Q for the period ended December 31,
                1995.
   10.27        Employment Agreement, dated August 14, 1996, between Urohealth Systems, Inc. and
                Richard Kindberg.* Incorporated by reference to Exhibit 10.28 of the Company's
                1997 Form 10-K.
   10.28        Employment Agreement, dated January 2, 1996, between Urohealth Systems, Inc. and
                Michael Schuler.* Incorporated by reference to Exhibit 10.29 of the Company's
                1997 Form 10-K.
   10.29        Employment Agreement, dated September 29, 1995, between Urohealth Systems, Inc.
                and Paul E. Petersen, Jr.* Incorporated by reference to Exhibit 10.30 of the
                Company's 1997 Form 10-K.
   10.30        Employment Agreement, dated August 14, 1996, between Urohealth Systems, Inc. and
                Richard Newhauser. Incorporated by reference to Exhibit 10.31 of the Company's
                1997 Form 10-K.
   10.31        Consulting Agreement, dated August 14, 1996, between Urohealth Systems, Inc. and
                Richard Newhauser. Incorporated by reference to Exhibit 10.32 of the Company's
                1997 Form 10-K.
   10.32        Purchase Money Secured Promissory Note, dated August 15, 1996, of Urohealth
                Systems, Inc., as amended, in favor of Newhauser Associates. Incorporated by reference to Exhibit 10.33 of the Company's 1997 Form 10-K.
   10.33        Promissory Note, dated April 2, 1997, between Charles A. Laverty and Urohealth
                Systems, Inc. Incorporated by reference to Exhibit 10.35 of the Company's 1997
                Form 10-K.
   21.1         Subsidiaries. Incorporated by reference to Exhibit 21.1 of the Company's 1997
                Form 10-K.
   23.1         Consent of Ernst & Young LLP
   23.2         Consent of Ernst & Young LLP
   23.3         Consent of Ernst & Young LLP
   23.4         Consent of Coopers & Lybrand L.L.P.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
   23.5         Consent of KPMG Peat Marwick LLP
   23.6         Consent of Coopers & Lybrand L.L.P.
   23.7         Consent of Morrison & Foerster LLP re: legal matters (included in Exhibit
                5.1).**
   23.8         Consent of Morrison & Foerster LLP re: tax matters (included in Exhibit 8.1).**
   23.9         Consent of Wilson, Sonsini, Goodrich & Rosati LLP (included in Exhibit 8.2).**
   24.1         Power of Attorney (included on page II-6).

---------------

 * Management or compensatory plan

** To be filed by amendment

     (b) Financial Statement Schedules.

        Schedule II Consolidated Valuation Accounts and Accountant's Reports
        thereon                                                              S-1

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California on August 20, 1997.

                                          UROHEALTH SYSTEMS, INC.

                                          By:    /s/ CHARLES A. LAVERTY

                                            ------------------------------------
                                            Charles A. Laverty
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Charles A. Laverty and Kevin M. Higgins, jointly and severally, as attorneys-in-fact and agents, each acting alone, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and exhibits and other documents in connection therewith, with Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  -------------------------------  ----------------
           /s/ CHARLES A. LAVERTY              Chairman of the Board and         August 20, 1997
---------------------------------------------  Chief Executive Officer
             Charles A. Laverty                (Principal Executive Officer)
            /s/ JOSEPH T. ARTINO               Assistant Treasurer               August 20, 1997
---------------------------------------------  (Acting Principal Financial
              Joseph T. Artino                 Officer and Acting Principal
                                               Accounting Officer)

             /s/ ABBEY J. BUTLER               Director                          August 20, 1997
---------------------------------------------
               Abbey J. Butler

             /s/ JOHN CHAMBERLIN               Director                          August 20, 1997
---------------------------------------------
               John Chamberlin

            /s/ ROBERT N. ELKINS               Director                          August 20, 1997
---------------------------------------------
              Robert N. Elkins

            /s/ MELVYN J. ESTRIN               Director                          August 20, 1997
---------------------------------------------
              Melvyn J. Estrin

                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------  -------------------------------  ----------------

             /s/ C. SAGE GIVENS                Director                          August 20, 1997
---------------------------------------------
               C. Sage Givens

            /s/ LAWRENCE GOELMAN               Director                          August 20, 1997
---------------------------------------------
              Lawrence Goelman

            /s/ MICHAEL S. GROSS               Director                          August 20, 1997
---------------------------------------------
              Michael S. Gross

          /s/ RICHARD R. NEWHAUSER             Director                          August 20, 1997
---------------------------------------------
            Richard R. Newhauser

           /s/ FRANCIS J. TEDESCO              Director                           August 4, 1997
---------------------------------------------
             Francis J. Tedesco

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of Urohealth Systems, Inc. as of March 31, 1996 and 1997, and for the year ended June 30, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997, and have issued our report thereon dated July 8, 1997 (included in the Joint Proxy Statement of Urohealth Systems, Inc. and Imagyn Medical Inc., which is referred to and made a part of this Prospectus and Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. We did not audit the financial statements of Microsurge, Inc., a wholly owned subsidiary, as of March 31, 1996 and 1997 and for the year ended December 31, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997 and of Ducomed Corporation, a wholly owned subsidiary, for the year ended June 24, 1995, which statements reflect total assets constituting 16.5% and 3.9% of consolidated total assets as of March 31, 1996 and 1997, respectively, and net sales constituting 27% and 8% and 8% of consolidated net sales for the year ended June 30, 1995, the nine months ended March 31, 1996 and the year ended March 31, 1997, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included in the consolidated financial statements for such entities, is based solely on the reports of other auditors.

     In our opinion, based on our audits and the reports of other auditors, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                 /s/ ERNST & YOUNG LLP

Orange County, California
July 8, 1997

                            UROHEALTH SYSTEMS, INC.

                                  SCHEDULE II
                        CONSOLIDATED VALUATION ACCOUNTS

                                              BALANCE AT
                                              BEGINNING                                           BALANCE AT
                DESCRIPTION                   OF PERIOD    ADDITIONS   ACQUISITION  WRITE OFFS   END OF PERIOD
--------------------------------------------  ----------   ---------   ----------   ----------   -------------
Year ended June 30, 1995:
     Allowance for doubtful accounts........    $  506      $   134       $ --        $  (22)       $   618
     Reserve for inventory obsolescence.....        --          422         --           (31)           391
                                                ------       ------       ----         -----         ------
          Total.............................    $  506      $   556       $ --        $  (53)       $ 1,009
                                                ======       ======       ====         =====         ======
Nine month period ended March 31, 1996:
     Allowance for doubtful accounts........    $  618      $ 1,126       $ --        $   --        $ 1,744
     Reserve for inventory obsolescence.....       391        1,320         --           (46)         1,665
                                                ------       ------       ----         -----         ------
          Total.............................    $1,009      $ 2,446       $ --        $  (46)       $ 3,409
                                                ======       ======       ====         =====         ======
Year ended March 31, 1997:
     Allowance for doubtful accounts........    $1,744      $    82       $232        $ (162)       $ 1,896
     Reserve for inventory obsolescence.....     1,665          157        451          (679)         1,594
                                                ------       ------       ----         -----         ------
          Total.............................    $3,409      $   239       $683        $ (841)       $ 3,490
                                                ======       ======       ====         =====         ======

                                 EXHIBIT INDEX

                                                                                           PAGE
EXHIBIT NO.                                   DESCRIPTION                                 NUMBER
-----------     ------------------------------------------------------------------------  ------
    2.1         Agreement and Plan of Merger, dated April 19, 1997, among the Company,
                Urohealth Acquisition Corporation and Imagyn Medical, Inc. Incorporated
                by reference to Exhibit 2.1 of the Company's Annual Report on Form 10-K
                for the year ended March 31, 1997 (the "1997 Form 10-K")................
    2.2         Agreement and Plan of Merger, dated March 11, 1997 among Urohealth
                Systems, Inc., Urohealth, Inc. (California) and Microsurge, Inc.
                Incorporated by reference to Exhibit 2.0 of the Company's Current Report on Form 8-K dated April 14, 1997........................................
    2.3         Agreement and Plan of Merger, dated February 28, 1997, among Urohealth
                Systems, Inc., Urohealth, Inc. (California) and X-Cardia Corporation.
                Incorporated by reference to Exhibit 2 of the Company's Current Report on Form 8-K dated March 14, 1997........................................
    2.4         Agreement and Plan of Merger, dated July 5, 1996, among Urohealth
                Systems, Inc., Urohealth, Inc. (California) and Richard-Allan Medical
                Industries, Inc. Incorporated by reference to Exhibit 2.3 of the
                Company's Current Report on Form 8-K dated July 1, 1996.................
    3.1         Certificate of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 of the Company's Form S-3 Registration
                Statement No. 333-12723 ("Form S-3 Registration Statement No.
                333-12723").............................................................
    3.2         Bylaws of the Company. Incorporated by reference to Exhibit 3.2 of the
                Company's Annual Report on Form 10-K for the year ended June 30, 1995
                (the "1995 Form 10-K")..................................................
    4.1         Rights Agreement. Incorporated by reference to Exhibit 4.1 to the
                Company's Current Report on Form 8-K dated May 20, 1993 (the "May 20,
                1993 Form 8-K").........................................................
    4.2         Form of Rights Certificate. Incorporated by reference to Exhibit 4.2 to the May 20, 1993 Form 8-K...............................................
    4.3         Form of Certificate for Common Stock of the Company. Incorporated by
                reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for
                the transition period ended March 31, 1996 (the "1996 Form 10-K").......
    4.4         Indenture, dated April 10, 1997, among Urohealth Systems, Inc., the
                Guarantors named therein and The Bank of New York, as trustee.
                Incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated April 28, 1997 (the "April 28, 1997 Form 8-K").......
    4.5         Registration Rights Agreement, dated April 10, 1997, among Urohealth
                Systems, Inc., the Guarantors named therein and the Initial Purchaser.
                Incorporated by reference to Exhibit 4.3 of the April 28, 1997 Form
                8-K.....................................................................
    4.6         Warrant Agreement, dated April 10, 1997, between Urohealth Systems, Inc.
                and The Bank of New York, as warrant agent. Incorporated by reference to
                Exhibit 4.4 of the Company's April 28, 1997 Form 8-K....................
    4.7         Warrant Registration Rights Agreement, dated April 10, 1997, between
                Urohealth Systems, Inc. and Bear Stearns & Co., as initial purchaser.
                Incorporated by reference to Exhibit 4.5 to the Company's April 28, 1997
                Form 8-K................................................................
    4.8         Indenture, dated May 13, 1996, between Urohealth Systems, Inc. and
                Bankers Trust Company, as trustee. Incorporated by reference to Exhibit
                10.55 of the Company's 1996 Form 10-K...................................

                                                                                           PAGE
EXHIBIT NO.                                   DESCRIPTION                                 NUMBER
-----------     ------------------------------------------------------------------------  ------
    4.9         Debenture Registration Rights Agreement, dated May 13, 1996, between
                Urohealth Systems, Inc. and the Investors identified therein.
                Incorporated by reference to Exhibit 10.56 of the Company's 1996 Form
                10-K....................................................................
    4.10        Warrant Agreement, dated May 13, 1996, between Urohealth Systems, Inc.
                and Bankers Trust Company, as warrant agent. Incorporated by reference to Exhibit 10.57 of the Company's 1996 Form 10-K........................
    5.1         Opinion of Morrison & Foerster regarding issuance of the shares in the
                Merger**................................................................
    8.1         Tax opinion of Morrison & Foerster regarding the Merger**...............
    8.2         Tax opinion of Wilson, Sonsini, Goodrich & Rosati regarding the
                Merger**................................................................
   10.1         Amended and Restated Credit Agreement, dated April 10, 1997, between
                Urohealth Systems, Inc. and Banque Indosuez, as agent for the banks named therein. Incorporated by reference to Exhibit 10.1 of the
                Company's April 28, 1997 Form 8-K.......................................
   10.2         Purchase Agreement, dated April 3, 1997, between Urohealth Systems, Inc.
                and Bear, Stearns & Co., as initial purchaser of the Company's 12 1/2%
                Senior Subordinated Notes due 2004. Incorporated by reference to Exhibit
                4.2 of the Company's April 28, 1997 Form 8-K............................
   10.3         Securities Purchase Agreement, dated May 3, 1996, among Urohealth
                Systems, Inc. and the Investors identified therein, relating to the sale of the Company's 8.75% Convertible Subordinated Debentures due 2006.
                Incorporated by reference to Exhibit 10.52 of the Company's 1996 Form
                10-K....................................................................
   10.4         Registration Rights Agreement, dated May 13, 1996, among Urohealth
                Systems, Inc. and the stockholders identified therein. Incorporated by reference to Exhibit 10.53 of the Company's 1996 Form 10-K..............
   10.5         Conversion Agreement, dated May 10, 1996, between Urohealth Systems,
                Inc. and FoxMeyer Corporation. Incorporated by reference to Exhibit
                10.49 of the Company's 1996 Form 10-K...................................
   10.6         Warrant to Purchase Common Stock of Urohealth Systems, Inc. issued to
                FoxMeyer Corporation entitling the holder to purchase 800,000 shares of
                Common Stock of the Company at $6.875 per share. Incorporated by reference to Exhibit 10.50 of the Company's 1996 Form 10-K..............
   10.7         Warrant to Purchase Common Stock of Urohealth Systems, Inc. issued to
                FoxMeyer Corporation entitling the holder to purchase 250,000 shares of
                Common Stock of the Company at $10.00 per share. Incorporated by reference to Exhibit 10.51 of the Company's 1996 Form 10-K..............
   10.8         Warrant issued to Banque Indosuez, New York Branch, on November 12,
                1995, to purchase 366,667 shares of Common Stock of the Company at an exercise price of $9.15 per share, subject to adjustment, expiring
                November 22, 2000. Incorporated by reference to Exhibit 10.16 of the
                Company's Quarterly Report on Form 10-Q for the period ended December
                31, 1995................................................................
   10.9         Warrant issued to Silicon Valley Bank on October 19, 1995 to purchase
                50,000 shares of Common Stock of the Company at an exercise price of
                $10.50 per share. Incorporated by reference to Exhibit 10.29 of the
                Company's Registration Statement on Form S-4 (No. 33-99976).............
   10.10        Warrant issued to Silicon Valley Bank on April 25, 1995 to purchase
                16,667 shares of Common Stock of the Company at an exercise price of
                $6.00 per share. Incorporated by reference to Exhibit 10.7 of the
                Company's Quarterly Report on Form 10-Q for the period ended March 31,
                1995....................................................................

                                                                                           PAGE
EXHIBIT NO.                                   DESCRIPTION                                 NUMBER
-----------     ------------------------------------------------------------------------  ------
   10.11        Registration Rights Agreement, dated October 19, 1995, between Urohealth
                Systems, Inc. and Silicon Valley Bank. Incorporated by reference to
                Exhibit 10.30 of the Company's Registration Statement on Form S-4 (No.
                33-99976)...............................................................
   10.12        Antidilution Agreement, dated October 19, 1995, between Urohealth
                Systems, Inc. and Silicon Valley Bank. Incorporated by reference to
                Exhibit 10.31 of the Company's Registration Statement on Form S-4 (No.
                33-99976)...............................................................
   10.13        Promissory Note, dated November 27, 1996, from Charles A. Laverty in favor of Urohealth Systems, Inc. Incorporated by reference to Exhibit
                10.13 of the Company's 1997 Form 10-K...................................
   10.14        Commercial Lease, dated February 1, 1995, between Urohealth Systems,
                Inc. and Osbon Partnership relating to urology division operations in
                Augusta, Georgia. Incorporated by reference to Exhibit 10.12 of the
                Company's Quarterly Report on Form 10-Q for the period ended December
                31, 1995................................................................
   10.15        Office Space Lease, dated January 27, 1996, between Urohealth Systems,
                Inc. and The Irvine Company with respect to the corporate offices of the
                Company in Newport Beach, California. Incorporated by reference to
                Exhibit 10.58 of the Company's 1996 Form 10-K...........................
   10.16        First Amendment to Lease, dated April 25, 1997, between Urohealth
                Systems, Inc. and The Irvine Company. Incorporated by reference to
                Exhibit 10.16 of the Company's 1997 Form 10-K...........................
   10.17        Standard Industrial/Commercial Single Tenant Lease, dated December 6,
                1993 between a wholly-owned subsidiary of the Company and
                Redhill-Fischer Business Park relating to Costa Mesa manufacturing facility. Incorporated by reference to Exhibit 19 of the Company's
                Quarterly Report on Form 10-Q for the period ended December 31, 1993....
   10.18        Urohealth 1994 Stock Incentive Plan, as amended through August 9, 1996.*
                Incorporated by reference to Exhibit 10.18 of the Company's 1997 Form
                10-K....................................................................
   10.19        1996 Directors' Stock Incentive Plan.* Incorporated by reference to
                Exhibit 10.19 of the Company's 1997 Form 10-K...........................
   10.20        Non-Employee Directors Stock Option Plan, as amended on December 29,
                1995.* Incorporated by reference to Exhibit 10.2 of the Company's
                Quarterly Report on Form 10-Q for the period ended December 31, 1995....
   10.21        1992 Employee Stock Option Plan. * Incorporated by reference to Exhibit
                4 of the Company's Registration Statement on Form S-8 (No. 33-59916)....
   10.22        1992 Stock Plan of Advanced Surgical, Inc.* Incorporated by reference to
                Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the
                period ended December 31, 1995..........................................
   10.23        Amended and Restated Employment Agreement, dated April 1, 1996, between
                Urohealth Systems, Inc. and Charles A. Laverty.* Incorporated by
                reference to Exhibit 10.7 of the Company's 1996 Form 10-K...............
   10.24        Employment Agreement, dated November 30, 1995, between Urohealth
                Systems, Inc. and M. Cassandra Hoag.* Incorporated by reference to
                Exhibit 10.8 of the Company's 1996 Form 10-K............................
   10.25        Employment Agreement, effective as of November 30, 1995, between
                Urohealth Systems, Inc. and Bruce A. Hazuka.* Incorporated by reference to Exhibit 10.9 of the Company's Quarterly Report on Form 10-Q for the
                period ended December 31, 1995..........................................

                                                                                           PAGE
EXHIBIT NO.                                   DESCRIPTION                                 NUMBER
-----------     ------------------------------------------------------------------------  ------
   10.26        Employment Agreement, effective as of November 30, 1995, between
                Urohealth Systems, Inc. and Kevin M. Higgins.* Incorporated by reference to Exhibit 10.10 of the Company's Quarterly Report on Form 10-Q for the
                period ended December 31, 1995..........................................
   10.27        Employment Agreement, dated August 14, 1996, between Urohealth Systems,
                Inc. and Richard Kindberg.* Incorporated by reference to Exhibit 10.28 of the Company's 1997 Form 10-K.........................................
   10.28        Employment Agreement, dated January 2, 1996, between Urohealth Systems,
                Inc. and Michael Schuler.* Incorporated by reference to Exhibit 10.29 of the Company's 1997 Form 10-K............................................
   10.29        Employment Agreement, dated September 29, 1995, between Urohealth
                Systems, Inc. and Paul E. Petersen, Jr.* Incorporated by reference to
                Exhibit 10.30 of the Company's 1997 Form 10-K...........................
   10.30        Employment Agreement, dated August 14, 1996, between Urohealth Systems,
                Inc. and Richard Newhauser. Incorporated by reference to Exhibit 10.31 of the Company's 1997 Form 10-K.........................................
   10.31        Consulting Agreement, dated August 14, 1996, between Urohealth Systems,
                Inc. and Richard Newhauser. Incorporated by reference to Exhibit 10.32 of the Company's 1997 Form 10-K.........................................
   10.32        Purchase Money Secured Promissory Note, dated August 15, 1996, of
                Urohealth Systems, Inc., as amended, in favor of Newhauser Associates.
                Incorporated by reference to Exhibit 10.33 of the Company's 1997 Form
                10-K....................................................................
   10.33        Promissory Note, dated April 2, 1997, between Charles A. Laverty and
                Urohealth Systems, Inc. Incorporated by reference to Exhibit 10.35 of the Company's 1997 Form 10-K............................................
   21.1         Subsidiaries. Incorporated by reference to Exhibit 21.1 of the Company's
                1997 Form 10-K..........................................................
   23.1         Consent of Ernst & Young LLP............................................
   23.2         Consent of Ernst & Young LLP............................................
   23.3         Consent of Ernst & Young LLP............................................
   23.4         Consent of Coopers & Lybrand L.L.P. ....................................
   23.5         Consent of KPMG Peat Marwick LLP........................................
   23.6         Consent of Coopers & Lybrand L.L.P. ....................................
   23.7         Consent of Morrison & Foerster LLP re: legal matters (included in
                Exhibit 5.1)**..........................................................
   23.8         Consent of Morrison & Foerster LLP re: tax matters (included in Exhibit
                8.1)**..................................................................
   23.9         Consent of Wilson, Sonsini, Goodrich & Rosati LLP (included in Exhibit
                8.2)**..................................................................
   24.1         Power of Attorney (included on page II-6)...............................

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 * Management or compensatory plan

** To be filed by amendment.